Exhibit 10.1

Execution Version

AMENDED AND RESTATED

TRANSACTION SUPPORT AGREEMENT

This AMENDED AND RESTATED TRANSACTION SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time, this “Agreement”) dated December 8, 2019 amends, restates, supersedes, and replaces in its entirety the Transaction Support Agreement dated December 2, 2019 (the “Original RSA”) and is entered into by and among:

(a)

Chinos Holdings, Inc. (“Holdings”), Chinos Intermediate Holdings A, Inc. (“Chinos A”), Chinos Intermediate Holdings B, Inc. (“Chinos B”), J. Crew Group, Inc. (“Group, Inc.”), J. Crew Operating Corp., and J. Crew Inc. (collectively, the “Company”), each, a Delaware corporation or limited liability company, as applicable;

(b)	the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders (such undersigned parties, collectively, the “Initial Consenting Support Parties”), of:

i.

term loans (the “Term Loans”) under the Amended and Restated Credit Agreement, dated March 5, 2014 (as amended, the “Term Loan Agreement”), among Group, Inc., Chinos B, the lenders party thereto (the “Term Lenders”), and Wilmington Savings Fund Society, FSB as successor administrative agent;

ii.

13.00% Senior Secured Notes due 2021 (the “IPCo Exchange Notes”) and 13.00% Senior Secured New Money Notes due 2021 (the “IPCo Private Placement Notes” and together with the IPCo Exchange Notes, the “IPCo Notes”) issued by J.Crew Brand Corp. and J. Crew Brand, LLC (“Brand”) under the two Indentures dated July 13, 2017 (the “IPCo Indentures”) to which U.S. Bank National Association acts as collateral agents and indenture trustees (the “IPCo Trustees”) for holders of IPCo Notes (the “IPCo Noteholders”);

iii.	Series A Preferred Stock issued by Holdings (the “Series A Preferred Stock”); and/or

iv.	common stock issued by Holdings (the “Common Stock”); and

(c)

TPG Chinos, L.P. and TPG Chinos Co-Invest, L.P. (together, “TPG”); and Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., LGP Chino Coinvest LLC (collectively, “LGP” and together with TPG, the “Sponsors”), in their respective capacities as Term Lenders, holders of Series B Preferred Stock issued by Holdings (the “Series B Preferred Stock”), and holders of Common Stock, as applicable.

The Company, each Consenting Support Party (as defined below), and each Sponsor are collectively referred to herein as the “Parties” and each, individually as a “Party”.

WHEREAS, on December 2, 2019 the Parties entered into the Original RSA and desire to amend the Original RSA;

WHEREAS, the Parties have agreed to consummate, support, and consent to (as applicable) a series of transactions (the “Transaction”) on the Closing Date (as defined below) on the terms set forth in the term sheet attached hereto as Exhibit A (the “Transaction Term Sheet”) involving, among other things:

(a)

formation of Chinos SPV LLC (“Chinos SPV”), a limited liability company, to be operated and managed pursuant to an operating agreement in the form attached hereto as Exhibit B (the “SPV Operating Agreement”);

(b)

an exchange (the “Term Loan Exchange”) of a portion of outstanding Term Loans (the “Exchanged Term Loans”) pursuant to the Master Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Exchange Agreement”) for (i) new A-1 senior secured loans (the “New SPV A-1 Senior Secured Loans”) which will be governed by a credit agreement consistent with the term sheet attached hereto as Exhibit D (such term sheet, the “SPV A-Loans Term Sheet” and such credit agreement, the “A-1 Credit Agreement”) and secured in accordance with the terms of the SPV Security Documents (as defined below) and (ii) with respect to Term Lenders that have executed this Agreement or a valid Joinder Agreement (as defined below) by December 13, 2019 (as such period may be extended by agreement of the Company, the Initial Consenting Support Parties, and the Sponsors as provided herein) in accordance with this Agreement, TSA Exchange Equity (as defined below) issued pursuant to an equity subscription agreement in the form attached hereto as Exhibit E (the “SPV Subscription Agreement”);

(c)

the making by the Sponsors, their affiliates, or their designees (collectively, the “Commitment Parties”) on a several and not joint basis of New SPV A-1 Senior Secured Loans, new A-2 senior secured loans (the “New SPV A-2 Senior Secured Loans”) borrowed by Chinos SPV pursuant to a credit agreement consistent with the SPV A-Loans Term Sheet (such credit agreement, the “A-2 Credit Agreement”), and new common units issued by Chinos SPV (the “New SPV Common Units”) to be allocated between and among the Sponsors in their sole discretion, in each case on the terms set forth in equity subscription agreements (collectively, together with the A-2 Credit Agreement, the “New Money Documents”) consistent with the Transaction Term Sheet, the A-1 Credit Agreement, the A-2 Credit Agreement, the SPV Operating Agreement, the Exchange Agreement, and the SPV Security Documents and otherwise reasonably acceptable to the Sponsors;

(d)

the conversion of each share of issued and outstanding (i) Series A Preferred Stock and Series B Preferred Stock into new Series C preferred units (the “New SPV C Preferred Units”) issued by Chinos SPV and (ii) Common Stock into New SPV Common Units, in each case in accordance with the merger agreement in the form attached hereto as Exhibit F (the “Merger Agreement”), and the SPV Operating Agreement;

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(e)

(i) the formation by Chinos SPV of a limited liability company and wholly owned subsidiary (such subsidiary, “BD HoldCo”) pursuant to an operating agreement in the form attached hereto as Exhibit G (the “BD HoldCo Operating Agreement”), (ii) the issuance of new Series B preferred units (the “New SPV B Preferred Units”) and new Series D preferred units (the “New SPV D Preferred Units”) by Chinos SPV to BD HoldCo on terms consistent with the Transaction Term Sheet and the SPV Operating Agreement, (iii) the entry into a contribution agreement in the form attached hereto as Exhibit H providing for certain contributions from BD HoldCo to Brand for repayment of the IPCo Notes (the “Contribution Agreement”), and (iv) a secured guarantee by BD HoldCo of the IPCo Notes and entry into supplemental IPCo Indentures pursuant to which, among other things, upon a default under the IPCo Indentures, the IPCo Trustees may exercise remedies with respect to the New SPV B Preferred Units and New SPV D Preferred Units then held by BD HoldCo for the benefit of the IPCo Noteholders in satisfaction of such guarantee;

(f)

the adoption by Holdings of amended certificates of designation with respect to the Series A Preferred Stock and Series B Preferred Stock, in the forms attached hereto as Exhibit I-1 and Exhibit I-2 (the “Amended Series A Certificate of Designation” and the “Amended Series B Certificate of Designation,” respectively, and together the “Amended Certificates of Designation”), to facilitate the Transactions;

(g)

the consummation of a series of transactions resulting in (i) the legal and business separation of Holdings from the remainder of the Company (the separated Holdings being “Madewell NewCo” and the remaining Company being “J.Crew NewCo”) in accordance with the transaction steps memorandum (the “Separation Transactions”), (ii) the contribution of J.Crew NewCo’s voting common stock and any remaining Madewell NewCo equity to Chinos SPV in accordance with the Separation Transactions, and (iii) the adoption of a registration rights agreement, in the form attached hereto as Exhibit J (the “SPV Registration Rights Agreement”), for the benefit of Chinos SPV with respect to the equity of Madewell Newco held by Chinos SPV;

(h)

the adoption of (i) an investors’ rights agreement as to the equity of Madewell NewCo held by Chinos SPV, in the form attached hereto as Exhibit K-1 and (ii) an investors’ rights agreements as to the equity of J.Crew NewCo held by Chinos SPV, in the form attached hereto as Exhibit K-2 ((i) and (ii) together, the “Investors’ Rights Agreements”);

(i)

the entry into supplemental indentures to the IPCo Indentures (together, the “IPCo Supplemental Indentures”) to effectuate the Separation Transactions, to effectuate any other transactions contemplated by the Transaction and transferring the call right to holders of the New SPV A-1 Senior Secured Loans;

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(j)

after and contingent upon the occurrence of the Separation Transactions and Closing, the funding of cash in an amount equal to remaining interest payments on the IPCo Notes as of the Closing Date (including, for the avoidance of doubt, any accrued and unpaid interest), into the Company as a prepayment of license fees owed by J.Crew Inc. to J.Crew Domestic Brand, LLC, and ultimately to a restricted cash account (the “Restricted Cash Account”) held by Brand, subject to a perfected, first priority lien and account control agreement in favor of the IPCo Trustees for the benefit of IPCo Noteholders (the “Account Control Agreement”), with cash therein released for the purpose of funding any payment due under the IPCo Indentures in connection with an interest payment, payment of principal, redemption price or otherwise;

(k)

the pledge and perfection of J.Crew NewCo’s voting common stock and any remaining Madewell NewCo equity for the benefit of the SPV Lenders (as defined below) on the terms set forth in the SPV Security Documents;

(l)

the public offering of certain equity of Madewell NewCo (the “Madewell IPO”), as set forth in the Registration Statement on Form S-1 filed in connection with the Madewell IPO and amended from time to time (the “Madewell S-1”);

(m)

the termination of, repayment in full of all non-contingent obligations (other than the principal amount of Exchanged Term Loans) then due under, and the release of all liens and guarantees in respect of, each of the Term Loan Agreement and the Credit Agreement, dated March 7, 2011 among Group, Inc, Chinos B, the lenders party thereto and Bank of America, N.A. as administrative agent and issuer (as amended from time to time, the “Existing ABL”);

(n)

the entry by Madewell NewCo into an asset-based revolving credit facility and term loan facility (the “New Madewell Credit Facilities”) and by J.Crew NewCo into an asset-based revolving credit facility (the “New J.Crew Credit Facilities”), of which a to be specified amount will be drawn on the Closing Date in furtherance of the Transaction; and

(o)	the mutual and consensual release between the Parties of certain claims, as of the Closing Date and pursuant to a release agreement in the form attached hereto as Exhibit L (the “Release Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, on a several but not joint basis, agree as follows:

1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a) “Additional Series A Senior Secured Loan Net Proceeds” means cash proceeds generated as a result of any “new money” New SPV A-1 Senior Secured Loans or New SPV A-2 Senior Secured Loans (other than the Commitments); provided that any New SPV A-1 Senior Secured Loans or New SPV A-2 Senior Secured Loans made pursuant to such “new money” commitments shall be on the same terms and conditions as the New SPV A-1 Senior Secured Loans or New SPV A-2 Senior Secured Loans otherwise borrowed (or deemed to have been borrowed) pursuant to the Transaction, as applicable.

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(b) “Alternative Transaction” means any reorganization, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of a material portion of assets, financing (debt or equity), recapitalization or restructuring of the Company, other than the Transaction.

(c) “Anchorage Related Fund” means any fund managed, advised or sub-advised by Anchorage Capital Group, L.L.C. or its affiliates.

(d) “Automatic Termination Event” means:

(i) the entry of an order, judgment or decree adjudicating the Company or any of its subsidiaries bankrupt or insolvent, including the entry of any order for relief with respect to the Company or any of its subsidiaries under title 11 of the United States Code,

(ii) the filing or commencement of any proceeding relating to the Company or any of its subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction,

(iii) the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any of its subsidiaries or of any substantial part of their property,

(iv) the making by the Company or any of its subsidiaries of an assignment for the benefit of creditors or the admission by the Company or any of its subsidiaries in writing of its inability to pay its debts generally as they become due,

(v) the taking of any corporate action by the Company or any of its subsidiaries in furtherance of any action described in the foregoing clauses (i)-(iv), or

(vi) the occurrence of the Closing.

(e) “Closing” means the consummation of the Transaction, and the other transactions contemplated by this Agreement and the Definitive Documents.

(f) “Closing Date” means the date that is three business days after the IPO Pricing Date, or such other date as will be mutually agreed to by the Company, the Requisite Consenting Support Parties, and the Sponsors.

(g) “Consented Claims” means, in the aggregate, the principal amount of all Term Loans held by the applicable Consenting Support Parties, the principal amount of all IPCo Notes held by the applicable Consenting Support Parties, and the outstanding amount of all Series A Preferred Stock held by the applicable Consenting Support Parties.

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(h) “Consenting IPCo Noteholders” means, collectively, the Consenting Support Parties that hold IPCo Notes.

(i) “Consenting Series A Holders” means, collectively, the Consenting Support Parties that hold Series A Preferred Stock.

(j) “Consenting Support Group” means any subset of the Consenting Support Parties that includes funds sponsored, managed, advised or sub-advised by the same sponsor, investment advisor, or manager or affiliated sponsors, investment advisors, or managers.

(k) “Consenting Support Parties” means, collectively, the Initial Consenting Support Parties and the Subsequent Consenting Support Parties.

(l) “Consenting Term Lenders” means, collectively, the Consenting Support Parties that hold Term Loans.

(m) “Definitive Documents” means the SPV Operating Agreement, the A-1 Credit Agreement, the Exchange Agreement, the SPV Subscription Agreement, the SPV Security Documents, the A-2 Credit Agreement, the New Money Documents, the Merger Agreement, the Amended Certificates of Designation, the IPCo Security Documents, any agreement memorializing the Separation Transactions (including, without limitation, the separation agreement attached hereto as Exhibit M-1, the transition services agreement attached hereto as Exhibit M-2 (including all schedules thereto), the employee matters agreement attached hereto as Exhibit M-3, or the tax matters agreement attached hereto as Exhibit M-4), the SPV Registration Rights Agreement, the Investors’ Rights Agreements, the IPCo Supplemental Indentures, the Account Control Agreement, the payoff documentation in respect of each of the Term Loans and the Existing ABL, the definitive credit agreements and related loan documentation in respect of each of the New Madewell Credit Facilities and the New J.Crew Credit Facilities, the BD HoldCo Operating Agreement, the Contribution Agreement, the Release Agreement, and any other documents directly related to any of the foregoing, in each case consistent with this Agreement and the exhibits attached hereto and otherwise in form and substance reasonably satisfactory to the Company, the Requisite Affected Parties, and the Sponsors, except as otherwise contemplated in Section 5(d).

(n) “DK Related Fund” means any fund sponsored, managed, advised, or sub-advised by Davidson Kempner Capital Management LP or its affiliates.

(o) “GSO Related Fund” means any fund sponsored, managed, advised or sub-advised by GSO Capital Partners LP or its affiliates.

(p) “IPCo Noteholders” means, collectively, the holders of the IPCo Notes.

(q) “IPCo Security Documents” means the collateral agreement, security agreements, pledge agreements, collateral assignments and mortgages, and any supplements or other related instruments and documents in connection with the liens under the IPCo Supplemental Indentures, in each case to be dated the Closing Date.

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(r) “IPO Pricing Date” means the date upon which shares of the Madewell IPO are priced and offered to the public.

(s) “Material Adverse Effect” means any change, effect, event, or occurrence occurring after the Support Effective Date, individually or in the aggregate, that has had or would reasonably be expected to have a material and adverse effect on (i) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of Holdings and its subsidiaries, taken as a whole, or (ii) the ability of Holdings and its subsidiaries, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, the Definitive Documents (including the Transaction); provided, that none of the following either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: (A) any change in the United States or foreign economies or securities or financial markets in general or that generally affects any industry in which the Company operates; (B) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (C) any changes in applicable laws or accounting rules; (D) resulting from the commencement of soliciting participation for the Term Loan Exchange, or actions taken in connection with the Transaction and made in compliance with this Agreement, including the filing and prosecution of litigation in connection with a claim, absent any subsequent material adverse ruling or judgment, arising therefrom or related thereto; (E) any change resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated hereby; (F) any change resulting from any act or omission of any of the Company taken with the prior written consent of the Requisite Consenting Support Parties; or (G) any failure by Holdings or any of its subsidiaries to meet any projections, estimates or forecasts (financial, operational or otherwise) for any period, or any changes in credit ratings of or with respect to Holdings or any of its subsidiaries, as applicable, or any of their indebtedness or securities (it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Material Adverse Effect); provided, that for the exceptions set forth in (A), (B), and (C) shall not apply to the extent that it is disproportionately adverse to Holdings and its subsidiaries, taken as a whole, as compared to other companies in the industries in which Holdings and its subsidiaries operate.

(t) “Milbank” means Milbank LLP.

(u) “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity, or other entity or organization; provided that “Governmental Entity” for these purposes means the United States and any State (including the District of Columbia and Puerto Rico), Commonwealth, District, Territory, municipality (including a political subdivision or public agency or instrumentality of a State), foreign state, or a department, agency, or instrumentality of the foregoing.

(v) “Required Exchange Amount” means (i) the Transaction Threshold Amount minus (ii) the amount of cash proceeds generated as a result of the Transaction, including such cash proceeds from the Commitments but excluding any Additional Series A Senior Secured Loan Net Proceeds; provided, that the Required Exchange Amount may not exceed $420 million without the written consent of the Company, the Requisite Affected Parties, and the Sponsors.

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(w) “Requisite Affected Parties” means, with respect to any Definitive Document, provision of this Agreement, or provision of any exhibit to this Agreement that affects, directly or indirectly:

(i) the Consenting Term Lenders or the treatment of the Term Loans, then the Consenting Term Lenders holding, in the aggregate, at least 66-2/3% of the Term Loans held by all Consenting Term Lenders as of the date of any action taken or consent provided by the Requisite Consenting Term Lenders pursuant to this Agreement; provided that such majority must include two or more unaffiliated Consenting Support Groups, each holding, in the aggregate, at least $50 million in principal amount of Term Loans;

(ii) the Consenting IPCo Noteholders or the treatment of the IPCo Notes, then the Consenting IPCo Noteholders holding, in the aggregate, at least a majority of the IPCo Notes held by all Consenting IPCo Noteholders as of the date of any action taken or consent provided by the Requisite Consenting IPCo Noteholders pursuant to this Agreement; provided that such majority must include two or more unaffiliated Consenting Support Groups, each holding, in the aggregate, at least $50 million in principal amount of IPCo Notes; and

(iii) the Consenting Series A Holders or the treatment of the Series A Preferred Stock, then the Consenting Series A Holders holding, in the aggregate, at least a majority of the Series A Preferred Stock held by all Consenting Series A Holders as of the date of any action taken or consent provided by the Requisite Consenting Series A Holders pursuant to this Agreement; provided that such majority must include two or more unaffiliated Consenting Support Groups, each holding, in the aggregate, at least $25 million of outstanding Series A Preferred Stock;

provided that, with respect to any Definitive Document, provision of this Agreement, or provision of any exhibit to this Agreement that is not included in the foregoing clauses (i)-(iii), Requisite Affected Parties means the Requisite Consenting Support Parties.

(x) “Requisite Consenting Support Parties” means Consenting Support Parties holding, in the aggregate, at least a majority of the Consented Claims held by all Consenting Support Parties as of the date of any action taken or consent provided by the Requisite Consenting Support Parties pursuant to this Agreement; provided that the Requisite Consenting Support Parties must include two or more unaffiliated Consenting Support Groups, each holding, in the aggregate, at least $50 million of Consented Claims.

(y) “SPV Lenders” means, collectively, lenders of the New SPV A-1 Senior Secured Loans and the New SPV A-2 Senior Secured Loans.

(z) “SPV Securities” means, collectively, the New SPV B Preferred Units, the New SPV C Preferred Units, the New SPV D Preferred Units, and the New SPV Common Units.

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(aa) “SPV Security Documents” means the collateral agreement, security agreements, pledge agreements, collateral assignments and mortgages, intercreditor agreements, and other related instruments and documents in connection with the liens in favor of the New SPV A-1 Senior Secured Loans and New SPV A-2 Senior Secured Loans, in each case to be dated the Closing Date.

(bb) “Subsequent Consenting Support Party” means any Person that executes a Joinder Agreement in accordance with the terms of this Agreement.

(cc) “Support Effective Date” means the date on which counterpart signature pages to this Agreement have been executed and delivered by (i) the Company, (ii) the Initial Consenting Support Parties, and (iii) the Sponsors.

(dd) “Support Period” means the period commencing on the Support Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Section 7 hereof and (ii) the Closing Date.

(ee) “SEC” means the United States Securities and Exchange Commission.

(ff) “Securities Act” means the Securities Act of 1933, as amended.

(gg) “TSA Exchange Equity” means New SPV Common Units provided to Consenting Support Parties as of December 13, 2019 (as such date may be extended by agreement of the Company, the Initial Consenting Support Parties, and the Sponsors) participating in the Term Loan Exchange in accordance with this Agreement, in an amount equal to the pro rata portion (the numerator being the total aggregate New SPV A-1 Senior Secured Loans borrowed (or deemed to have been borrowed) in respect of Exchanged Term Loans as of the Closing Date and the denominator being the sum of the New A-1 Senior Secured Loans and the New SPV A-2 Senior Secured Loans borrowed (or deemed to have been borrowed) as of the Closing Date) of 10.0%—22.5% of the aggregate New SPV Common Units as of the Closing Date based on the table below:

Madewell LTV (as calculated in the SPV A-Loans Term Sheet)[1]	New SPV Common Units
61%	22.5%
57%	20.0%
51%	17.5%
45%	15.0%
40%	12.5%
35% and below	10.5%

Consenting Support Parties entitled to receive the TSA Exchange Equity will receive such party’s TSA Exchange Equity Allocation of the TSA Exchange Equity.

[1]	Applicable levels to be interpolated linearly and rounded to the nearest 12.5 bps increment.

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(hh) “TSA Exchange Equity Allocation” means each Consenting Support Party’s pro rata share of the TSA Exchange Equity, the numerator being such party’s holdings of Exchanged Term Loans on the Closing Date and the denominator being the aggregate amount of Exchanged Term Loans held by Consenting Support Parties entitled to receive the TSA Exchange Equity on the Closing Date.

(ii) “Weil” means Weil, Gotshal and Manges LLP, counsel to the Company.

2.	[Reserved.]

3.	Commencement and Closing Date.

Section 3.01 Commencement. On or before March 2, 2020 (the “Commencement Date”), the Company will (a) subject to Section 7.03, commence marketing of the Madewell IPO (the “IPO Marketing Period”) and (b) commence solicitation of signature pages to the Exchange Agreement for a period ending at least one business day before the IPO Pricing Date (the “Term Loan Participation Period”).

Section 3.02 [Reserved.]

Section 3.03 Period Modifications. The Company may fix, determine the duration of, modify, adjust, or extend each of: (a) the IPO Marketing Period in its sole discretion and (b) the Term Loan Participation Period with the consent of the Initial Consenting Support Parties and the Sponsors (such consent not to be unreasonably withheld, conditioned, or delayed); provided that (a) the Company will consummate the Closing as soon as practicable after the IPO Pricing Date and (b) the Closing Date will be no later than the Outside Date (as defined below).

Section 3.04 Closing and Location. The Closing will take place on the Closing Date at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, or such other place as will be mutually agreed to by the Company, the Requisite Consenting Support Parties, and the Sponsors.

Section 3.05 Consummation of Closing.

(a) Consummation of the Closing will be subject to the following conditions: (i) the sum of (A) the cash proceeds from the Transaction plus (B) the amount of Exchanged Term Loans is greater than or equal to: (w) all non-contingent amounts then due under the Existing ABL, (x) all non-contingent amounts then due under the Term Loan Agreement, (y) all fees and expenses incurred in connection with the Transaction, and (z) after and contingent upon the occurrence of the Separation Transactions, funding the Restricted Cash Account (the sum of (w) through (z), collectively, the “Transaction Threshold Amount”) and (ii) the “Transaction Thresholds” set forth in the Transaction Term Sheet are satisfied.

(b) All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries or confirmations will be effective unless and until the last of same will have occurred.

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4.	Additional Agreements of the Consenting Support Parties.

Section 4.01 Support. In addition to the obligations of Consenting Support Parties set forth in Section 3.01, each Consenting Support Party also agrees during the Support Period to use commercially reasonable efforts to do all things in furtherance of the Transaction, including: (a) subject to Section 7 hereof, irrevocably consent and exchange Term Loans pursuant to the Exchange Agreement before the expiration of the Term Loan Participation Period in an amount equal to its pro rata share (calculated as a fraction (expressed as a percentage), the numerator of which is the outstanding principal of amount of Term Loans held by such Term Lender on the relevant date of determination and the denominator of which is the outstanding principal amount of Term Loans held by all Term Lenders on the relevant date of determination) of the Required Exchange Amount, (b) provide their consent and vote in favor of the merger pursuant to the Merger Agreement and the Amended Series A Certificate of Designation and the waiver of any appraisal rights, (c) work in good faith with the Company and the Sponsors on tax treatment satisfactory to the Company and the Sponsors, (d) complete, enter into, and effectuate the Definitive Documents within the timeframes contemplated herein, which will be in form consistent with this Agreement and the exhibits attached hereto and otherwise in form and substance reasonably satisfactory to the Company, the Requisite Affected Parties, and the Sponsors, except as otherwise contemplated in Section 5(d), (e) act in good faith consistent with this Agreement, including executing amendments to the Term Loan Agreement reasonably necessary to permit or give effect to the Transactions, and (f) refrain from directly or indirectly taking any action that would be inconsistent with this Agreement or interfere with the Transaction.

Section 4.02 Transfers. Each Consenting Support Party agrees that during the Support Period, it shall not sell, assign, transfer, or otherwise dispose of (“Transfer”), directly or indirectly, any of the Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, option thereon, or right or interest therein or any other claims against or interests in the Company (collectively, the “Claims and Interests”) (including grant any proxies, deposit any Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or other claims against or interests in the Company into a voting trust or entry into a voting agreement with respect to such Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or Claims and Interests), and any purported Transfer shall be void and without effect unless the transferee thereof (a) is an Initial Consenting Support Party, (b) is an Anchorage Related Fund, a DK Related Fund, or a GSO Related Fund, provided that such transferee shall be deemed to become an Initial Consenting Support Party and to be bound by all of the terms of this Agreement applicable to Initial Consenting Support Parties (which obligations may be enforced against such transferee by the Parties), or (c) before such Transfer, agrees in writing for the benefit of the Parties to (x) become a Consenting Support Party and to be bound by all of the terms of this Agreement applicable to Consenting Support Parties (including with respect to any and all Claims and Interests it already may hold against or in the Company before such Transfer) by executing a joinder agreement in the form attached hereto as Exhibit 1 (a “Joinder Agreement”) and (y) be bound by the Release Agreement by executing a joinder to the Release Agreement in the form attached thereto, and delivering an executed copy of each within two business days following such execution, to Weil and Milbank, in which event (x) the transferee shall be deemed to be a Subsequent Consenting Support Party hereunder to the extent of such transferred rights and obligations and (y) the transferor shall be deemed to relinquish certain of its rights (and be released from certain of its obligations) under this Agreement to the extent of such transferred rights and obligations. Each Consenting Support Party agrees that any Transfer of any Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or Claim and Interest that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer.

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Notwithstanding anything to the contrary in this Agreement, (i) a Consenting Support Party may Transfer Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or Claims and Interests to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become an entity identified in Section 4.02(a) or (b) hereof (a “Permitted Transferee”) or a Subsequent Consenting Support Party; provided that the Qualified Marketmaker subsequently Transfers the right, title or interest to such Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or Claims and Interests to a transferee that is a Permitted Transferee or becomes a Subsequent Consenting Support Party as provided herein and the Transfer documentation between the transferor and such Qualified Marketmaker shall contain a requirement that provides for such; provided, further, that if a Consenting Support Party is acting in its capacity as a Qualified Marketmaker, it may Transfer any Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or Claims and Interests that it acquires from a holder of such Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or Claims and Interests that is not a Consenting Support Party without the requirement that the transferee be a Permitted Transferee or become a Subsequent Consenting Support Party.

Notwithstanding the foregoing, if at the time of a proposed Transfer of any Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or Claims and Interests to a Qualified Marketmaker, such claims or interests (x) may be voted or consent solicited with respect to a Transaction, then the proposed transferor must first vote or consent such claims or interests in accordance with Section 4.01, or (y) have not yet been and may yet be voted or consent solicited with respect to a Transaction and such Qualified Marketmaker does not Transfer such claims to a Permitted Transferee or a Subsequent Consenting Support Party before the third business day before the expiration of an applicable voting or consent deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first business day immediately after the Qualified Marketmaker Joinder Date, become a Subsequent Consenting Support Party with respect to such claims or interests in accordance with the terms hereof; provided, further, that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Subsequent Consenting Support Party with respect to such claim or interest at such time that the transferee becomes a Permitted Transferee or Subsequent Consenting Support Party in accordance with this agreement.

For these purposes, “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or Claims and Interests, or enter with customers into long and/or short positions in Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or Claims and Interests, in its capacity as a dealer or market maker in such Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or Claims and Interests; and (y) is in fact regularly in the business of making a market in claims, interest and/or securities of issuers or borrowers.

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Section 4.03 Additional Claims or Interests. If any Consenting Support Party acquires additional claims against or interests in the Company, including any Term Loans, IPCo Notes, Series A Preferred Stock, or Common Stock, then each such Consenting Support Party will promptly notify Weil and Milbank, and each such Consenting Support Party agrees that the acquired claims or interests will be subject to this Agreement (other than with respect to any Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or Claims and Interests acquired by such Consenting Support Party in its capacity as Qualified Marketmaker).

Section 4.04 Forbearance. The Consenting Support Parties agree to forbear during the Support Period from the exercise of (or to direct an agent or trustee to exercise) any and all rights and remedies in contravention of this Agreement, whether at law, in equity, by agreement or otherwise, which are or become available to them in respect of the Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or any other Claims and Interests. Additionally, during the Support Period, the Consenting Support Parties agree not to support, join, or otherwise assist any Person in litigation against the Company in connection with the Transaction, the Term Loans, the IPCo Notes, the Series A Preferred Stock, the Common Stock, or any other Claims and Interests; provided, that the foregoing will not limit any of the Consenting Support Parties’ rights to enforce any rights under this Agreement.

5.	Additional Agreements of the Company.

In addition to the obligations of the Company set forth in Section 3.01 and Section 3.03 of this Agreement, the Company also agrees (subject to Section 7.03) during the Support Period to use commercially reasonable efforts to do all things in furtherance of the Transaction, including:

(a)

to (i) form Chinos SPV and BD HoldCo and cause Chinos SPV and BD HoldCo to adopt the SPV Operating Agreement and the BD HoldCo Operating Agreement, respectively, (ii) adopt and file the Amended Certificates of Designation, (iii) establish the Restricted Cash Account, (iv) within one business day after the IPO Pricing Date (or such earlier date as the Company may reasonably know), inform the Consenting Support Parties and the Sponsors of whether the Transaction Threshold Amount will be satisfied as of the IPO Pricing Date, (v) work in good faith with the Sponsors and the Initial Consenting Support Parties on tax treatment satisfactory to the Sponsors and any Initial Consenting Support Party, (vi) obtain any required regulatory or third-party approvals for the Transaction, (vii) complete, enter into, and effectuate the Definitive Documents within the timeframes contemplated herein, which will be in form consistent with this Agreement and the exhibits attached hereto and otherwise in form and substance reasonably satisfactory to the Company, the Requisite Affected Parties, and the Sponsors, except as otherwise contemplated in Section 5(d), (viii) act in good faith consistent with this Agreement, (ix) not negotiate, propose, pursue, or support an Alternative Transaction with any holder of Term Loans, Series A Preferred Stock, IPCo Notes, or Common Stock (as may be known by the Company); provided that the Company may negotiate, propose, pursue, or support an Alternative Transaction with any other Person and shall provide a copy of any written proposal received by the Company after the date hereof with respect to an Alternative Transaction (any such proposal, an “Alternative Transaction Proposal”) to the advisors to the Initial

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Consenting Support Parties on a confidential, “professional eyes only” basis on or within one business day of such Alternative Transaction Proposal being received by the Company or its advisors, (x) inform the Consenting Support Parties of any determination by the board of the Company not to pursue the Madewell IPO, (xi) upon reasonable request of the advisors to the Initial Consenting Support Parties (not to exceed one request per week), promptly provide the advisors to the Initial Consenting Support Parties with a status update with respect to the Madewell IPO process, in each case on a confidential and “professional eyes only” basis, and (xii) not directly or indirectly take any action that would be inconsistent with this Agreement or interfere with the Transaction;

(b)

obtain consents to and votes in favor of the merger from as many holders of Common Stock and Series A Preferred Stock to the Merger Agreement or Amended Series A Certificate of Designation, as applicable, as may be reasonably practicable under the circumstances (in the Company’s sole discretion);

(c)

confer with the Initial Consenting Support Parties and their representatives, as reasonably requested, to report on operational matters and the general status of ongoing operations. Notwithstanding the foregoing, the Company will, except as expressly contemplated by this Agreement or with the prior written consent of the Requisite Consenting Support Parties and, subject to applicable law, use all commercially reasonable efforts consistent with the Transaction to (i) continue operating its businesses consistent with past practice and in compliance with all applicable laws, rules, and regulations and (ii) preserve the relationships with the current customers, distributors, suppliers, vendors and others having business dealings with the Company;

(d)

not make, or allow to be made, any amendment, modification, supplement or waiver to or other alteration to any of the Definitive Documents except for any modifications that (i) are procedural, technical or conforming in nature, in each case to the extent not materially adverse to any Consenting Support Party or Sponsor, (ii) permitted by Section 3.03 of this Agreement, or (iii) to which the Requisite Consenting Support Parties and Sponsors have consented to in writing;

(e)

(i) complete or deliver to the respective collateral agents all filings and recordings and take all other similar actions that are required in connection with the perfection of the security interests contemplated by the SPV Security Documents and the IPCo Security Documents, and (ii) take all actions necessary to maintain in full force and effect such security interests;

(f)

promptly upon the request of the Requisite Affected Parties or the Commitment Parties, use commercially reasonable efforts to obtain a credit rating with respect to the New SPV A-1 Senior Secured Loans from a nationally recognized rating agency; and

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(g)

take all necessary actions to (i) solicit consents from the holders of the IPCo Notes to execute the IPCo Supplemental Indentures and (ii) subject to the receipt thereof, cause Brand to execute the IPCo Supplemental Indentures to, among other things, transfer the call right under the IPCo Indentures to the lenders of the New SPV A-1 Senior Secured Loans (other than the Issuer and its affiliates, including the Sponsors) under substantially the same terms and conditions set forth in the Call Right Agreement, dated July 13, 2017, among Wilmington Savings Fund Society, FSB and U.S. Bank National Association.

6.	Agreements of the Sponsors.

Section 6.01 The Sponsors severally (and not jointly) agree during the Support Period to use commercially reasonable efforts to do all things in furtherance of the Transaction, including (i) subject to Section 7 hereof, irrevocably consent and exchange Term Loans pursuant to the Exchange Agreement before the expiration of the Term Loan Participation Period in an amount equal to its pro rata share (calculated as a fraction (expressed as a percentage), the numerator of which is the outstanding principal of amount of Term Loans held by such Term Lender on the relevant date of determination and the denominator of which is the outstanding principal amount of Term Loans held by all Term Lenders on the relevant date of determination) of the Required Exchange Amount, (ii) consent to and vote in favor of the merger pursuant to the Merger Agreement and the Amended Series B Certificate of Designation, (iii) work in good faith with the Company and the Initial Consenting Support Parties on tax treatment satisfactory to the Company and the Initial Consenting Support Parties, (iv) complete, enter into, and effectuate the Definitive Documents within the timeframes contemplated herein, which will be in form consistent with this Agreement and the exhibits attached hereto and otherwise in form and substance reasonably satisfactory to the Company, the Requisite Affected Parties, and the Sponsors, except as otherwise contemplated in Section 5(d), (v) act in good faith consistent with this Agreement, and (vi) refrain from directly or indirectly taking any action that would be inconsistent with this Agreement or interfere with the Transaction.

Section 6.02 The Commitment Parties severally (and not jointly) commit (the “Commitment”) to make up to $150 million of New SPV A-1 Senior Secured Loans or New A-2 Senior Secured Loans, and acquire New SPV Common Stock, subject to negotiation of definitive documentation (including the New Money Documents) agreed among the Company, the Requisite Affected Parties, and the Sponsors, and the Definitive Documents being in form reasonably satisfactory to the Sponsors. The Commitment shall be subject to, and be funded contemporaneously with, the Closing.

7.	Termination of Agreement.

Section 7.01 Generally. This Agreement will automatically terminate upon (a) the occurrence of an Automatic Termination Event, or (b) the receipt of written notice, delivered in accordance with Section 21 hereof, from (x) the Requisite Consenting Support Parties to the other Parties at any time after the occurrence of any Creditor Termination Event (as defined below), (y) the Company (which for the avoidance of doubt, may be delivered by Chinos A on behalf of the Company) to the other Parties at any time after the occurrence of any Company Termination Event (as defined below), or (z) the Sponsors to the other Parties at any time after the occurrence of any Sponsor Termination Event (as defined below).

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Each of the dates in this Section 7 may be extended by mutual agreement (which may be evidenced by e-mail confirmation) among the Company, the Requisite Consenting Support Parties, and the Sponsors; provided that through February 24, 2020, the Commencement Date and the Outside Date (as defined below) may be extended to April 14, 2020 and April 30, 2020, respectively, by mutual agreement (which may be evidenced by e-mail confirmation) among the Company, Initial Consenting Support Parties holding a majority of the Consented Claims held by all Initial Consenting Support Parties, and the Sponsors.

Section 7.02 A “Creditor Termination Event” will mean any of the following:

(a) the Commencement Date has not occurred by 11:59 p.m. (Eastern Time) on March 2, 2020;

(b) the Company has informed the Consenting Support Parties that (i) the Transaction Threshold Amount will not be satisfied as of the IPO Pricing Date or (ii) the Closing cannot be consummated by the Outside Date;

(c) the Closing has not occurred by 11:59 p.m. (Eastern Time) on March 18, 2020 (the “Outside Date”);

(d) the Company determines in its sole discretion not to pursue a Madewell IPO before the Outside Date;

(e) the Company breaches its obligations under Section 5(d) of this Agreement;

(f) the occurrence of any Material Adverse Effect;

(g) the termination of the New Money Documents;

(h) the termination of the Exchange Agreement;

(i) the material breach by the Company or Sponsors, as applicable, of (i) any covenant contained in this Agreement or (ii) in any respect, any other obligations of the Company or Sponsors, as applicable, set forth in this Agreement, which breach remains uncured after 10 business days after receiving notice from the Requisite Consenting Support Parties;

(j) the representations or warranties made by the Company will have been untrue in any material respect when made or will have become untrue in any material respect;

(k) the representations or warranties made by the Sponsors in Section 9.01 will have been untrue in any material respect when made or will have become untrue in any material respect;

(l) the Sponsors no longer collectively beneficially own or control at least 66% in the aggregate amount of each of the Series B Preferred Stock and Common Stock;

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(m) the Sponsors have not tendered participation for the Term Loan Exchange in accordance with the Exchange Agreement by the expiration of the Term Loan Participation Period;

(n) the Company proposes or supports an Alternative Transaction (other than as permitted in Section 5(a)(ix)) or publicly announces its intention to pursue an Alternative Transaction; or

(o) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Transaction, and such ruling, judgment or order has not been reversed or vacated by the IPO Pricing Date.

Section 7.03 A “Company Termination Event” will mean any of the following:

(a) the Consenting Support Parties or the Sponsors have not tendered participation for the Term Loan Exchange in accordance with the Exchange Agreement by expiration of the Term Loan Participation Period;

(b) the Closing has not occurred by 11:59 p.m. (Eastern Time) on the Outside Date;

(c) the Company has informed the Consenting Support Parties or the Sponsors that (i) the Transaction Threshold Amount will not be satisfied as of the IPO Pricing Date or (ii) the Closing cannot be consummated by the Outside Date;

(d) the Company determines in its sole discretion not to pursue a Madewell IPO before the Outside Date;

(e) the termination of the New Money Documents;

(f) the termination of the Exchange Agreement;

(g) the material breach by one or more of the Consenting Support Parties of any of the representations, warranties, covenants, or other obligations of such Consenting Support Party set forth in this Agreement (including the representations and warranties made by such parties will have been untrue in any material respect when made or will have become untrue in any material respect) and the non-breaching Consenting Support Parties no longer collectively beneficially own or control at least:

(i) 50% in the aggregate principal amount of the Term Loans outstanding under the Term Loan Agreement;

(ii) 45% in the aggregate principal amount of the IPCo Exchange Notes outstanding under the IPCo Exchange Indenture;

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(iii) 75% of the aggregate principal amount of the IPCo Private Placement Notes outstanding under the IPCo                                 Private Placement Indenture; or

(iv) 50% in the aggregate amount of the Series A Preferred Stock;

(h) the material breach by the Sponsors of (i) any covenant contained in this Agreement or (ii) in any respect, any other obligations of the Sponsors set forth in this Agreement, which breach remains uncured after 10 business days after receiving notice from the Company;

(i) the representations or warranties made by the Sponsors in Section 9.01 will have been untrue in any material respect when made or will have become untrue in any material respect;

(j) the Sponsors no longer collectively beneficially own or control at least 66% in the aggregate amount of each of the Series B Preferred Stock and Common Stock;

(k) the board of directors, board of managers, or such similar governing body of the Company reasonably determines in good faith after consultation with outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; or

(l) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Transaction, and such ruling, judgment or order has not been reversed or vacated by the IPO Pricing Date.

Section 7.04 A “Sponsor Termination Event” means any of the following:

(a) the Commencement Date has not occurred by 11:59 p.m. (Eastern Time) on March 2, 2020;

(b) the Consenting Support Parties have not tendered participation for the Term Loan Exchange in accordance with the Exchange Agreement by expiration of the Term Loan Participation Period;

(c) the Company has informed the Sponsors that (i) the Transaction Threshold Amount will not be satisfied as of the IPO Pricing Date or (ii) the Closing cannot be consummated by the Outside Date;

(d) the Closing has not occurred by 11:59 p.m. (Eastern Time) on the Outside Date;

(e) the Company determines in its sole discretion not to pursue a Madewell IPO before the Outside Date;

(f) the Company breaches its obligations under Section 5(d) of this Agreement;

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(g) the occurrence of any Material Adverse Effect;

(h) the termination of the New Money Documents, other than as a result of a breach by the Commitment Parties;

(i) the termination of the Exchange Agreement;

(j) the representations or warranties made by the Company will have been untrue in any material respect when made or will have become untrue in any material respect;

(k) the material breach by the Company of (i) any covenant contained in this Agreement or (ii) in any respect, any other obligations of the Company set forth in this Agreement, in either case which breach remains uncured after 10 business days after receiving notice from the Sponsors;

(l) the material breach by one or more of the Consenting Support Parties of any of the representations, warranties, covenants, or other obligations of such Consenting Support Party set forth in this Agreement (including the representations and warranties made by such parties will have been untrue in any material respect when made or will have become untrue in any material respect) and the non-breaching Consenting Support Parties no longer collectively beneficially own or control at least:

(i) 50% in the aggregate principal amount of the Term Loans outstanding under the Term Loan Agreement;

(ii) 45% in the aggregate principal amount of the IPCo Exchange Notes outstanding under the IPCo Exchange Indenture;

(iii) 75% of the aggregate principal amount of the IPCo Private Placement Notes outstanding under the IPCo                       Private Placement Indenture; or

(iv) 50% in the aggregate amount of the Series A Preferred Stock;

(m) the Company proposes or supports an Alternative Transaction (other than as permitted in Section 5(a)(ix)) or publicly announces its intention to pursue an Alternative Transaction; or

(n) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Transaction, and such ruling, judgment or order has not been reversed or vacated by the IPO Pricing Date.

Section 7.05 Mutual Termination. This Agreement may be terminated by mutual agreement of the Company, Sponsors, and the Consenting Support Parties upon the receipt of written notice delivered in accordance with Section 21 hereof.

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Section 7.06 Effect of Termination. Upon the termination of this Agreement in accordance with Section 7 hereof, this Agreement will forthwith become void and of no further force or effect and each Party will, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and will have all the rights and remedies that it would have had and will be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Term Loan Agreement, the IPCo Indentures, the certificate of designation for the Series A Preferred Stock and Series B Preferred Stock, and any ancillary documents or agreements thereto; provided, that in no event will any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the date of such termination. Upon any termination of this Agreement, other than in connection with the consummating of the Closing, each Consenting Support Party and the Sponsors will be deemed to have automatically revoked and withdrawn its participation in and consent with respect to the Term Loan Exchange (including the Exchange Agreement), its consent with respect to the Merger Agreement, and its consent with respect to the Amended Certificates of Designation, and revoked and withdrawn its consents given to convert any of its existing equity interests, each as applicable, without any further action and irrespective of the expiration or availability of any “withdrawal period” or similar restriction, whereupon any such consents will be deemed, for all purposes, to be null and void ab initio and will not be considered or otherwise used in any manner by the Parties in connection with the Transaction and this Agreement, and the Company agrees not to accept any such consents and to take all action necessary or reasonably required to allow the Consenting Support Parties or Sponsors to arrange with their custodian and brokers to effectuate the withdrawal of such consents, including the reopening or extension of any withdrawal or similar periods.

Section 7.07 Settlement. This Agreement and the Definitive Documents are part of a proposed settlement of a dispute among certain of the Parties. If the Closing does not occur, nothing herein will be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto will not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

8.	Additional Documents.

Section 8.01 Each of the Consenting Support Parties and Sponsors hereby covenants and agrees to deliver to the Company (or its agent), on or before the Closing Date, a fully completed and duly executed copy of the applicable U.S. federal income tax certifications, (generally, a United States Internal Revenue Service Form W-9 (or successor applicable form) in the case of a person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code or an applicable United States Internal Revenue Service Form W-8 (or successor applicable form) in the case of a person that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code)). Each of the Consenting Support Parties and Sponsors hereby acknowledges that a failure to deliver the applicable U.S. federal income tax certifications as set forth in this Section 8.01 may result in U.S. federal withholding tax on payments in respect of their SPV Securities, and the amount of any such withholding tax shall reduce the amount otherwise payable to such Party.

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Section 8.02 Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and will exercise commercially reasonable efforts with respect to, the negotiation, drafting and execution and delivery of the Definitive Documents. In the case of any conflict or inconsistency between the Transaction Term Sheet and any form of or term sheet for a Definitive Document attached as an exhibit hereto, the terms of the Transaction Term Sheet shall control.

9.	Representations and Warranties.

Section 9.01 Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof and solely as to itself:

(a) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(b) assuming the Consenting Support Parties consent to the transactions contemplated in this Agreement, the execution, delivery and performance by such Party of this Agreement does not and will not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) in the case of the Consenting Support Parties, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, and (iii) in the case of the Company and the Sponsors, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it or any of its subsidiaries is a party, except, in the case of this clause (iii), for any such conflict, breach or default as would not reasonably be expected to result in a Material Adverse Effect;

(c) the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary or required for disclosure by the SEC; and

(d) this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court (the “Enforceability Exceptions”).

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Section 9.02 Each Consenting Support Party severally (and not jointly), represents and warrants to the other Parties that, as of the date hereof, such Consenting Support Party (a) is not a Qualified Marketmaker with respect to the Term Loans, IPCo Notes, Series A Preferred Stock, or Common Stock set forth below its name on the signature page, (b) (i) is the beneficial owner of the Term Loans, IPCo Notes, Series A Preferred Stock, or Common Stock set forth below its name on the signature page or (ii) has, with respect to the beneficial owners of such Term Loans, IPCo Notes, Series A Preferred Stock, or Common Stock (x) sole investment or voting discretion with respect to such Term Loans, IPCo Notes, Series A Preferred Stock, or Common Stock, (y) full power and authority to vote on and consent to matters concerning such Term Loans, IPCo Notes, Series A Preferred Stock, or Common Stock to exchange, assign, or transfer such Term Loans, IPCo Notes, Series A Preferred Stock, or Common Stock, and (z) full power and authority to bind or act on the behalf of, such beneficial owners.

Section 9.03 The Company and its subsidiaries severally (and not jointly) each represent and warrant to the other Parties that the following statements are true, correct and complete as of the date hereof:

(a) the Company is currently not engaged in any discussions, negotiations, or other arrangements with respect to any Alternative Transaction with any Person that (to the Company’s knowledge) holds any Term Loans, IPCo Notes, Series A Preferred Stock, or Common Stock;

(b) neither the Company nor any of its subsidiaries nor to the knowledge of the Company and its subsidiaries, any director, officer, agent, or employee of the Company or any of the Company’s subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) the UK Bribery Act of 2010, as amended from time to time, including, without limitation, making use of the mails or any means of instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign office, in contravention of the FCPA, and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;

(c) the operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened;

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(d) neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, or employee of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions. Proceeds of the any SPV Securities will not be contributed or otherwise made available to any subsidiary, joint venture partner or other person, (i) to fund any activities of or business with any person that, at the time of such funding, is the subject of Sanctions, or is in Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan or in any other country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any person of Sanctions;

(e) Group, Inc. maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by Group, Inc.’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Group, Inc.’s internal control over financial reporting is effective and Group, Inc. is not aware of any material weaknesses in its internal control over financial reporting;

(f) the SPV Securities will (i) qualify for and be issued pursuant to and in compliance with the exemption from registration under the Securities Act, provided by Section 4(a)(2) thereunder, and (ii) be issued and granted in compliance with all applicable securities laws and other applicable laws;

(g) each of the SPV Securities will be duly authorized and, when issued in accordance with the terms of the SPV Operating Agreement will be validly issued, fully paid and non-assessable, and none of the SPV Securities will be subject to any preemptive, participation, rights of first refusal or other similar rights unless set forth in the SPV Operating Agreement;

(h) the Company has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, the Company’s reports and documents that would be required to be filed or furnished by it with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the extent required under the IPCo Indentures (the SEC filings through the date hereof, including any amendments thereto, the “Company Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports taken as a whole, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading;

(i) the Madewell S-1 and any amendments or supplements thereto do not and will not, as of the commencement of marketing of the Madewell IPO, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

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(j) each of the New SPV A-1 Senior Secured Loans, the New SPV A-2 Senior Secured Loans, the A-1 Credit Agreement, and the A-2 Credit Agreement has been or will be duly authorized by the governing body of Chinos SPV and will be a valid and legally binding obligation of Chinos SPV and any guarantors thereunder, enforceable in accordance with their terms, except that enforcement may be subject to the Enforceability Exceptions; and

(k) the Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports were prepared (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements with the published rules and regulations of the SEC with respect thereto if the Company were required to file such reports, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 9.04 The Sponsors severally (and not jointly) each represent and warrant to the other Parties that they are currently not engaged in any discussions, negotiations, or other arrangements with respect to any Alternative Transaction with any Person that (to the Sponsors’ knowledge) holds any Term Loans, IPCo Notes, Series A Preferred Stock, or Common Stock.

Section 9.05 Each Party (other than the Company) represents and warrants to the other Parties that no Party is relying on any diligence or recommendation from any advisor to the Company, including Weil, Lazard Frères & Co. LLC, and Deloitte Tax LLP, in executing this Agreement or pursuing the Transaction.

10.	Disclosure; Publicity.

Section 10.01 On the Support Effective Date, the Company will disseminate a press release disclosing the existence of this Agreement and the terms hereof. If the Company fails to make the foregoing disclosures in compliance with the terms specified herein, any Initial Consenting Support Party may publicly disclose the foregoing, including this Agreement, and all of its exhibits and schedules (subject to the redactions called for by this Section 10 hereof), and the Company hereby waives any claims against the Initial Consenting Support Parties arising as a result of such disclosure by an Initial Consenting Support Party in compliance with this Agreement.

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Section 10.02 The Company will submit drafts to Milbank of any press releases, public documents, and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two business days before making any such disclosure (if practicable, and if two business days before is not practicable, then as soon as practicable but in no event less than 24 hours before making any such disclosure), and will afford them a reasonable opportunity to comment on such documents and disclosures and will incorporate any such reasonable comments in good faith. Except as required by law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Support Party, no Party or its advisors will disclose to any person (including, for the avoidance of doubt, any other Consenting Support Party), other than advisors to the Company, the principal amount or percentage of any Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or any other securities of the Company held by any Consenting Support Party, in each case, without such Consenting Support Party’s prior written consent; provided, that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party will afford the relevant Consenting Support Party a reasonable opportunity to review and comment in advance of such disclosure and will take all reasonable measures to limit such disclosure and (b) the foregoing will not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock held by all the Consenting Support Parties collectively. Notwithstanding the provisions in this Section 10, any Party hereto may disclose, if consented to in writing by a Consenting Support Party, such Consenting Support Party’s individual holdings.

11.	Amendments and Waivers.

Except as otherwise expressly set forth herein, (a) this Agreement and the form of Joinder Agreement may not be waived, modified, amended or supplemented except in a writing signed by the Company, the Requisite Consenting Support Parties, and the Sponsors; and (b) any change, modification, or amendment to the Transaction Term Sheet or the forms of or term sheets for the Definitive Documents may not be made without the written consent of the Company, the Requisite Affected Parties, and the Sponsors, other than as contemplated by Section 5(d) of this Agreement. No waiver, modification, amendment, or supplement to this Agreement, including any exhibits hereto, that is disproportionately adverse to any Consenting Support Party as compared to similarly situated Consenting Support Parties shall be binding upon such Consenting Support Party unless such Consenting Support Party has consented in writing to such waiver, modification, amendment or supplement.

12.	Effectiveness.

This Agreement will become effective and binding on (a) the Company, the Initial Consenting Support Parties, and the Sponsors on the date of the Support Effective Date and (b) any Subsequent Consenting Support Party upon delivery of a validly completed Joinder Agreement and of a signed acknowledgement from the Company to the other Parties; provided, that, signature pages executed by Consenting Support Parties will be delivered to (x) other Consenting Support Parties in a redacted form that removes such Consenting Support Party’s holdings of the Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, and Common Stock and (y) the Company, the Sponsors, Weil, and Milbank in an unredacted form (to be held by Weil and Milbank on a professionals’ eyes only basis).

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The Parties acknowledge and agree that if a signature page to this Agreement (or in any form of Joinder Agreement as the case may be) expressly limits this Agreement to a division, department or business unit of a Subsequent Consenting Support Party, then this Agreement and any Definitive Document shall only bind that specified division, department or business unit of the Subsequent Consenting Support Party and shall not bind any Affiliate, Subsidiary, controlling Person or Representative (as defined in each relevant Definitive Document) of the Subsequent Consenting Support Party, and further agree that any such excluded Affiliate, Subsidiary, controlling Person, or Representative (as defined in each relevant Definitive Document) of the Subsequent Consenting Support Party shall not be entitled to any benefits or have any rights under this Agreement or any Definitive Document.

Upon the effectiveness of this Agreement, the Original RSA shall be deemed amended, restated, superseded, and replaced in its entirety with respect to the Parties and shall be of no further effect.

13.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.	Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party will be entitled to specific performance and injunctive or other equitable relief (including attorneys fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy.

15.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 7 hereof, Sections 7.06, 10, and 13–23, 25, and 26 will survive such termination and will continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement will survive such termination.

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16.	Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and will not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17.	Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns. If any provision of this Agreement, or the application of any such provision to any person or circumstance, will be held invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

18.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement will be solely for the benefit of the Parties and no other person or entity will be a third-party beneficiary hereof.

19.	Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements heretofore executed between the Company and each Initial Consenting Support Party (or any advisor thereto) will continue in full force and effect in accordance with the terms thereof.

20.	Counterparts.

This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail, which will be deemed to be an original for the purposes of this paragraph.

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21.	Notices.

All notices hereunder will be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses and electronic mail addresses:

(1) If to the Company, to:

Chinos A

225 Liberty Street

New York, New York 10281

Attention: Maria Di Lorenzo, Esq. (Maria.DiLorenzo@JCrew.com)

with a copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael Aiello (Michael.Aiello@weil.com)

       Ray C. Schrock, P.C. (Ray.Schrock@weil.com)

       Alexander Lynch, Esq. (Alexander.Lynch@weil.com)

       Ryan Preston Dahl, Esq. (Ryan.Dahl@weil.com)

(2) If to a Consenting Support Party, to the addresses or electronic mail addresses set forth below the Consenting Support Party’s signature, with a copy (which will not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Fax: (212) 806-6006

Attention: Dennis F. Dunne, Esq. (ddunne@milbank.com)

       Samuel A. Khalil, Esq. (skhalil@milbank.com)

       Matthew Brod, Esq. (mbrod@milbank.com)

(3) If to the Sponsors, to:

TPG Capital, L.P.

301 Commerce Street

Suite 3300

Fort Worth, Texas 76102

Attention: Adam Fliss (afliss@tpg.com)

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-and-

Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard

Suite 2000

Los Angeles, California 90025

Attention: Todd Purdy (purdy@leonardgreen.com)

Any notice given by delivery, mail, or courier will be effective when received. Any notice given by electronic mail will be effective upon confirmation of transmission.

22.	Reservation of Rights; No Admission.

Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties (i) to protect and preserve its rights, remedies and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries), (ii) purchase, sell, or enter into any transactions in connection with the Madewell IPO or the Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock, (iii) enforce any right under the Term Loan Agreement or Term Loan Exchange Agreement, subject to the terms hereof, (iv) consult with other Consenting Support Parties, other holders of Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock, or any other Party regarding the Transaction (and not any other Alternative Transaction), or (v) enforce any right, remedy, condition, consent or approval requirement under this Agreement or in any of the Definitive Documents. Without limiting the foregoing, if this Agreement is terminated in accordance with its terms for any reason (other than consummation of the Transaction), the Parties each fully and expressly reserve any and all of their respective rights, remedies, claims, defenses and interests, subject to Sections 7 and 14 in the case of any claim for breach of this Agreement arising before termination. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

23.	Relationship among Parties.

It is understood and agreed that no Consenting Support Party has any duty of trust or confidence in any kind or form with any other Consenting Support Party, and, except as expressly provided in this Agreement, there are no commitments between them. In this regard, it is understood and agreed that any Consenting Support Party may acquire Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, Common Stock, or other debt or equity securities of the Company without the consent of the Company or any other Consenting Support Party, subject to applicable securities laws and the terms of this Agreement; provided, that, no Consenting Support Party will have any responsibility for any such acquisition to any other entity by virtue of this Agreement.

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24.	No Solicitation; Representation by Counsel; Adequate Information.

Section 24.01 This Agreement is not and will not be deemed to be a solicitation to tender or exchange any of the Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock. Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel will have no application and is expressly waived.

Section 24.02 Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, an offering of securities, each Consenting Support Party acknowledges, agrees, and represents to the other Parties that it (a) is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act, (b) is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act, (c) understands that the securities to be acquired by it pursuant to the Transaction have not been registered under the Securities Act and that such securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Support Party’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (d) has such knowledge and experience in financial and business matters that such Consenting Support Party is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Transaction and understands and is able to bear any economic risks with such investment.

Section 24.03 Each Consenting Support Party acknowledges that it is acquiring any SPV Securities for investment purposes and solely for its own account, or for the accounts of the beneficial owners for whom it acts as investment advisor or manager, and not with a view to, or for resale of such securities in violation of the Securities Act. Such Consenting Support Party will not resell, transfer, assign or distribute the SPV Securities acquired by it pursuant hereto except in compliance with the registration requirements of the Securities Act or pursuant to an available exemption therefrom. The financial situation of such Consenting Support Party (and each beneficial owner for whom it acts as investment advisor or manager) is such that it can afford to bear the economic risk of holding any SPV Securities. Such Consenting Support Party (and each beneficial owner for whom it acts as investment advisor or manager) can afford to suffer the complete loss of its investment in any SPV Securities. The knowledge and experience of such Consenting Support Party in financial and business matters is such that it, together with the assistance of its advisors, is capable of evaluating the merits and risks of the investment in any SPV Securities. Such Consenting Support Party acknowledges that (a) the offer of the SPV Securities have not been registered under the Securities Act; (b) the offer of the SPV Securities is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act; and (c) there is no established market for the SPV Securities and there may not be any public market for such securities in the future.

25.	Indemnification and Contribution

Section 25.01 Indemnification Obligations. The Company (the “Indemnifying Party”) shall indemnify and hold harmless each other Party and its affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses arising out of or in any way related to a claim, suit or other

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litigation asserted by a third-party, whether currently outstanding or arising after the date hereof (collectively, “Losses”), that any such Indemnified Person may incur or to which any such Indemnified Person may become subject, arising out of or in connection with this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the Transaction and the transactions described in the preamble to this Agreement, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the Sponsors, their respective equity holders, affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement, or the Transaction are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct, or gross negligence of such Indemnified Person.

Section 25.02 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Section 25. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel

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representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) business days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 25.03 Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Section 25, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Section 25. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 25.04 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 25.01, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. The Indemnifying Party also agrees that no Indemnified Person shall have any liability based on its comparative or contributory negligence or otherwise to the Indemnifying Party, any Person asserting claims on behalf of or in right of any of the Indemnifying Party, or any other Person in connection with an Indemnified Claim.

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26.	Fees and Expenses.

Except as set forth in the proviso to this sentence, each Party is responsible for its own fees and expenses (including the fees and expenses of counsel, financial consultants, investment bankers and accountants) in connection with the entry into this Agreement and the transactions contemplated hereby; provided that the Company shall pay or cause to be paid the reasonable and documented fees and expenses of (a) the counsel to the Initial Consenting Support Parties in accordance with that letter agreement, dated July 10, 2019, between Chinos A and Milbank, (b) financial advisors to the Initial Consenting Support Parties in accordance with that letter agreement dated June 17, 2019 between Chinos A, PJT Partners LP, and Milbank, and (c) the counsel to the Sponsors to the extent required under any management services or similar agreements, including the Amended and Restated Management Services Agreement dated July 13, 2017 between Holdings, Group, Chinos Intermediate, Inc., and Chinos B and the Management Services Agreement dated July 13, 2017 between Group, Chinos Intermediate, Inc., Chinos B, TPG, and LGP (provided that nothing in this Section 26 shall be deemed a waiver of the Sponsors’ right to payment of any other amounts under any management services or similar agreement).

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

CHINOS HOLDINGS, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

CHINOS INTERMEDIATE HOLDINGS A, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

CHINOS INTERMEDIATE HOLDINGS B, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

J.CREW GROUP, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

J. CREW OPERATING CORP.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

[Signature Page to Transaction Support Agreement]

J. CREW INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

[Signature Page to Transaction Support Agreement]

TPG CHINOS, L.P.

By: TPG Advisors VI, Inc., its General Partner

By:	/s/ Michael LaGatta
Name: Michael LaGatta Title: Vice President

TPG CHINOS CO-INVEST, L.P.

By: TPG Advisors VI, Inc., its General Partner

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

[Signature Page to Transaction Support Agreement]

GREEN EQUITY INVESTORS V, L.P.

By: GEI CAPITAL V, LLC, its General Partner

By:	/s/ Andrew Goldberg
Name: Andrew Goldberg Title: General Counsel

GREEN EQUITY INVESTORS SIDE V, L.P.

By: GEI CAPITAL V, LLC, its General Partner

By:	/s/ Andrew Goldberg
Name: Andrew Goldberg Title: General Counsel

LGP CHINO COINVEST LLC

By: Leonard Green & Partners, L.P., its Manager By: LGP Management, Inc., its general partner

By:	/s/ Andrew Goldberg
Name: Andrew Goldberg Title: General Counsel

[Signature Page to Transaction Support Agreement]

Anchorage Capital Group, L.L.C., on behalf of certain funds managed or advised by it or its affiliates

[Remainder of signature page redacted]

Davidson Kempner Capital Management LP, on behalf of certain of its affiliated funds and accounts

[Remainder of signature page redacted]

GSO CAPITAL PARTNERS LP, on behalf of funds managed or advised by it or its affiliates

[Remainder of signature page redacted]

Table of Exhibits

Exhibit	Document
1	Joinder

A	Transaction Term Sheet

B	SPV Operating Agreement

C	Exchange Agreement (Master Assignment and Assumption Agreement)

D	SPV A-Loans Term Sheet

E	SPV Subscription Agreement

F	Merger Agreement

G	BD Holdco Operating Agreement

H	Contribution Agreement

I-1	Amended Series A Certificate of Designation

I-2	Amended Series B Certificate of Designation

J	SPV Registration Rights Agreement

K-1	Madewell Investors’ Rights Agreement

K-2	J.Crew Investors’ Rights Agreement

L	Release Agreement

M-1	Separation Agreement

M-2	Transition Services Agreement

M-3	Employee Matters Agreement

M-4	Tax Matters Agreement

Exhibit 1

Joinder

FORM OF JOINDER AGREEMENT FOR CONSENTING SUPPORT PARTIES

This Joinder Agreement to the Transaction Support Agreement, dated as of [            ], 2019 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Company and the Consenting Support Parties, each as defined in the Agreement, is executed and delivered by                                      (the “Joining Party”) as of                     , 20    . Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Support Party” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of Claims and Interests set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Support Parties, as set forth in Section 9 of the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:

Name:
Title:

Principal Amount of the Term Loans: $_____________

Principal Amount of the IPCo Notes: $_____________

Amount of Series A Preferred Stock: _______________

Amount of Series B Preferred Stock: _______________

Amount of Common Stock: _______________

Notice Address:

Fax:
Attention:
Email:

Acknowledged:

CHINOS INTERMEDIATE HOLDINGS A, INC. (on behalf of the Company)

By:

Name:
Title:

Exhibit A

Transaction Term Sheet

Term Sheet Cash repayment of term loan, up to 100% of claim, equal to (a) the sum of (i) Madewell IPO and debt financing proceeds, (ii) $50mm of borrowings under the new J. Crew ABL, and (iii) $150mm sponsor new money investment less (b) the sum of (i) repayment of existing ABL, (ii) funding of the Restricted Cash Amount, and (iii) payment of transaction costs, including fees and cash taxes. Cash received pro rata calculated based on all term loan claims, regardless of consent, with the exception of the impact of over-subscribing term loan lenders. All accrued interest will be paid in cash. The “Restricted Cash Amount” means the gross amount of all future interest payments, including accrued amounts, through maturity of the IPCo Notes as of the transaction closing date. To the extent cash sources are sufficient to repay 100% of the term loan claim then borrowings under the new J. Crew ABL shall be reduced to zero prior to any reduction to the $150mm sponsor new money investment. Chinos SPV common equity will be allocated to parties who execute the RSA prior to December 13th as well as to the Sponsor(s) to the extent set forth in the Transaction Support Agreement. Plus such additional amount, if any, of Chinos SPV common equity as determined by (and allocated among) the Sponsors (the “Additional A-2 Equity”); provided that the Additional A-2 Equity, if any, together with any additional Chinos SPV common equity that may be issued as anti-dilution protection to the holders identified in clause (i), shall not (i) result in any person that is a Consenting Support Party that receives Chinos SPV common equity in exchange for Term Loans or Common Stock receiving less (on an actual or percentage basis) SPV common equity than such person would receive but for the Additional A-2 Equity issuance or (ii) have any adverse economic, tax, or other effect on any Consenting Support Party, as determined by the Initial Consenting Support Parties in their sole discretion.  If the Sponsors intend to cause Chinos SPV to issue Additional A-2 Equity, at least 14 business days prior to the consummation of the transactions related thereto, the Sponsors shall identify in writing to each Consenting Support Party the precise manner in which it intends to issue such Additional A-2 Equity and accomplish the result specified in clause (i) so that each Consenting Support Party can determine whether it will be adversely impacted (such notice, an “Additional A-2 Equity Notice” and the 14 business day period following delivery of such notice, an “Additional A-2 Equity Notice Period”).  No Additional A-2 Equity shall be issued unless each Initial Consenting Support Party (a) provides the Sponsors written notice approving such issuance or (b) fails to object by the expiration of the Additional A-2 Equity Notice Period. Summary Terms Term Loan Treatment (i) Exchange up to $420mm of term loans into New Series A-1 and (ii) receive the balance of par plus accrued interest claim in cash(1) Memo: Treatment applicable to all term loan claims, including those held by the Sponsor Sponsor New Money Investment Up to $150mm new money investment in New Series A-1 and/or New Series A-2 Allocation of $150mm between New Series A-1 and/or New Series A-2 at Sponsor’s discretion, subject to Maximum Series A-1 LTV of 61% at transaction close Memo: To the extent required the proposal contemplates up to $50mm of funding from the new J. Crew ABL to partially fund the Restricted Cash Amount(2) at IPCo(3) New Series A-1 Facility: Chinos SPV Senior Secured Term Loan due 5.5 years from issuance Collateral: First lien on retained (i) Madewell common equity and (ii) J. Crew common equity Financial Covenant: 61% LTV Covenant springing after 2.75 Years Coupon: Annual PIK rate from 9.0% - 14.0%, compounding semi-annually, based on LTV Grid Equity(4): 10.0% - 22.5% of Chinos SPV common equity based on LTV Grid (split pro-rata with A-2) New Series A-2 Facility: Same as New Series A-1 Collateral: Second lien on retained (i) Madewell common equity and (ii) J. Crew common equity Coupon: Same as New Series A-1 Equity(4): 10.0% - 22.5% of Chinos SPV common equity based on LTV Grid (split pro-rata with A-1)(5) 1

Term Sheet Summary Terms IPCo Notes Treatment IPCo Notes remain in place Existing collateral package to be modified to include (i) the Restricted Cash Amount and (ii) pledge of New Series B and D Cash received in respect of the New Series B and D will be applied to redeem, dollar-for-dollar, outstanding principal of the IPCo Notes, including any make-whole or other premiums New Series B Security: Chinos SPV Preferred Equity (Perpetual) Amount: Equal to the accrued IPCo intercompany note balance on the transaction date plus $50mm Priority: Third on retained (i) Madewell common equity and (ii) J. Crew common equity Dividend: None New Series D Security: Chinos SPV Preferred Equity (Perpetual) Amount: Equal to the principal amount of the IPCo Notes on the transaction date less the Series B amount Priority: Fifth on retained (i) Madewell common equity and (ii) J. Crew common equity Dividend: None 2

Summary Terms Existing Series A and B Preferred Stock Treatment Converted into New Series C New Series C Security: Chinos SPV Preferred Equity (Perpetual) Amount: Equal to the outstanding accrued balances on the transaction date Financial Covenant: TBD LTV covenant springing after 4 years Covenant levels to reflect Madewell LTV through New Series C of 115% at transaction close adjusted for PIK accretion on New Series A and C through applicable test dates(1) Priority: Fourth on (i) retained Madewell common equity and (ii) retained J. Crew common equity Dividend: Annual PIK rate from 12.5% - 17.5%, compounding semi-annually, based on LTV Grid 50 bps step-up after 36 months and additional 50 bps step-up every 6 months thereafter Other Terms Chinos SPV will be a LLC, and the LLC agreement will provide that it is managed by a board of directors, including one independent director whose approval is required for certain fundamental corporate actions (including a liquidation, wind-up, or bankruptcy filing), and may only engage in certain specified business activities. Transaction Thresholds Closing must occur by March 18, 2020 subject to permitted extensions as detailed in the Transaction Support Agreement Maximum Madewell LTV through New Series A-1 at transaction close: 61%(2) Maximum Madewell LTV through New Series D at transaction close: 130%(3) Term Sheet Calculated per Exhibit B to the LLC Agreement. For the avoidance of doubt, New Series A PIK accretion cannot exceed the amount that would accrue through the Series A maturity date. Calculated per the definition of Madewell LTV as detailed in the SPV A-Loans Term Sheet. Calculated per the definition of Madewell LTV as detailed in the SPV A-Loans Term Sheet, provided that the amount in clause (a)(i) of such definition includes the sum of the then outstanding principal amount (including all accrued and unpaid interest) of the New Series A-1 Term Loan, New Series A-2 Term Loan, New Series B Preferred Equity, New Series C Preferred Equity, and New Series D Preferred Equity, divided by the Madewell Collateral Percentage. 3

Term Sheet

LTV Grid

Madewell LTV Through New Series A-1			61%	57%	51%	45%	40%	≤ 35%
New Series A-1 & A-2	Coupon		14.0%	13.0%	12.0%	11.0%	10.0%	9.0%
	Equity		22.5%	20.0%	17.5%	15.0%	12.5%	10.0%
Madewell LTV Through New Series C		≥ 115%	103%	94%	86%	78%	71%	≤ 65%
New Series C	Coupon	17.5%	16.7%	15.8%	15.0%	14.2%	13.3%	12.5%

4

Term Sheet LTV Grid Coupon and Equity levels tied to Madewell LTV(1) calculated at transaction close Madewell LTV thresholds defined for New Series A-1 and New Series C, respectively Applicable levels to be interpolated linearly and rounded to the nearest 0.125% increment As defined in the SPV A-Loans Term Sheet and Exhibit B to the LLC Agreement for New Series A-1 and New Series C, respectively. 4

Exhibit B

SPV Operating Agreement

LIMITED LIABILITY COMPANY AGREEMENT

OF

[CHINOS SPV] LLC,

A DELAWARE LIMITED LIABILITY COMPANY

THE LIMITED LIABILITY COMPANY UNITS ISSUED IN ACCORDANCE WITH AND REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE DELAWARE SECURITIES ACT OR UNDER SIMILAR LAWS OR ACTS OF OTHER STATES IN RELIANCE UPON THE INAPPLICABILITY OF SUCH LAWS UNDER THE CIRCUMSTANCES AND/OR EXEMPTIONS UNDER THOSE ACTS. THESE UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER: (A) THIS LIMITED LIABILITY COMPANY AGREEMENT; AND (B) THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

DATED AS OF [●], 2020

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

[CHINOS SPV] LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of [Chinos SPV] LLC, a Delaware limited liability company (the “Company”) is entered into, and shall be effective, as of [●], 2020, by and among: (i) the Company, (ii) the Series B Member, (iii) the Series C Members, (iv) the Series D Member, (v) the Common Members, and (vi) such Persons as, from time to time hereafter become members of the Company pursuant to the terms hereof (together with each of the Series B Member, Series C Members, Series D Member, and Common Members, and any Person admitted as an additional or substitute member of the Company pursuant to the provisions of this Agreement, each, a “Member” and, collectively, the “Members” and together with the Company, each, a “Party” and, together, the “Parties”) and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of [●], 2020, by and among the Company, Chinos Holdings, Inc., a Delaware corporation (“Chinos”), [J.Crew Newco], a Delaware corporation (“J.Crew”), [Merger Sub 1], a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub 1”) and [Merger Sub 2], a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub 2”), Chinos consummated a series of transactions resulting in the legal and business separation of J.Crew from Chinos and other affiliated entities (collectively, the “Separation Transactions”);

WHEREAS, in connection with the Separation Transactions and other the transactions contemplated by the Merger Agreement:

(a) Merger Sub 1 merged with and into Chinos with Chinos surviving, pursuant to which the rights, titles and interests of: (i) each membership interest in Merger Sub 1 held by the Company was converted into common stock of Chinos (“Madewell Shares”); (ii) each share of common stock of Chinos was converted into Common Units; and (iii) each share of Series A Preferred Stock of Chinos and Series B Preferred Stock of Chinos was converted into Series C Units (collectively, the “Chinos Merger”);

(b) Merger Sub 2 merged with and into J.Crew with J.Crew surviving, pursuant to which the rights, titles and interests of: (i) each membership interest in Merger Sub 2 held by the Company was converted into voting common stock of J.Crew, (ii) each share of voting common stock of J.Crew was converted into Common Units, and (iii) each share of non-voting common stock of J.Crew remained outstanding in accordance with its terms (the “J. Crew Merger”); and

(c) as a result of the Chinos Merger and J.Crew Merger, Chinos and J.Crew (other than certain non-voting common shares) became wholly-owned Subsidiaries of the Company;

WHEREAS, the lenders party (the “Term Lenders”) to that certain Amended and Restated Credit Agreement, dated March 5, 2014 (as amended, the “Term Loan Agreement”), by and among Chinos Intermediate Holdings B, Inc., the Term Lenders and Wilmington Savings Fund Society, FSB as successor administrative agent, have entered into a master assumption and assignment agreement dated as of the date hereof (the “Exchange Agreement”), pursuant to which certain Term Lenders parties thereto exchanged a portion of the term loans under the Term Loan Agreement (the “Exchanged Term Loan”) for (a) new loans owing by the Company pursuant to, and in accordance with, that certain Credit Agreement, dated as of the date hereof, by and among, inter alios, the Company, as borrower, the lenders parties thereto from time, and [●], as administrative agent for such lenders (the “Series A-1 Credit Agreement”, and the loans owing thereunder, the “Series A-1 Loans”), and (b) Common Units (the “Term Loan Exchange”);

WHEREAS, immediately following the Term Loan Exchange, the Company contributed, transferred and assigned to Chinos, and Chinos accepted, the Company’s rights, titles and interests in and to the Exchanged Term Loan for cancellation;

WHEREAS, TPG Chinos, L.P. and TPG Chinos Co-Invest, L.P. (together, “TPG”), and Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., LGP Chino Coinvest LLC (collectively, “LGP”), have each entered into (a) a Subscription Agreement, dated as of the date hereof (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”), pursuant to which each of TPG and LGP are purchasing Common Units, (b) the Series A-1 Credit Agreement, pursuant to, and in accordance with, which each of TPG and LGP are making Series A-1 Loans, and (c) that certain Credit Agreement, dated as of the date hereof, by and among, inter alios, the Company, as borrower, the lenders parties thereto from time, and [●], as administrative agent for such lenders (the “Series A-2 Credit Agreement”), pursuant to, and in accordance with, which each of TPG and LGP are making new loans owing by the Company (the “Series A-2 Loans”);

WHEREAS, the Company has issued to [BD Holdco], a Delaware limited liability company and wholly-owned Subsidiary of the Company (“BD Holdco”), the Series B Units and Series D Units;

WHEREAS, BD Holdco and J.Crew Brand, LLC (“Brand”) have entered into that certain contribution agreement, dated as of the date hereof (the “Contribution Agreement”) providing for BD Holdco to contribute to Brand any distributions made to BD Holdco as the Holder of Series B Units and Series D Units;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Separation Transactions, the Chinos Merger and the J.Crew Merger, the Exchange Agreement, the Subscription Agreements and the Contribution Agreement (collectively, the “Transaction Agreements”) and simultaneously with the Closing, the Company and the Members wish to set forth certain rights and obligations of each Member and provide for the governance of the Company, in each case, in accordance with and pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Act” shall have the meaning set forth in the preamble to this Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adverse Person” means Persons listed on Schedule 1 attached hereto, which may be updated by the Board of Managers from time to time in good faith to include any Person who, either directly or through an Affiliate, is actively engaged in a Competitive Business, which updates shall not constitute an amendment of this Agreement.

“Affiliate” means (a) with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person or (b) any spouse, child, grandchild, parent, grandparent or sibling of a Holder or a trust or other entity for their benefit; provided, however, that, with respect to the Sponsor Members, portfolio companies of a private equity fund shall not be considered Affiliates of such private equity fund or such Sponsor Members. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Amended Tag-Along Notice” shall have the meaning set forth in Section 5.2(d).

“Applicable Federal Rate” means the interest rate specified for debt instruments of equivalent terms pursuant to Code Section 1274(d)(1).

“Arbitration” shall have the meaning set forth in Section 12.3(a).

“Arbitrator” shall have the meaning set forth in Section 12.3(d).

“Award” shall have the meaning set forth in Section 12.3(g).

“Bad Leaver Price” shall have the meaning set forth in Section 5.5(c).

“BD Holdco” shall have the meaning set forth in the preamble to this Agreement.

“Board of Managers” or “Board” means the board of managers of the Company.

“Brand” shall have the meaning set forth in the preamble to this Agreement.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Business Opportunities Exempt Parties” shall have the meaning set forth in Section 11.8.

“Capital Account” shall have the meaning set forth in Section 3.3.

“Capital Contributions” means with respect to any Member, the sum of the amount of cash and the Gross Asset Value (on the date contributed) of any property (other than money) contributed to the Company by such Member (or its predecessors in interest) with respect to the Units held by such Member.

“Cause” with respect to Units held by Management Members, means (a) in the case of any Management Member who is party to an employment, severance-benefit, change in control or similar agreement that contains a definition of “Cause,” the definition set forth in such agreement shall apply with respect to such Management Member under this Agreement during the term of such agreement, and (b) in the case of any other Management Member, (i) a material breach by the Management Member of his or her service agreement with the Company or an Affiliate of the Company, any equity grant agreement, or any material policy of the Company or its Affiliates generally applicable to similarly situated service providers of the Company or its Affiliates, (ii) the failure by the Management Member to reasonably and substantially perform his or her duties to the Company or any of its Affiliates, which failure is materially damaging to the financial condition or reputation of the Company or its Affiliates, (iii) the Management Member’s willful misconduct or gross negligence which is injurious to the Company or an Affiliate of the Company, or (iv) the indictment of the Management Member for a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall permit the Management Member no less than 30 days to cure such breach or failure if reasonably susceptible to cure. For the avoidance of doubt, if a Management Member is party to an employment, severance-benefit, change in control or similar agreement that contains a definition of “Cause,” the determination as to whether Cause exists, and any procedures (including any due process rights) that are required to be followed prior to a termination for Cause, shall be made in accordance with the terms of such agreement.

“Chinos” shall have the meaning set forth in the Recitals.

“Chinos Merger” shall have the meaning set forth in the Recitals.

“Closing” shall have the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Member” means each Person admitted to the Company as a Common Member with respect to the Common Units held by such Person, and any other Person admitted as an additional Member or substitute Common Member with respect to any Common Units; provided, however, that, in each case, such Person’s name is added from time to time to Exhibit A hereto as a Common Member.

“Common Units” shall have the meaning set forth in Section 3.4(a).

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Expenses” means any and all expenses, costs and liabilities incurred by or on behalf of the Company in the ordinary conduct of the business of the Company in accordance with the provisions hereof, including: (a) all routine administrative and overhead expenses, including fees of auditors, attorneys and other professionals, expenses incurred by the Tax Matters Representative, and expenses associated with the maintenance of books and records and communications with Members; (b) all expenses incurred in connection with any litigation and the amount of any judgment or settlement paid in connection therewith; (c) all expenses for indemnity or contribution payable by the Company pursuant to Article XI; (d) all expenses incurred in connection with any indebtedness; and (e) all expenses incurred in connection with dissolution and liquidation.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Subsidiaries” means any business entity of which the Company and/or any of its subsidiaries directly or indirectly owns at such time more than 50% of the outstanding voting equity interests of such entity.

“Compete” means, with respect to a Management Member, the breach by such Management Member of any non-competition or non-solicitation covenant or a material breach of any confidentiality, non-disclosure or other similar covenant made by such Management Member in favor of the Company or any Company Subsidiary, and “Competes”, “Competed” and “Competition” will each have a correlative meaning.

“Competitive Business” means (a) any business engaged in the design, contract for manufacture, marketing and sale of women’s and men’s apparel, shoes and accessories under the Madewell or J.Crew brand name, through retail stores, website and e-commerce platform and through select partners, and (b) any other business engaged in by the Company or the Company Subsidiaries, including Chinos and J.Crew, as of the date of determination.

“Confidential Information” means all information, in any form or medium, that relates to the business, operations, affairs, financial arrangements, products, services, research or development of the Company or any Company Subsidiary, and its and their suppliers, customers or advertisers, including: (a) compilations of data (whether in whole or in part) and all analyses, processes, methods, techniques, systems, formulae, research, records, reports, manuals, documentation and models relating thereto, (b) computer software, documentation and databases (whether existing or in various stages of research and development), (c) identities of and information about the Company’s and Company Subsidiaries’ suppliers, customers and advertisers and their confidential information, (d) inventions, designs, developments, devices, methods and processes (whether or not reduced to practice), (e) internal business information, including, without limitation, information relating to strategic and staffing plans and practices (including information with respect to potential acquisition targets), marketing, promotional and sales plans, practices or programs, training practices and programs, cost and pricing structure, and accounting and business methods, (f) all copyrightable works, and (g) all similar or related information. Notwithstanding the immediately foregoing sentence, the term “Confidential Information” shall not include information with respect to the Company or any Company Subsidiaries that (i) becomes generally available to the public, other than as a result of disclosure by a Member in violation of this Agreement or any other agreement between the Company or Company Subsidiaries and such Member, (ii) becomes available to such Member on a non-confidential basis from a source other than the Company or Company Subsidiaries, which is not known to be subject to or bound by a contractual, legal or fiduciary obligation of confidentiality to the Company, any Company Subsidiaries or another Person with respect to such information, (iii) the Company agrees in writing that such information may be disclosed, or (iv) is required to be disclosed (A) by law or (B) in response to (x) any subpoena, (y) other legal process or (z) any regulatory or other governmental authority’s investigative demand; provided, however, that, any such disclosures shall be made only to the Person to whom the disclosure is required as set forth above in this clause (iv) and (unless legally prohibited by any law, regulation or court order) after prompt written notice to the Company of the required disclosure. Information shall not be deemed to be excluded from the meaning of “Confidential Information” merely because individual portions or components of such information are publicly known or available. If Confidential Information is to be disclosed pursuant to clause (iv) above, the disclosing Member agrees to cooperate with the Company (at the Company’s expense), if the Company should seek to prevent such disclosure or obtain an order or other reliable assurance that confidential treatment shall be accorded to designated portions of the Confidential Information.

“Contribution Agreement” shall have the meaning set forth in the Recitals.

“Cost” means, (a) with respect to any Restricted Common Units or Common Units that were converted from shares of common stock of Chinos pursuant to the Chinos Merger that were previously subject to vesting restrictions, $0, and (b) with respect to all other Common Units, the price paid for the shares of common stock of Chinos that were converted to such Common Units pursuant to the Chinos Merger.

“Default Manager” shall have the meaning set forth in Section 6.1(c).

“Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such fiscal year, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such fiscal year and which difference is being eliminated by use of the “remedial allocation method” as defined by Regulations Section 1.704-3(d), Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, that, if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Disability” means, with respect to any Management Member holding Units, (a) in the case of any Management Member who is a party to an employment or severance-benefit agreement that contains a definition of “Disability,” the definition set forth in such agreement will apply with respect to such Management Member under this Agreement during the term of such agreement, and (b) in the case of any other Management Member, a disability that would entitle a Management Member to long-term disability benefits under the Company’s long-term disability plan in which the Management Member participates. Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A of the Code would be payable by reason of Disability, the term “Disability” will mean a disability described in Treas. Regs. Section 1.409A-3(i)(4)(i)(A).

“Dispute” shall have the meaning set forth in Section 12.3(a).

“Distribution-in-Kind” shall have the meaning set forth in Section 8.2, and “Distributed-in-Kind” shall have a correlative meaning.

“DRAA” shall have the meaning set forth in Section 12.3(a).

“Effective Date” shall have the meaning set forth in the Series A-1 Credit Agreement.

“Equity Securities” means all forms of equity securities in the Company, its Subsidiaries or their successors (including, without limitation, Units), all equity or debt securities convertible into or exchangeable for equity securities in the Company, its Subsidiaries or their successors, and all options, warrants, and other rights to purchase or otherwise acquire equity securities, or securities convertible into or exchangeable for equity securities, from the Company, its Subsidiaries or their successors.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agreement” shall have the meaning set forth in the Recitals.

“Exchanged Term Loan” shall have the meaning set forth in the Recitals.

“Financial Statements” means either (a) the unaudited consolidated quarterly financial reports of the Company and its consolidated subsidiaries for the first three fiscal quarters of each year, or (b) audited consolidated annual financial reports of the Company and its consolidated subsidiaries (or, if the Board of Managers elects not to cause such financial reports to be audited, unaudited consolidated annual financial reports of the Company and its consolidated subsidiaries).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the Gross Asset Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as reasonably determined in good faith by the Board of Managers at the time of contribution;

(b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined in good faith by the Board of Managers, as of the following times: (i) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to the Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the grant of Common Units (other than a de minimis interest); and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that, the adjustments pursuant to clauses (i), (ii), (iii) and (iv) above shall be made only if the Board of Managers reasonably determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined in good faith by the Board of Managers; and

(d) the Gross Asset Value of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Net Income” and “Net Loss” herein or Section 7.3(f); provided, however, that, Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Board of Managers reasonably determines in good faith that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of a Company asset has been reasonably determined in good faith or adjusted pursuant to clause (a), (b), or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Loss.

“Holder” means any Member that is a holder of Units and any successor Member that is a holder of Units as a result of a Transfer permitted hereunder.

“Indemnified Person” shall have the meaning set forth in Section 11.1.

“Indemnity Obligations” shall have the meaning set forth in Section 11.6.

“Investor Parties” shall have the meaning set forth in Section 11.6.

“IPCo Noteholders” means the holders of the IPCo Notes.

“IPCo Notes” means the 13.00% Senior Secured Notes due 2021 and the 13.00% Senior Secured New Money Notes due 2021 issued by J.Crew Brand Corp., an indirect wholly-owned subsidiary of the Company, and Brand, under the two indentures dated July 13, 2017.

“J.Crew” shall have the meaning set forth in the Recitals.

“J.Crew Merger” shall have the meaning set forth in the Recitals.

“J.Crew Shares” means the shares of capital stock of J.Crew.

“Lender Members” means each Term Lender admitted to the Company as a Common Member with respect to the Common Units held by such Term Lender, and any transferee of any of their Common Units in a Transfer permitted hereunder.

“LGP” shall have the meaning set forth in the Recitals.

“LGP Member” means, collectively, LGP, and any transferee of any of their Units in a Transfer permitted hereunder.

“Madewell LTV” shall have the meaning set forth in Exhibit B hereto.

“Madewell Shares” shall have the meaning set forth in the Recitals.

“Major Series C Holder” means a Holder of at least [20]% in interest of the outstanding Series C Units, excluding the Sponsor Members and their Affiliates.

“Management Call Group” shall have the meaning set forth in Section 5.5(a).

“Management Call Notice” shall have the meaning set forth in Section 5.5(d).

“Management Call Option” shall have the meaning set forth in Section 5.5(a).

“Management Closing” shall have the meaning set forth in Section 5.5(g).

“Management Member” means each Person admitted to the Company as a Management Member with respect to Units held by such Person, and any other Person admitted as an additional or substitute Management Member; provided, however, that, in each case, such Person’s name shall be added from time to time to Exhibit A hereto as a Management Member; provided, further, that, each Management Member must be an individual that is a current or former employee, officer or director of, or provide consulting services to or for the benefit of, the Company or the Company Subsidiaries at the time of such Management Member’s admission to the Company.

“Manager” means each individual appointed to the Board of Managers in the manner provided in this Agreement, in their capacities as managers of the Company. A Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Management Units” means, with respect to a Management Member (or a Person to whom any Management Units were originally issued at the request of such Management Member) or direct or indirect Permitted Transferee of a Management Member (or any such Person to whom any Management Units were originally issued at the request of such Management Member), all of the Common Units and Restricted Common Units held by such Management Member, Person or Permitted Transferee, as applicable.

“Member Nonrecourse Debt” shall have the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Members” shall have the meaning set forth in the recitals to this Agreement, and includes any Person admitted as an additional or substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Merger Sub 1” shall have the meaning set forth in the Recitals.

“Merger Sub 2” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Net Income” and “Net Loss” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such fiscal year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-(1)(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subdivisions (b) or (c) of the definition of “Gross Asset Value” herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with the definition of “Depreciation” herein;

(f) to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company or pursuant to Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) any items which are specially allocated pursuant to the provisions of Section 7.3 shall not be taken into account in computing Net Income or Net Loss.

“Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.752-1(a)(2).

“Officers” shall have the meaning set forth in Section 6.2(a).

“Original Issue Price” means the original issuance price of a Unit as reflected in the books and records of the Company. For the avoidance of doubt, the original issue price of any Unit may be different depending on when such Units were issued.

“Party” shall have the meaning set forth in the preamble to this Agreement.

“Permitted Series A-1 Madewell LTV” shall have the meaning set forth in Exhibit B hereto.

“Permitted Series C Madewell LTV” shall have the meaning set forth in Exhibit B hereto.

“Permitted Transfer” shall have the meaning set forth in Section 5.1(b).

“Permitted Transferee” means any person who shall have acquired and who shall hold Units pursuant to a Permitted Transfer.

“Person” means a natural person, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity, association or group.

“Proceeding” shall have the meaning set forth in Section 11.1.

“Prohibited Asset” means (a) an equity interest in a “partnership,” grantor trust or entity that is disregarded as separate from its owner (other than BD Holdco), in each case for U.S. federal, state or local income tax purposes, (b) a residual interest in a “REMIC” (as such term is defined in the Code), and (c) a “United States real property interest” (as such term is defined in the Code), including an equity interest in a United States real property holding corporation.

“Regulations” means the Income Tax Regulations promulgated under the Code, as amended from time to time.

“Replacement Arbitrator” shall have the meaning set forth in Section 12.3(d).

“Restricted Common Units” means Common Units that are unvested as of the time of determination.

“Retirement” means retirement from active employment with the Company or an Affiliate of the Company after age 65, or after age 55 and completion of at least 5 years of employment with the Company or an Affiliate of the Company, as applicable.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation Transactions” shall have the meaning set forth in the Recitals.

“Series A-1 Credit Agreement” shall have the meaning set forth in the Recitals.

“Series A-1 Loans” shall have the meaning set forth in the Recitals.

“Series A-1 Majority” shall have the meaning set forth in Section 6.1(c).

“Series A-2 Credit Agreement” shall have the meaning set forth in the Recitals.

“Series A-2 Loans” shall have the meaning set forth in the Recitals.

“Series B Member” means BD Holdco, for so long as it holds Series B Units.

“Series B Preference” means, at any time of determination, an amount equal to (a) $[●], less (b) the aggregate amount of any prior distributions pursuant to Section 8.1(a)(i) in respect of the Series B Units (but not below zero).

“Series B Units” shall have the meaning set forth in Section 3.4.

“Series C Member” means each Person admitted to the Company as a Series C Member with respect to the Series C Units held by such Person or a transferee of any of the Series C Units in a Transfer permitted hereunder; provided, however, that, in each case, such Person’s name is added from time to time to Exhibit A hereto as a Series C Member.

“Series C Preferred Return Rate” means [●]%; provided, that, such rate shall be increased to [●]% on the third anniversary of the Closing, and incrementally increased by 0.05% each successive six-month period thereafter.

“Series C Preference” means, at any time of determination, an amount per Series C Unit equal to (a) the Original Issue Price of such Series C Unit, less (b) the aggregate amount of any prior distributions pursuant to Section 8.1(a)(iii) in respect of such Series C Unit (but not below zero).

“Series C Preferred Return” means, at any time of determination, an amount per Series C Unit equal to (a) the Series C Preferred Return Rate per annum, compounded daily, of the Series C Preference of such Series C Unit, less (b) the aggregate amount of any prior distributions pursuant to Section 8.1(a)(i) in respect of such Series C Unit (but not below zero).

“Series C Units” shall have the meaning set forth in Section 3.4(a).

“Series D Member” means BD Holdco, for so long as it holds Series D Units.

“Series D Preference” means, at any time of determination, an amount equal to (a) $[●], less (b) the aggregate amount of any prior distributions pursuant to Section 8.1(a)(iv) in respect of the Series D Units (but not below zero).

“Series D Units” shall have the meaning set forth in Section 3.4.

“Sponsor Liquidity Right” shall have the meaning set forth in Section 5.3(b).

“Sponsor Managers” shall have the meaning set forth in Section 6.1(b)(i).

“Sponsor Members” means, collectively, the TPG Member and the LGP Member.

“Sponsor Sale” shall have the meaning set forth in Section 5.4.

“Subscription Agreement” shall have the meaning set forth in the Recitals.

“Tag-Along Notice” shall have the meaning set forth in Section 5.2(d).

“Tag-Along Response Notice” shall have the meaning set forth in Section 5.2(d).

“Tag-Along Transferee” means a Person to which a Sponsor Member Transfers any of the Common Units held by such Sponsor Member in a Tag Sale.

“Tag Sale” means a Transfer by any Sponsor Member of any Common Units held by such Sponsor Member which results in the Sponsor Members ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least a majority of the aggregate Common Units

“Tax Distribution Member” shall mean each Member set forth on Exhibit C.1

“Tax Matters Representative” shall have the meaning set forth in Section 7.6(a).

“Temporary Investments” means (a) cash or cash equivalents, (b) marketable direct obligations issued or unconditionally guaranteed by the United States, or issued by any agency thereof, maturing within one year from the date of acquisition thereof, (c) money market instruments, commercial paper or other short term debt obligations having at the date of purchase by the Company the highest or second highest rating obtainable from either Standard & Poor’s Ratings Services or Moody’s Investors Services, Inc., or their respective successors, (d) interest bearing accounts at a registered broker-dealer, (e) money market mutual funds, (f) certificates of deposit maturing within one year from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia, each having at the date of acquisition by the Company combined capital and surplus of not less than $500 million, (g) overnight repurchase agreements with primary Federal Reserve Bank dealers collateralized by direct U.S. Government obligations or (h) pooled investment funds or accounts that invest only in investments other than securities or instruments of the type described in clauses (a) through (d) of this definition.

“Term Lenders” shall have the meaning set forth in the Recitals.

“Term Loan Agreement” shall have the meaning set forth in the Recitals.

“Term Loan Exchange” shall have the meaning set forth in the Recitals.

“TPG” shall have the meaning set forth in the Recitals.

“TPG Member” means, collectively, TPG, and any transferee of any of their Units in a Transfer permitted hereunder.

“Transaction Agreements” shall have the meaning set forth in the Recitals.

[1]	Note to Draft: Exhibit C to list the Members who are lenders of Series A-1 Loans and Series A-2 Loans at Closing.

“Transfer” means, with respect to any Units, (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Units or any participation, rights or interest therein, whether directly or indirectly, whether voluntary or involuntary, by operation of law or otherwise, or agree or commit to do any of the foregoing and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Units or any participation, rights or interest therein, in each case whether directly or indirectly, whether voluntary or involuntary, by operation of law or otherwise, or any agreement or commitment to do any of the foregoing.

“Units” means each Series B Unit, Series C Unit, Series D Unit, Common Unit and any other class of membership interests in the Company and which may from time to time be outstanding.

“Voting Majority” shall have the meaning set forth in Section 4.2.

“Voting Members” shall have the meaning set forth in Section 4.2.

Section 1.2. Other Definitional Provisions. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(c) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit annexed hereto or referred to herein but not otherwise defined in such Schedule or Exhibit shall be defined as set forth in this Agreement.

(d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h) Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

ORGANIZATION, PURPOSE AND POWERS

Section 2.1. Name. The name of the Company is [Chinos SPV] LLC.

Section 2.2. Certificate of Formation. The Company was formed under the Act by the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.

Section 2.3. Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted and promoted by the Company is, (a) holding and disposing of equity securities of Chinos and J.Crew (and derivatives thereof) and engaging in any and all lawful activities reasonably necessary, appropriate, proper, advisable, convenient, incidental or ancillary thereto, including exercising of the rights and powers provided for in this Agreement or any Transaction Agreement, for the furtherance of the purposes and business described herein and for the protection and benefit of the Company, (b) borrowing the Series A-1 Loans and the Series A-2 Loans, and (c) issuing any Equity Securities of the Company.

Section 2.4. Powers. Subject to the limitations otherwise provided for herein, including those set forth in Section 7.5(f)(iv), the Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.

Section 2.5. Principal Office. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Board of Managers.

Section 2.6. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

Section 2.7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

Section 2.8. Qualification in Other Jurisdictions. The Board of Managers shall authorize the Company to be registered or qualified under its own name or under an assumed or fictitious name pursuant to a foreign limited liability company statute or similar laws in any jurisdictions in which the Company owns property or transacts business if such registration or qualification is necessary to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business in such jurisdiction. Any Officer authorized in accordance with the foregoing sentence shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to register or qualify as provided in the foregoing sentence.

Section 2.9. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company on [●], 2020 in accordance with the Act and shall continue until dissolution of the Company in accordance with Article X of this Agreement.

Section 2.10. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members, Managers, Officers, employees or agents of the Company (including a Person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

ARTICLE III

CAPITALIZATION AND CAPITAL CONTRIBUTIONS

Section 3.1. Initial Capital Contributions. The Members and their respective Capital Accounts and Units as of the date hereof (after giving effect to the transactions contemplated by the Transaction Agreements) are as set forth on Exhibit A attached hereto.

Section 3.2. Additional Contributions. No Member is required, under any circumstances, to make any additional Capital Contributions to the Company. The provisions of this Agreement, including this Section 3.2, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 3.3. Capital Accounts. With respect to each Member, a capital account shall be maintained on the books of the Company in accordance with Regulations Section 1.704-1(b)(2)(iv) (a “Capital Account”). Each Capital Account shall be adjusted to reflect such Member’s share of allocations and distributions as provided in Articles VII, VIII, and X of this Agreement, and any additional Capital Contributions to the Company or withdrawals of capital from the Company, including, in such adjustments, the consequences of liabilities assumed, or which are secured by property contributed or distributed, and taking into account Code Section 752(c) and any other applicable provision of the Code and related Regulations. Such Capital Account maintenance provisions, together with the other provisions of this Agreement are intended to and shall further be interpreted and adjusted to comply with the Regulations under Code Section 704(b), and in particular with Regulations Section 1.704-1(b), as determined in good faith by the Board of Managers. Members will have no obligation to restore any negative balance in their respective Capital Account at any time during the term of the Company or upon dissolution and liquidation. Except as otherwise provided in the Regulations, a transferee of all or a portion of a Member’s Units shall succeed to the Capital Account of the transferor to the extent allocable to the transferred Units.

Section 3.4. Units.

(a) Units Generally. Each Member’s limited liability company interests in the Company shall be represented by Units. The total number of Units that the Company shall have authority to issue is [•] Units, classified as:

(i) [●] Series B Units (the “Series B Units”);

(ii) [●] Series C Units (the “Series C Units”);

(iii) [●] Series D Units (the “Series D Units”); and

(iv) [●] Common Units (“Common Units”).

The number of Units issued to each Member in respect of such Member’s Capital Account on the date hereof (after giving effect to the transactions contemplated by the Subscription Agreements, the Contribution Agreement and the Exchange Agreement) is set forth opposite their respective names on Exhibit A attached hereto. The Units do not need to be certificated.

(b) Additional Units. Subject to Section 4.9(b)(i), the Board of Managers may (i) increase the total number of Units that the Company shall have authority to issue, (ii) authorize, create and issue Units of different classes (which may be existing classes or new classes), (iii) admit Persons as Members in exchange for such contributions to capital or such other consideration (including past or future services), and (iv) amend this Agreement to create new classes of Units or reflect any rights of such additional Members, in each case, on such terms and conditions as the Board of Managers deems appropriate. Promptly following the issuance of Units the Board of Managers shall cause the books and records of the Company and Exhibit A attached hereto to be amended, which shall not constitute an amendment of this Agreement, to reflect the number and classes of Units issued and, in the case of Units issued other than in connection with the performance of services for the Company, the capital contribution per Unit. Upon issuance of the Units as provided in this Agreement, the Units shall be deemed to be duly authorized, validly issued, fully paid and nonassessable.

Section 3.5. Certain Payments. Under the Act, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article VIII or Article X shall be deemed to constitute money or other property paid or distributed in violation of the Act, and the Members agree that each such distribution shall constitute a compromise of the Members within the meaning of Section 18-502(b) of the Act, and, to the fullest extent permitted by law, the Member receiving such distribution shall not be required to return to any Person any such money or property, except as otherwise expressly set forth herein. If, however, any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of the other Members, and, when funded, shall constitute a Capital Contribution to the Company by such Member.

ARTICLE IV

MEMBERS; VOTING; APPROVAL RIGHTS

Section 4.1. Members. The name and the mailing address of each Member is set forth below his, her or its name on Exhibit A attached hereto, which Exhibit A shall be amended from time to time in accordance with this Agreement to reflect the addition, substitution, withdrawal or resignation of any Member as permitted under the terms of this Agreement.

Section 4.2. Consent. Unless otherwise expressly provided herein, the consent of the Members for purposes of this Agreement may be obtained:

(a) at any meeting of the Common Members (collectively, the “Voting Members”); provided, that, Holders of a majority in interest of the outstanding Common Units (collectively, a “Voting Majority”) are present at such meeting and that a Voting Majority votes in favor of the matter being voted upon, or

(b) by the written consent of a Voting Majority; provided, that, the Company shall provide prompt written notice of any action taken by written consent of a Voting Majority to all Voting Members that did not execute such consent.

Section 4.3. Meetings. Any matter requiring the approval or consent of the Voting Members pursuant to this Agreement may be considered at a meeting of the Voting Members held not less than 24 hours after notification thereof shall have been given by the Board of Managers to the Voting Members. Such notification may be given by the Board of Managers, in its discretion, at any time. Any such notification shall state briefly the purpose, time and place of the meeting. All such meetings shall be held within or outside the State of the Company’s principal place of business at such reasonable place as the Board of Managers shall designate and during normal business hours. To the fullest extent permitted by applicable law, any meeting may be held by conference telephone or similar communication equipment so long as all Voting Members participating in the meeting can hear one another, and all Voting Members participating by telephone or similar communication equipment shall be deemed to be present in person at the meeting. Any Voting Member may waive such notice by executing a written waiver. Attendance at a meeting of Voting Members is deemed to be a waiver of notice. A Voting Member may act in person or by written proxy at any meeting of the Voting Members.

Section 4.4. Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting (or notice) if the action is evidenced by one or more written consents describing the action to be taken by the Voting Members that are signed by a Voting Majority. Action taken under this Section 4.4 is effective when the requisite number of Voting Members required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining the Voting Members entitled to take action without a meeting is the date the first Voting Member signs and delivers to the Company a written consent. An electronic mail or similar transmission by a Voting Member, or other electronic reproduction of a writing signed by a Voting Member, shall be regarded as signed by the Voting Member for purposes of this Section 4.4.

Section 4.5. Admission of Additional Members. Subject to Article V and Section 7.5(d)(ii), one or more additional or substitute members of the Company may be admitted to the Company as a Member with the approval of the Board of Managers. Subject to the foregoing sentence, any additional or substitute member shall be admitted to the Company as a Member upon his, her or its execution of a counterpart signature page to this Agreement. If a Member Transfers all of his, her or its limited liability company interest in the Company pursuant to the terms of this Agreement, such admission shall be deemed effective immediately prior to such Transfer and, immediately following such admission, the transferor Member shall cease to be a Member.

Section 4.6. Voting Rights. Each Voting Member shall have the right to one vote per full Common Unit, as applicable, held by him, her or it.

Section 4.7. No Management or Dissent Rights. Except as set forth herein or otherwise required by law, no Member shall have any right to take part in the management or operation of the Company other than through the Managers appointed by the Members having the right to designate Managers to the Board of Managers. No Member shall, without the prior written approval of the Board of Managers, take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for actions expressly authorized by the terms of this Agreement. Members shall not be entitled to any rights to have dissenters rights to compensation or seek appraisal with respect to any transaction, including the merger or consolidation of the Company with any Person.

Section 4.8. Bankruptcy of a Member. The occurrence of any event set forth in Section 18-304 of the Act with respect to a Member shall not cause a dissolution of the Company, but the rights of such Member to receive distributions shall, on the happening of such an event, devolve on its successor, administrator or other legal representative for the purpose of settling its estate or administering its property, and the Company shall continue as a limited liability company. The successor or estate of any bankrupt Member described in the preceding sentence shall be liable for all the obligations of such Member.

Section 4.9. Member Approval Rights.

(a) Affiliate Transactions. Notwithstanding anything in this Agreement to the contrary and subject to Section 6.3, the Company shall not enter into or become a party to any transaction with any Sponsor Member (or any of their respective Affiliates), or amend, modify, or waive any requirements under existing affiliate arrangements or agreements with any Sponsor Member (or any of their respective Affiliates) without the prior written consent of the Holders of the majority in interest of the outstanding (i) Series C Units, excluding all Series C Units held by a Sponsor Member or any of its respective Affiliates, and (ii) Common Units, excluding all Common Units held by a Sponsor Member or any of its respective Affiliates, each voting as a separate class, except for any transaction entered into in connection with the exercise of rights under this Agreement, any Transaction Agreement or any other agreement, arrangement or transaction existing as of the date of this Agreement.

(b) Fundamental Matters. Notwithstanding anything in this Agreement to the contrary, the following actions by the Company shall require the consent of the Holders of 66 2⁄3% in interest of the outstanding (x) Common Units, excluding all Common Units held by a Sponsor Member or any of its respective Affiliates, and (y) Series C Units, excluding all Series C Units held by a Sponsor Member or any of its respective Affiliates, each voting as a separate class:

(i) except for any distributions made pursuant to Section 4.10 or Section 5.5, making any distributions to Members in a manner different than as set forth in Article VIII; and

(ii) purchasing or redeeming any Units other than pro rata purchases or redemptions so long as no Units ranking senior to such Units being repurchased or redeemed are outstanding.

(c) Series A-1 Credit Agreement Consents. For so long as any of the Series C Preferences with respect to any of the Series C Units are greater than zero, and notwithstanding anything in this Agreement to the contrary, the Company shall not (i) take (or permit to be taken), nor shall it permit any of its Restricted Subsidiaries (as defined in the Series A-1 Credit Agreement) to take (or permit to be taken) any action that would be prohibited by Article [●] of the Series A-1 Credit Agreement as in effect as of the Effective Date, or (ii) effect any amendment, waiver, consent, modification or supplement with respect to such Article [●] of the Series A-1 Credit Agreement as in effect as of the Effective Date, in each case, without the prior written consent of a majority in interest, as of any date of determination, of the outstanding Series C Units, excluding, for purposes of such calculation, all Series C Units held as of such date of determination by a Sponsor Member or any Affiliate thereof (the “Series C Majority”); provided, that, for purposes of this Section 4.9(c), and for so long as any of the Series C Preferences with respect to any of the Series C Units are greater than zero, such prohibitions shall remain in effect without regard to whether or not any obligations under the Series A-1 Credit Agreement remain unpaid or unsatisfied and whether or not the Series A-1 Credit Agreement is amended, modified or terminated subsequent to the Effective Date, other than any amendment, waiver, consent, modification or supplement effected in compliance with this this Section 4.9(c).

(d) Priority Issuances. Notwithstanding anything in this Agreement to the contrary, the Company shall not issue any Equity Securities of the Company ranking pari passu or senior to:

(i) the Series B Units without the consent of the Series B Member;

(ii) the Series C Units without the consent of the Holders of 66 2⁄3% in interest of the outstanding Series C Units;

(iii) the Series D Units without the consent of the Series D Member; or

(iv) the Common without the consent of the Holders of 66 2⁄3% in interest of the outstanding Common Units, in each case, voting as a separate class.

Section 4.10. Member Withdrawals.

(a) Required Withdrawal. If, at any time that the Company is, in the reasonable judgment of the Board of Managers based on the advice of counsel, an “investment company” under the Investment Company Act, a Member may be required to withdraw from the Company at the direction of the Board of Managers, in whole or in part, based upon advice of duly qualified counsel reasonably selected by the Board of Managers, if in the reasonable judgment of the Board of Managers based on the advice of such counsel:

(i) such Member is determined at any time not to be a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act) that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan; or

(ii) such Member is determined at any time not to be a “qualified purchaser” for purposes of Section 3(c)(7) of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), or an entity owned exclusively by “qualified purchasers.

(b) Entitlement. Upon effectiveness of such withdrawal, the withdrawing Member shall cease to be a Member to the extent of such withdrawal. Unless such withdrawing Member becomes a Member in violation of Section 5.1(a) or has violated any representations made by such withdrawing Member to the Company, the withdrawing Member shall be entitled to receive within 90 days after the date of such withdrawal an amount equal to the amount such Member would be entitled to receive under Section 10.2 if the Company had been liquated for cash on such date (with the Company’s assets being deemed to be sold at their fair market values, as determined in good faith by the Board of Managers as of such date).

(c) Consideration. Any distribution or payment to a withdrawing Member pursuant to Section 4.10(b) may, in the sole discretion of the Board of Managers, be made in cash, or in the form of a Distribution-in-Kind of Madewell Shares or J.Crew Shares, or any combination thereof.

ARTICLE V

TRANSFER OF COMPANY INTERESTS

Section 5.1. Prohibited and Permitted Transfers.

(a) Prohibited Transfers. No Member shall Transfer all or any Units (or any beneficial interests therein) if such Transfer would:

(i) result in a Transfer to any Person (1) who is not a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act) that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan, (2) who is not a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act, an entity owned exclusively by “qualified purchasers”, or (3) whose ownership of Units could result in the Company being an “investment company” under the Investment Company Act;

(ii) result in a Transfer to any Person who lacks the requisite legal power or capacity to own such interest; or

(iii) result in a Transfer to an Adverse Person;

(iv) subject the Company to the reporting requirements of the Securities Exchange Act of 1934, as amended, or is prohibited by the Securities Act or any comparable provision under state or provincial law;

(v) cause the Company to lose its status as a partnership for federal income tax purposes or cause the Company to be classified as a “publicly traded partnership” within the meaning of Code Section 7704 and the Regulations promulgated thereunder;

(vi) cause the Managers (or other persons responsible for the investment and operating of the Company’s assets) to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA or the applicable provisions of any similar law;

(vii) result in a violation of any then applicable federal or state securities laws or rules and regulations, any state securities commission or any other governmental authority with jurisdiction over such Transfer; or

(viii) result in the termination of the existence or qualification of the Company under the laws of the jurisdiction of its formation.

(b) Permitted Transfers. Subject to Section 5.1(a) and Section 5.1(e), any Member may Transfer all or any of his, her or its Units to any other Person (each a “Permitted Transfer”) and such transferee shall receive and hold such Units subject to the provisions of this Agreement in the same manner as the transferor: provided, that,

(i) any Transfer of Units shall, to the fullest extent permitted by law, be null and void unless the transferee executes and delivers to the Company (A) the representations and warranties approved and required by the Board of Managers in connection with such Transfer, and (B) such other documents or instruments as the Board determines are necessary or appropriate to effect such Person’s admission as a Member;

(ii) no such Transfer shall be effective until the Holders of beneficial interests of such transferee shall have delivered to the Company a written acknowledgement and agreement in form and substance reasonably satisfactory to the Company that they will not Transfer any such beneficial interests or permit such transferee to issue any such beneficial interests except to the extent such Transfer or issuance (treating such issuance as a Transfer by such Holders) would be permitted under Section 5.1(a) if the beneficial interests were Units; and

(iii) if requested by the Board of Managers, the transferring Member shall pay the Company’s reasonable out of pocket expenses incurred in connection with such Transfer, including the fees and expenses of counsel.

(c) Transfers in Violation of Agreement. Any Transfer or attempted Transfer in violation of Section 5.1(a) shall, to the fullest extent permitted by law, be null and void and of no force and effect whatsoever, and the Company shall not record such purported Transfer on its books or treat any purported transferee as the owner of any Units subject to such purported Transfer.

(d) Registration and Transfer of Units. By acceptance of the Transfer of any Units in compliance with Section 5.1(b), each transferee of a Unit (including any nominee holder or an agent or representative acquiring such Unit for the account of another Person):

(i) shall be admitted to the Company as a Member with respect to the Units so transferred to such Person when any such Transfer or admission is reflected in the books and records of the Company;

(ii) shall become the record holder of the Units so Transferred;

(iii) shall become bound by the terms of this Agreement upon admission to the Company as a Member pursuant to clause (b) above, with or without execution of this Agreement by such Person;

(iv) represents that the transferee has the capacity, power and authority to enter into this Agreement and such Transfer is in compliance with Section 5.1(a); and

(v) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person.

(e) Additional Restrictions. Notwithstanding anything to the contrary in this Agreement, (i) subject to Section 5.2, no Sponsor Member or Affiliate thereof may Transfer Common Units (other than to another Affiliate of such Sponsor Member) if such Transfer would result in the Sponsor Members ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least a majority of the aggregate Common Units, and (ii) the Series B Member and the Series D Member may not Transfer any Series B Units or Series D Units, respectively, to any other Person, other than any Transfer or other exercise of remedies in respect of the Series B Units or Series D Units by the IPCo Noteholders or the trustee of any IPCo Notes in accordance with the terms of the applicable indenture.

Section 5.2. Tag-Along Rights.

(a) Tag Sale.

(i) If, at any time, a Sponsor Member or its Affiliate, directly or indirectly proposes to Transfer (a “Transferring Member”), to any Person or Persons (other than an Affiliate or Affiliates of such Transferring Member), any of the Common Units held by such Transferring Member, then, subject to the other provisions of this Section 5.2, each other Member holding Common Units shall be entitled to Transfer a percentage of the Common Units held by such Member equal to the percentage of Common Units owned by the Transferring Member that the Transferring Member is so Transferring in such Tag Sale; provided, however, that, each other Member holding Common Units may elect to Transfer in any such Tag Sale, a lesser number of Units than such other Member holding Common Units is entitled to Transfer pursuant to this Section 5.2.

(ii) Notwithstanding the foregoing, with respect to any Tag Sale (and after giving effect to Section 5.2(a)(i)), if the number of Common Units required to be Transferred pursuant to this Section 5.2 exceeds the number of Common Units that the Tag-Along Transferee is willing to purchase pursuant to such Tag Sale, then the number of Units each Tagging Member is permitted to Transfer pursuant to this Section 5.2 shall be reduced pro rata until the aggregate number of Common Units required to be sold does not exceed the number of Common Units such Tag-Along Transferee is willing to purchase pursuant to such Tag Sale. Subject to this Section 5.2, with respect to any Tag Sale, each Tagging Member shall Transfer such Common Units on the same terms and conditions applicable to, and, taking into account any adjustment required as a result of distributions made pursuant to Section 8.3, for the same type of consideration payable to, the Transferring Member.

(b) Terms of Sale. In connection with any Tag Sale, each Tagging Member shall execute such documents, and make such representations, warranties, covenants and indemnities, as are executed and made by the Transferring Member with respect to the Company and shall take all necessary or desirable actions in connection with the consummation of such Tag Sale as reasonably requested by the Transferring Member. Any indemnification or other obligations assumed in connection with any Tag Sale shall be several and not joint and shall be allocated among the Transferring Member and Tagging Members in the same proportion as the aggregate consideration payable in such Tag Sale is allocated pursuant to Section 5.2(a), other than with respect to representations made individually by the Transferring Member and each Tagging Member (including representations as to title or authority or representations qualified by the individual knowledge of the party making such representation), for which such Member shall be solely liable. Notwithstanding the foregoing, no Member will be required to (i) indemnify the buyer or any other Person in connection with any Transfer of such Member’s Common Units under this Section 5.2 for an amount in excess of the proceeds such Member receives in such Transfer for its Common Units, or (ii) enter into any non-competition, non-interference and/or non-solicitation agreements or any other restrictive covenants in connection with such Tag Sale.

(c) Rejection of Tagged Units. Notwithstanding anything contained in this Section 5.2 to the contrary, if the Tag-Along Transferee is unwilling to purchase any of the Common Units that a Tagging Member has elected to Transfer (in accordance with Section 5.2(a) and Section 5.2(d)) in connection with a Tag Sale, the Transferring Member may not consummate such Tag Sale unless the Transferring Member purchases from such Tagging Member such Tagging Member’s Common Units participating in such Tag Sale for consideration equal to the consideration such Tagging Member would have been entitled to pursuant to Section 5.2(a), either prior to or in connection with the closing of such Tag Sale, in which case such Tagging Member must transfer such Common Units to the Transferring Member pursuant to purchase documentation with terms substantially similar to those such Tagging Member would have been subject to if such Tagging Member had transferred such Tagging Member’s Common Units directly to the Tag-Along Transferee in connection with the Tag Sale.

(d) Tag-Along Notice. In the event of any Tag Sale, the Transferring Member shall promptly give to the Company written notice of such Tag Sale (the “Tag-Along Notice”), and the Company shall then promptly give to each of the other Members holding Common Units, as appropriate, the Tag-Along Notice, and from the date of such Member’s receipt of the Tag-Along Notice, each such Member shall have the right, exercisable by written notice (the “Tag-Along Response Notice”) within ten Business Days following such Member’s receipt of the Tag-Along Notice, to notify the Transferring Member of such Member’s waiver or election to participate in such Tag Sale and the maximum number of Common Units such Member is willing to transfer or sell in such Tag Sale, as appropriate. If, pursuant to the preceding sentence, a Member holding Common Units elects to participate in a Tag Sale (each such electing Member, a “Tagging Member”), the Transferring Member shall include in the Tag Sale the appropriate number of Common Units held by such Tagging Member in accordance with this Section 5.2. With respect to any Tag Sale, if the terms and conditions set forth in the Tag-Along Notice are thereafter amended in any material respect, the Transferring Member shall give written notice (an “Amended Tag-Along Notice”) of the amended terms and conditions of such Tag Sale to each Tagging Member and in such event, each Tagging Member shall have five Business Days following receipt of such notice to notify the Transferring Member of its election to (i) continue to participate in such Tag Sale upon the amended terms and conditions, or (ii) not participate in such Tag Sale. If any applicable Member holding Common Units fails to elect to participate in any Tag Sale following receipt of a Tag-Along Notice or an Amended Tag-Along Notice within the applicable time periods specified in this Section 5.2, such Member shall be deemed to have elected not to participate in, and shall have waived any right to participate in, such Tag Sale. With respect to any Tag Sale, each Tag-Along Notice and Amended Tag-Along Notice shall set forth (w) the name and address of the Tag-Along Transferee, (x) the proposed amount and form of consideration and terms and conditions of payment offered by the Tag-Along Transferee, (y) all other material terms of the proposed Tag Sale, including the expected closing date thereof, and (z) in the case of the Tag-Along Notice, an offer to the other Members holding Common Units to participate in such Tag Sale in accordance with this Section 5.2.

Section 5.3. Liquidity Right.

(a) Series A Liquidity Rights. For such time as the Default Manager is serving in such capacity, the Default Manager shall have the right (the “Series A Liquidity Right”) to cause the Company, on one or more occasions, to (i) dispose of Madewell Shares in accordance with this Section 5.3, (ii) effect a payment-in-kind of Madewell shares to redeem, prepay or otherwise pay amounts owing to lenders of the Series A-1 Loans in accordance with the terms of the Series A-1 Credit Agreement, or (iii) effect any combination of the transactions described in clauses (i) and (ii). For the avoidance of doubt, the Default Manager shall have the right, in its sole discretion, to determine whether to dispose of or effect a payment-in-kind of the Madewell Shares, or any combination of disposal and payment-in-kind of Madewell Shares, pursuant to this Section 5.3(a) in a manner that maximizes the value of such shares for the benefit of the lenders of the Series A-1 Loans.

(b) Sponsor Liquidity Right. As of any time after 48 months from the date hereof, if the Madewell LTV exceeds the Permitted Series C Madewell LTV, then, so long as the TPG Member holds any Series C Units, the Sponsor Members shall have the right (the “Sponsor Liquidity Right”) to cause the Company, on one or more occasions, to (i) dispose of Madewell Shares in accordance with this Section 5.3, (ii) effect a Distribution-in-Kind to the Members of Madewell Shares in accordance with Section 8.1 and Section 8.2, or (iii) effect any combination of the transactions described in clauses (i) and (ii). Upon an exercise of a Sponsor Liquidity Right, each of the individuals managing the disposition or Distribution-in-Kind of Madewell Shares on behalf of the Sponsor Members pursuant to the Sponsor Liquidity Right shall be a senior investment professional affiliated with the Sponsor Members. For the avoidance of doubt, in the event that the Sponsor Managers wish to exercise a Sponsor Liquidity Right during a time period in which the Default Manager has the right to exercise a Series A Liquidity Right, the Sponsor Members shall have the right to exercise such Sponsor Liquidity Right only if the lenders of the Series A-1 Loans have not sought, or caused to be effectuated, a sale, payment or redemption within the prior rolling 90 day period.

(c) Notice; Actions. Upon notice by the Default Manager to the other Managers, the Company, the Sponsor Members and the Lender Members of the exercise of the Series A Liquidity Right or Sponsor Liquidity Right, as applicable, the Company shall use reasonable efforts to effect such disposition, payment or distribution as promptly as reasonably practicable. The Managers shall, and shall require the Company to, take all actions reasonably requested by the Default Manager or Sponsor Liquidity Right, as applicable in connection with effecting a disposal, payment or Distribution-in-Kind pursuant to the exercise of a Series A Liquidity Right or Sponsor Liquidity Right, as applicable.

(d) Limitations. Notwithstanding the foregoing,

(i) the consideration payable in connection with any disposal of Madewell Shares by the Company pursuant to this Section 5.3 shall be solely for cash consideration; and

(ii) the Company shall have no obligation to dispose of or distribute more than 20% of the total issued and outstanding Madewell Shares (which total, for the avoidance of doubt, shall include Madewell Shares not held by the Company) pursuant to this Section 5.3 in any rolling 90 day period.

Section 5.4. Sponsor Sales. Each of the Sponsor Members shall not dispose of any Madewell Shares directly or indirectly held by such Sponsor Member (a “Sponsor Sale”) unless and until such time as the Company has disposed of all Madewell Shares then held by it, except for any transaction entered into (a) by the Company for the disposal of Madewell Shares pursuant to this Agreement, or (b) by a Sponsor Member for the disposal of Madewell Shares Distributed-in-Kind to such Sponsor Member.

Section 5.5. Call Rights and Forfeiture.

(a) Call Option. Except as the Board of Managers may otherwise agree in writing with any Management Member with respect to Management Units held by such Management Member (or any Person to whom any Management Units were originally issued at the request of such Management Member) or originally issued to such Management Member (or other Person at the request of such Management Member) but held by one or more direct or indirect Permitted Transferees (collectively, the “Management Call Group”), upon any termination of service by the Company Subsidiaries of any Management Member (whether such termination is by the Company, by such Management Member or otherwise), the Company will have the right to purchase for cash all or any portion of the Management Units held by the Management Call Group on the terms set forth in this Section 5.5 (the “Management Call Option”); provided, that, in lieu of the Company purchasing such Management Units from the Management Member for cash, the purchase may be structured as a redemption by the Company of the Management Units in exchange for Madewell Shares or J.Crew Shares, or any combination thereof, and a repurchase by Madewell or J.Crew, as applicable, of such Madewell Shares or J.Crew Shares, as applicable, in cash on the same basis as otherwise provided in this Section 5.5.

(b) Termination other than for Cause. If a Management Member’s service is terminated for any reason other than for Cause (including as a result of death, Disability or Retirement), the Board of Managers will have the right, on one or more occasions, at any time up to and including the date that is 90 days following the later to occur of (i) the termination of such Management Member’s service, and (ii) the date that is six months plus one day following the vesting date of the Management Units, to cause the Company to purchase from such Management Call Group, and upon the exercise of such call right each member of such Management Call Group shall sell to the Company all (or a portion, as designated by the Board of Managers) of the Management Units held by such member of the Management Call Group as of the date as of which such call right is exercised at a purchase price equal to the fair market value of the Management Units being sold, as determined in good faith by the Board of Managers in its sole and absolute discretion as of the date such Management Call Notice is delivered, which date shall be no earlier than the date that is six months plus one day following the vesting date of any such Management Units that are to be purchased by the Company pursuant to such exercised call right and shall be no later than the last date on which the Company is permitted to issue a Management Call Notice in respect of such Management Units pursuant to this Section 5.5(b).

(c) Termination for Cause. If a Management Member’s service is terminated for Cause (or it is determined that such Management Member’s service could have been terminated for Cause at the time such Management Member resigned or his or her service was otherwise terminated), the Board of Managers will have the right, on one or more occasions, at any time up to and including the date that is 180 days following the later to occur of (i) the termination of such Management Member’s service, and (ii) the date that is six months plus one day following the vesting date of the Management Units, to cause the Company to purchase from such Management Member’s Management Call Group, and upon the exercise of such call right, each member of such Management Call Group shall sell to the Company all (or a portion, as designated by the Board of Managers) of the Management Units held by such Management Member’s Management Call Group as of the date as of which such call right is exercised at a purchase price (the “Bad Leaver Price”) equal to the lesser of (x) the fair market value of the Management Units being sold, as determined in good faith by the Board of Managers in its sole and absolute discretion as of the date such Management Call Notice is delivered, which date shall be no earlier than the date that is six months plus one day following the vesting date of any such Management Units that are to be purchased by the Company pursuant to such exercised call right and shall be no later than the last date on which the Company is permitted to issue a Management Call Notice in respect of such Management Units pursuant to this Section 5.5(c), and (y) the Cost of such Management Units. If the Cost of the Management Units to be purchased by the Company pursuant to this Section 5.5(c) is $0, such Management Units shall be forfeited, terminated and cancelled effective as of the date upon which such Management Member’s service was terminated for no consideration without any further action on behalf of the Company or the Management Member.

(d) Violation of Non-Competition Obligations. If a Management Member’s service is terminated for any reason or if a Management Member resigns his or her service for any reason and, within 12 months of such termination or resignation, such Management Member Competes, the Board of Managers will have the right, on one or more occasions, at any time up to and including the date that is 90 days following the later to occur of (i) the first date on which the Company receives notice that such Management Member Competed, and (ii) the date that is six months plus one day following the vesting date of the Management Units, to cause the Company to purchase from such Management Call Group, and upon the exercise of such call right each member of such Management Call Group shall sell to the Company all (or a portion, as designated by the Board of Managers) of the Management Units held by such member of the Management Call Group as of the date as of which such call right is exercised at a price equal to the Bad Leaver Price. If the Cost of the Management Units to be purchased by the Company pursuant to this Section 5.5(d) is $0, such Management Units shall be forfeited, terminated and cancelled effective as of the date upon which such Management Member’s service was terminated for no consideration without any further action on behalf of the Company or the Management Member.

(e) Notices. Any Management Call Option may be exercised by delivery of written notice thereof (the “Management Call Notice”) to all members of the applicable Management Call Group from whom the Company has elected to purchase Management Units no later than the end of the applicable 90 or 180 day period specified in Section 5.5(b), Section 5.5(c) or Section 5.5(d), as applicable. The Management Call Notice shall state that the Board of Managers has elected and has caused the Company to exercise the Management Call Option, the number of Management Units with respect to which the Management Call Option is being exercised, and the purchase price of such Management Units.

(f) Vesting. The rights of the Board of Managers to cause the Company to purchase Management Units under this Section 5.5 are in addition to, and do not modify, any vesting requirement that may be included in the terms of any such Management Units.

(g) Closing. The closing of any purchase and sale of Management Units pursuant to this Section 5.5 (a “Management Closing”) shall occur on the following terms:

(i) A Management Closing shall occur on such date as the Board of Managers shall specify, which date shall not be later than 90 days after the fiscal quarter-end immediately following the date of delivery of the Management Call Notice (provided, that, such time may be extended as necessary to comply with applicable antitrust laws or other applicable legal requirements) at the principal office of the Company, or at such other time and location as the parties to such purchase and sale may mutually determine in writing.

(ii) At a Management Closing, the holders of Management Units to be sold shall Transfer the Management Units to the Company, and the Company shall pay to such holder by wire transfer of immediately available funds the purchase price of the Management Units (calculated pursuant to Section 5.5(b), Section 5.5(c) or Section 5.5(d), as applicable) being purchased by the Company. The Transfer of Management Units and the acceptance of the purchase price for such Management Units by a Person selling such Management Units pursuant to any Management Call Option will be deemed a representation and warranty by such Person that (A) such Person has full right, title and interest in and to such Management Units, (B) such Person has all necessary power and authority and has taken all necessary action to sell such Management Units as contemplated, and (C) such Management Units are free and clear of any and all liens or encumbrances.

(iii) Any payment to a holder of Management Units pursuant to this Section 5.5 may, in the sole discretion of the Board of Managers, be made in cash, or in the form of a Distribution-in-Kind of Madewell Shares or J.Crew Shares, or any combination thereof.

(iv) In the event that the Company has exercised its call right pursuant to this Section 5.5 with respect to Management Units held by (A) a Management Member who (1) Competes within 12 months of such Management Member’s termination of employment or resignation as described in Section 5.5(c), or (2) is determined to have been eligible for termination for Cause, in each case following the Company’s exercise of such call right, or (B) one or more members of such Management Member’s Management Call Group that held Management Units, such Management Member or such members of such Management Member’s Management Call Group shall to deliver to the Company, within five days following notice from the Company that such amount is due, an amount equal to the product of (1) the number of Management Units purchased in connection with the exercise of the call right, multiplied by (2) the excess, if any, of the purchase price paid by the Company for such Management Units over the Bad Leaver Price for such Management Units.

ARTICLE VI

MANAGEMENT AND OPERATION OF THE COMPANY

Section 6.1. Board of Managers.

(a) Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Board of Managers consisting of one or more Managers appointed in the manner provided in this Agreement. A Manager is not required to hold Units in order to serve as a Manager. The Board of Managers shall have the power to do any and all lawful acts necessary or convenient to or for the furtherance of the purposes of the Company set forth in this Agreement, including causing the Company to sell, exchange or otherwise dispose of any or all of the assets of the Company in a single transaction or a series of related transactions and the giving or withholding of any consent or the exercising or not exercising of any rights held by the Company with respect to any Company Subsidiary.

(b) Number, Appointment. The Board of Managers shall consist of three Managers, except that at any time that a Default Manager has been appointed pursuant to Section 6.1(c) the Board of Managers shall consist of four Managers. Appointments made pursuant to this Section 6.1 shall be evidenced by an instrument in writing signed by the party or parties entitled to make such appointments, and delivered to the Company. Each Manager shall hold office until his or her successor is appointed and qualified or until his or her earlier resignation, removal or death. The Board of Managers shall consist of the following Managers:

(i) two Managers designated by the Sponsor Members (the “Sponsor Managers”); and

(ii) one Manager (the “Independent Manager”), as set forth on Schedule 2 attached hereto, who is an individual not employed or affiliated with the Sponsor Members or the Company or any of its Subsidiaries, to be appointed by the Major Series C Holders. If, at any time, there are no Major Series C Holders, the Independent Manager shall be appointed by the Series C Majority.

(c) Default Manager. As of the last day of each fiscal quarter beginning 33 months from the date hereof, if the Madewell LTV exceeds the Permitted Series A-1 Madewell LTV, then, so long as the Lender Members are lenders of any Series A-1 Loans, the number of Managers constituting the Board of Managers shall automatically be increased by one and the holders of a majority in interest of the outstanding Series A-1 Loans, excluding the Sponsor Members and their Affiliates (the “Series A-1 Majority”), shall be entitled to determine how such newly created Manager is appointed, including in accordance with applicable provisions of the Series A-1 Credit Agreement (the “Default Manager”). The Series A-1 Majority shall be entitled to appoint the Default Manager to the Board of Managers until the Madewell LTV ceases to exceed the Permitted Series A-1 Madewell LTV. At such time that the Madewell LTV is determined in good faith by the Board of Managers in accordance with Section 6.5 to cease to exceed the Permitted Series A-1 Madewell LTV, the Lender Members will cause the Default Manager to immediately resign and the number of Managers constituting the Board of Managers shall automatically be decreased by one. The Company shall, in accordance with Section 11.1, indemnify and hold harmless the Default Manager against any and all loss, liability, claim, damage or expense incurred without negligence or willful misconduct by the Default Manager, arising out of or in connection with the duties and responsibilities of the Default Manager and pay all reasonable and documented out-of-pocket fees, expenses and reimbursement of expenses (including all fees and expenses of advisors retained by the Default Manager but excluding any discounts or commissions in respect of any underwriters, who shall be retained by the Company as needed) related to serving as Default Manager; provided, the foregoing shall in no way limit the reimbursement obligations of Madewell under the Registration Rights Agreement, and there shall be no duplication of recovery by the Default Manager to the extent the Company arranges for any amounts that are reimbursable pursuant to this Section 6.1(c) to be paid or reimbursed directly to the Default Manager pursuant to the Registration Rights Agreement.

(d) Resignation; Removal; Replacement. Managers may resign at any time. Managers may be removed at any time for any reason or no reason upon the written direction of the Member(s) that appointed such Manager pursuant to this Section 6.1, effective upon the delivery of such written direction by the removing Member(s) to the Company. For the avoidance of doubt, the removal of the Independent Manager shall be effective upon the written direction of the Major Series C Holders or, if there are no Major Series C Holders, the Series C Majority.

(e) Action by Board of Managers. Any action required or permitted to be taken by the Board of Managers shall be taken by written consent of the Board of Managers in accordance with this Section 6.1(e), without a meeting of the Board of Managers. Any action taken by the Board of Managers shall be evidenced by one or more written consents describing the action to be taken by the Board of Managers that are signed by the Managers entitled to vote on such matter. Unless otherwise provided by this Agreement, action taken under this Section 6.1(e) is effective when a majority of the Managers have signed the consent, unless the consent specifies a different effective date. Notwithstanding the foregoing, any action proposed to be taken by written consent shall be delivered to each Manager at least 72 hours prior to the execution and effectiveness of such action by written consent. An electronic mail or similar transmission by a Manager, or other electronic reproduction of a writing signed by a Manager, shall be regarded as signed by the Manager for purposes of this Section 6.1(e). For purposes of this Agreement, each Manager shall have one vote on each matter submitted to a vote of the Board of Managers and a “majority of the Managers” or similar means the Managers holding a majority of the votes of all of the Managers entitled to be cast hereunder.

(f) Board Committees. The Board of Managers may, from time to time, establish one or more committees of the Board of Managers, each of which shall be comprised of one or more Managers. The Managers shall be entitled to serve on any committee at his or her election.

(g) Quorum. A quorum for the transaction of business by the Board of Managers at any meeting of the Board of Managers shall require (i) the presence of a majority of the Managers then serving on the Board, and (ii) the presence of the Independent Manager. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present at such meeting may adjourn the meeting from time to time, with notice of the time and place of the adjourned meeting provided to any Manager who is not in attendance at the meeting, until a quorum shall be present. If a meeting is duly called by a majority of the Managers then serving on the Board, and such meeting is adjourned for failure to meet quorum requirements due to the absence of the Independent Manager at two consecutive duly called meetings, quorum for such reconvened meeting shall not require the presence of the Independent Manager.

Section 6.2. Officers.

(a) Appointment of Officers. The Board of Managers may appoint individuals as officers (“Officers”) of the Company, which may include such Officers (such as any number of Vice Presidents) as the Board of Managers deems advisable. No Officer need be a Member or a Manager. An individual can be appointed to more than one office.

(b) Duties of Officers Generally. Under the direction of and, at all times, subject to the authority of the Board of Managers, the Officers shall have full and complete discretion to manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business, to make all decisions affecting the day-to-day business, operations and affairs of the Company in the ordinary course of its business and to take all such actions as he or she deems necessary or appropriate to accomplish the foregoing. Each Officer shall have such individual powers and duties as may be prescribed by the Board of Managers or this Agreement.

(c) Authority of Officers. Subject to Section 6.2(b), any Officer of the Company shall have the right, power and authority to transact business in the name of the Company or to execute agreements on behalf of the Company, with respect to those agreements which are commonly signed by such equivalent officers of a limited liability company organized under the laws of the State of Delaware. With respect to all matters within the ordinary course of business of the Company, third parties dealing with the Company may rely conclusively upon any certificate of any Officer to the effect that such Officer is acting on behalf of the Company.

(d) Removal, Resignation and Filling of Vacancy of Officers. The Board of Managers may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Board of Managers, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, however, that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e) Compensation of Officers. The Officers shall be entitled to receive compensation from the Company as determined in good faith by the Board of Managers or the compensation committee thereof.

Section 6.3. Independent Manager Approval Rights. The Board of Managers shall not approve, without the affirmative vote of the Independent Manager, any action that would cause or permit the Company to:

(a) voluntarily dissolve, wind up or file for bankruptcy;

(b) agree to take or not take any action which is inconsistent with the Company being a holding entity in respect of equity securities of Chinos and J.Crew; or

(c) enter into or become a party to any transaction with any Sponsor Member (or any of their respective Affiliates), or amend, modify, or waive any requirements under existing affiliate arrangements or agreements with any Sponsor Member (or any of their respective Affiliates) except for any transaction entered into in connection with the exercise of rights under this Agreement, any Transaction Agreement or any other agreement, arrangement or transaction existing as of the date of this Agreement.

Section 6.4. BD Holdco.

(a) For so long as the IPCo Notes remain outstanding, the Board of Managers shall designate the Independent Manager to act as the sole manager of BD Holdco; provided, that, the Independent Manager, in its capacity as the manager of BD Holdco, shall not, except as expressly required by the IPCo Notes and the terms of their applicable indenture, without the prior written consent of the Sponsor Managers, approve or take any action that would cause or permit BD Holdco to:

(i) take or not take any action which is inconsistent with the corporate purpose as set forth in the BD Holdco limited liability company agreement;

(ii) amend, modify or waive the Contribution Agreement or any requirements or provisions thereunder, or otherwise enter into, amend, modify or waive any arrangements or agreements with any Person;

(iii) authorize, issue, sell or enter into any contract to issue, sell any debt or equity securities of BD Holdco;

(iv) Transfer, sell, assign, license or otherwise encumber the assets of BD Holdco;

(v) make any decision with respect to the tax status of BD Holdco; or

(vi) enter into any agreement to do any of the foregoing.

(b) If the Independent Manager, in its capacity as the manager of BD Holdco, approves or takes any action that would cause or permit BD Holdco to take any of the actions set forth in Section 6.4(a), such action shall not be valid to the fullest extent permitted by law.

(c) Upon repayment of the IPCo Notes in full, the Board of Managers shall, in its sole and absolute discretion, designate a Person other than the Independent Manager to act as the sole manager of BD Holdco.

Section 6.5. Determinations of Madewell LTV. At any time that the Board of Managers approves any Financial Statements, the Board of Managers shall also, in consultation with the Company’s accounting and financial advisors, provide a determination of the Madewell LTV. The Board shall use commercially reasonable efforts to consult with the Lender Members regarding such determination of Madewell LTV; provided, that, any such determination will be made by the Board in its sole discretion. Any determination shall require the affirmative vote of the Independent Manager, and the Default Manager shall be excluded from participating in such determination.

ARTICLE VII

ALLOCATIONS AND OTHER TAX MATTERS

Section 7.1. General Application. The rules set forth below in this Article VII shall apply for the purposes of determining each Member’s general allocable share of the items of income, gain, loss or expense of the Company comprising Net Income or Net Loss for each fiscal year, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member’s Capital Account to reflect the aforementioned general and special allocations. For each fiscal year, the special allocations in Section 7.3 shall be made immediately prior to the general allocations of Section 7.2.

Section 7.2. General Allocations.

(a) Generally. The Net Income or Net Losses of the Company for any fiscal year shall be allocated among the Persons who were Members during such fiscal year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such fiscal year to equal the excess (which may be negative) of:

(i) the hypothetical distribution (if any) that such Member would receive if, on the last day of the fiscal year: (A) all Company assets, including cash, were sold for cash equal to their Gross Asset Values, taking into account any adjustments thereto for such fiscal year; (B) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the assets securing such liability); and (C) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 8.1(a), over

(ii) the sum of: (A) the amount, if any, which such Member is obligated to contribute to the capital of the Company, (B) such Member’s share of the Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and (C) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in Section 7.2(a)(i).

(b) Net Income and Net Loss. For the avoidance of doubt, allocations under Section 7.2(a) will be allocations of Net Income and Net Loss and not individual items of gross income, gain, deduction or loss.

(c) Loss Limitation. Notwithstanding anything to the contrary in this Section 7.2, the amount of items of expense and loss comprising Net Loss of the Company allocated pursuant to this Section 7.2 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. The portion of Net Loss in excess of the limitation set forth in this Section 7.2(a)(ii) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (a) and (b) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to all Members, pro rata, in proportion to the aggregate number of Units held by such Member relative to the aggregate number of Units held by all Members of the Company holding Units.

Section 7.3. Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. In the event that there is a net decrease during a fiscal year in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Article VII, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Regulations Section 1.704-2.

(b) Qualified Income Offset. Subject to Section 7.3(a), but notwithstanding any other provision of this Article VII, items of income and gain shall be specially allocated to the Members in a manner that complies with the “qualified income offset” requirement of Regulations Section 1.704-1(b)(2)(ii)(d)(3).

(c) Deficit Capital Accounts Generally. In the event that a Member has a deficit Capital Account balance at the end of any fiscal year which is in excess of the sum of: (i) the amount such Member is then obligated to restore pursuant to this Agreement; and (ii) the amount such Member is then deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, such Member shall be specially allocated items of income and gain of the Company (consisting of a pro rata portion of each item of income and gain of the Company for such fiscal year in accordance with Regulations Section 1.704-1(b)(2)(ii)(d)) in an amount of such excess as quickly as possible, provided, that, any allocation under this Section 7.3(c) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article VII have been tentatively made as if this Section 7.3(c) were not in this Agreement.

(d) Deductions Attributable to Member Nonrecourse Debt. Any item of loss or expense of the Company that is attributable to Member Nonrecourse Debt shall be specially allocated to the Members in the manner in which they share the economic risk of loss (as defined in Regulations Section 1.752-2) for such Member Nonrecourse Debt.

(e) Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of the Company shall be specially allocated among the Members pro rata to their relative ownership of Units.

(f) Section 754 Adjustments.

(i) To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(ii) The amounts of any income, gain, loss or deduction of the Company available to be specially allocated pursuant to this Section 7.3 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) of the definitions of Net Income and Net Loss.

Section 7.4. Allocation of Nonrecourse Liabilities. For purposes of determining each Member’s share of Nonrecourse Liabilities, if any, of the Company in accordance with Regulations Section 1.752-3(a)(3), the Members’ interests in the Company’s profits shall be determined in the same manner as prescribed by Section 7.3(e).

Section 7.5. Other Allocation Rules.

(a) Tax Allocations; Other Allocation Rules.

(i) Tax Allocations. Tax allocations of each item of income, gain, loss, or deduction of the Company for federal income tax purposes for each fiscal year or other accounting period of the Company shall be made consistent with and in the same proportion as the corresponding allocations of such items of income, gain, loss or deduction that are made pursuant to Sections 7.2 and 7.3 for such year or period, except that, solely for tax purposes, items of income, expense, gain and loss with respect to assets of the Company reflected hereunder in the Members’ Capital Accounts and on the books of the Company at values that differ from the Company’s adjusted tax basis in such assets shall be allocated among the Members so as to take account of those differences in a manner which will comply with Code Sections 704(b) and 704(c) and the Regulations promulgated thereunder as determined in good faith by the Board of Managers.

(ii) Changes in Members’ Interests. If during any fiscal year or other accounting period of the Company there is a change in any Member’s interest in the Company, the Board of Managers shall allocate Net Income or Net Loss to the Members in a manner that complies with the provisions of Code Section 706 and the Regulations thereunder; provided, that, if the change is a result of a transfer of Units and the transferor and transferee notify the Company in writing that they desire to allocate Net Income or Net Loss for such fiscal year based on a closing of the books of the Company as of the end of the date of the transfer the Company shall allocate Net Income or Net Loss for such fiscal year between the transferor and the transferee based upon a closing of the books as of the end of such day.

(iii) Credits. All tax credits of the Company for a fiscal year or other accounting period (or portion thereof, if appropriate) shall be allocated among the Members in accordance with their interests in such items in a manner reasonably determined in good faith by the Board of Managers, consistent with applicable law.

(iv) Depreciation Recapture.

(A) If the Company recognizes Depreciation Recapture (as defined below) in respect of the sale of any Company asset:

(1) the portion of the gain on such sale that is allocated to a Member pursuant to Section 7.2 or 7.3 shall be treated as consisting of a portion of the Company’s Depreciation Recapture on the sale and a portion of the Company’s remaining gain on such sale under principles consistent with Regulations Section 1.1245-1; and

(2) if, for federal income tax purposes, the Company recognizes both “unrecaptured Section 1250 gain” (as defined in Code Section 1(h)) and gain treated as ordinary income under Code Section 1250(a) in respect of such sale, the amount treated as Depreciation Recapture under Section 7.5(a)(iv)(A) shall be comprised of a proportionate share of both such types of gain.

(B) For purposes of this Section 7.5(a)(iv) “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Company which, for federal income tax purposes (a) is treated as ordinary income under Code Section 1245, (b) is treated as ordinary income under Code Section 1250, or (c) is “unrecaptured Section 1250 gain” as such term is defined in Code Section 1(h).

(b) Tax Withholding and Payments.

(i) If the Company receives proceeds in respect of which a tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement each Member shall be treated as having received a distribution under Article VIII equal to the portion of the withholding tax allocable to such Member, as reasonably determined in good faith by the Board of Managers.

(ii) If the Company incurs a tax obligation with respect to the share of income allocated to any Member , any amount which is (A) actually withheld from a distribution that would otherwise have been made to such Member, or (B) paid to the applicable taxing authority in satisfaction of such tax obligation, shall be treated for all purposes under this Agreement as if such amount had been distributed to such Member under Article VIII.

(iii) Taxes withheld or paid pursuant to Sections 7.5(b)(i) or (ii), but which exceed the amount, if any, actually withheld from a distribution which would otherwise have been made to such Member, shall be treated as an advance to such Member. Amounts treated as advanced to any Member pursuant to this Section 7.5(b)(iii) shall be repaid by such Member to the Company within 30 days after the Board of Managers gives notice to such Member making demand therefor. Any amounts so advanced and not timely repaid shall bear interest, commencing on the expiration of said 30 day period, compounded monthly on unpaid balances, at an annual rate equal to the Applicable Federal Rate as of such expiration date. The Company shall collect any unpaid amounts from any distributions by the Company that would otherwise be made to such Member.

(iv) The Company shall not be liable for any excess taxes withheld or paid in respect of any Member’s Units, and, in the event of any such over withholding or overpayment, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority. If the Company or any of its respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined in good faith by the Board of Managers in its discretion, consultants or agents, becomes liable as a result of any Tax assessments allocable to any Member or a failure to withhold and remit or pay taxes in respect of any Member, then such Member shall, unless otherwise agreed by the Board of Managers in writing, to the fullest extent permitted by law, indemnify and hold harmless the Company or any of its respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined in good faith by the Board of Managers in its discretion, consultants or agents, as the case may be, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability. The provisions contained in this Section 7.5(b) shall survive the termination of the Company, the termination of this Agreement and the Transfer of any Units.

(c) Tax Classification of the Company. It is intended that the Company be classified as a partnership (or disregarded entity) for United States federal income tax purposes and the Company and its Members shall be prohibited from taking any action that could cause the Company (or any successor) to be treated as other than a partnership for United States federal income tax purposes.

(d) Publicly Traded Partnership. To ensure that Units are not traded on an established securities market within the meaning of Regulations Section 1.7704-1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Regulations Section 1.7704-1(c), notwithstanding anything to the contrary contained in this Agreement:

(i) the Company shall not participate in the establishment of any such market or the inclusion of Units thereon; and

(ii) the Company shall not recognize any Transfer made on any market by (A) redeeming any Units of a Member, or (B) admitting as a Member any transferee pursuant to a Transfer or otherwise recognizing any rights of any transferee, such as a right of such transferee to receive distributions from the Company (directly or indirectly) or to acquire an interest in the capital or profits of the Company.

(e) Other Tax Elections.

(i) Elections by the Company. Except to the extent inconsistent with any other provision herein, the Board of Managers may make, or refrain from making, in its sole and absolute discretion, any tax election provided under the Code, or any provision of state, local or foreign tax law; provided, however that any change to a material tax election by the Company must be made with the consent of the Independent Manager. All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credits among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined in good faith by the Board of Managers. Any determination made pursuant to this Section 7.5(e) by the Board of Managers shall be conclusive and binding on all Members.

(ii) Election by Members. In the event any Member makes any tax election that requires the Company to furnish information to such Member to enable such Member to compute its own tax liability, or requires the Company to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Member, the Board of Managers may, as a condition to furnishing such information or filing such return or report, require such Member to pay to the Company any incremental expenses incurred in connection therewith.

(iii) Other Member Obligations. Promptly upon request, each Member shall provide the Company with any information related to such Member necessary (A) to allow the Company to comply with any tax reporting, tax withholding or tax payment obligations of the Company or (B) to establish the Company’s legal entitlement to an exemption from, or reduction of, withholding or other taxes or similar payments, including tax under Sections 1471 and 1472 of the Code. A Member who acquires a Unit shall promptly furnish to the Company such information as the Company shall reasonably request to enable it to compute the adjustments required by Section 755 of the Code and the Regulations thereunder. If any Member fails to provide any of the information (or undertake any of the actions) required under this Section 7.5(e)(iii), the Board of Managers shall have full authority to take any steps as the Board of Managers determines in its sole discretion are necessary or appropriate to mitigate the consequences of such Member’s failure to comply with this Section 7.5(e)(iii) on the Company and the other Members.

(iv) ECI Covenant. The Company shall hold no assets other than the shares of stock of Chinos and J.Crew, ownership interests in BD Holdco, cash and any other assets incidental thereto. Notwithstanding anything in this Agreement to the contrary, the Company shall avoid taking any action that could cause the Company to be engaged in a trade or business in the United States within the meaning of Code Section 864 and the Regulations promulgated thereunder. In addition, the Company will not, directly or indirectly, purchase, acquire or otherwise be treated as the owner of a Prohibited Asset.

Section 7.6. Tax Matters Representative.

(a) Designation. [●] or its designee is hereby designated as the “partnership representative” or any similar role, as applicable, within the meaning of the Code and applicable U.S. state, local or non-U.S. tax law (the “Tax Matters Representative”). In such capacity, the Tax Matters Representative shall have all of the rights, authority and power, and shall be subject to all of the regulations of a partnership representative, to the extent provided in the Code and the Regulations and applicable U.S. state, local or non-U.S. tax law. In all other cases, the Tax

Matters Representative shall represent the Company in all tax audits or tax controversy matters to the extent allowed by law. The Tax Matters Representative shall act at the direction of the Board of Managers and shall provide the Board of Managers with all notices in connection with any tax audit or tax controversy matter, and shall otherwise keep the Board of Managers reasonably informed of the progress thereof. The Board of Managers may remove the Tax Matters Representative at any time. If [●] or its designee ceases to be the Tax Matters Representative for any reason, the Board of Managers shall appoint a new Tax Matters Representative.

(b) Expenses of the Tax Matters Representative. Out of pocket expenses incurred by the Tax Matters Representative as the Tax Matters Representative, or in a similar capacity as set forth in this Section 7.6, shall be borne by the Company as Company Expenses. Such expenses shall include, without limitation, fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and other reasonable out-of-pocket costs.

(c) Effect of Certain Decisions by Tax Matters Representative. Each Member agrees that any action taken by the Tax Matters Representative in connection with audits of the Company shall be binding upon such Member and each Member further agrees that such Member shall not treat any Company item on such Member’s federal, state, foreign, or other income tax return inconsistently with the treatment of the item on the Company’s return.

Section 7.7. Series B and Series D Treatment. The Parties agree that the Series B Units and the Series D Units will not be treated as partnership interests under the Code and Regulations promulgated thereunder, and unless required by a “determination” within the meaning of Section 1313(a)(1) of the Code (or a similar or corresponding provision of state or local law), neither the Company nor any of the Members shall take a tax reporting position inconsistent with such intended treatment.

Section 7.8. Sales of Madewell Shares or J.Crew Shares. Provided that the Members shall have supplied the Company with sufficient information about the Madewell Shares or J.Crew Shares in accordance with Section 7.5(e)(iii), then the Company shall make an “adequate identification” (within the meaning of Treasury Regulations Section 1.1012-1(c)(2)) of which Madewell Shares or J.Crew Shares, as applicable, are sold by the Company, including by causing the separate certification of Madewell Shares and J.Crew Shares if and when any Madewell Shares or J.Crew Shares are issued to the Company.

ARTICLE VIII

DISTRIBUTIONS

Section 8.1. Order of Distributions.

(a) Distributions. Subject to Section 8.3, the Company shall, in the manner prescribed by Section 8.1(b), to the fullest extent permitted by law, including, without limitation, Section 18-607 of the Act, make distributions to Holders as follows:

(i) first, to the Series B Member, until the Series B Preference is reduced to zero;

(ii) next, to the Holders of Series C Units, pro rata in proportion to their Series C Preferred Returns as determined immediately prior to such distribution, until their Series C Preferred Returns are reduced to zero;

(iii) next, to the Holders of Series C Units, pro rata in proportion to their Series C Preferences as determined immediately prior to such distribution, until their Series C Preferences are reduced to zero;

(iv) next, to the Series D Member, until the Series D Preference is reduced to zero; and

(v) thereafter, to the Holders of Common Units, pro rata in proportion to the number of Common Units held by such Holders.

(b) Timing of Distributions. Subject to Section 8.3, the Members acknowledge that the Company shall make distributions at such times as designated by the Board of Managers, in its sole discretion, and in accordance with the terms set forth herein; provided, that, the Company shall, subject to Section 8.3, distribute the net proceeds received in connection with the disposition of all or any Madewell Shares or Equity Securities of J.Crew as promptly as reasonably practicable but in any event within 30 days following receipt thereof.

(c) Restricted Distributions. Any amount that would otherwise be distributed pursuant to Section 8.1(a)(v) to a Holder of a Common Unit that is a Restricted Common Unit at the time of such distribution shall be deposited into a segregated account and paid to such Holder upon the vesting of such Restricted Common Unit; provided, that, if such Restricted Common Unit is forfeited, any amounts segregated in respect of such Restricted Common Unit may be used for any Company purpose.

Section 8.2. Distributions-in-Kind. Subject to Section 8.3, the Board is authorized, in its sole discretion, to make distributions to the Members in the form of Equity Securities or other property received or otherwise held by the Company (“Distribution-in-Kind”); provided, however, that, in the event of any such non-cash distribution, such Equity Securities or other property shall be valued at the Gross Asset Value thereof and shall be distributed to the Members in the same proportion that cash received upon the sale of such Equity Securities or other property at such fair market value would have been distributed pursuant to Section 8.1; provided, further, that, the Company shall not make any Distributions-in-Kind to the Series B Member or the Series D Member.

Section 8.3. Tax Distributions. Subject to the Act and to any restrictions contained in any agreement to which the Company is bound, the Company shall, to the extent of available cash (taking into account the need for any reserves for expected upcoming expenses or other amounts payable by the Company, excluding, for the avoidance of doubt, distributions under Section 8.1), make an annual tax distribution to each Tax Distribution Member and each Management Member (but in the case of a Management Member, only with respect to Management Units held by such Management Member on the date hereof or issued by the Company to such Management Member in the future in connection with services provided by such Management Member to a Subsidiary of the Company) in an amount equal to the product of

(i)(A) income or gain allocated to such Member pursuant to this Agreement for such year less (B) cumulative losses allocated to such Member pursuant to this Agreement that have not been taken into account to reduce previous distributions pursuant to this Section 8.3, and (ii) an assumed tax rate of 37.1%; provided, that, any distribution pursuant to this Section 8.3 shall be treated as an advance against future distributions otherwise payable to such Member pursuant to Section 8.1(a) or Section 10.2; provided, further, that, (x) so long as any of the Series A-1 Loans or the Series A-2 Loans are outstanding, the Series B Preference with respect to the Series B Units is greater than zero or the Series D Preference with respect to the Series D Units is greater than zero, aggregate distributions to Tax Distribution Members pursuant to this Section 8.3 from and after the date hereof shall not exceed $15,000,000, and (y) so long as any of the Series C Preferences with respect to any of the Series C Units is greater than zero or the Series D Preference with respect to the Series D Units is greater than zero, aggregate distributions to Tax Distribution Members pursuant to this Section 8.3 from and after the date hereof shall not exceed $30,000,000; provided, further, that, if any amount of distributions pursuant to this Section 8.3 is not made due to the application of the limitations in clause (x) or clause (y) of the immediately preceding proviso, such distributions shall roll over and be made as soon as such applicable limitation no longer applies. If the aggregate distributions calculated for the Members pursuant to this Section 8.3 cannot be made as a result of the limitations in clause (x) or (y) hereof or for any other reason, the amount available to distribute pursuant to this Section 8.3 shall be distributed to the Members pro rata based on their relative shares of the amounts calculated for such Members pursuant to this Section 8.3, including any roll over amounts from prior periods.

Section 8.4. Company Expenses. In connection with any distribution under this Article VIII, the Board may cause the Company to establish such reserves as it deems reasonably necessary for Company Expenses and any other contingent or unforeseen Company liabilities. The reserves established shall reduce the amount otherwise distributable to the Members in the proportions that such amount of reserves otherwise was distributable. At the expiration of such period as shall be deemed reasonably advisable by the Board, the balance plus any earnings thereon shall be distributed to the Members pursuant to Section 8.1(a). Any amounts reserved pursuant to this Section 8.3 shall be invested by the Company in Temporary Investments as the Board deems appropriate in its discretion.

ARTICLE IX

BOOKS AND RECORDS; REPORTS

Section 9.1. Books and Records. The Officers will keep appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided to Members pursuant to this Agreement. The books and records of the Company shall be maintained, for financial reporting purposes, as determined in good faith by the Board of Managers.

Section 9.2. Access to Information. Notwithstanding anything to the contrary in the Act, the Company shall, for so long as any Units are outstanding, furnish to Members and to securities analysts and prospective investors, upon their reasonable written request, only the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 9.3. Tax Reports. Within 75 days after the end of each fiscal year, the Company shall deliver to each Member (and to each person who was a Member at any time during the preceding fiscal year) such Member’s Schedule K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member’s federal income tax returns, including a statement showing such Member’s share of the Company’s income, gain or loss, expense and credit for such fiscal year for federal income tax purposes.

Section 9.4. Fiscal Year. The fiscal year of the Company shall be the twelve-month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Board of Managers. The taxable year of the Company for federal and applicable state income tax purposes shall be the same as the Company’s fiscal year unless a different taxable year is required by applicable law.

Section 9.5. Non-Disclosure. Each Member agrees that it shall not, and shall cause its directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors, managers, employees, members and partners of such Member or use or otherwise exploit for its own benefit or for the benefit of anyone other than such Persons, any Confidential Information. No Member shall have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that, in the event disclosure is required by applicable law, the applicable Member shall, to the extent reasonably possible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order. Notwithstanding anything to the contrary contained herein, the Sponsor Members and their respective Affiliates (including any Affiliated investment funds) and transferees may disclose any Confidential Information and other information regarding the Company and its Subsidiaries (i) in connection with their respective normal fundraising, marketing, informational or reporting activities and (ii) to any transferees or potential transferees of Units.

ARTICLE X

DISSOLUTION AND LIQUIDATION

Section 10.1. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(a) the written consent of each of (i) the Board of Managers in compliance with Section 6.3(a), (ii) the Voting Majority, (iii) the Series C Majority, (iv) the Series B Member, and (v) Series D Member, in the case of clauses (ii), (iii), (iv) and (v) each voting as a separate class;

(b) the sale of all of the assets of the Company; or

(c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Section 10.2. Liquidation. Upon dissolution of the Company, the Board of Managers or, if one is appointed, an authorized liquidating trustee, shall wind up the Company’s affairs. Upon termination and dissolution of the Company and liquidation of its assets, the Board of Managers or liquidating trustee, as the case may be, shall apply the Company’s assets to the payment of all liabilities owing to creditors in accordance with the applicable law. The Board of Managers or liquidating trustee, as the case may be, shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Said reserves may be paid by the Board of Managers or liquidating trustee, as the case may be, upon dissolution to a bank or trust company to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period or occurrence of such events as the Board of Managers or liquidating trustee, as the case may be, may in establishing such reserves deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in Section 8.1(a).

Section 10.3. Final Allocation. After paying all liabilities to creditors and providing for reserves in accordance with Section 10.2, the Board of Managers or liquidating trustee, as the case may be, shall make a final allocation of all items comprising Net Income and Net Loss to the Members’ Capital Accounts in accordance with Article VII, which allocation shall take into account any unrealized gains and losses with respect to assets to be distributed in kind in accordance with Sections 1.704-1(b)(2)(iv)(e) and 1.704-1(b)(2)(iv)(f) of the Regulations.

ARTICLE XI

INDEMNIFICATION

Section 11.1. Right to Indemnification of Managers and Officers. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a Manager or Officer, while a Manager or Officer, is or was serving at the request of the Company as a director, officer, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, or is or was designated as the Tax Matters Representative, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 11.3, the Company shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Managers.

Section 11.2. Prepayment of Expenses. The Company shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article XI or otherwise.

Section 11.3. Claims by Manager and Officers. If a claim for indemnification or advancement of expenses under this Article XI is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Company, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 11.4. Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Company or, while an employee or agent of the Company, is or was serving at the request of the Company as a director, officer, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-managers or officer employees or agents shall be made in such manner as is determined in good faith by the Board of Managers in its sole discretion. Notwithstanding the foregoing sentence, the Company shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Managers.

Section 11.5. Advancement of Expenses of Employees and Agents. The Company may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined in good faith by the Board of Managers.

Section 11.6. Non-Exclusivity of Rights; Primary Obligation. The rights conferred on any person by this Article XI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of formation, this Agreement, any other agreement, vote of the Members or disinterested Managers or otherwise. The Company hereby agrees (a) that it is the indemnitor of first resort (and that its obligations to an Indemnified Person are primary and any obligation of any other Person (including, for the avoidance of doubt, the Investor Parties) to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnified Person are secondary), and (b) that it shall be required to advance the full amount of expenses incurred by an Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and an Indemnified Person), without regard to any rights the Indemnified Person may have against any other Person. Notwithstanding the fact that the Sponsor Members and/or their Affiliates, other than the Company (such Persons, together with their respective heirs, successors and assigns, the “Investor Parties”), may have concurrent liability to an Indemnified Person with respect to the indemnification, reimbursements, advancements or similar payments contemplated by this Article XI (the “Indemnity Obligations”), the Company hereby agrees that in no event shall the Company or any of its Subsidiaries have any right or claim against any of the Investor Parties for contribution or have rights of subrogation against any of the Investor Parties through an Indemnified Person for any payment made by the Company with respect to any Indemnity Obligation. In addition, the Company hereby agrees that in the event that any of the Investor Parties pay or advance to an Indemnified Person any amount with respect to an Indemnity Obligation, the Company will promptly reimburse such Investor Parties for such payment or advance upon request. The Investor Parties are express third-party beneficiaries of the terms of this Section 11.6.

Section 11.7. Insurance. The Board of Managers may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate Officer or Officers to purchase and maintain at the Company’s expense insurance in form, scope and substance satisfactory to the Board of Managers to (a) indemnify the Company for any obligation which it incurs as a result of the indemnification of Managers, Officers and employees under the provisions of this Article XI, and (b) indemnify or insure Managers, Officers and employees against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of this Article XI.

Section 11.8. Waiver of Business Opportunities Doctrine. To the fullest extent permitted by law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to (i) the Sponsor Members, the Sponsor Managers, and their respective Affiliates, or (ii) any other Members or Managers that are not (and whose Affiliates are not) full-time employees or officers of the Company or the Company Subsidiaries (collectively, the “Business Opportunities Exempt Parties”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunity Exempt Party. No Business Opportunity Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Business Opportunity Exempt Party shall not be liable to the Company, the Company Subsidiaries or to its Members for breach of any fiduciary or other duty by reason of the fact that such Business Opportunity Exempt Party pursues or acquires, or directs such opportunity to another Person or does not communicate such opportunity or information to the Company. The parties hereto expressly acknowledge and agree that the Business Opportunity Exempt Parties and their respective Affiliates will not be prohibited by virtue of their investment in the Company or participation on the Board of Managers from pursuing and engaging in any business ventures or arrangements, including any business ventures or arrangements that are or may be competitive with the Company and the Company Subsidiaries. In addition, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to a Member or Manager unless the opportunity involves the Competitive Business.

Section 11.9. Waiver of Fiduciary Duties.

(a) Managers. Each of the Members acknowledges and agrees that (i) each Manager that is not an employee of the Company or any Company Subsidiary is the designee of the Member(s) that appointed such Manager, is acting, in his or her capacity as a Manager, as a proxy for such Member(s) with respect to the management of the Company and does not have, in his or her capacity as a Manager, any duties (including fiduciary duties) to the Company, any Company Subsidiary or any other Member, nor shall any Member have any such duty, and (ii) each Manager that is not an employee of the Company or any Company subsidiary, in determining whether or not to vote in support of or against any particular decision for which the Board of Managers’ consent is required, may act in and consider the best interest of the Member who designated such Manager and shall not be required to act in or consider the best interests of the Company or the other Members or parties hereto, except to the extent expressly set forth in this Agreement. Each of the Members agree that any duties to the Company or to any other Member, whether express or implied (including fiduciary duties), of a Manager that is not an employee of the Company or any Company Subsidiary, in his or her capacity as such, that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Act (including Section 18-1101(c) of the Act) and any other applicable law, and each Member hereby waives all rights to, and releases each Manager that is not an employee of the Company or any Company Subsidiary in his or her capacity as such from any such duties, except to the extent expressly set forth in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (A) the foregoing shall not eliminate or limit the obligation of the any Manager to act in compliance with the express terms of this Agreement (other than the foregoing), and (B) the foregoing shall not be deemed to eliminate fiduciary duties of the Independent Manager, in his or her capacity as a Manager, to the Company or the implied contractual covenant of good faith and fair dealing of the Independent Manager, in each case, in connection with any determination by the Independent Manager to provide or withhold consent pursuant Section 10.1(a)(i) or Section 6.3(a). Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be deemed to constitute any Manager that is not an employee of the Company or the Company Subsidiaries or Member an agent or legal representative of any other Member or to create any fiduciary relationship for any purpose whatsoever, apart from such obligations between the members of a limited liability company as may be created by the Act.

(b) Members. Each of the Members acknowledges and agrees that the sole duty and responsibility of any Member pursuant to this Agreement, applicable law or otherwise, shall be to act in the interest of such Member, as determined by the applicable Member in its sole discretion, and there shall be no limitations on such Member’s right to act as determined by the Member (in its capacity as such) in its sole discretion, except as otherwise specifically provided herein. In connection therewith, the Member may take into account only the Member’s best interests and the Member shall not be required to take into account the interest of any other Member or any other Person other than its own. No Member (in its capacity as such) shall have any fiduciary or other implied duties or responsibilities except those expressly set forth herein, nor shall any fiduciary functions, responsibilities, duties, obligations or any liabilities be read into this Agreement or otherwise exist against such Member. To the maximum extent permitted by applicable law, no Member (in its capacity as such) shall be a trustee or fiduciary for any other Member or the Company by reason of this Agreement. To the maximum extent permitted by law, each Member and the Company waive any fiduciary or other express or implied covenant, duty or other obligation of the Member (in its capacity as such) to the other Members, the Company, any Company Subsidiaries or any third party, except for the specific obligations expressly set forth in this Agreement. To the maximum extent allowed by applicable law, each Member and the Company hereby waive all of the foregoing and all other duties, responsibilities or obligations (fiduciary or otherwise) that might otherwise apply to each. Notwithstanding anything to the contrary contained in this Agreement, the foregoing shall not eliminate or limit the obligation of the any Member to act in compliance with the express terms of this Agreement (other than the foregoing). Except as expressly set forth herein, a Member shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member, the Company or any Company Subsidiary.

Section 11.10. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such Person’s heirs, executors and administrators.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Amendments.

(a) General. Except as otherwise expressly set forth in this Agreement, this Agreement may not be modified, altered, supplemented or amended (by merger, repeal, or otherwise) except pursuant to a written agreement executed and delivered by the TPG Member and the Voting Majority; provided, that, any modification, alteration, supplement or amendment of or to:

(i) this Agreement which adversely affects any class of Units disproportionately to any other class of Units (other than resulting from a difference in holdings of Units or otherwise in connection with or incidental to the Transfer of any Units or the admission of any new Member) shall not be effected without the consent of the Holders of a majority in interest of the outstanding Units of such affected class of Units, voting as a separate class;

(ii) Section 4.9(a) shall require written consent of the Series C Majority, voting as a separate class;

(iii) Section 4.9(b) shall require written consent of the Holders of 66 2⁄3% in interest of the outstanding Series C Units, voting as a separate class;

(iv) Section 4.9(b)(i), Section 6.1(b)(ii), Section 6.1(d), Section 6.3, Section 6.5, Section 11.8, Section 11.9 or this Section 12.1 shall require the written consent of (A) Holders of a majority in interest of the outstanding Series C Units, excluding the Sponsor Members and their Affiliates, and (B) Holders of 80% in interest of the outstanding Common Units; and

(v) Sections 7.5(c) or 7.5(f)(iv) shall require unanimous consent of the Holders of the outstanding Series C Units and the outstanding Common Units.

(b) Additional Units. Notwithstanding anything to the contrary contained herein, the Board of Managers, in its sole and absolute discretion, may amend Section 8.1 (including the priorities on distributions in respect of the Units thereunder) or any other provision of this Agreement to reflect the terms and conditions of any Equity Securities of the Company issued in accordance with Section 3.4 and Section 4.9(b)(i).

Section 12.2. Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other Parties and that the other Parties will not have an adequate remedy at law. Therefore, the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 12.3. Dispute Resolution.

(a) Delaware Rapid Arbitration. The Parties agree that any dispute or controversy (whether in contract, tort or statute) arising out of, relating to, or in connection with this Agreement or the negotiation, execution or performance of this agreement or the transactions contemplated hereby (a “Dispute”) shall be arbitrated pursuant to the Delaware Rapid Arbitration Act, 10 Del. C § 5801, et seq. (the “DRAA”). The Parties agree to take all steps necessary or advisable to submit any Dispute that cannot be resolved by the Parties for arbitration under the DRAA (the “Arbitration”) in accordance with this Section 12.3, and each Party represents and warrants that it is not a “consumer” as such term is defined in 6 Del. C. § 2731. By executing this Agreement, (i) each Party waives, and acknowledges and agrees that it shall be deemed to have waived, any objection to the application of the procedures set forth in the DRAA, (ii) consents to the procedures set forth in the DRAA, and (iii) acknowledges and agrees that it has chosen freely to waive the matters set forth in subsections (b) and (c) of Section 5803 of the DRAA. IN CONNECTION THEREWITH, EACH PARTY AGREES THAT IT WILL RAISE NO OBJECTION TO THE SUBMISSION OF THE DISPUTE TO ARBITRATION IN ACCORDANCE WITH THIS SECTION 12.3 AND UNDERSTANDS THAT IT WAIVES ANY RIGHT TO LAY CLAIM TO JURISDICTION IN ANY VENUE AND ANY AND ALL RIGHTS TO HAVE THE DISPUTE DECIDED BY A JURY.

(b) Rules. The Arbitration shall be conducted in accordance with the Delaware Rapid Arbitration Rules (the “Rules”), as such Rules may be amended or changed from time to time; provided, that, the parties to a Dispute may agree to depart from the Rules by (i) adopting new or different rules to govern the Arbitration, or (ii) modifying or rejecting the application of certain of the Rules. To be effective, any departure from the Rules shall require the consent of the Arbitrator and shall be in writing and signed by an authorized representative of each such party to the Dispute.

(c) Venue. The Arbitration shall take place in Wilmington, Delaware, or such other location as the Parties may agree in a signed writing.

(d) Arbitrator. The Arbitration shall be presided over by one arbitrator (the “Arbitrator”) who shall be appointed by the parties to the Dispute. In the event that such person fails to accept appointment as Arbitrator for any reason within five days of being notified of such person’s appointment or otherwise becomes unwilling or unable to serve as arbitrator, the parties to the Dispute shall promptly meet and confer to identify a mutually agreeable replacement arbitrator (the “Replacement Arbitrator”). The Replacement Arbitrator shall have qualifications and experience substantially similar to those of the initially appointed arbitrator. In the event that the parties to the Dispute are unable to agree upon the identity of the Replacement Arbitrator within 45 days of the commencement of the Arbitration, or the Replacement Arbitrator is unable or unwilling to serve, then either party to the Dispute may file a petition with the Delaware Court of Chancery pursuant to Section 5805 of the DRAA.

(e) Discovery and Subpoenas. Each of the parties to the Dispute shall, subject to such limitations as the Arbitrator may prescribe, be entitled to collect documents and testimony from each other party to the Dispute, and the Arbitrator shall have the power to administer oaths and compel the production of witnesses and documents. The Arbitrator shall have the power to issue subpoenas and commissions for the taking of documents and testimony from third parties.

(f) Procedure. The Arbitrator shall conduct the hearing, administer oaths, and make such rulings as are appropriate to the conduct of the proceedings. The Arbitrator shall allow each of the parties to the Dispute an opportunity to present evidence and witnesses and to cross examine witnesses presented by any opposing party to the Dispute.

(g) Award. The arbitral award (the “Award”) shall (i) be rendered within 120 days after the Arbitrator’s acceptance of his or her appointment, (ii) be delivered in writing, (iii) state the reasons for the Award, (iv) be the sole and exclusive final and binding remedy with respect to the Dispute between and among the parties to the Dispute without the possibility of challenge or appeal, which are hereby waived by each of the Parties, and (v) be accompanied by a form of judgment. The Award shall be deemed an award of the United States, the relationship between the parties to the Dispute shall be deemed commercial in nature, and any Dispute arbitrated pursuant to this Section 12.3 shall be deemed commercial. The Arbitrator shall have the authority to grant any equitable or legal remedies, including, without limitation, entering preliminary or permanent injunctive relief; provided, however, that, the Arbitrator shall not have the authority to award (and the Parties hereby waive the right to seek an award of) punitive or exemplary damages.

(h) Disclosure. The Parties agree that, subject to any non-waivable disclosure obligations under federal law, the Arbitration, and all matters relating thereto or arising thereunder, including, without limitation, the existence of the Dispute, the Arbitration and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, any third-party discovery proceedings, including any discovery obtained pursuant thereto, and any decision of the Arbitrator or Award), shall be kept strictly confidential, and each party hereby agrees that such information shall not be disclosed beyond (i) the Arbitrator and necessary support personnel, (ii) the participants in the Arbitration, (iii) those assisting the parties to the Dispute in the preparation or presentation of the Arbitration, (iv) other employees or agents of the parties to the Dispute with a need to know such information, and (v) any third parties that are subpoenaed or otherwise provide discovery in the Arbitration proceedings, only to the extent necessary to obtain such discovery. In all events, the parties to the Dispute and any third parties participating in the Arbitration proceedings shall treat information pertaining to the Arbitration with the same care that they treat their most valuable proprietary secrets. In the event that federal law imposes upon any party to the Dispute an obligation to disclose the fact of the Arbitration or the nature of the claims or counterclaims asserted, such parties shall disclose no more than the minimum information required by law after first consulting with and attempting to reach agreement with the opposing parties regarding the scope and content of any such required disclosure.

(i) Costs. Each party to the Dispute shall bear its own legal fees and costs in connection with the Arbitration; provided, however, that, the losing party shall pay all filing fees, fees and expenses of the Arbitrator or other similar costs incurred by the parties to the Dispute in connection with the prosecution of the Arbitration.

(j) Court Proceedings. Notwithstanding anything to the contrary in this Agreement, or any statute protecting the confidentiality of the Arbitration and proceedings taken in connection therewith, in the event that any party to the Arbitration is required to defend himself, herself or itself in response to later proceedings instituted by any other party to the Arbitration in any court relating to matters decided in the Arbitration, such party shall be relieved of any obligation to hold confidential the Arbitration and its proceedings in order to submit, confidentially if and to the extent possible, sufficient information to such court to allow it to determine whether the doctrines of res judicata, collateral estoppel, bar by judgment, or other similar doctrines apply to such subsequent proceedings.

(k) Severability. Notwithstanding anything to the contrary set forth in this Section 12.3, if any amendment to the Act is enacted after the date of this Agreement, and such amendment would render any provision of this Section 12.3 unenforceable thereunder, such provision shall be excluded and the remaining provisions of this Section 12.3 shall be enforced to the fullest extent permitted by law.

Section 12.4. Entire Agreement; Waivers. This Agreement (including the Schedules and Exhibits hereto) and the Transaction Agreements represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and any provision hereof can be waived only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 12.5. Governing Law. This Agreement, all questions concerning the construction, interpretation and validity of this Agreement, the rights and obligations of the parties hereto, all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, and the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether in Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

Section 12.6. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email of a PDF transmission (with confirmation of successful transmission), or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Company, to:

TPG Capital, L.P.

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attention:             Jack Weingart (JWeingart@tpg.com)

                              Adam Fliss (AFliss@tpg.com)

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:             Michael Aiello (Michael.Aiello@weil.com)

                              Ray C. Schrock, P.C. (Ray.Schrock@weil.com)

                              Alexander Lynch, Esq. (Alexander.Lynch@weil.com)

If to any Members, to the address of such Member set forth on Exhibit A hereto.

Section 12.7. Representations of the Members. Each of the Members hereby, severally and not jointly, represents and warrants to the Company and the other Members, as follows:

(a) Authorization. The execution, delivery and performance of this Agreement by such Member has been duly authorized by all appropriate action on the part of such Member.

(b) Enforceability. The execution and delivery by such Member of this Agreement will result in legally binding obligations of such Member enforceable against such Member in accordance with the respective terms and provisions hereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

(c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not, with notice or passage of time or both (i) conflict with or result in a material breach of the terms, conditions, or provisions of, (ii) constitute a material default under or result in a material violation of, (iii) result in the creation of any lien or encumbrance upon the Units or assets, properties or rights of such Member pursuant to, (iv) give any Person the right to modify, terminate or accelerate any liability of, or charge any fee, penalty or similar payment to such Member under, or (v) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person pursuant to any material contract, agreement or understanding (including, without limitation, any agreement restricting such Member from engaging in any line of business, competing with any Person or in any geographical area, or using or disclosing any information) to which such Member is a party, by which such Member is bound or to which any of such Member’s assets are subject.

Section 12.8. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.9. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as contemplated by Article XI and Section 12.10, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party except subject to the terms hereof. With respect to the Sponsor Members and the Lender Members, no transferee of such Person’s Units (other than a Permitted Transferee) shall be permitted to or shall acquire any rights provided in Section 4.9, Section 5.1(e) or Section 6.1(b) and no Transfer of such rights (other than to a Permitted Transferee) shall be permitted, except for transfers of rights with the prior written consent of the Board.

Section 12.10. Non-Recourse. No past, present or future manager, director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, authorized person, or representative of any Member shall have any liability for any obligations or liabilities of such Member under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 12.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 12.12. Legal Counsel Relationships. The Members acknowledge and agree that Weil, Gotshal & Manges LLP has represented the Company in connection with this Agreement and other transactions related hereto (the “Transactions”). Except for Weil, Gotshal & Manges LLP’s representation of the Company with respect to the Transactions, in no event shall an attorney-client relationship exist between Weil, Gotshal & Manges LLP, on the one hand, and any other Member and/or their Affiliates, on the other hand. The Members further agree and consent that Weil, Gotshal & Manges LLP shall be permitted to render legal advice and to provide legal services to the Members or the Company from time to time, and each of the Members covenant and agree that such representation of the Members or the Company by such firm from time to time shall not disqualify such firm from providing legal advice and legal services to any other Member, its Affiliates or the Company in matters related or unrelated to this Agreement and the Transactions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date first written above.

COMPANY:

[●] LLC

By:
Name:
Title:

SERIES B MEMBER:

[BD HOLDCO]

By:
Name:
Title:

SERIES C MEMBERS:

[●]

By:
Name:
Title:

SERIES D MEMBER:

[BD HOLDCO]

By:
Name:
Title:

[LIMITED LIABILITY COMPANY AGREEMENT OF [●] HOLDINGS LLC]

COMMON MEMBERS:

[●]

By:
Name:
Title:

[LIMITED LIABILITY COMPANY AGREEMENT OF [●] HOLDINGS LLC]

EXHIBIT B

Madewell LTV

“Madewell LTV” means, at any time of determination, an amount expressed as a percentage equal to:

Company Indebtedness / Madewell Collateral Percentage + Madewell Indebtedness + Madewell Preferred Stock

Madewell Enterprise Value

“Company Indebtedness” means, at any time of determination, an amount equal to:

(a)

if calculating the Madewell LTV for the purposes of determining whether it exceeds the Permitted Series A-1 Madewell LTV under Section 6.1 of the Agreement, the aggregate principal amount of the Series A-1 Loans, plus all accrued but unpaid interest, or

(b)	if calculating the Madewell LTV for the purposes of determining whether it exceeds the Permitted Series C Madewell LTV under Section 5.2(b) of the Agreement, the sum of:

(i)	the aggregate principal amount of the Series A-1 Loans and the Series A-2 Loans, plus all accrued but unpaid interest, plus

(ii)	the Series B Preference, plus

(iii)	the Series C Preferred Return, plus

(iv)	the Series C Preference.

“Madewell Collateral Percentage” means the number of Madewell Shares held by the Company as of any time of determination, divided by the total number of Madewell Shares on a fully-diluted basis as of such time of determination (calculated to [three] decimal points).

“Madewell Enterprise Value” means, the sum of (i)(a) the 20-day volume weighted average price of Madewell Shares, multiplied by (b) the total number of Madewell Shares on a fully-diluted basis as of any time of determination, plus (ii)(a) the sum of the Madewell Indebtedness and the Madewell Preferred Stock, less (b) the amount of unrestricted cash and cash equivalents of Chinos as of such time of determination.

“Madewell Indebtedness” means, at any time of determination without duplication, all indebtedness in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, in each case, of Chinos and its subsidiaries.

“Madewell Preferred Stock” means, at any time of determination, the amount of the then outstanding liquidation preference of preferred stock issued by Chinos and its Subsidiaries.

“Permitted Series A-1 Madewell LTV” means 61%.

“Permitted Series C Madewell LTV” means, at any time of determination, an amount expressed as a percentage equal to the Madewell LTV; provided, that, for purposes of such calculation of Madewell LTV only,

(a)	the “Madewell Enterprise Value” shall be $[●],[1]

(b)	the “Madewell Indebtedness” shall be $[●],[2] and

(c)	Company Indebtedness shall be calculated,

(i)

as though no prior distributions had been made by the Company in respect of the Series B Units or Series C Units, including all accrued Series C Preferred Return as of such time of determination, whether paid or unpaid; and

(ii)

as though no prior amounts had been paid by the Company in respect of the Series A-1 Loans or the Series A-2 Loans, including all accrued interest as of such time of determination (but not beyond the maturity date of the Series A-1 Loans and the Series A-2 Loans), whether paid or unpaid.

[1]	Amount to be fixed at Closing and reflect an enterprise value of Madewell that would result in Madewell LTV of 115%, regardless of Madewell IPO valuation.
[2]	Amount to be fixed based on the amounts as of Closing.

EXHIBIT C

MEMBERS WHO ARE LENDERS OF SERIES A-1 LOANS AND SERIES A-2 LOANS AT CLOSING

[To be provided.]

Exhibit C

Exchange Agreement

(Master Assignment and Assumption Agreement)

MASTER ASSIGNMENT AND ASSUMPTION AGREEMENT

This Master Assignment and Assumption Agreement, dated as of [●] (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Assignment and Assumption”), is (i) entered into by and between (x) each Lender signatory hereto under the heading “Assignor” (each, an “Assignor”) and [Chinos SPV LLC], [a Delaware limited liability company] (together with its successors and assigns in such capacity, the “Original Assignee”), and (y) the Original Assignee and Chinos Holdings, Inc., a Delaware corporation (the “Subsequent Assignee”), and (ii) consented to and accepted by the Borrower (as defined below) and the Administrative Agent (as defined below). It is understood and agreed by the parties hereto that the rights and obligations of the Assignors hereunder are several and not joint.

RECITALS

WHEREAS, each Assignor is the owner, of record and beneficially, of such Assignor’s Assigned Interest (as defined below);

WHEREAS, each Assignor has agreed to sell, transfer and assign to the Original Assignee, and the Original Assignee has agreed to purchase and assume from each Assignor, such Assignor’s Assigned Interest in exchange for (i) in the case of any Assignor that is not an Eligible TSA Assignor, new Series A-1 Senior Secured Term Loans owing by the Original Assignee to such Assignor pursuant to and in accordance with the Series A-1 Credit Agreement and (ii) in the case of any Assignor that is an Eligible TSA Assignor, new Series A-1 Senior Secured Term Loans owing by the Original Assignee to such Assignor pursuant to and in accordance with the Series A-1 Credit Agreement, and the issuance of Common Units (as defined below), pursuant to and in accordance with the Subscription Agreement (as defined below), to such Assignor;

WHEREAS, the Subsequent Assignee is a [direct] subsidiary of the Original Assignee;

WHEREAS, immediately after its receipt of the Assigned Interests, the Original Assignee has agreed to contribute, transfer and assign, as a capital contribution, the Assigned Interests to the Subsequent Assignee;

WHEREAS, immediately after its receipt of the Assigned Interests, the Subsequent Assignee has irrevocably and permanently agreed to submit the Assigned Interests to the Administrative Agent for cancellation;

WHEREAS, immediately upon such submission by the Subsequent Assignee of the Assigned Interests for cancellation, the Assigned Interests shall automatically be deemed irrevocably and permanently cancelled; and

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENTS

SECTION 1. Definitions. Capitalized terms used but not defined in this Assignment and Assumption shall have the meanings given to them in that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of July 13, 2017, and the Term Loan Amendment No. 2 (as defined below), and as further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Existing Credit Agreement”; receipt of a copy of which is hereby acknowledged by the Original Assignee and the Subsequent Assignee), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto, and Wilmington Savings Fund Society, FSB, a federal savings bank, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders. As used herein, the following terms shall have the following meanings:

(a) “Acceptable Deviation” means any modification to any term or provision of the Series A-1 Credit Agreement, the Security Documents, the Intercreditor Agreement, the LLC Agreement or the Subscription Agreement, as applicable, approved by (i) in the case of the Series A-1 Credit Agreement, the Security Documents and the Intercreditor Agreement, the Required Assignors at the time of such approval or (ii) in the case of the LLC Agreement or the Subscription Agreement, the Required Eligible TSA Assignors at the time of such approval, in each case, so long as such modification does not affect any Assignor that does not approve such modification in a manner that is disproportionate and adverse relative to the Assignors who approved such modification.

(b) “Additional Commitment Notice” shall mean a notice, in the form attached hereto as Exhibit C, executed by an Assignor and delivered to the Original Assignee prior to the date upon which the Subsequent Assignee enters into an underwriting agreement with respect to its initial public offering of common stock (such initial public offering of common stock, the “Madewell IPO”).

(c) “Additional Series A Senior Secured Loan Net Proceeds” has the meaning assigned to such term in the TSA.]

(d) “Allocation Notice” shall mean a notice, substantially in the form attached hereto as Exhibit A, executed by the Original Assignee and delivered to the Administrative Agent in accordance with Section 11 of this Assignment and Assumption.

(e) “Applicable Common Units Amount” shall mean, with respect to any Eligible TSA Assignor, the amount of Common Units such Eligible TSA Assignor is entitled to as a TSA Exchange Equity (as defined in the TSA) under and in accordance with the TSA.

(f) “Applicable Series A-1 Senior Secured Term Loan Amount” shall mean, with respect to any Assignor, the aggregate amount specified with respect to such Assignor in Schedule 1 to the Allocation Notice under the heading “Amount of Loans Assigned”.

(g) “Cancellation Effective Time” shall mean the moment in time immediately after the Subsequent Effective Time and immediately prior to the IPO Closing so long as the conditions precedent specified in Section 4(b) of this Assignment and Assumption have been satisfied (or waived) in accordance with such Section 4(b) on or prior to such moment in time.

(h) “Common Units” has the meaning assigned to such term in the LLC Agreement.

(i) “CP Notice” shall mean a notice, substantially in the form attached hereto as Exhibit B, executed by the Original Assignee and delivered to the Administrative Agent in accordance with Section 4(c) of this Assignment and Assumption.

(j) “Designated Assignor” means a Person designated in writing to the Original Assignee prior to the start of the Term Loan Participation Period (as defined in the TSA), by the Initial Consenting Supporting Parties (as such term is defined in the TSA).

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(k) “Eligible TSA Assignor” shall mean each Assignor that (i) is party to the TSA as an original signatory thereto or pursuant to a joinder thereto delivered in accordance with the terms and conditions contained in the TSA, (ii) is entitled to receive TSA Exchange Equity (as defined in the TSA) pursuant to the terms of the TSA and (iii) has not delivered written notice to the Original Assignee of its election to not constitute an Eligible TSA Assignor prior to the Required Allocation Notice Delivery Date.

(l) “Initial Effective Time” shall mean the moment in time immediately prior to the Subsequent Effective Time (which shall not be prior to the end of the Term Loan Participation Period (as defined in the TSA)) so long as the conditions precedent specified in Section 4(b) of this Assignment and Assumption have been satisfied (or waived) in accordance with such Section 4(b) on or prior to such moment in time.

(m) “IPO Closing” shall mean the closing of the Madewell IPO.

(n) “Original Assignor Commitment Amount” means, with respect to any Transfer, the amount equal to the applicable Transferor’s Commitment Amount immediately prior to such Transfer minus the applicable Transferee Commitment Amount.

(o) “Original Specified Loan Amount” means, with respect to any Assignor, and subject to Section 14(e) of this Assignment and Assumption, the amount specified on the signature page of such Assignor to this Assignment and Assumption.

(p) “Posted Intercreditor Agreement” means the form of Intercreditor Agreement posted to the Lenders on [●], 20[●].

(q) “Posted LLC Agreement” shall mean the form of [Amended and Restated Limited Liability Company Agreement] of the Original Assignee posted to the Lenders on [●], 20[●].

(r) “Posted Security Agreement” means the form of Security Agreement posted to the Lenders on [●], 20[●].

(s) “Posted Series A-1 Credit Agreement” shall mean the form of Series A-1 Credit Agreement posted to the Lenders on [●], 20[●].

(t) “Posted Subscription Agreement” shall mean the form of Subscription Agreement posted to the Lenders on [●], 20[●].

(u) “Required Allocation Notice Delivery Date” means the date that is two (2) Business Days prior to the date of the Initial Effective Time.

(v) “Required Assignors” means, at any time, Assignors collectively having aggregate Commitment Amounts representing more than 50% of the sum of the aggregate Commitments Amounts of all Assignors.

(w) “Required Eligible TSA Assignors” means, at any time, Eligible TSA Assignors collectively having aggregate Commitment Amounts representing more than 50% of the sum of the aggregate Commitment Amounts of all Eligible TSA Assignors.

(x) “Required Exchange Amount” has the meaning assigned to such term in the TSA.

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(y) “Subsequent Assignee Subscription Agreement” means that certain subscription agreement, dated on or around the date of the Subsequent Effective Time, by and among the Subsequent Assignee, as issuer, and the Original Assignee, as subscriber.

(z) “Subsequent Assignee Units” means the equity interests issued by the Subsequent Assignee to the Original Assignee pursuant to, and in accordance with, the Subsequent Assignee Subscription Agreement.

(aa) “Subsequent Effective Time” shall mean the moment in time immediately after the Initial Effective Time and immediately prior to the Cancellation Effective Time so long as the conditions precedent specified in Section 4(b) of this Assignment and Assumption have been satisfied (or waived) in accordance with such Section 4(b) on or prior to such moment in time.

(bb) “Subsequent Specified Loan Amount” means, with respect to any Assignor, and subject to Section 14(e) of this Assignment and Assumption, the greatest amount identified as a Subsequent Specified Loan Amount in any Additional Commitment Notice of such Assignor.

(cc) “Term Loan Amendment No. 2” shall mean that certain Amendment No. 2 to the Amended and Restated Credit Agreement, dated as of [●], 2019, by and among the Borrower, the Lenders party thereto and the Administrative Agent.

(dd) “Transfer Amount” means, with respect to any Transfer, the outstanding principal amount of Loans that are being Transferred by the applicable Transferor to applicable Transferee.

(ee) “Transfer Percentage” means, with respect to any Transfer, the amount (rounded to 11 decimals) equal to the applicable Transfer Amount divided by the aggregate outstanding principal amount of Loans held by the applicable Transferor immediately prior to such Transfer.

(ff) “Transferee Commitment Amount” means, with respect to any Transfer, the amount equal to the applicable Transferor’s Commitment Amount immediately prior to such Transfer multiplied by the applicable Transfer Percentage.

(gg) “TSA” shall mean that certain Transaction Support Agreement, dated as of November [26], 2019 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, including by that certain [●]), by and among, inter alios, TPG Chinos, L.P., TPG Chinos Co-Invest, L.P., Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., LGP Chino Coinvest LLC, Chinos Holdings, Inc., a Delaware corporation, Chinos Intermediate Holdings A, Inc., a Delaware corporation, Chinos Intermediate Holdings B, Inc., a Delaware corporation, J. Crew Group, Inc., a Delaware corporation, J. Crew Operating Corp., a Delaware corporation, J. Crew Inc., a Delaware corporation, and certain Assignors party thereto.

SECTION 2. Assignment of Assigned Interests to Original Assignee. In consideration for the (x) borrowing by the Original Assignee of Series A-1 Senior Secured Term Loans pursuant to, and in accordance with, the Series A-1 Credit Agreement, from such Assignor, and (y), in the case of any Eligible TSA Assignor, the issuance by the Original Assignee of Common Units to such Eligible TSA Assignor pursuant to, and in accordance with, the Subscription Agreement (as defined below), each Assignor hereby irrevocably sells and assigns, on such terms as are further set forth in Section 10 of this Assignment and Assumption, to the Original Assignee, and the Original Assignee hereby irrevocably purchases and assumes from such Assignor, subject to and in accordance with Sections 4 and 5 of this Assignment and Assumption and the Existing Credit Agreement, as of the Initial Effective Time (a) all of such Assignor’s Loans and all other rights and obligations of such Assignor in its capacity as a Lender under the Existing Credit

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Agreement and any other documents or instruments delivered pursuant thereto, in each case, to the extent related to such Assignor’s Applicable Series A-1 Senior Secured Term Loan Amount, in each case other than any accrued and unpaid interest related thereto (such accrued and unpaid interest, the “Excluded Interest”) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the respective Assignors (each in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Existing Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (but other than with respect to the Excluded Interest) (the rights and obligations sold and assigned by any Assignor to the Original Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as an “Assigned Interest”; and all such rights and obligations collectively sold and assigned by the Assignors to the Original Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interests”). Each such sale and assignment is without recourse to any Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by any Assignor.

SECTION 3. Agreement to Borrow Series A-1 Term Loans and Issue Common Units. In consideration for the sale and assignment of the applicable Assigned Interest described in Section 2 of this Assignment and Assumption, the Original Assignee substantially concurrently with the Initial Effective Time hereby:

(a) agrees to owe senior secured term loans (such term loans, the “Series A-1 Senior Secured Term Loans”) to such Assignor, in the original principal amount of such Assignor’s Applicable Series A-1 Senior Secured Term Loan Amount, which will be deemed to have been made pursuant to, and governed by, a credit agreement, dated on or around the date of the Initial Effective Time, by and among the Original Assignee, as borrower, the lenders from time to time party thereto and the administrative agent and collateral agent party thereto (the “Series A-1 Agent”), that is substantially consistent with the terms and conditions contained in the Posted Series A-1 Credit Agreement, with any Acceptable Deviation (such credit agreement, the “Series A-1 Credit Agreement”); and

(b) agrees to issue to each Eligible TSA Assignor Common Units, in an amount equal to such Eligible TSA Assignor’s Applicable Common Units Amount, (i) pursuant to and in accordance with a subscription agreement, dated on or around the date of the Initial Effective Time, that is substantially consistent with the terms and conditions contained in the Posted Subscription Agreement, with any Acceptable Deviation (such subscription agreement, the “Subscription Agreement”) and (ii) to be governed by, a limited liability company agreement of the Original Assignee, dated on or around the date of the Initial Effective Time, that is substantially consistent with the terms and conditions contained in the Posted LLC Agreement, with any Acceptable Deviation (such limited liability company agreement of the Original Assignee, the “LLC Agreement”).

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SECTION 4. Closing; Conditions.

(a) Reserved.

(b) Conditions Precedent to Effective Times. The occurrence of the Initial Effective Time, the Subsequent Effective Time and the Cancellation Effective Time shall be subject to the satisfaction of (or waiver by the Designated Assignor) of the following conditions (the date of such satisfaction or waiver, the “CP Satisfaction Date”):

(i) The Designated Assignor (or Milbank LLP, as counsel to the Designated Assignor (in such capacity, “Milbank”)), shall have received duly executed copies of the Series A-1 Credit Agreement, the LLC Agreement and the Subscription Agreement;

(ii) The Designated Assignor or Milbank shall have received a customary opinion of Weil Gotshal & Manges LLP, counsel for the Original Assignee, as borrower of the Series A-1 Senior Secured Term Loans, dated as of the date of the Initial Effective Time, solely with respect to the borrowing of Series A-1 Senior Secured Term Loans;

(iii) The Designated Assignor or Milbank shall have received (A) a certificate of the Original Assignee as borrower of the Series A-1 Senior Secured Term Loans, dated as of the date of the Initial Effective Time, and executed by a secretary, assistant secretary or other senior officer of the Original Assignee (or managing member of such Original Assignee or other authorized signatory), which shall (1) certify that attached thereto is a true and complete copy of the resolutions or written consents of its members or other governing body authorizing the execution, delivery and performance of this Assignment and Assumption, the Security Documents (as defined below) and the Series A-1 Credit Agreement (collectively, the “Principal Loan Documents”), (2) identify by name and title and bear the signatures of certain of the officers, managers, directors or authorized signatories of the Original Assignee authorized to sign the Principal Loan Documents to which it is a party on the date of the Initial Effective Time and (3) certify (x) that attached thereto is a true and complete copy of the certificate of formation (or other equivalent thereof) of the Original Assignee certified by the relevant authority of the jurisdiction of organization of the Original Assignee and a true and correct copy of its operating or similar agreement and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (B) a good standing (or equivalent) certificate as of a recent date for the Original Assignee from its jurisdiction of organization;

(iv) The representations and warranties of the Original Assignee contained in Section 6 of this Assignment and Assumption shall be true and correct in all material respects on the date hereof and on and as of the date of the Initial Effective Time (except, in each case, to the extent that such representations and warranties relate to an earlier or subsequent date, such representations and warranties shall be true and correct as of such date); provided, that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(v) Substantially concurrently with the Initial Effective Time, the security agreement to be entered into in connection with the issuance of the Series A-1 Senior Secured Term Loans and that is substantially consistent with the terms and conditions contained in the Posted Security Agreement (with any Acceptable Deviation) (such security agreement, the “Security Agreement”), and, if applicable, the intercreditor agreement to be entered into in connection with the borrowing of the Series A-1 Senior Secured Term Loans, and that is substantially consistent with the terms and conditions contained in the Posted Intercreditor Agreement (with any Acceptable Deviation) (such intercreditor agreement, the “Intercreditor Agreement”; and together with the Security Agreement, collectively, the “Security Documents”) shall have been executed by the parties thereto, and the Designated Assignor or Milbank shall have received a copy of each such executed Security Document;

(vi) The Designated Assignor or Milbank shall have received (A) a customary perfection certificate executed by the Original Assignee and (B) the results of state level Uniform Commercial Code filings, tax lien filings and judgment lien filings with respect to the Original Assignee at the secretary of state’s office of such Original Assignee’s state of formation, which results shall reveal no valid, perfected liens on the Original Assignee other than those that are permitted under, or not otherwise prohibited by, the Series A-1 Credit Agreement;

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(vii) The Designated Assignor or Milbank shall have received copies of unfiled financing statements authorized to be filed under the Uniform Commercial Code for each jurisdiction in which the filing of a financing statement is required to perfect the security interests created by the applicable Security Documents (to the extent such security interest is required to be perfected under the Security Documents and the Series A-1 Credit Agreement);

(viii) [Reserved];

(ix) The Term Loan Amendment No. 2 shall be in full force and effect and shall not have been terminated;

(x) The TSA shall be in full force and effect and shall not have been terminated;

(xi) The transactions contemplated under the TSA shall have occurred (or will occur) substantially concurrently with the occurrence of the date of the Initial Effective Time, or if contemplated to occur prior to or after the date of the Initial Effective Time under the terms of the TSA, shall have occurred as of the respective dates set forth therein; and

(xii) The Designated Assignor or Milbank shall have received a certificate, signed by the chief executive officer, the president, any vice president, the chief financial officer or any other senior office of the Original Assignee, dated as of the date of the Initial Effective Time, stating that the conditions specified in Sections 4(b)(iv) and (ix) of this Assignment and Assumption have been fulfilled.

(c) CP Notice. The Original Assignee hereby covenants and agrees to deliver via email to the Administrative Agent an executed CP Notice on the CP Satisfaction Date (giving due regard to the overall timing of the transactions contemplated hereby and by the TSA). The Original Assignee, the Subsequent Assignee and each Assignor hereby acknowledge and agree that the Administrative Agent may rely solely and conclusively on the CP Notice for purposes of determining whether the conditions precedent contained in Section 4(b) of this Assignment and Assumption have been satisfied (or waived) (and the date of such satisfaction and/or waiver) and the Administrative Agent shall incur no liability for any actions taken by the Administrative Agent in reliance thereon.

SECTION 5. Representations and Warranties of Each Assignor Regarding its Assigned Interest. Each Assignor (a) represents and warrants, as of the date hereof and at the Initial Effective Time, that (i) it is the legal and beneficial owner of the relevant Assigned Interest, (ii) such Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Existing Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

SECTION 6. Representations and Warranties of the Original Assignee Regarding the Assigned Interests. The Original Assignee (a) represents and warrants that (i) as of the date hereof and at the Initial Effective Time, it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Existing Credit Agreement, (ii) as of the date hereof and at the Initial Effective Time, it is not restricted from being an assignee under Section 10.07(b)(v) of the Existing Credit Agreement after

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giving effect to any amendments thereto (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Existing Credit Agreement), (iii) from and after the Initial Effective Time referred to in this Assignment and Assumption, it shall be bound by the provisions of the Existing Credit Agreement as a Lender thereunder and, to the extent of the relevant Assigned Interest, shall have the obligations of a Lender thereunder, (iv) as of the date hereof and at the Initial Effective Time, it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decisions to acquire such Assigned Interest, is familiar with acquiring assets of such type, (v) as of the date hereof it has received a copy of the Existing Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase such Assigned Interest, (vi) as of the date hereof it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase such Assigned Interest and (vii) as of the date of the Initial Effective Time, it has delivered to the Administrative Agent any duly completed and executed tax forms required to be delivered to the Administrative Agent by the Original Assignee in accordance with Section 3.01 of the Existing Credit Agreement; (b) agrees that on and after the Initial Effective Time (i) it will, independently and without reliance upon the Administrative Agent, any Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (c) represents and warrants, as of the Subsequent Effective Time, that (i) it is the legal and beneficial owner of the Assigned Interests, (ii) such Assigned Interests are free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby.

SECTION 7. Assignment of Assigned Interests to Subsequent Assignee. In consideration for the issuance by the Subsequent Assignee of Subsequent Assignee Units to the Original Assignee in accordance with, and pursuant to, the Subsequent Assignee Subscription Agreement, the Original Assignee hereby irrevocably contributes, transfers and assigns to the Subsequent Assignee, as a capital contribution, and the Subsequent Assignee hereby irrevocably accepts and assumes from the Original Assignee, subject to and in accordance with Section 9 of this Assignment and Assumption and the Existing Credit Agreement, as of the Subsequent Effective Time, all of the Assigned Interests, which solely for the convenience of the Administrative Agent (and without limiting the foregoing clause) is described on Schedule 2 to the Allocation Notice. Such transfer and assignment is without recourse to the Original Assignee.

SECTION 8. Representations and Warranties of the Subsequent Assignee Regarding the Assigned Interests. The Subsequent Assignee (a) represents and warrants that (i) as of the date hereof and at the Subsequent Effective Time, it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Existing Credit Agreement, (ii) as of the date hereof and at the Subsequent Effective Time, it is not restricted from being an assignee under Section 10.07(b)(v) of the Existing Credit Agreement after giving effect to any amendments thereto (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Existing Credit Agreement), (iii) from and after the Subsequent Effective Time referred to in this Assignment and Assumption, it shall be bound by the provisions of the Existing Credit Agreement as a Lender thereunder and, to the extent of the relevant Assigned Interest, shall have the obligations of a Lender thereunder, (iv) as of the date hereof it has received a copy of the Existing Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as

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applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase such Assigned Interest, (v) as of the date hereof and at the Subsequent Effective Time, it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decisions to acquire such Assigned Interest, is familiar with acquiring such type and (vi) it has as of the date hereof, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase such Assigned Interest; and (b) agrees that on and after the Subsequent Effective Time (i) it will, independently and without reliance upon the Administrative Agent, the Original Assignee or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

SECTION 9. Submission of Assigned Interests by Subsequent Assignee to Administrative Agent for Cancellation. The Subsequent Assignor hereby submits to the Administrative Agent for irrevocable, permanent and automatic cancellation, as of the Cancellation Effective Time, the Assigned Interests (including, without limitation, the principal amount of the outstanding Loans included in the Assigned Interests). As of the Cancellation Effective Time, the Assigned Interests (including, without limitation, the principal amount of the outstanding Loans included in the Assigned Interests) shall automatically be deemed irrevocably and permanently cancelled.

SECTION 10. Commitment of Assignors and Calculation of Assigned Interests.

(a) Subject to Section 14(e) of this Assignment and Assumption, each Assignor has elected, on its signature page hereto, to assign, transfer and sell to the Original Assignee at the Initial Effective Time pursuant to this Assignment and Assumption an aggregate principal amount of outstanding Loans (the “Commitment Amount”) equal to either (i) its pro rata share (calculated as a fraction (expressed as a percentage) the numerator of which is the aggregate principal amount of outstanding Loans held by the relevant Assignor under the Facilities, taken as a whole, and the denominator of which is the aggregate principal amount of the outstanding Loans under the Facilities, taken as a whole, the “Specified Pro Rata Share”), of the Required Exchange Amount (any such Lender electing to assign, transfer and sell its Specified Pro Rata Share of its outstanding Loans under the Facilities, a “Pro Rata Lender”) or (ii) an amount that is greater than its Specified Pro Rata Share of the Required Exchange Amount (any such Lender electing to assign, transfer and sell an amount of its outstanding Loans under the Facilities that is greater than its Specified Pro Rata Share, a “Greater than Pro Rata Lender” and the amount of any Greater than Pro Rata Lender’s Commitment Amount in excess of its Specified Pro Rata Share, its “Excess Commitment Amount”), which amount is equal to the greater of the (x) Original Specified Loan Amount of such Assignor and (y) the Subsequent Specified Loan Amount of such Assignor; provided that (A) if any Assignor has not made an election as to whether it constitutes a Pro Rata Lender or a Greater than Pro Rata Lender, such Assignor shall be deemed without further action to be a Pro Rata Lender and (B) if any Assignor specifies a Commitment Amount that is less than its Specified Pro Rata Share of the Required Exchange Amount, such Assignor shall be deemed to be a Pro Rata Lender.

(b) Subject to clauses (a) and (c) of this Section 10 and Section 11 of this Assignment and Assumption, each Assignor hereby irrevocably (i) commits to assign, transfer and sell to the Original Assignee at the Initial Effective Time pursuant to this Assignment and Assumption its outstanding Loans under the Facilities (ratably across each Facility under which such Assignor holds Loans) in an amount equal to its Commitment Amount and (ii) acknowledges and agrees that (A) the amount of the Assigned Interest of such Assignor (regardless of Facility) (the “Assigned Amount”) shall be determined in

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accordance with the provisions set forth in clause (c) below, and (B) such Assigned Interest shall be assigned, transferred and sold by such Assignor to the Original Assignee pursuant to Section 2 of this Assignment and Assumption; provided, that the aggregate principal amount of outstanding Loans included in such Assigned Interest (the “Assigned Loans”) shall not exceed such Assignor’s Commitment Amount; provided, further, that the Administrative Agent (i) shall not be responsible for, and shall incur no liability with respect to, any determination of an Assigned Amount for any Assignor and (ii) shall be entitled to conclusively rely (without liability therefor) on the Allocation Notice (including the Assigned Amounts set forth therein) in processing any assignments contemplated by this Assignment and Assumption. In the event of any conflict between the signature page of an Assignor and the Assigned Amount reflected on the Allocation Notice, the Assigned Amount reflected on the Allocation Notice shall control and be binding.

(c) The Assigned Amount of each Assignor shall be determined in accordance with the following provisions (or such other provisions as the Original Assignee and the Initial Consenting Support Parties (as defined in the TSA) may reasonably agree).

(i) The aggregate principal amount of outstanding Loans assigned pursuant hereto (the “Aggregate Exchanged Loan Amount”) will equal the greater of (1) (A) the Required Exchange Amount minus (B) the amount of Additional Series A Senior Secured Term Loan Net Proceeds, if any, and (2) zero.

(ii) If the aggregate Commitment Amounts of the Assignors exceed the Aggregate Exchanged Loan Amount, the Aggregate Exchanged Loan Amount will be allocated in the following manner:

(A) if the aggregate Excess Commitment Amounts of the Greater than Pro Rata Lenders exceed the Aggregate Exchanged Loan Amount, (1) each Greater than Pro Rata Lender shall receive its pro rata share (calculated as a fraction (expressed as a percentage) the numerator of which is the Excess Commitment Amount of the applicable Greater than Pro Rata Lender and the denominator of which is the aggregate Excess Commitment Amounts of all Greater than Pro Rata Lenders) of the Aggregate Exchanged Loan Amount and (2) no Pro Rata Exchanging Lender shall be entitled to any portion of the Aggregate Exchanged Loan Amount;

(B) if the aggregate Excess Commitment Amounts of the Greater than Pro Rata Lenders equal the Aggregate Exchanged Loan Amount, each Greater than Pro Rata Lender shall receive its Excess Commitment Amount; and

(C) if the aggregate Excess Commitment Amounts of the Greater than Pro Rata Lenders are less than the Aggregate Exchanged Loan Amount (the amount by which the Aggregate Exchanged Loan Amount exceeds the Aggregate Excess Commitment Amounts of the Greater than Pro Rata Lenders, the “Required Additional Exchanged Loan Amount”), but the aggregate Commitment Amounts of all Assignors exceed the Aggregate Exchanged Loan Amount, (1) each Greater than Pro Rata Lender shall receive 100% of its Excess Commitment Amount and (2) each Assignor shall receive its pro rata share (calculated as a fraction (expressed as a percentage) the numerator of which is the Specified Pro Rata Share of the applicable Assignor and the denominator of which is the aggregate Specified Pro Rata Shares of all Assignors) of the Required Additional Exchanged Loan Amount.

(iii) If the sum of the Commitment Amounts of all Assignors is equal to the Aggregate Exchanged Loan Amount, each Pro Rata Lender and each Greater than Pro Rata Lender shall receive its Commitment Amount.

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SECTION 11. Delivery of Allocation Notice. On or before 3:00 pm (New York City time) on the Required Allocation Notice Delivery Date, the Original Assignee shall deliver to the Administrative Agent an executed Allocation Notice. Each Assignor hereby irrevocably authorizes the Original Assignee to deliver the Allocation Notice to the Administrative Agent so long as the Assigned Loans listed under the header “Amount of Loans Assigned” in Schedule 1 attached thereto that are applicable to such Assignor do not exceed such Assignor’s Commitment Amount; provided, that the Administrative Agent shall have no obligation or liability for monitoring or determining whether or not this requirement has been satisfied.

SECTION 12. Series A-1 Credit Agreement, LLC Agreement and Subscription Agreement.

(a) Each Assignor hereby:

(i) represents and warrants that on or prior to the date of this Assignment and Assumption it has delivered, without any ‘escrow’ conditions, to the Original Assignee an executed signature page to the Series A-1 Credit Agreement substantially in the form posted to the Lenders by the Administrative Agent on [●] (such executed signature page, a “Series A-1 Credit Agreement Signature Page”),

(ii) authorizes the Original Assignee to attach such Series A-1 Credit Agreement Signature Page to the Series A-1 Credit Agreement on the date of the Initial Effective Time,

(iii) acknowledges and agrees that upon attachment of such Series A-1 Credit Agreement Signature Page to the Series A-1 Credit Agreement in accordance with the foregoing sub clause (ii), it shall be bound by, and shall have agreed to, the Series A-1 Credit Agreement, and

(iv) hereby agrees to deliver to the Administrative Agent such administrative forms, tax forms and information as the Series A-1 Agent may reasonably request in connection with the Series A-1 Senior Secured Term Loans.

(b) Each Assignor that is an Eligible TSA Assignor hereby:

(i) represents and warrants that on or prior to the date of this Assignment and Assumption it has delivered, without any ‘escrow’ conditions, to the Original Assignee an executed signature page to the Subscription Agreement substantially in the form posted to the Lenders by the Administrative Agent on [●] (such executed signature page, a “Subscription Agreement Signature Page”),

(ii) authorizes the Original Assignee to attach such Subscription Agreement Signature Page to the Subscription Agreement on the date of the Initial Effective Time, and

(iii) acknowledges and agrees that upon attachment of such Subscription Agreement Signature Page to the Subscription Agreement in accordance with the foregoing sub clause (ii), it shall be bound by, and shall have agreed to, the Subscription Agreement.

SECTION 13. Payments. From and after the Initial Effective Time, the Administrative Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to the relevant Assignor for amounts which have accrued to but excluding the Initial Effective Time.

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SECTION 14. General Provisions.

(a) This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, that no Assignor may assign any of its rights or obligations under this Assignment and Assumption except in connection with an assignment of Loans made in accordance with Section 14(e) of this Assignment and Assumption; provided, further, that the Administrative Agent may not assign any of its rights or obligations under this Assignment and Assumption except in connection with a resignation or replacement of the Administrative Agent as Administrative Agent (as defined in the Existing Credit Agreement) (and the Administrative Agent hereby agrees to assign its rights and obligations under this Assignment and Assumption to any successor Administrative Agent (as defined in the Existing Credit Agreement) concurrently with such resignation or replacement). This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(b) This Assignment and Assumption (i) subject to the terms and conditions of the TSA, may be terminated by the Original Assignee at any time prior to the Initial Effective Time pursuant to written notice delivered by the Original Assignee to the Administrative Agent (which, without affecting the validity thereof, shall be posted (or otherwise delivered) to the Assignors by the Administrative Agent) and (ii) shall automatically terminate (A) if the IPO Closing does not occur on or before the Outside Date (as defined in the TSA and as it may be extended in accordance with the TSA) or (B) upon termination of the TSA; provided, however, that in connection with the foregoing paragraph (b)(i), the Administrative Agent shall have no obligation or liability with respect to confirming whether the terms and conditions of the TSA have been complied with and shall be entitled to conclusively rely on a written certificate from an authorized signatory of the Original Assignee certifying that such termination shall have been effectuated in accordance with the terms and conditions of the TSA.

(c) This Assignment and Assumption may be amended, waived or otherwise modified pursuant to an instrument in writing executed by the Original Assignee, the Subsequent Assignee and the Required Assignors; provided, that, (i) the Original Assignee and any Assignor, or the Original Assignee and the Subsequent Assignee, may mutually amend, waive or otherwise modify this Assignment and Assumption pursuant to an instrument in writing signed by such Assignor and Original Assignee or the Original Assignee and the Subsequent Assignee, as applicable, solely to the extent (A) such amendment, waiver or other modification does not adversely impact the rights and obligations under this Assignment and Assumption of any other party to this Assignment and Assumption or (B) such amendment, waiver or other modification does adversely impact the rights and obligations under this Assignment and Assumption of another party to this Assignment and Assumption and such party consents in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such amendment, waiver or other modification, (ii) if the Original Assignee has identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in this Assignment and Assumption, including any change reasonably necessary to facilitate the administration by the Administrative Agent of the assignments and/or other transactions contemplated hereby, then the Original Assignee shall be permitted to amend this Assignment and Assumption to address such matter and

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(iii) no amendment, waiver or modification of this Assignment and Assumption may change an Assignor’s Commitment Amount without the written consent of such Assignor; provided, further, that (x) this sentence shall not reduce or impair the rights of any Assignor under Section 10.01 of the Existing Credit Agreement, (y) the consent of the Administrative Agent shall be required for any amendment or modification that affects the rights or duties of the Administrative Agent under this Assignment and Assumption and (z) the Administrative Agent shall not be responsible for, and shall incur no liability with respect to, any amendment, waiver or other modification of this Assignment and Assumption, including without limitation, for determining whether any amendment, waiver or other modification of this Assignment and Assumption is authorized or permitted hereunder.

(d) All notices and other communications provided for in this Assignment and Assumption shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, to the address specified on Schedule I hereto. The Administrative Agent agrees to promptly provide the Original Assignee, Subsequent Assignee or Borrower, after request thereof, with the address, telecopier number, electronic mail address and telephone number specified in any Assignor’s Administrative Questionnaire.

(e) Each Assignor acknowledges and agrees:

(i) that on and after the date hereof (which shall not be prior to the end of the Term Loan Participation Period (as defined in the TSA)), it shall not sell, assign, transfer, participate or otherwise dispose of, directly or indirectly, any of the Loans held by it as of or after the date hereof (any such sale, assignment, transfer, participation or other disposition of Loans, a “Transfer”; the Assignor Transferring such Loans, the “Transferor”; the transferee of such Transfer, the “Transferee”), and any purported Transfer shall be void and without effect unless (1) the Original Assignee has consented in writing to such Transfer, (2) the Transfer is consummated in accordance with the Existing Credit Agreement, (3) if the applicable Transferor is an Eligible TSA Assignor and the applicable Transferee is not an Eligible TSA Assignor prior to the relevant Transfer, such Transferee delivers to the Original Assignee a Subscription Agreement Signature Page (it being understood and agreed by such Transferee by its execution of a Joinder Agreement that the Original Assignee shall have all rights and permissions with respect to such Subscription Agreement Signature Page that are specified generally with respect to any Subscription Agreement Signature Page in Section 12 of this Assignment and Assumption) and (4) before such Transfer, the applicable Transferee, if such Transferee is not already an Assignor, agrees in writing for the benefit of the Original Assignee and the Administrative Agent to become an Assignor and to be bound by all of the terms of this Assignment and Assumption applicable to the applicable Transferor in its capacity as an Assignor by executing a joinder agreement substantially in the form attached hereto as Exhibit D (a “Joinder Agreement”), and delivering an executed copy thereof on the date of such execution, to the Original Assignee and the Administrative Agent.

(ii) Upon compliance with the previous sentence by the applicable Transferor and Transferee, such Transferee shall be deemed to be an Assignor hereunder to the extent of such transferred rights and obligations (to the extent such Transferee was not already an Assignor).

(iii) Notwithstanding anything to the contrary contained in this Assignment and Assumption Agreement or any other agreements, instruments or documentation executed in connection with the applicable Transfer, (1) if a Transfer is not a Transfer of all of the Loans previously held by the applicable Transferor, immediately after the consummation of such Transfer (A) the applicable Transferee shall be deemed (and hereby agrees) to have a Commitment Amount equal to (x) if such Transferee was not an Assignor immediately prior to the consummation of the Transfer, the applicable Transferee Commitment Amount or (y) if such Transferee was an Assignor immediately prior to the consummation of the Transfer, such Transferee’s Commitment Amount immediately prior to the consummation of the

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Transfer plus the applicable Transferee Commitment Amount and (B) the Transferor shall be deemed (and hereby agrees to have) a Commitment Amount equal to the Original Assignor Commitment Amount, (2) if a Transfer is a Transfer of all of the Loans previously held by such Transferor, immediately prior to the consummation of such Transfer, (A) the Transferee shall be deemed (and hereby agrees) to have a Commitment Amount equal to (x) if such Transferee was not an Assignor immediately prior to the consummation of the Transfer, the Commitment Amount of the Transferor immediately prior to the consummation of the Transfer or (y) if such Transferee thereof was an Assignor immediately prior to the consummation of the Transfer, such Transferee’s Commitment Amount immediately prior to the consummation of the Transfer plus the Commitment Amount of the Transferor immediately prior to the consummation of the Transfer and (B) the Transferor shall be deemed (and hereby agrees) to have a Commitment Amount equal to zero (and shall no longer be entitled to any of the rights of an Assignor under this Assignment and Assumption) and (3) for purposes of determining whether a Subsequent Specified Loan Amount is greater than an Original Specified Loan Amount with respect to any Assignor that has been a Transferee, the reference to the Original Specified Loan Amount of such Assignor shall be a reference to the Commitment Amount calculated in clause (1)(A) or 2(A), as applicable.

(iv) Each Assignor agrees that any Transfer of any Loans pursuant to this Section 14(e) shall comply with the requirements for such Transfer as set forth in Section 10.07 of the Existing Credit Agreement and this Section 14(e), and any purported Transfer that does not comply with such terms shall be deemed void ab initio, and the Original Assignee or the Borrower shall have the right to enforce the voiding of such Transfer.

(f) For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Assignment and Assumption, this Assignment and Assumption shall not be deemed to be a consent by the Borrower to any Transfer of any Loans (other than the Transfers of Assigned Interests expressly contemplated by Sections 2 and 7 of this Assignment and Assumption) and shall in no way prejudice the consent rights under the Existing Credit Agreement of the Borrower with respect to Transfers of Loans.

(g) Each party to this Assignment and Assumption acknowledges and agrees by its execution hereof that in addition to the other exculpations contemplated by the Existing Credit Agreement, the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred or suffered by any Person (including any party hereto) in connection with compliance or non-compliance with Section 10.07(h)(iii) of the Existing Credit Agreement, including any purported assignment exceeding the limitation set forth therein or any assignment’s being deemed null and void thereunder.

(h) Notwithstanding anything contained herein to the contrary, except for any obligations that it has under Section 10.07 of the Existing Credit Agreement, the Administrative Agent shall bear no responsibility or liability in connection with (nor shall it be required to take any action with respect to) any Transfer hereunder, including, without limitation, for monitoring or determining compliance with, or satisfaction of, any requirements for the Transfer of any Loans under this Assignment and Assumption.

(i) Notwithstanding anything to the contrary contained herein:

(i) other than as described in Section 4(c), and without limiting its obligations under the Existing Credit Agreement, this Assignment and Assumption shall not create or give rise to any obligation or liability on the part of the Administrative Agent with respect to the TSA, the Series A-1 Credit Agreement, the LLC Agreement, the Security Documents, the Series A-1 Senior Secured Term Loans or the Common Units, including, without limitation, whether or not (x) the Series A-1 Senior Secured Term Loans were borrowed or the Common Units were issued, (y) the Series A-1 Senior Secured Term Loans were made by the appropriate parties or the Common Units were delivered to or received by the appropriate parties or (z) any modification of the Series A-1 Credit Agreement, the Security Documents, the Subscription Agreement or the LLC Agreement is an Acceptable Deviation;

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(ii) the Administrative Agent shall have no obligation or liability with respect to monitoring or determining whether any covenants or conditions in this Assignment and Assumption (including without limitation Section 4(b)) have been waived or satisfied; and

(iii) the Administrative Agent shall have no obligation to effect the assignments contemplated by Section 2 and 7 of this Assignment and Assumption unless and until it has received the CP Notice in accordance with Section 4(c) of this Assignment and Assumption.

SECTION 15. Tax Certification. Each Assignor hereby covenants and agrees to deliver to each of the Administrative Agent and Original Assignee on or prior to the Initial Effective Time a fully completed and duly executed copy of the applicable U.S. federal income tax certifications (generally, a United States Internal Revenue Service Form W-9 (or successor applicable form) in the case of a person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code or an applicable United States Internal Revenue Service Form W-8 (or successor applicable form) in the case of a person that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code)). Each Assignor hereby acknowledges that a failure to deliver the applicable U.S. federal income tax certifications as set forth in this Section 15 may result in U.S. federal withholding tax on payments in respect of the Series A-1 Senior Secured Term Loans, and the amount of any such withholding tax shall reduce the amount otherwise payable to the Assignor; provided, for the avoidance of doubt, that each Assignor and the Original Assignee shall treat payments of interest in respect of the Series A-1 Senior Secured Term Loans as income from sources without the United States, except as otherwise required by applicable law.

SECTION 16. Further Assurances. Each Assignor shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Original Assignee or the Administrative Agent may reasonably request in order to carry out the intent and accomplish the purpose of this Assignment and Assumption and the consummation of the transactions contemplated hereby.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written.

ORIGINAL ASSIGNEE
[●]

By:
Name:
Title:

[Signature Page to J. Crew Master Assignment and Assumption Agreement]

SUBSEQUENT ASSIGNEE
[●]

By:
Name:
Title:

[Signature Page to J. Crew Master Assignment and Assumption Agreement]

ASSIGNOR
[●]

By:
Name:
Title:

Check One:

Pro Rata Lender:	☐

Greater than Pro Rata Lender:	☐

For Greater Than Pro Rata Lenders ONLY:

Original Specified Loan Amount	$_________________

[Signature Page to J. Crew Master Assignment and Assumption Agreement]

Consented to and Accepted:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as
Administrative Agent

By:
Name:
Title:

[Signature Page to J. Crew Master Assignment and Assumption Agreement]

Consented to:

J. CREW GROUP, INC.

By:
Name:
Title:

[Signature Page to J. Crew Master Assignment and Assumption Agreement]

Exhibit D

SPV A-Loans Term Sheet

[Chinos SPV LLC]

Summary of Principal Terms and Conditions

Series A-1 and Series A-2 Senior Secured Loans

Set forth below is a summary (this “Term Sheet”) of principal indicative terms of Series A-1 Senior Secured Term Loans (the “Series A-1 Loans”) and Series A-2 Senior Secured Term Loans (the “Series A-2 Loans” and together with the Series A-1 Loans, the “Series A Loans”) to be issued by Chinos SPV LLC (the “Borrower”) in connection with (i) an exchange (the “Exchange”) of up to $420,000,000 principal amount of term loans (the “Existing Term Loans”) outstanding under the Amended and Restated Credit Agreement, dated March 5, 2014, among J. Crew Group, Inc., Chinos Intermediate Holdings B, Inc., the lenders party thereto, and Wilmington Savings Fund Society, FSB as successor administrative agent (as further amended, supplemented or otherwise modified, the “Term Loan Agreement”) and (ii) a new money term loan made by the Sponsor of up to $150,000,000 principal amount of Series A Loans (the “New Money Loan”). This Term Sheet does not purport to summarize all of the terms of the definitive documentation with respect to the Series A Loans, and reference should be made to the definitive documentation for the final terms of the Exchange, the New Money Loan and Series A Loans.

Terms of the Loans

Exchange:	Exchange up to $420,000,000 in aggregate principal amount of Existing Term Loans for a pro rata share of up to $420,000,000 aggregate principal amount of the Series A-1 Loans.

Sponsor New Money:

The Sponsor will lend to the Borrower up to $150,000,000 in aggregate principal amount of Series A Loans. The allocation between Series A-1 Loans and Series A-2 Loans is at the Sponsor’s discretion, subject to a maximum Madewell LTV (as defined below) through the Series A-1 Loans of 61% on the closing date of the Madewell IPO.

The terms of the Series A-2 Loans will be substantially the same as the terms of the Series A-1 Loans with a maturity date that is the same or later than the maturity date for the Series A-1 Loans, except that the Series A-2 Loans will be secured by a second-priority security interest on the Collateral (as defined below) and the Series A-2 Loans will not have a financial maintenance covenant or other maintenance covenant, such as the Madewell LTV covenant.

Terms of the Series A-1 Loans and Series A-2 Loans

Borrower:	Chinos SPV LLC, a Delaware limited liability company.

Closing Date:	[ ], 2020

Maturity Date:	Series A-1 Loans: [ ], 2025 (5.5 years from the Closing Date) Series A-2 Loans: [ ], 2025 (5.5 years from the Closing Date)

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Interest; Interest Payment Dates:	The Series A Loans will bear interest at an annual rate from 9.0%-14.0%, compounding semi-annually, all or a portion of which may be payable in kind by increasing the principal amount of the Series A-1 Loans in an amount equal to such component of the interest due (the “PIK Interest”) with such rate to be fixed prior to the closing date of the Series A Loans (the “Closing Date”) based on the IPO public offer price and on the basis of the table set forth below. Interest on the Series A Loans will accrue from the Closing Date until the date paid in full in cash and will be payable semi-annually in arrears on [ ] and [ ] commencing on [ ], 2020 (each, a “Payment Date”). Interest on the Series A Loans will be calculated on the basis of a 360-day year of twelve 30-day months.

The interest rate applicable to the Series A-1 Loans received in consideration for the Exchange will be determined on the following basis:

Madewell LTV through the Series A-1 Loans	Series A-1 Loans Coupon
61%	14.0%
57%	13.0%
51%	12.0%
45%	11.0%
40%	10.0%
<35%	9.0%

The interest rate applicable to the Series A-2 Loans will be the same as the Series A-1 Loans.

Amortization:	None.

Guarantees:	None

Ranking:	The Series A Loans will constitute senior secured obligations of the Borrower. The Series A-1 Loans and the Series A-2 Loans will rank pari passu of each other in right of payment. The Series A-1 Loans will be effectively senior to the second-priority security interest securing the Series A-2 Loans to the extent of the value of the Collateral.

Collateral:	The Series A-1 Loans will be secured for the benefit of the Series A-1 Lenders by a first-priority security interest on all assets of the Borrower (the “Collateral”). The Series A-2 Loans will be secured for the benefit of the Series A-2 Lenders by a second-priority security interest on the Collateral.

Intercreditor:	The lien priority, relative rights and other creditors’ rights issues in respect of the Collateral among the lenders of the Series A-1 Loans (the “Series A-1 Lenders”) and the lenders of the Series A-2 Loans (the “Series A-2 Lenders”) will be set forth in a 1st Lien/2nd Lien intercreditor agreement (the “Intercreditor Agreement”), the terms of which shall include, but not be limited to:

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•  Debt caps: none.

•  Bankruptcy: 1st lien creditors to have exclusive right to provide a DIP, with ability to “roll up” Series A-1 Loans obligations.

•  Plan Voting: 2nd lien creditors shall not vote on a plan unless accepted by the 1st Lien creditors or provides for payment in full, in cash of 1st Lien claims.

•  Buy-out rights: None.

•  Standstill Period: 180 days, applicable to the 2nd lien only.

•  Amendments: Customary restrictions on amendments to Series A-1 and Series A-2 Loans; provided that any such restrictions shall apply to each series of Series A Loans equally.

•  Adequate protection: 2nd lien creditors will not contest (1) any request by 1st lien creditors for adequate protection or (2) any objection by 1st lien to any motion, relief, action or proceeding based on 1st lien claiming lack of adequate protection. 2nd lien creditors will not seek adequate protection other than in the form of junior replacement liens.

•  Turnover: Full turnover provision, including any reorganization securities.

Status of Liens/Collateral: 1st lien and 2nd lien creditors agree that the grants of liens constitute two separate and distinct grants of liens and will be separately classified. No other liens or collateral in favor of 2nd lien creditors.

Voluntary Prepayments:

The Borrower may prepay the Series A-1 Loans, in whole or in part, at any time prior to [            ], 2025, without premium or penalty, at par plus accrued and unpaid interest, if any, to, but not including, the prepayment date. In addition, the Default Manager may effect a Share-Settled Prepayment, as described under “Financial Covenant” below.

Following the repayment in full of the Series A-1 Loans, the Borrower may voluntarily prepay the Series A-2 Loans, in whole or in part, at any time prior to [            ], 2025, without premium or penalty, at par plus accrued and unpaid interest, if any, to, but not including, the prepayment date.

Asset Sales – Mandatory Prepayments:	The Borrower shall be obligated to make a voluntary prepayment of each tranche of Series A Loans at par (including accrued interest to, but excluding, the date of prepayment) in an amount equal to the net proceeds of (i) the sale or disposal of the common equity (the “Madewell Equity”) of Chinos Holdings, Inc. (“Madewell”) or the common equity of J.Crew Group, Inc. (the “J.Crew Equity”) and (ii) any dividends, distributions or similar payments made to the Borrower by any of its subsidiaries, in each case, less any Permitted Distributions (as defined below); provided that no Series A-2 Loans shall be prepaid prior to the repayment in full of the Series A-1 Loans.

Change of Control:	Upon the occurrence of a change of control of the Borrower or J.Crew Group, Inc., the Borrower may be prepay, in full, the outstanding principal amount of the Series A Loans at par (including accrued interest to, but excluding, the date of prepayment).

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Restricted Subsidiaries:	All subsidiaries of the Borrower will be Restricted Subsidiaries, except Chinos Holdings, Inc. and its respective subsidiaries and the IPCo Group companies that are currently Unrestricted Subsidiaries under the Term Loan Agreement. The IPCo Group companies, including a new subsidiary of Chinos Intermediate Holdings A, Inc. that provides credit support for the IPCo Notes, may become Restricted Subsidiaries at the election of J. Crew.

Affirmative Covenants:

With respect to each tranche of Series A Loans, the terms of the credit agreements governing such Series A Loans (each, a “Credit Agreement” and together the “Credit Agreements”) will require the Borrower to, among other things:

(a)   pay all amounts owed by it and comply with all its other obligations under the terms of such Credit Agreement;

(b)   perform, comply with and observe all obligations and agreements to be performed by it set forth in such Credit Agreement;

(c)   undertake all actions that are necessary to enable the applicable Series A Lenders to exercise and enforce their rights, powers, remedies and privileges under the Collateral;

(d)   prepare, give, execute, deliver, file or record any notice, financing statement, continuation statement, public deed, instrument or agreement to maintain, preserve or perfect any lien granted over the Collateral;

(g)   provide to the Administrative Agent (as defined below) and the Collateral Agent (as defined below) with certain information;[1]

(h)   from the date beginning three months after the Closing Date, and no later than six months after the Closing Date, use commercially reasonable efforts to obtain a public corporate family and/or public corporate credit rating, as applicable, from any two of Standard & Poor’s, a division of S&P Global, Inc., Moody’s Investors Service, Inc. and Fitch Ratings Inc., in each case, in respect of the Borrower;

(i) obtain and maintain all necessary governmental approvals and consents;

(j) maintain books and records in accordance with applicable law;

(k)   maintain its corporate existence;

(l) comply with all applicable laws;

(m) maintain the ranking of the Series A-1 Loans and Series A-2 Loans; and

(n)   give notice to the Administrative Agent of the occurrence of a Default or Event of Default.

[1]	NTD: A “going concern” qualification with respect to J. Crew shall not constitute a breach of this covenant.

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Negative Covenants:

The terms of the Credit Agreements will restrict the ability of the Borrower and its Restricted Subsidiaries, among other things, to:

(a)   declare or pay any dividends or distributions with respect to any equity interests, except with respect to the Restricted Subsidiaries:

(i) wholly owned Restricted Subsidiaries may pay dividends and distributions and all other Restricted Subsidiaries may pay dividends on a pro rata basis if the other equity interest of such Restricted Subsidiary were issued in accordance with all applicable covenants;

(ii)  Permitted Distributions (as defined below); and

(iii)  other “Restricted Payments” currently permitted under the Term Loan Agreement under Sections 7.06(b), (d), (e), (f), (g), (h), (i) and (j);

“Permitted Distributions” means tax, employee and other distributions and redemptions expressly permitted under the limited liability company agreement of the Borrower (the “SPV LLC Agreement”).

(b)   make or hold any investments, except (each of the following shall be considered a “Permitted Investment”):

(i) any investment in the Borrower or a Restricted Subsidiary; and

(ii)  other investments that do not exceed in the aggregate at any time outstanding the sum of (A) $25 million and (B) so long as no Event of Default shall have occurred and be continuing or would result from the making of any such investment, the Available Amount, which shall be reset as of the Closing Date and will begin to accrue as of the first day of the fiscal quarter during which the Closing Date occurs;

(iii)  other Permitted Investment carve-outs currently permitted under the Term Loan Agreement under Sections 7.02(a), (b), (c), (d), (e), (f), (g), (h), (i) (excluding the proviso), (k), (l), (m) (to subsidiaries of the Borrower), (o), (p), (q), (r), (s) and (t); and

(iv) other investments in joint ventures that do not exceed, in the aggregate at any time outstanding, $20 million.

(c)   with respect to the Borrower, incur any additional indebtedness, including guarantees thereof or issue disqualified stock and preferred stock, except:

(i) Indebtedness under the Series A-1 Loans and the Series A-2 Loans, including permitted PIK Interest, and any refinancing thereof; and

(ii)  preferred stock series B, C and D issued in accordance with the Borrower Operating Agreement;

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(d)   with respect to the Restricted Subsidiaries, incur any additional indebtedness, including guarantees thereof or issue disqualified stock or preferred stock, except:

(i) Indebtedness under the new J.Crew ABL Credit Agreement in an aggregate outstanding amount up to (x) the greater of (A) $450,000,000 and (B) (I) the sum (without duplication), at the time of calculation, of (1) 90% of the face amount of gross credit card receivables, (2) 85% of the face amount of gross trade receivables, (3) 90% (or, between August 1 and December 31 of each year, 92.5%) of the value of inventory (other than letter of credit and in-transit inventory), (4) 85% of the value of in-transit inventory, (5) 85% of the value of letter of credit inventory and (6) 100% of cash and cash equivalents minus (II) outstanding Indebtedness under “Qualified Securitization Financings” (as defined in the Term Loan Agreement) plus (y) the amount of secured cash management obligations and secured hedge obligations under the new J. Crew ABL Credit Agreement;

(ii)  Indebtedness under the IPCo Notes;

(iii)  the PIK Notes (as defined below);

(iv) following the repayment in full of the IPCo Notes, additional indebtedness, the proceeds of which are dividended directly or indirectly to the Borrower;

(v)   Permitted refinancing indebtedness of indebtedness incurred under clauses (i), (ii), (iii) and (iv) above and clause (vi) below, so long as the principal amount of such permitted refinancing indebtedness does not exceed the principal amount of the indebtedness being refinanced (plus fees and expenses incurred in connection therewith) and has a final maturity date no earlier than the final maturity date of the indebtedness being refinanced and, with respect to clause (ii) only, provided that the IPCo Group companies have been designated as Restricted Subsidiaries;

(vi) additional indebtedness in an outstanding amount of $155 million (the “General Debt Basket”); and

(vii) other carve-outs currently permitted under the Term Loan Agreement under Sections 7.03(b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l) (with respect to permitted acquisitions or other permitted investments), (m), (o), (p), (q), (s), (t), (u), (v), (w) (which may be secured) and (y);

“PIK Notes” means the 7.75%/8.50% Senior PIK Toggle Notes due 2019 (as amended, supplemented or otherwise modified from time to time) issued by Chinos Intermediate Holdings A, Inc., pursuant to the Indenture, dated as of November 4, 2013, between Chinos Intermediate Holdings A, Inc. and U.S. Bank National Association, as the trustee thereunder (as such Indenture may be amended, supplemented or otherwise modified from time to time).

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(e)   undertake certain mergers, consolidations or similar transactions, with carve-outs currently included in the Term Loan Agreement;

(f)   other than with respect to the new J.Crew ABL Credit Agreement and the IPCo Notes and any other indebtedness permitted hereunder and restrictions consistent with those set forth in the Term Loan Agreement, enter into agreements that would restrict the ability of any Restricted Subsidiary to:

(i) issue dividends or distributions to the Borrower or any Restricted Subsidiary; or

(ii)  repay any outstanding indebtedness owed to the Borrower or any Restricted Subsidiary;

(g)   subject to the carve-outs currently included in the Term Loan Agreement (other than Section 7.05(j)), sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets, except:

(i) the Borrower may dispose of the Collateral as permitted or required under the Credit Agreements so long as the proceeds of any such sale are applied in accordance with the Mandatory Prepayment covenant;

(ii)  with respect to any Restricted Subsidiary, other dispositions to the extent the proceeds of which are used to (A) permanently repay or retire any indebtedness under the new J.Crew ABL Credit Agreement or the IPCo Notes or other permitted indebtedness, (B) invest in long-term revenue generating assets, other assets used or useful in the business or for other permitted uses currently permitted under the Term Loan Agreement, in each case, held by any Restricted Subsidiary and (C) issue or distribute dividends to the Borrower; or

(iii)  any sale-leaseback transaction currently permitted under the Term Loan Agreement;

(h)   enter, or permit any of the Borrower’s Subsidiaries to enter, into any transaction with any affiliate of the Borrower or any of the Borrower’s Subsidiaries, unless such transaction is on an arm’s-length basis, except any carve-outs and safe harbors currently included in the Term Loan Agreement (it being understood that as a safe harbor, any Subsidiary is permitted to issue equity or other securities or indebtedness to any affiliate only if a pro rata share of such equity or other securities or indebtedness is offered or reoffered to other Series A-1 Lenders (or, following repayment in full of the Series A-1 Loans, to the other equityholders of the Borrower) on a pro rata basis); provided, however, that notwithstanding anything to the contrary in the foregoing, any indebtedness transaction in excess of a de minimis threshold to be agreed with an Affiliate shall be on an arm’s-length basis and approved by the board of directors in good faith;

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(i) with respect to the Borrower, engage in any business or activity or own any assets other than holding the Madewell Equity and directly or indirectly, all of the equity of the J.Crew Holdings Group and the J.Crew Equity and performing its obligations and activities incidental thereto under the Series A-1 Loans and Series A-2 Loans and activities reasonably incidental thereto;

(j) with respect to NewCo, Chinos Intermediate Holdings A, Inc., Chinos Intermediate Holdings B, Inc. (the “J.Crew Holdings Group”), engage in any business or activity or own any assets other than holding the equity interests of any member of the J.Crew Holdings Group or J.Crew Equity; it being understood, for the avoidance of doubt, the foregoing shall not prevent any such entity from issuing additional equity otherwise permitted hereunder;

(k)   take any action, including forming a subsidiary, or effect any recapitalization or reorganization, that results in any person (other than a wholly-owned subsidiary) being between Madewell and the Borrower;

(l) effect any voluntary bankruptcy or permit the effectiveness of any insolvency proceeding with respect to the Borrower;

(m) settle or consent to any judgment or award in any litigation or other proceedings if such settlement involves a guilty plea or acknowledgement of criminal wrongdoing on the part of the Borrower;

(n)   take any action that would cause the Borrower to be treated as other than a partnership for U.S. federal income tax purposes;

(o)   take any action that would cause the Borrower to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes; and

(p)   make any change in the Borrower’s or its subsidiaries’ fiscal year.

It is understood that (i) the covenants will permit the transactions contemplated by the Transaction Support Agreement and (ii) additional carve-outs or provisions may be incorporated into such covenants to the extent reasonably agreed upon by the Required Consenting Parties.

Financial Covenant[2]:	As of the date of the Madewell IPO and as of the last day of each quarter (each a “Calculation Date”) beginning 33 months after the Closing Date, the quotient (expressed as a percentage) of (a) the sum of (i) the then outstanding aggregate principal amount (including all accrued and unpaid interest) of the Series A-1 Loans, divided by the Madewell Collateral Percentage and (ii) the sum of the Madewell Indebtedness and the amount of the then outstanding liquidation preference of preferred stock issued by Madewell and its subsidiaries, divided by (b) the Madewell Enterprise Value (the “Madewell LTV”), shall not exceed 61%. The Borrower shall deliver to the Administrative Agent a certificate including the Madewell LTV within two business days after the last day of each quarter.

[2]	NTD: The Credit Agreements will not include any other financial maintenance covenant.

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“Madewell Collateral Percentage” means the number of shares of Madewell Equity held by the Borrower as of the Calculation Date divided by the total number of shares of Madewell Equity on a fully-diluted basis as of the Calculation Date (calculated to three decimal points).

“Madewell Enterprise Value” means the sum of (i)(a) the 20-day volume weighted average price of the shares of Madewell Equity, multiplied by (b) the total number of shares of Madewell Equity on a fully-diluted basis as of the Calculation Date, plus (ii)(a) the sum of the Madewell Indebtedness and the amount of the then outstanding liquidation preference of preferred stock issued by Madewell and its subsidiaries less (b) the amount of unrestricted cash and cash equivalents of Madewell as of the Calculation Date.

“Madewell Indebtedness” means, at any Calculation Date without duplication, all indebtedness in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, in each case, of Madewell and its subsidiaries.

Upon a failure to comply with the Financial Covenant, Series A Lenders holding a majority of the Series A-1 Loans, other than the Borrower and its affiliates, shall have the right to appoint a manager (a “Default Manager”) to the Borrower’s board of managers (a “Default Manager Appointment”). A Default Manager Appointment shall be the sole remedy available for a breach of the Financial Covenant. The following procedures shall apply with respect to the nomination and selection of a Default Manager:

1.  Series A-1 Lenders (other than the Sponsor and its affiliates) holding at least 25% of the Non-Sponsor Outstanding Series A-1 Loans may identify to the Company and the Administrative Agent a nominee for Default Manager at any time beginning on the 31st month following the Closing Date;

2.  upon receiving a nomination for Default Manager from the requisite lenders, the Administrative Agent will (a) provide notice to lenders of such nomination and allow for additional nominations to be made for no more than 10 business days following the receipt of such initial nomination (the “Nomination Deadline”) and (b) following the Nomination Deadline, commence a written consent process using applicable procedures to select the Default Manager no later than 5 Business Days prior to the date that is 33 months after the Closing Date;

3.  the Default Manager shall be elected by Series A-1 Lenders holding a majority of the Non-Sponsor Outstanding Series A-1 Loans;

4.  the Borrower shall indemnify and hold harmless the Default Manager against any and all loss, liability, claim, damage or expense incurred without negligence or willful misconduct on its part, arising out of or in connection with the duties and responsibilities of the Default Manager and pay all fees, expenses and reimbursements of expenses (including all fees and expenses of advisors retained by the Default Manager) related to serving as Default Manager.

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The Default Manager will be authorized under the terms of the SPV LLC Agreement to, on one or more occasions cause the Borrower to (a) dispose of Madewell Equity, with proceeds being applied to prepay Series A-1 Loans (a “Share Disposition”), (b) prepay the Series A-1 loans in a principal amount equal to the Market Value (rounded to the nearest $1,000) of an amount of Madewell Equity to be issued to Series A-1 Lenders as prepayment of the Series A-1 Loans (a “Share-Settled Prepayment”) or (c) any combination of (a) and (b), in each case, making such decision to dispose of Madewell Equity and/or transfer Madewell Equity through a Share-Settled Prepayment based on the Default Manager’s good faith belief as to the manner that will best maximize the value of Madewell Equity for the benefit of the Series A-1 Lenders. The Default Manager will be authorized to cause the Borrower to engage one or more underwriters in connection with a Share Disposition, which underwriter shall be selected by the board of managers of the Borrower or, absent such selection within five Business Days, by the Default Manager. The Borrower shall be responsible for all costs associated with a Share Disposition and/or a Share-Settled Prepayment.

Notwithstanding anything to the contrary in the foregoing, the Borrower shall have no obligation to dispose of, or transfer, more than 20% of the total issued and outstanding Madewell Equity in any Share Disposition(s) or Share-Settled Prepayment(s) in any rolling 90-day period.

“Market Value” means the 10 trading-day volume weighted average trading price of the shares of Madewell Equity.

“Non-Sponsor Outstanding Series A-1 Loans” means the Series A-1 Loans not held by the Sponsor or its affiliates.

IPCo Notes Call Right:	Subject to obtaining required consents under the IPCo Notes indentures, the Series A-1 Lenders, other than the Borrower and its affiliates (including the Sponsor), will have the right to purchase IPCo Notes under substantially the same terms and conditions set forth in the Call Right Agreement dated July 13, 2017 among Wilmington Savings Fund Society, FSB and U.S. Bank National Association.

Events of Default:

Each Credit Agreement will provide that the following, among other events, will constitute an Event of Default under the such Credit Agreement:

(a)   default in the payment when due (on the maturity date, upon prepayment or otherwise) of the principal of, or premium, if any, on, the applicable Series A Loans;

(b)   other than a default referred to in clauses (a) and (b), the Borrower fails to comply with any covenant under such Credit Agreement (other than the Financial Covenant) and such failure continues for 30 days;

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(c)   the Borrower fails to prepay any or all of the applicable Series A Loans to the extent required under such Credit Agreement;

(d)   certain events of bankruptcy or insolvency with respect to the Borrower; and

(e)   with respect to any Collateral, any of the documents governing the Collateral ceases to be in full force and effect; ceases to give the relevant Collateral Agent (for the benefit of the applicable Series A Lenders) the liens purported to be created thereby with the priority contemplated thereby; or is declared null and void.

An Event of Default under each of the Credit Agreements shall be subject to customary remedies, including but not limited to, acceleration and foreclosure. For the avoidance of doubt, for purposes of notice and acceleration of the applicable Series A Loans, voting thresholds will be calculated with respect to each individual Credit Agreement.

Voting:	The Credit Agreements shall contain usual and customary provisions for transactions of this type, including provisions restricting voting rights of the Borrower and its affiliates (provided that the Sponsor shall have voting rights with respect to the New Money Loan completed on the Closing Date). Voting thresholds contained in the Credit Agreements will be calculated with respect to each individual Credit Agreement.

Amendments:	Any amendment to economic terms and conditions of either of the Credit Agreements will require a vote of 100% of the applicable group of Series A Lenders. Any amendments to the collateral or other security documents that result in a release of all or substantially all of the Collateral (other than in accordance with the terms of the Credit Agreements) will require a vote of the Series A-1 Lenders or Series A-2 Lenders, as applicable, holding at least 66.67% of the outstanding Series A-1 Loans or Series A-2 Loans, as applicable. Any amendment to other terms and conditions will require a vote of the Series A-1 Lenders or Series A-2 Lenders, as applicable, holding at least a majority of the outstanding Series A-1 Loans or Series A-2 Loans, as applicable .

Documentation:	The Credit Agreements will be consistent with the terms set forth in this Term Sheet, and the original draft of the Credit Agreement will be based upon the Term Loan Agreement.

Governing Law and Forum:	New York

Denominations:	The Series A Loans will be denominated and payable in U.S. dollars and will be issued in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Administrative Agent:	[ ] (the “Administrative Agent”).

Collateral Agent:	[ ] (the “Collateral Agent”).

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Exhibit E

SPV Subscription Agreement

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of [●], 2020, is entered into by and between [Chinos SPV LLC], a Delaware limited liability company (the “Company”), and the entities listed on the signature pages attached hereto (collectively, the “Subscribers”, and each individually, a “Subscriber”). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Master Assignment and Assumption Agreement (as defined below).

WHEREAS, the Company and the Subscribers are party to that certain Master Assignment and Assumption Agreement, dated as of [●], 2020 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time), by and among each Subscriber, the Company and the other parties thereto (the “Master Assignment and Assumption Agreement”);

WHEREAS, the Company, concurrently with the execution of this Agreement, desires to enter into that certain [Amended and Restated] Limited Liability Company Agreement, dated as of the date hereof, with the Subscribers and the other parties named therein, substantially in the form attached hereto as Exhibit A (the “LLCA”);

WHEREAS, pursuant to the LLCA, the Company may issue to the Members (as defined therein) certain interests in the Company represented by the Common Units of the Company, having the rights and obligations set forth in the LLCA;

WHEREAS, pursuant to the Master Assignment and Assumption Agreement, the Company has agreed to purchase and assume certain Assigned Interests from the Subscribers having the rights and obligations set forth in the Credit Agreement.

WHEREAS, each Subscriber is the owner, of record and beneficially, of such Subscriber’s Assigned Interest;

WHEREAS, each Subscriber has agreed to sell, transfer and assign to the Company, and the Company has agreed to purchase and assume from each Subscriber, such Subscriber’s Assigned Interest, pursuant to the Master Assignment and Assumption Agreement, in exchange for, in addition to the other consideration provided for therein, the issuance by the Company of Common Units to such Subscriber, pursuant to this Agreement; and

WHEREAS, as a condition to the issuance of the Common Units to the Subscribers, among other conditions as set forth in this Agreement, each Subscriber shall become bound by, and shall have agreed to, the terms of the LLCA, with or without execution of the LLCA, and be admitted to the Company as a Member with respect to such Subscriber’s Applicable Common Units Amount (as defined below).

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Subscribers agree as follows:

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1. Sale and Issuance of the Common Units.

(a) The Subscribers hereby agree to purchase and subscribe for, and the Company hereby agrees to issue and sell to the Subscribers, the Common Units, in the amounts set forth on Schedule 11 next to such Subscriber’s name (“Subscriber’s Applicable Common Units Amount”), in consideration of, and subject to, the transfer and assignment of such Subscriber’s Assigned Interest to the Company pursuant to the Master Assignment and Assumption Agreement. Subject to the satisfaction of the conditions set forth herein, such Common Units shall be issued substantially simultaneously with the transfer and assignment of such Subscriber’s Assigned Interest to the Company pursuant to the Master Assignment and Assumption Agreement.

(b) As a condition to the issuance to each Subscriber of such Subscriber’s Applicable Common Units Amount, each Subscriber shall become bound by, and shall have agreed to, the terms of the LLCA, with or without execution of the LLCA. Upon such Subscriber’s agreement to the LLCA, the Company shall admit such Subscriber as a Member with respect to such Subscriber’s Applicable Common Units Amount.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to, and covenants and agrees with, the Subscribers as follows:

(a) It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite legal and power to enter into this Agreement, perform its obligations hereunder, and own its properties and assets.

(b) All action on the part of the Company necessary for the execution and delivery by the Company of this Agreement and the performance of its obligations hereunder has been taken. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy laws or other similar laws affecting creditors’ rights generally, and (ii) the availability of equitable remedies (the “Bankruptcy and Equity Exception”).

(c) The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder will not (i) result in any violation of its organizational documents or the LLCA, (ii) result in any breach of, or violation of the terms or provisions of, or constitute a default under, any indenture or other agreement or instrument by which it or its property is bound, except as would not be reasonably be expected to have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), (iii) result in any violation of any applicable law, regulation, injunction, order or court decree, except as would not be reasonably expected to have a Material Adverse Effect, (iv) assuming the accuracy of the representations and warranties of the Subscribers set forth or otherwise referred to herein, result in any obligation of the Company to file any notice or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States,

[1]	Note to Draft: To set forth results of equity kicker conversion calculation.

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any state thereof, or any foreign jurisdiction except for such obligations the failure to fulfill, or consents, registrations, approvals, permits or authorizations the failure to obtain, would not reasonably be expected to have a Material Adverse Effect, or (v) require any consent or other action by any Person under, constitute a default under (with due notice or lapse of time, or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under, any provision of any agreement or other instrument binding upon the Company or any of its assets or properties except for consents for which the failure to obtain, or defaults, rights or obligations, would not reasonably be expected to have a Material Adverse Effect.

(d) When issued in accordance with the terms of this Agreement, the Common Units will be (i) duly authorized and validly issued in compliance with applicable securities laws and the LLCA of the Company, and (ii) free and clear of all liens, except (A) liens created by or imposed upon the Subscriber, and (B) restrictions on transfer under federal, state and/or foreign securities laws and under the LLCA. Schedule 2 sets forth a true, correct and complete list of the classes and amounts of equity interests of the Company outstanding immediately following the issuance of Common Units to the Subscribers pursuant to this Agreement. Except as set forth on Schedule 2, the Company will not have any other equity interests issued or outstanding, and there shall be no options, warrants, preemptive rights or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, equity interests of the Company as of the date hereof.

(e) Assuming the accuracy of the representations and warranties of each of the Subscribers contained in this Agreement, none of the Company or its subsidiaries is, and upon the issuance and delivery or exchange, as applicable, of the Common Units as herein contemplated, none of them will be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

(f) Assuming the accuracy of the representations and warranties of each of the Subscribers contained in this Agreement, the offer and sale of Common Units pursuant to this Agreement is exempt from the registration requirements of the Securities Act (as defined below).

(g) The representations and warranties made by the Company in this Agreement are the exclusive representations and warranties made by the Company, whether written or oral, in connection with this Agreement and the transactions contemplated hereby (except for those representations and warranties made in the Master Assignment and Assumption Agreement, the LLCA or any of the other agreements or instruments entered into or delivered in connection with the transactions contemplated hereby or thereby (collectively, the “Other Transaction Documents”)). The Company hereby disclaims any other express or implied representations or warranties. Neither the Company nor any other Person is, directly or indirectly, making any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements of the Company or its subsidiaries.

(h) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that the Subscribers are not making any representations or warranties directly to the Company in connection with the transactions contemplated hereby whatsoever, express or implied, beyond those expressly given in Section 3 or in the Other Transaction Documents.

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(i) There are no fees or commissions payable to any broker, finder or agent with respect to the transactions contemplated by this Agreement as a result of any actions of the Company for which the Company or the Subscribers could become liable or obligated or which could result in the imposition of any liens, mortgages, security interests, pledges, restrictions on transferability, defects of title or other claims, charges or encumbrances of any nature whatsoever upon the Subscribers, the Company, or the Common Units.

3. Representations and Warranties of the Subscribers. Each Subscriber hereby, severally and not jointly, represents and warrants to, and covenants and agrees with, the Company as follows:

(a) (i) Such Subscriber is validly existing and in good standing under the laws of the jurisdiction of its formation, incorporation or organization, (ii) such Subscriber has all requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement, and (iii) such Subscriber’s execution, delivery and performance of this Agreement has been duly authorized by it.

(b) Such Subscriber (i) has the legal capacity to purchase and hold the Common Units and represents that its subscription for the Common Units and the execution and delivery of this Agreement by such Subscriber and the consummation of the transactions contemplated hereby will not (A) result in any violation of such Subscriber’s organizational documents, (B) result in any breach of, or violation of the terms or provisions of, or constitute a default under, any indenture or other agreement or instrument by which such Subscriber or its property is bound, (C) result in any violation of any applicable law, regulation, injunction, order or court decree, (D) require any consent or other action by any Person under any provision of any agreement or other instrument binding upon such Subscriber or any of its assets or properties, or (E) result in any obligation of such Subscriber to file any notice or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any state thereof, or any foreign jurisdiction, (ii) has obtained such tax advice that it has deemed appropriate, and (iii) represents that the Subscriber’s principal place of business is as set forth on the signature page hereto.

(c) All action on the part of such Subscriber necessary for the execution and delivery by such Subscriber of this Agreement and the performance of its obligations hereunder has been taken. This Agreement has been duly executed and delivered by such Subscriber and it constitutes a valid and legally binding obligation of such Subscriber, enforceable in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

(d) Such Subscriber has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and of making an informed investment decision with respect thereto.

(e) Such Subscriber is aware that no federal or state agency has passed upon the Common Units or made any finding or determination concerning the fairness of this investment.

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(f) Such Subscriber understands that its investment in the Company involves a high degree of risk and is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of such Subscriber’s investment in the Common Units.

(g) Such Subscriber realizes and acknowledges that (i) the acquisition of the Common Units is a long-term investment, (ii) the purchaser of the Common Units must bear the economic risk of investment for an indefinite period of time because the Common Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state and, therefore, none of such securities can be sold unless they are subsequently registered under said laws or exemptions from such registrations are available, and there can be no assurance that any such registration will be effected at any time in the future, (iii) such Subscriber may not be able to liquidate its investment in the event of an emergency or pledge any of such securities as collateral for loans, and (iv) the transferability of the Common Units is restricted.

(h) Such Subscriber believes that its investment in the Common Units is suitable for such Subscriber based upon its investment objectives and financial needs, and such Subscriber has adequate means for providing for its current financial needs and personal contingencies and has no need for liquidity of investment with respect to the Common Units.

(i) Such Subscriber has obtained, to the extent it deems necessary, its own personal professional advice with respect to the tax consequences of receiving, and the risks inherent in, its investment in the Common Units, and the suitability of its investment in the Common Units in light of its financial condition and investment needs.

(j) The Common Units for which such Subscriber hereby subscribes will be acquired for its own account for investment purposes only. Such Subscriber (i) is not purchasing the Common Units with a view toward distribution in a manner which would require registration under the Securities Act, and (ii) does not presently have any reason to anticipate any change in its circumstances or other particular occasion or event which would cause it to sell the Common Units for which it hereby subscribes.

(k) Such Subscriber understands that federal regulations and executive orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals.

(l) Such Subscriber is not a Person named on an OFAC list, nor is it a Person with whom dealings are prohibited under any OFAC regulation.

(m) Such Subscriber (i) is not a Person with whom transactions are prohibited or limited under the economic sanctions laws, freezing of assets laws or export controls laws administered by the U.S. Government (including OFAC) or the Canadian Government (including the Minister of Foreign Affairs, Canada), and, (ii) has not been, since December 31, 2018, in violation of any such economic sanctions laws, freezing of assets laws or export controls laws (including, in Canada, the Special Economic Measures Act, the United Nations Act or the Export and Import Permits Act). Since December 31, 2013, neither such Subscriber nor any of its affiliates

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has made any voluntary disclosures to either U.S. or Canadian Government authorities under U.S. or Canadian economic sanctions laws or freezing of assets laws or U.S. or Canadian import or export control laws, nor has such Subscriber or any of its affiliates been, to the knowledge of such Subscriber, the subject of any governmental investigation or inquiry regarding compliance with such laws.

(n) Such Subscriber understands and agrees that it is purchasing the Common Units directly from the Company. Such Subscriber has, to its satisfaction, been given access to information regarding the Company (including, without limitation, the pro forma capitalization of the Company) and has utilized such access to such Subscriber’s satisfaction for the purpose of obtaining the information such Subscriber believes to be relevant in making its investment decision. Such Subscriber has been given reasonable opportunity to ask questions of, and receive answers from, representatives of the Company to obtain any additional information, to the extent reasonably available, such Subscriber believes to be relevant in making its investment decision with respect to the Common Units.

(o) Such Subscriber has undertaken its own independent reviews, investigations and other diligence as it believes to be prudent in connection with its decision to subscribe for the Common Units. Such Subscriber does not intend to, and agrees and acknowledges that it is not entitled to, rely, and such Subscriber will make no claim of reliance, on any information relating to the Company or the Common Units subscribed for hereunder by such Subscriber, or on any materials prepared by the Company or any of its affiliates including, without limitation, any reports, analyses, compilations or studies.

(p) In connection with its investigation of the Company and its subsidiaries, such Subscriber and its equityholders, affiliates, officers, directors, managers, employees, advisors, agents, consultants, attorneys and other representatives (“Representatives”) may have received certain projections, including projected statements of operating revenues and income from operations of the Company and its subsidiaries, and certain business plan information. Such Subscriber and each of its Representatives acknowledge that (i) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that (ii) they are familiar with such uncertainties, and (iii) they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them, including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans. Accordingly, no representation or warranty is made by the Company or any of its subsidiaries with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans.

(q) Such Subscriber is:

(i)

a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act) that is not a broker dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan; and

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(ii)	a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act, or an entity owned exclusively by “qualified purchasers;

(r) Such Subscriber has not retained any finder, broker, agent, financial advisor, Purchaser Representative (as defined in Rule 501(h) of Regulation D of the Securities Act) or other intermediary in connection with the transactions contemplated hereby and agrees to indemnify and hold harmless the Company and its subsidiaries from any liability for any compensation to any such intermediary retained by such Subscriber and the fees and expenses of defending against such liability or alleged liability.

(s) Such Subscriber understands and has taken cognizance of all of the risk factors related to the purchase of the Common Units. Notwithstanding anything contained in this Agreement to the contrary, such Subscriber acknowledges and agrees that the Company is not making any representations or warranties directly to such Subscriber in connection with the transactions contemplated hereby whatsoever, express or implied, beyond those expressly given in Section 1(b) or in the Other Transaction Documents. Such Subscriber further represents that none of the affiliates, officers, directors, employees, agents, consultants, attorneys or representatives of the Company, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Common Units, the Company, or the transactions contemplated hereby not expressly set forth in this Agreement or the Other Transaction Documents.

(t) Such Subscriber understands and agrees that the Common Units are being offered in transactions not involving any public offering within the meaning of the Securities Act, that such Common Units have not been, and will not be, registered under the Securities Act and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Common Units, such Common Units may be offered, resold, pledged or otherwise transferred only in accordance with the legend on such Common Units. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of such Common Units. Such beneficial owner understands that the Company has not been registered under the Investment Company Act.

(u) The representations and warranties made by such Subscriber in this Agreement are the exclusive representations and warranties made by such Subscriber, whether written or oral, in connection with this Agreement and the transactions contemplated hereby (except for those representations and warranties made in the Other Transaction Documents). Such Subscriber hereby disclaims any other express or implied representations or warranties.

4. Limitation on Transfer. Each Subscriber acknowledges that since the Common Units have not been registered under the Securities Act or the securities laws of any jurisdiction, such securities may not be disposed of unless they are subsequently registered and/or qualified under applicable securities laws or an exemption from such registration and qualification is available.

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5. Legend. It is understood that any certificates or any book entry evidencing the Common Units will bear the following legends:

THIS COMMON UNIT HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY TO A PERSON THAT IS BOTH (1) A “QUALIFIED PURCHASER” OR A CORPORATION, PARTNERSHIP, LIMITED LIABILITY COMPANY OR OTHER ENTITY (OTHER THAN A TRUST) EACH SHAREHOLDER, PARTNER, MEMBER OR OTHER EQUITY OWNER OF WHICH IS A QUALIFIED PURCHASER (AS DEFINED FOR PURPOSES OF SECTION 3(C)(7) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) AND (2) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY SUCH RULE THAT IS NOT A BROKER DEALER WHICH OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN U.S.$25 MILLION IN SECURITIES OF ISSUERS THAT ARE NOT AFFILIATED PERSONS OF THE DEALER AND IS NOT A PLAN REFERRED TO IN PARAGRAPH (A)(1)(I)(D) OR (A)(1)(I)(E) OF RULE 144A OR A TRUST FUND REFERRED TO IN PARAGRAPH (A)(1)(I)(F) OF RULE 144A THAT HOLDS THE ASSETS OF SUCH A PLAN, IF INVESTMENT DECISIONS WITH RESPECT TO THE PLAN ARE MADE BY THE BENEFICIARIES OF THE PLAN (OR, SOLELY IN THE CASE OF A QUALIFYING INVESTMENT VEHICLE HOLDING A CERTIFICATED COMMON UNIT WITH THE PRIOR APPROVAL OF THE ISSUER, AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A) OF REGULATION D UNDER THE SECURITIES ACT)), AND IN EACH CASE IN COMPLIANCE WITH THE CERTIFICATION AND OTHER REQUIREMENTS SPECIFIED IN THE AGREEMENT PURSUANT TO WHICH THESE COMMON UNITS WERE ISSUED AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY APPLICABLE JURISDICTION.

THE ISSUER HAS THE RIGHT TO COMPEL ANY BENEFICIAL OWNER OF AN INTEREST IN A SECURITY THAT IS NOT BOTH (A) A QUALIFIED PURCHASER OR A CORPORATION, PARTNERSHIP, LIMITED LIABILITY COMPANY OR OTHER ENTITY (OTHER THAN A TRUST) EACH SHAREHOLDER, PARTNER, MEMBER OR OTHER EQUITY OWNER OF WHICH IS A QUALIFIED PURCHASER AND (B) A QUALIFIED INSTITUTIONAL BUYER TO SELL ITS INTEREST IN THE SECURITY, OR MAY SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

6. Survival. All of the agreements, representations and warranties made by the Subscribers and the Company in this Agreement shall survive the acceptance of the Subscribers’ subscription by the Company.

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7. Miscellaneous.

(a) Except as otherwise expressly set forth in this Agreement, this Agreement may not be modified, altered, supplemented or amended (by merger, repeal, or otherwise) except pursuant to a written agreement executed and delivered by each of the parties hereto.

(b) The parties hereto acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other parties hereto and that the other parties hereto will not have an adequate remedy at law. Therefore, the obligations of the parties hereto under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party hereto may have under this Agreement or otherwise.

(c) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Each party hereto hereby consents to process being served by any party hereto in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 6(h).

(e) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f) This Agreement and the Other Transaction Documents represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and any provision hereof can be waived only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any

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representation, warranty, covenant or agreement contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

(g) This Agreement, all questions concerning the construction, interpretation and validity of this Agreement, the rights and obligations of the parties hereto, all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, and the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether in Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(h) All notices and other communications under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email of a PDF transmission (with confirmation of successful transmission), or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

To the Company:

c/o TPG Capital, L.P.

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attention:         Jack Weingart (JWeingart@tpg.com)

Adam Fliss (AFliss@tpg.com)

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:         Michael Aiello (Michael.Aiello@weil.com)

Ray C. Schrock, P.C. (Ray.Schrock@weil.com)

Alexander Lynch, Esq. (Alexander.Lynch@weil.com)

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To the Subscribers: To the address or electronic mail address specified in such Subscriber’s executed signature page hereto.

(i) If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(j) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party hereto. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto except subject to the terms hereof.

(k) No past, present or future manager, director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, authorized person, or representative of any party hereto shall have any liability for any obligations or liabilities of such party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

(l) This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(m) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

a.

When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

b.	Any reference in this Agreement to $ shall mean U.S. dollars.

c.

The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit annexed hereto or referred to herein but not otherwise defined in such Schedule or Exhibit shall be defined as set forth in this Agreement.

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d.	Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

e.

The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

f.

The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

g.

The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

h.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(n) Each party hereto shall execute and deliver all such further and additional instruments and agreements and shall take such further and additional actions, as may be reasonably necessary or desirable to evidence or carry out the provisions of this Agreement or to consummate the transactions contemplated hereby.

(o) Each party hereto shall be responsible for the payment of its own expenses (including attorney’s fees and expenses) in negotiating and carrying out its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth above.

[CHINOS SPV LLC]

By:

Name:
Title:

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

ACCEPTED THIS DAY OF [●], 2020

[SUBSCRIBER]

By:

Name:
Title:

Address:

Email:

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

Exhibit F

Merger Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of [_______], 2020 by and among Chinos Holdings, Inc., a Delaware corporation (“Chinos”), [J.Crew Newco], a Delaware corporation (“J.Crew”), [SPV LLC], a Delaware limited liability company (“Chinos SPV]”), [Merger Sub 1], a Delaware limited liability company (“Merger Sub 1”) and [Merger Sub 2], a Delaware limited liability company (“Merger Sub 2”).

WHEREAS, on December __, 2019, (i) Chinos, Chinos Intermediate Holdings A, Inc., Chinos Intermediate Holdings B, Inc. (“Chinos B”), J. Crew Group, Inc. (“Group, Inc.”), J. Crew Operating Corp., and J. Crew Inc., (ii) certain holders of (A) terms loans under the Amended and Restated Credit Agreement, dated March 5, 2014, among Group, Inc., Chinos B, the lenders party thereto, and Wilmington Savings Fund Society, FSB, (B) 13.00% Senior Secured Notes due 2021 and 13.00% Senior Secured New Money Notes due 2021 issued by J.Crew Brand Corp. and J.Crew Brand, LLC under the two Indentures dated July 13, 2017, (C) Series A Preferred Stock of Chinos, no par value per share (“Chinos Series A Preferred Stock”) and (D) common stock, par value $0.00001 per share, of Chinos (the “Chinos Common Stock”), and (iii) TPG Chinos, L.P. and TPG Chinos Co-Invest, L.P.; and Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., LGP Chino Coinvest LLC, entered into a Transaction Support Agreement pursuant to which the parties thereto agreed to consummate a series of restructuring transactions in respect of Chinos;

WHEREAS, the respective Boards of Directors of Chinos and J.Crew have deemed it advisable and in the best interests of their respective corporations and stockholders that Chinos and J.Crew engage in the Mergers (as defined below);

WHEREAS, the Board of Directors of Chinos has approved this Agreement and the merger of Merger Sub 1 with and into Chinos (the “Chinos Merger”), with Chinos continuing as the surviving corporation and a wholly owned subsidiary of Chinos SPV (the “Chinos Surviving Corporation”), pursuant to which each share of (i) Chinos Common Stock shall be converted into the right to receive [one common unit] of Chinos SPV (the “SPV Common Units”), (ii) Chinos Series A Preferred Stock shall be converted into the right to receive [one] [Series C Unit of Chinos SPV (the “SPV Series C Units”), and (iii) Series B Preferred Stock of Chinos, no par value per share (the “Chinos Series B Preferred Stock”) shall be converted into the right to receive [one] [SPV Series C Unit], in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of J.Crew has approved this Agreement and the merger of Merger Sub 2 with and into J.Crew (the “J.Crew Merger” and, together with the Chinos Merger, the “Mergers”), with J.Crew continuing as the surviving corporation and a subsidiary individually owned and controlled by Chinos SPV (the “J.Crew Surviving Corporation”), pursuant to which each share of (i) voting common stock, no par value per share, of J.Crew (the “J.Crew Common Stock”) shall be converted into the right to receive [one] [SPV Common Unit] and (ii) [non-voting common stock], par value [•] per share of J.Crew (the “J.Crew Non-Voting Stock”) shall remain issued and outstanding and be unaffected by the Mergers, upon the terms and subject to the conditions set forth in this Agreement;

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WHEREAS, in accordance with Title 8, Section 264 of the Delaware General Corporation Law (the “DGCL”) and Title 6, Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), the Board of Managers of Chinos SPV has approved this Agreement and the Mergers, the Board of Directors of Merger Sub 1 has approved this Agreement and the Chinos Merger and the Board of Directors of Merger Sub 2 has approved this Agreement and the J.Crew Merger;

WHEREAS, within [•] following the execution and delivery of this Agreement, the holders of Chinos Common Stock representing at least a majority of the outstanding Chinos Common Stock, will execute a written consent, in accordance with the DGCL and the organizational documents of Chinos, pursuant to which, among other things, such stockholders approve this Agreement and the transactions contemplated hereby (the “Required Stockholder Approval”);

WHEREAS, prior to the consummation of the Mergers, Chinos shall amend the certificate of designation of the Series A Preferred Stock (the “Series A Certificate of Designation”) and the certificate of designation of the Series B Preferred Stock (the “Series B Certificate of Designation”) in the form attached hereto as Exhibit D and Exhibit E, respectively; and

WHEREAS, for United States federal income tax purposes, it is intended that (i) each of the Mergers will be treated as an exchange described in Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) each of the conversions pursuant to Sections 3.1(d) and 3.1(e) will be treated as a reorganization under Section 368(a)(1)(E) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

FORMATION; MERGER

Section 1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, Merger Sub 1 shall be merged with and into Chinos at the Effective Time. Following the Effective Time, the separate legal existence of Merger Sub 1 shall cease, and Chinos shall continue as the surviving corporation in the Chinos Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub 1 in accordance with the DGCL and the DLLC.

(b) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, Merger Sub 2 shall be merged with and into J.Crew at the Effective Time. Following the Effective Time, the separate legal existence of Merger Sub 2 shall cease, and J.Crew shall continue as the surviving corporation in the J.Crew Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub 2 in accordance with the DGCL and the DLLCA.

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ARTICLE II

CLOSING

Section 2.1 Closing. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., New York time, on the third business day after satisfaction or waiver of all of the conditions set forth in ARTICLE V (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153 (the date of the Closing, the “Closing Date”).

Section 2.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Mergers to be consummated by (a) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Chinos Certificate of Merger”) with respect to the Chinos Merger, duly executed and completed in accordance with the relevant provisions of the DGCL and the DLLCA, and shall make all other filings or recordings required under the DGCL and the DLLCA and (b) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “J.Crew Certificate of Merger”) with respect to the J.Crew Merger, duly executed and completed in accordance with the relevant provisions of the DGCL and the DLLCA, and shall make all other filings or recordings required under the DGCL and the DLLCA. The Chinos Merger and the J.Crew Merger shall become effective concurrently (such time as the Mergers become effective being the “Effective Time”).

Section 2.3 Effects of the Transaction. The Mergers shall have the effects set forth in the applicable provisions of the DGCL and the DLLCA.

Section 2.4 Organizational Documents; Directors and Officers.

(a) Chinos SPV Operating Agreement. Chinos shall take, and shall cause Chinos SPV to take, all requisite action to cause the limited liability company agreement of Chinos SPV to be substantially in the form of Exhibit A (the “Chinos SPV Operating Agreement”), at the Effective Time (as defined below) and until thereafter amended in accordance with the terms thereof and the DLLCA.

(b) Chinos Organizational Documents.

(i) The certificate of incorporation of Chinos shall, at the Effective Time, be amended and restated to read in its entirety as set forth on Exhibit B1 and, as so amended and restated, shall be the certificate of incorporation of the Chinos Surviving Corporation, until thereafter amended as provided therein or by the DGCL.

(ii) The bylaws of Chinos shall, at the Effective Time, be amended and restated to read in their entirety as set forth on Exhibit C2 and, as so amended and restated, shall be the bylaws of the Chinos Surviving Corporation, until thereafter amended as provided therein or by the DGCL.

[1]	Note to Draft: This will be the public company charter for Madewell.
[2]	Note to Draft: This will be the public company bylaws for Madewell.

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(c) J.Crew Organizational Documents. The bylaws of J.Crew in effect at the Effective Time shall be the bylaws of the J.Crew Surviving Corporation until thereafter amended as provided therein or by the DGCL, and the certificate of incorporation of J.Crew in effect at the Effective Time, as amended pursuant to the J.Crew Certificate of Merger, shall be the certificate of incorporation of the J.Crew Surviving Corporation until thereafter amended as provided therein or by the DGCL.

(d) Directors and Officers. The directors and officers of Chinos and J.Crew immediately prior to the Effective Time shall be the directors of the Chinos Surviving Corporation and J.Crew Surviving Corporation, respectively, from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or until their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and bylaws of the applicable Surviving Corporation or as otherwise provided by the DGCL.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.1 Conversion of Chinos Securities. At the Effective Time, by virtue of the Chinos Merger and without any action on the part of Chinos SPV, Chinos, Merger Sub 1 or the holders of any shares of Chinos Common Stock, Restricted Stock, Options, Chinos Series A Preferred Stock or Chinos Series B Preferred Stock, SPV Common Units or SPV Series C Units:

(a) Each issued and outstanding share of Chinos Common Stock (other than any shares of Chinos Common Stock to be canceled pursuant to Section 3.2(e) and any Dissenting Shares) shall be converted into the right to receive [one] SPV Common Unit (the “Chinos Common Stock Merger Consideration”). As of the Effective Time, all such shares of Chinos Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of shares of Chinos Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Chinos Common Stock Merger Consideration in accordance with Section 3.2(f).

(b) Each unvested share of Chinos Common Stock (“Restricted Stock”) that is outstanding pursuant to the Chinos Holdings, Inc. Amended and Restated 2011 Equity Incentive Plan (the “Plan”) immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into the right to receive [one] SPV Common Unit (the “Chinos Restricted Common Stock Merger Consideration”). As of the Effective Time, all such shares of Restricted Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of shares of Restricted Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Chinos Restricted Common Stock Merger Consideration in accordance with Section 3.3. The SPV Common Units received in respect of the Restricted Stock shall generally be subject to the same terms and conditions (including vesting and forfeiture provisions) as such Restricted Stock; provided that the SPV Common Units received in respect of the Restricted Stock that was subject to performance-based vesting as of immediately prior to the Effective Time, shall be subject to time-based vesting, in equal annual installments over a four year period from the Effective Time, as set forth in the restricted SPV Common Unit grant notice issued to the holder of such restricted SPV Common Units.

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(c) Each option to purchase a share of Chinos Common Stock granted under the Plan (an “Option”) outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be forfeited and cancelled for no consideration, as of immediately prior to the Effective Time.

(d) Each share of Chinos Series A Preferred Stock (other than any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive [one] SPV Series C Unit (the “Chinos Series A Preferred Merger Consideration”). As of the Effective Time, all such shares of Chinos Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of any shares of Chinos Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Chinos Series A Preferred Merger Consideration in accordance with Section 3.2(f)

(e) Each share of Chinos Series B Preferred Stock (other than any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive [one] SPV Series C Unit (the “Chinos Series B Preferred Merger Consideration”, and together with the Chinos Common Stock Merger Consideration, the Chinos Restricted Common Stock Merger Consideration, and the Chinos Series A Merger Consideration, the “Chinos Merger Consideration”). As of the Effective Time, all such shares of Chinos Series B Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of shares of Chinos Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Chinos Series B Preferred Merger Consideration in accordance with Section 3.2(f)

(f) Each membership interest in Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Chinos Common Stock, as the common stock of the Chinos Surviving Corporation.

Section 3.2 Conversion of J.Crew Securities. As of the Effective Time, by virtue of the J.Crew Merger and without any action on the part of J.Crew, Chinos SPV, Merger Sub 2, or the holders of any shares of J.Crew Common Stock or SPV Common Units:

(a) Each issued and outstanding share of J.Crew Common Stock (other than any shares of J.Crew Common Stock to be canceled pursuant to Section 3.2(e) and any Dissenting Shares) shall be converted into the right to receive [one] SPV Common Unit (the “J.Crew Merger Consideration” and, together with the Chinos Merger Consideration, the “Merger Consideration”). As of the Effective Time, all such shares of J.Crew Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of shares of J.Crew Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the J.Crew Merger Consideration in accordance with Section 3.3.

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(b) Each issued and outstanding share of J.Crew Non-Voting Stock shall remain issued and outstanding and be unaffected by the Mergers.

(c) Each membership interest in Merger Sub 2 issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of J.Crew Common Stock, as the common stock of the J.Crew Surviving Corporation.

(d) Effect on SPV Common Units. At the Effective Time, each SPV Common Unit issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, all equity of Chinos SPV owned by Chinos Surviving Corporation or the J.Crew Surviving Corporation shall be surrendered to Chinos SPV without payment therefor.

(e) Cancellation of Treasury Shares. Each share of Chinos Common Stock held in the treasury of Chinos immediately prior to the Effective Time, and each share of J.Crew Common Stock held in the treasury of J.Crew immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f) Dissenting Shares. Any shares of Chinos Common Stock, Chinos Series A Preferred Stock, Chinos Series B Preferred Stock (collectively, “Chinos Capital Stock”) and J.Crew Common Stock that are outstanding immediately prior to the Effective Time and that are held by a holder of Chinos Capital Stock or J.Crew Common Stock who shall have neither voted in favor of the Merger nor consented thereto in writing and whom shall be entitled to and shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration provided in Section 3.2 in respect thereof. Such holder shall instead be entitled to receive payment of the appraised value of such shares of Chinos Capital Stock or J.Crew Common Stock, as applicable, in accordance with the provisions of Section 262 of the DGCL, except that any Dissenting Shares held by a holder who shall have failed to perfect or who effectively shall have withdrawn, waived or otherwise lost his, her or its rights to appraisal of such shares of Chinos Capital Stock and J.Crew Common Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the consideration provided in Section 3.2, without any interest thereon. The Exchange Agent (as defined below) shall give Chinos and Chinos SPV prompt notice of any demands for appraisal rights and Chinos SPV shall have the opportunity to participate in and control any negotiations and proceedings with respect to such demands, in accordance with Article VII.

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Section 3.3 Exchange of Shares and Certificates.

(a) Exchange Agent. Prior to the Effective Time, Chinos shall designate a bank, trust company or nationally recognized stockholder services provider (the “Exchange Agent”) for the purpose of exchanging, in accordance with this Article III, Certificates and Book-Entry Shares for the Merger Consideration. In addition, at or prior to the Effective Time, Chinos SPV shall, and Chinos shall cause Chinos SPV to, deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of shares of Chinos Capital Stock and J.Crew Common Stock evidence of (i) SPV Common Units representing the aggregate amount of SPV Common Units and (ii) SPV Series C Units representing the aggregate amount of SPV Series C Units, in each case, sufficient to deliver the Merger Consideration (such shares, together any dividends or distributions with respect thereto, hereinafter, the “Exchange Fund”). The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.1 out of the Exchange Fund.

(b) Exchange Procedures. Prior to or as soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate (a “Chinos Certificate”) or book-entry share (an “Chinos Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Chinos Common Stock, Chinos Series A Preferred Stock or Chinos Series B Preferred Stock, as applicable, and to each holder of record of a certificate (a “J.Crew Certificate” and, together with a Chinos Certificate, a “Certificate”) or book-entry share (a “J.Crew Book-Entry Share” and, together with an J.Crew Book-Entry Share, a “Book-Entry Share”), that immediately prior to the Effective Time represented outstanding shares of J.Crew Common Stock, as applicable, whose shares were converted into the right to receive the applicable Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, and which shall be in such form and have such other provisions as Chinos SPV may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the applicable Merger Consideration, (iii) the notification required by Section 228(e) of the DGCL with respect to the Required Stockholder Approval, (iv) a joinder to the Chinos SPV Operating Agreement, (v) a cover letter, including such information regarding the transactions contemplated hereby as may be required under the DGCL and all applicable Laws, together with a copy of this Agreement, to allow such holders to validly waive or assert any applicable appraisal rights, (vi) [except as otherwise required by Chinos SPV, certification that such holder is, and at the time it acquires the SPV Common Units or SPV Series C Units, as applicable, will be, a “qualified purchaser” as defined in Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended, or a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act of 1933, as amended)]3 and (vii) such additional information as Chinos may determine is appropriate. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Chinos SPV, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by

[3]	Note to Draft: Subject to further review regarding treatment of Chinos equity.

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the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor that number of SPV Common Units or SPV Series C Units, as applicable, that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If any portion of the applicable Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, subject to the rights of the holders of Dissenting Shares, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the applicable Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to SPV Common Units or SPV Series C Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any SPV Common Units represented thereby, in each case until the surrender of such Certificate or Book-Entry Share in accordance with this Article III. Subject to the effect of any applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (“Applicable Laws”), following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder of SPV Common Units or SPV Series C Units, as applicable, issued in exchange therefor, without interest, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such SPV Common Units or SPV Series C Units.

(d) No Further Ownership Rights in J.Crew Common Stock, Chinos Common Stock, Chinos Series A Preferred Stock and Chinos Series B Preferred Stock. All SPV Common Units and SPV Series C Units issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Chinos Capital Stock and J.Crew Common Stock, as applicable, theretofore represented by such Certificates or Book-Entry Shares, and there shall be no further registration of transfers on the stock transfer books of the Chinos Surviving Corporation of the shares of J.Crew Common Stock, or the Chinos Surviving Corporation of the shares of Chinos Capital Stock, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Chinos SPV or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

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(e) Return of Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.3(a) that remains undistributed to the holders of the Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Chinos SPV, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter be entitled to look only to Chinos SPV for payment of their claim for any SPV Common Units and SPV Series C Units, and any dividends or distributions with respect thereto.

(f) No Liability. None of Chinos, J.Crew, Chinos SPV, Merger Sub 1, the Chinos Surviving Corporation, Merger Sub 2, the J.Crew Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share has not been surrendered prior to one year after the Effective Time, or immediately prior to such earlier date on which any SPV Common Units or SPV Series C Units would otherwise escheat to or become the property of any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a “Governmental Entity”), any such SPV Common Units or SPV Series C Units shall, to the extent permitted by Applicable Law, become the property of Chinos SPV, free and clear of all claims or interests of any person previously entitled thereto.

(g) Withholding Rights. Each of Chinos SPV and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Chinos SPV or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Chinos SPV or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of ..J.Crew Common Stock or Chinos Capital Stock, as applicable, formerly represented thereby, and unpaid dividends and distributions on shares of SPV Common Units or SPV Series C Units deliverable in respect thereof, pursuant to this Agreement.

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Section 3.4 Further Assurances. At and after the Effective Time, the officers and directors or managers, as applicable, of Chinos SPV, Chinos Surviving Corporation and J.Crew Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Chinos or J.Crew, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Chinos SPV, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Chinos SPV as a result of, or in connection with, the Mergers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Each party hereby represents and warrants to the other parties that (a) such party has all necessary power and authority to execute and deliver this Agreement, (b) the execution and delivery of this Agreement have been duly authorized and approved, (c) no other entity or governing body action on the part of such party is necessary to authorize the execution and delivery by such party of this Agreement; and (d) this Agreement has been duly executed and delivered by such party and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent to the Merger. The respective obligation of each party to effect the Mergers, as applicable, is subject to the satisfaction or waiver, in whole or in part, (to the extent permitted by Applicable Law) on or prior to the Closing Date of the following conditions:

(a) the Required Stockholder Approval shall have been obtained;

(b) each of the Series A Certificate of Designation and the Series B Certificate of Designation shall have been amended to read as set forth in Exhibit D and E, respectively;

(c) the Separation and Distribution, pursuant to that certain Separation and Distribution Agreement, dated as of the date hereof, by and between Chinos and J.Crew (the “Separation Agreement”) shall have been effected;

(d) the Board of Directors of Chinos shall have approved the Mergers and shall not have abandoned the Mergers or terminated this Agreement at any time prior to the Effective Time; and

(e) no Applicable Law shall have been adopted, promulgated or issued, and be in effect, that prohibits the consummation of the Mergers or any of the other transactions contemplated hereby.

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ARTICLE VI

TERMINATION

Section 6.1 This Agreement shall automatically terminate upon the termination of the Separation Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1

(a) For a period of two (2) years following the Closing, Chinos SPV shall indemnify, defend and hold harmless Chinos and J.Crew and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Indemnified Parties”) from and against any and all losses imposed on or incurred by any of the Indemnified Parties, in respect of any claim, action, proceeding or investigation (a “Claim”) arising out of or resulting from the exercise of appraisal rights in accordance with Section 262 of the DGCL.

(b) If any such Claim shall be brought, threatened or asserted against an Indemnified Party, Chinos or J.Crew, as applicable, shall promptly notify Chinos SPV if Chinos SPV is not a party to such Claim. If Chinos SPV so elects, Chinos SPV will have the right to assume the defense of any such Claim, including the employment of counsel reasonably satisfactory to Chinos or J.Crew, as applicable, and the payment of the fees and disbursements of such counsel. In the event, however, (a) such Indemnified Person reasonably determines in its judgment, based on the advice of counsel, that having common counsel would present such counsel with a conflict of interest or the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including situations in which there are one or more legal defenses available to such Indemnified Person that are different from or additional to those available to Chinos SPV, (b) Chinos SPV has agreed in writing, or (c) Chinos SPV shall have failed to employ counsel reasonably satisfactory to such Indemnified Person in a timely manner, then such Indemnified Person may employ separate counsel reasonably satisfactory to Chinos SPV to represent or defend it in any such claim, action, proceeding or investigation and Chinos SPV will pay the reasonable and documented fees and disbursements of such counsel; provided, however, that Chinos SPV will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single claim, action, proceeding or investigation, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. In any Claim the defense of which Chinos SPV assumes, the Indemnified Person will have the right to participate in such litigation and to retain its own counsel at such Indemnified Person’s sole expense (subject to the immediately preceding sentence); provided that Chinos SPV will have the right to maintain control of the defense.

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ARTICLE VIII

MISCELLANEOUS

Section 8.1 Entire Agreement. This Agreement together with the Certificates of Merger constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 8.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.3 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 8.4 Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.5 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.6 Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.7 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. The parties agree that (i) any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be exclusively brought in the Delaware Court of Chancery, or in the event that the Delaware Court of Chancery declines to accept jurisdiction over such action, any state or federal court located in the State of Delaware, (ii) any cause of action arising out of this Agreement shall be deemed to have arisen in the State of Delaware, and (iii) each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the

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fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

Section 8.8 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[Chinos SPV]

By____________________________ Name: Title:

[Chinos Holdings, Inc.]

By___________________________ Name: Title:

[J.Crew NewCo]

By____________________________ Name: Title:

[Merger Sub 1]

By___________________________ Name: Title:

[Merger Sub 2]

By___________________________ Name: Title:

AGREEMENT AND PLAN OF MERGER

Exhibit G

BD HoldCo Operating Agreement

LIMITED LIABILITY COMPANY AGREEMENT

OF

[BD Holdco LLC]

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of [BD Holdco] LLC, a Delaware limited liability company (the “Company”) is entered into and dated as of [●], 2020 by [Chinos SPV] LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 De.C. § 18-101, et seq.), as amended from time to time (the “Act”).

RECITALS

WHEREAS, the affairs of the Member and the conduct of its business are governed by that certain Limited Liability Company Agreement, dated as of the date hereof, by and among the Member and the other parties thereto (the “Member LLCA”);

WHEREAS, the Member has formed the Company as a limited liability company under the laws of the State of Delaware and desires to enter into this Agreement, in accordance with the provisions of the Act, to govern the affairs of the Company and the conduct of its business;

WHEREAS, the Member has issued to the Company all of the Series B Units and Series D Units (as such terms are defined in the Member LLCA) of the Member; and

WHEREAS, concurrently with the execution of this Agreement, the Company and J.Crew Brand, LLC (“Brand”) have entered into that certain contribution agreement, dated as of the date hereof (the “Contribution Agreement”) providing for the Company to contribute to Brand any distributions made by the Member to the Company as the Holder (as such term is defined in the Member LLCA) of Series B Units and Series D Units.

NOW, THEREFORE, in consideration of the mutual promises made herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

The Limited Liability Company

1.1 Formation; Certificates. The Member has formed the Company as a limited liability company pursuant to the provisions of the Act. A certificate of formation for the Company as described in Section 18-201, et seq. of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

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1.2 Name. The name of the Company is [BD Holdco] LLC and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3 Business Purpose; Powers.

(a) The Company is formed for the sole and exclusive purpose of, and the sole and exclusive nature of the business to be conducted and promoted by the Company is, holding the Series B Units and the Series D Units pursuant to the Member LLCA, and making contributions to Brand of any distributions made by the Member to the Company as the Holder of Series B Units and Series D Units pursuant to the Contribution Agreement. Subject to the limitations otherwise provided for herein and in the Member LLCA, the Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company. The Company may not invest in any entities or engage in any activities other than as permitted by the preceding sentence and shall not be paid any fees for acting as permitted by this Agreement.

(b) Notwithstanding anything contained herein to the contrary, the Company shall not take or fail to take any action that is inconsistent with the terms and conditions set forth in the Member LLCA, including any requirement for the consent of any person(s) set forth therein.

1.4 Registered Office and Agent. The location of the registered office of the Company is: 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The Company’s Registered Agent at such address is: The Corporation Service Company.

1.5 Principal Place of Business. Subject in all respects to the provisions of the Member LLCA, including Section 6.4 thereof, the principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

1.6 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with ARTICLE VI, subject in all respects to the provisions of the Member LLCA, including Section 6.4 thereof.

1.7 Limitation on Liability. Except as otherwise required in the Act, all debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated for any such debt, obligation or liability of the Company.

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ARTICLE II

The Member

2.1 The Member. The name and address of the Member are as follows:

Name	Address
[Chinos SPV] LLC	c/o TPG Capital, L.P. 301 Commerce Street Suite 3300 Fort Worth, TX 76102

2.2 No Admission of New Members. No more additional members may be admitted to the Company.

2.3 Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

ARTICLE III

The Manager

3.1 Management. The management, business, affairs, operation and policy of the Company shall be vested exclusively in a manager (the “Manager”). The Manager shall be appointed in accordance with Section 6.4 of the Member LLCA. Subject to the provisions of the Member LLCA, including Section 6.4 thereof, the Manager is authorized and empowered on behalf and in the name of the Company to perform all acts and engage in all activities and transactions which he or she may in his or her sole discretion deem necessary or advisable in order to cause the Company to carry out its purpose and exercise the powers granted to the Company hereunder and under the Act. The Manager is an agent of the Company and, subject to the provisions of the Member LLCA, including Section 6.4 thereof, the actions of the Member in such capacity shall be binding on the Company without liability to the Manager.

3.2 Amendments to the Contribution Agreement. Any amendment, modification, or alteration of or supplement to the Contribution Agreement that adversely affects the IPCo Noteholders (as such term is defined in the Contribution Agreement) shall be approved in writing by the Member Board; provided, that, no such amendment, modification, alteration or supplement shall be effective without the prior written consent of the Sponsor Managers or the Independent Manager in compliance with Section 6.4 of the Member LLCA.

ARTICLE IV

Capital Structure; Capital Contributions

4.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Units”). All Common Units shall be identical with each other in every respect. The Member shall own all of the Common Units issued and outstanding, as set forth on Schedule A attached hereto.

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4.2 Capital Contributions. The Member shall have made such capital contributions as shall be reflected on the books of the Company. The Member may, but is not required to, make additional capital contributions to the Company.

ARTICLE V

Distributions

5.1 Distributions. Subject to the Company’s obligations under the Contribution Agreement, distributions shall be made to the Member at such times and in such amounts as may be determined in the sole discretion of the board of managers of the Member (the “Member Board”). Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law or the Contribution Agreement.

ARTICLE VI

Events of Dissolution

6.1 Events of Dissolution. Subject to the provisions of the Member LLCA, including Section 6.4 thereof, the Company shall be dissolved and its affairs wound up upon the occurrence of either of the following events:

(a) the written consent of the Member Board to dissolve the Company;

(b) the bankruptcy, dissolution, termination or winding-up of the Member; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

6.2 Actions upon Dissolution. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

ARTICLE VII

Transfers

7.1 No Transfer of Common Units. The Member shall not sell, assign, transfer, pledge, hypothecate, convey, gift, exchange or otherwise dispose of any or all of its Common Units.

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ARTICLE VIII

Exculpation of Covered Persons

8.1 Exculpation of Covered Persons. Without expansion of the rights as set forth in Section 11.1 of the Member LLCA, none of the Manager or the Member, or any affiliate, manager, officer, equityholder, employee, representative or agent of the Member (each a “Covered Person”), shall be liable to the Company or any other person for any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by the Company; provided, that, the foregoing shall not apply with respect to any act or omission that constitutes fraud, willful misconduct or gross negligence. This Agreement is not intended to, and does not, create or impose any fiduciary duty on the Member. Furthermore, the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law upon the Member, and in doing so, acknowledges and agrees that the duties and obligation of the Member to the Company are only as expressly set forth in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (i) the foregoing shall not eliminate or limit the obligation of the Manager to act in compliance with the terms of this Agreement, the Contribution Agreement and the Member LLCA, as applicable, and (ii) the foregoing shall not be deemed to eliminate fiduciary duties of the Manager to the Company or the implied contractual covenant of good faith and fair dealing of the Manager.

8.2 Indemnification of Covered Persons. The Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (an “Action”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of any act or omission performed by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by the Company. For the avoidance of doubt, any indemnity under this ARTICLE VIII shall be provided out of and to the extent of the Company’s assets only, and the Member shall not have any liability on account thereof.

ARTICLE IX

Miscellaneous

9.1 Tax Treatment. The Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Manager and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes). The Company and its Member shall be prohibited from taking any action that could cause the Company (or any successor) to be treated as other than disregarded as separate from the Member for United States federal income tax purposes.

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9.2 No Other Business.

(a) The Company shall hold no assets other than the Series B Units and Series D Units, cash and any other assets incidental thereto. Notwithstanding anything in this Agreement to the contrary, the Company shall avoid taking any action that could cause the Company to be engaged in a trade or business in the United States within the meaning of Section 864 of the Internal Revenue Code of 1986 (the “Code”) and the Regulations promulgated thereunder. In addition, the Company will not, directly or indirectly, purchase, acquire or otherwise be treated as the owner of (i) an equity interest in a “partnership,” grantor trust or entity that is disregarded as separate from its owner, in each case for U.S. federal, state or local income tax purposes, (ii) a residual interest in a “REMIC” (as such term is defined in the Code), and (iii) a “United States real property interest” (as such term is defined in the Code), including an equity interest in a United States real property holding corporation.

(b) Subject to compliance with the provisions of the Member LLCA, the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

9.3 Amendments. Any amendment, modification, or alteration of or supplement to this Agreement shall be approved in writing by the Member Board; provided, that, no such amendment, modification, alteration or supplement shall be effective without the prior written consent of the Sponsor Managers and the Independent Manager in compliance with Section 6.4 of the Member LLCA.

9.4 Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member Board with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

9.5 If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters contemplated hereby is not affected in any manner materially adverse to the Member. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Member shall modify this Agreement so as to effect the original intent of the provisions hereto as closely as possible in an acceptable manner in order that the matters contemplated hereby are governed as originally contemplated to the greatest extent possible.

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9.6 Headings. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

9.7 Governing Law; Dispute Resolution. This Agreement, all questions concerning the construction, interpretation and validity of this Agreement, the rights and obligations of the parties hereto, all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, and the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether in Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The provisions of Section 12.3 of the Member LLCA shall be applied, mutatis mutandis, to resolve any dispute or controversy (whether in contract, tort or statute) arising out of, relating to, or in connection with this Agreement or the negotiation, execution or performance of this agreement or the matters contemplated hereby.

9.8 Specific Performance. The parties hereto acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other parties hereto and that the other parties hereto will not have an adequate remedy at law. Therefore, the obligations of the parties hereto under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party hereto may have under this Agreement or otherwise.

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9.9 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

9.10 Entire Agreement. This Agreement and the Member LLCA constitute the entire agreement of the Member with respect to the subject matter hereof.

9.11 Third Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person; provided, that, the Sponsor Members and the IPCo Noteholders (each, as defined in the Member LLCA) are express third-party beneficiaries of the terms hereof and shall be entitled to specific performance of the terms hereof pursuant to Section 9.8 to the fullest extent necessary or beneficial to give full effect to such holders’ rights set forth herein and in the Member LLCA.

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IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the day first above written.

MEMBER

[CHINOS SPV LLC]

By:
Name:
Title:

[SIGNATURE PAGE TO LLC AGREEMENT OF [BD HOLDCO]]

Exhibit H

Contribution Agreement

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made effective as of [●], 2020 (the “Effective Date”), by and between [BD Holdco] (“BD Holdco”) and J.Crew Brand, LLC (“IPCo”). Each of the parties to this Agreement may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, each of BD Holdco and IPCo is a subsidiary individually owned and controlled by [Chinos SPV LLC] (“Chinos SPV”);

WHEREAS, (a) pursuant to those certain Indentures (the “IPCo Indentures”), dated July 13, 2017, IPCo has issued 13.00% Senior Secured Notes due 2021 and 13.00% Senior Secured New Money Notes due 2021 (the “IPCo Notes” and the holders from time to time thereof, the “IPCo Noteholders”); and (b) pursuant to those certain [Supplemental Indentures], dated as of the date hereof, BD Holdco has guaranteed all of the obligations under each of the IPCo Indentures;

WHEREAS, Chinos SPV has issued [___] [Series B Units of Chinos SPV] (the “SPV Series B Units”) and [___] [Series D Units of Chinos SPV] (the “SPV Series D Units”);

WHEREAS, to fund the redemption by IPCo of the IPCo Notes, BD Holdco desires to make to IPCo, and IPCo desires to accept from BD Holdco, one or more cash contributions equal to the amount of any dividend, distribution or other proceeds (including from any redemption, retirement, purchase or other acquisition for value) received by BD Holdco, directly or indirectly, on account of any SPV Series B Units or SPV Series D Units now or hereafter outstanding and held by BD Holdco (any of the foregoing, a “BD Distribution”), subject to the limitations set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Contributions. As promptly as practicable following receipt by BD Holdco of any BD Distribution, but in any event within 2 business days following receipt thereof, BD Holdco shall contribute, and IPCo shall accept, a cash payment (each such payment and any proceeds therefrom, a “Contribution,” and collectively, the “Contributions”) in an amount equal to 100% of such BD Distribution. A Contribution shall be made each and every time that BD Holdco receives a BD Distribution. Each Contribution shall be paid by wire transfer of immediately available funds or other means approved, and in accordance with any instructions given, from time to time by IPCo. In connection with each Contribution, there shall be a reverse stock split of [J.Crew Newco] nonvoting stock held by current or former employees of [J.Crew Newco] to reflect that Contribution.

2. Use of Contribution Proceeds. On the date of receipt by IPCo of any Contribution, an amount equal to 100% of such Contribution shall be applied to redeem, dollar-for-dollar, the then-outstanding principal amount under each of the IPCo Indentures, together with any applicable makewhole or other premium thereon, which redemption shall be allocated on a pro rata basis between each series of IPCo Notes.

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3. Third-Party Beneficiaries; Collateral Acknowledgement. Each of the parties hereto acknowledge and agree that (a) each of the IPCo Noteholders and the Trustee under each IPCo Indenture shall be third-party beneficiaries of this Agreement and shall be entitled to enforce the obligations of BD Holdco to make the Contributions and all other rights, title and interests of IPCo hereunder and (b) the rights, title and interests of IPCo hereunder constitute “Collateral” for purposes of each of the IPCo Indentures, and this Agreement constitutes a “Notes Document” for purposes of each of the IPCo Indentures.

4. Further Assurances. If at any time after the Effective Date any further action is necessary to carry out the purposes of this Agreement, each of the Parties will, at the requesting Party’s sole cost and expense, take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, and providing materials and information) as the other Party may reasonably request in order to effectuate the transactions contemplated by this Agreement.

5. Amendment and Waiver. The provisions of this Agreement may be amended or waived with the prior written consent of (i) the Parties and (ii) Chinos SPV in accordance with the terms of the limited liability company agreement of Chinos SPV (the “Chinos SPV LLC Agreement”).1

6. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties whether so expressed or not; provided, however, that no Party may assign its rights or obligations under this Agreement without the prior written consent of each other Party and IPCo Noteholders that hold at least a majority in principal of the outstanding IPCo Notes.

7. Termination. This Agreement shall (a) terminate immediately upon the repayment in full of the SPV Series B Units and SPV Series D Units and distribution of Contributions by BD Holdco in accordance with the Agreement or (b) terminate or otherwise be assignable to a third-party at IPCo’s election if the IPCo Notes are repaid in full in cash. Upon termination of this Agreement, all obligations and liabilities of the Parties under this Agreement shall terminate and become void; provided, however, that nothing herein shall relieve any Party from liability for any intentional breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination.

8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

[1]	The Chinos SPV LLC Agreement will require independent manager approval.

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9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail in portable document format (PDF) shall be effective as delivery of a manually executed original counterpart to this Agreement.

10. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

11. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

12. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13. Entire Agreement. This Agreement embodies the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BD HOLDCO:

[BD HOLDCO LLC]

By:

Name: [●]
Title: [●]

[Signature Page to Contribution Agreement]

IPCo:

J.CREW BRAND, LLC

By: [●]

By:
Name: [●]
Title: [●]

Acknowledged and agreed by:

J. CREW BRAND CORP, co-issuer of each of the IPCo Notes

By: [●]

By:
Name: [●]
Title: [●]

[Signature Page to Contribution Agreement]

Exhibit I-1

Amended Series A Certificate of Designation

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

CHINOS HOLDINGS, INC.

Chinos Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

On June 12, 2017, the Board of Directors of the Corporation, in accordance with the Amended and Restated Certificate of Incorporation of the Corporation and applicable law, approved and adopted a resolution creating a series of 190,000 shares, no par value per share, of the Corporation designated as “Series A Preferred Stock.”

On July 12, 2017, the Corporation filed the Fourth Amended and Restated Certificate of Incorporation of the Corporation with the Delaware Secretary of State, which included as an exhibit the Certificate of Designation of Series A Preferred Stock of the Corporation. The Certificate of Designation of Series A Preferred Stock of the Corporation set forth the designations, powers, preferences and rights of the Series A Preferred Stock;

On [______], 2020, the Board of Directors approved and adopted the following resolution (this “Certificate of Designation” or this “Certificate”) for purposes of amending certain provisions of the original Certificate of Designation for the Series A Preferred Stock; and

On [______], 2020, the holders of more than 66% of the shares of Series A Preferred Stock then outstanding (the “Requisite Series A Holders”), voting separately as a class, approved this Certificate of Designation.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority expressly vested in the Board of Directors and in accordance with the provisions of the Fourth Amended and Restated Certificate of Incorporation and the Delaware General Corporation Law (the “DGCL”), the original Certificate of Designation for the Series A Preferred Stock shall, subject to approval of the Requisite Series A Holders, be amended and restated in its entirety, and the designation, powers, preferences and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation; Rank.

1.1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock, no par value per share, of the Corporation a series of preferred stock designated as “Series A Preferred Stock”. The number of shares constituting such series shall be 190,000 and such shares are referred to herein as the “Series A Preferred Stock.”

1.2. Rank. The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior (to the extent set forth herein) to all Junior Securities, (ii) on a parity with all Parity Securities, and (iii) junior to all Senior Securities.

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1.3. Certificates. The Holders shall be entitled to receive physical delivery of a Certificate for their Shares, which shall be issued in fully registered form and shall be substantially in the form attached hereto as Exhibit A. Record ownership of the Shares represented by such Certificates shall be shown on, and the transfer of that ownership shall be effected only through, records maintained by the Corporation.

Section 2. Dividends.

2.1. General Obligation. To the extent not prohibited under the DGCL, the Corporation shall pay preferential dividends to the Holders (the “Preferred Dividends”), as provided in this Section 2. The Preferred Dividends shall accrue at the Preferred Dividend Rate and shall be paid to the Holders in cash if and when declared. The Preferred Dividends shall accrue on each share of the Series A Preferred Stock (a “Share”) on a daily basis and compound on a semi-annual basis for the period from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon, whether or not declared) is paid to the Holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such Share is redeemed pursuant to Section 4 or (iii) the date on which such Share is otherwise acquired by the Corporation. The Preferred Dividends shall accrue regardless of whether or not (a) such dividends have been declared, (b) there are profits or surplus (as defined in the DGCL) available for payment or (c) the Corporation is prohibited from paying dividends under applicable law. So long as any Shares remain outstanding, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire for value any Junior Securities, nor shall the Corporation nor any of its Subsidiaries directly or indirectly pay or declare any dividend, to or make any distribution upon, any Junior Securities. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of Certificates that may be issued to evidence such Share.

2.2. Dividend Payment Dates. The Preferred Dividends shall be payable semi-annually in arrears on March 15 and September 15 of each year, or, in the event such date falls on a day other than a Business Day, on the first Business Day preceding such date (the “Dividend Payment Dates”). To the extent not paid on any Dividend Payment Date, the Preferred Dividends which have accrued on each Share outstanding during the six-month period (or other period in the case of the initial Dividend Payment Date) ending upon each such Dividend Payment Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the Holder thereof.

2.3. Distribution of Partial Dividends. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Preferred Dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the Holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such Holder.

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Section 3. Liquidation.

3.1. Normal Liquidation. Upon any liquidation (including a Deemed Liquidation), dissolution or winding up of the Corporation (whether voluntary or involuntary), each Holder shall be entitled to be paid, pari passu with any distribution or payment made upon Parity Securities and before any distribution or payment is made upon any Junior Securities, an amount in cash, per Share equal to the aggregate Liquidation Value of all Shares held by such Holder (plus all accrued and unpaid dividends thereon, whether or not declared). If upon any such liquidation (including a Deemed Liquidation), dissolution or winding up of the Corporation the assets of the Corporation to be distributed among the Holders are insufficient to permit payment to such Holders of the aggregate amount which they are entitled to be paid under this Section 3, then all assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such Holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends, whether or not declared) of the Series A Preferred Stock held by each Holder. Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation (including a Deemed Liquidation), dissolution or winding up to each record Holder, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share in connection with such liquidation, dissolution or winding up.

3.2. Any (i) consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity (the Corporation, such surviving entity or the acquirer(s) of assets contemplated by clause (ii), as applicable, the “Surviving Entity”)), (ii) sale or transfer by the Corporation of all or substantially all of its assets (determined for the Corporation together with its Subsidiaries on a consolidated basis), or (iii) sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or the holders thereof, in any case of (i), (ii) or (iii), as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or issuance cease to own the Surviving Entity’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Surviving Entity’s Board of Directors shall be deemed to be a liquidation, dissolution and winding up of the Corporation (a “Deemed Liquidation”) for purposes of this Section 3.

Section 4. Redemption.

4.1. Optional Redemption. The Corporation or any Sponsor or Sponsors may at any time following the effective date of this Certificate of Designation, redeem or purchase, as applicable, without penalty, not less than all of the Shares then outstanding and pay to each Holder thereof an amount in cash in immediately available funds equal to the Liquidation Value of such Holder’s Shares (plus all accrued and unpaid dividends thereon, whether or not declared) as of the Redemption Date (the “Redemption”).

4.2. Redemption Payments. For each Share which is to be redeemed or purchased hereunder, the Corporation or the applicable Sponsor or Sponsors, as the case may be, shall be obligated, on the applicable Redemption Date, to pay to the relevant Holder (upon surrender by such Holder of the Certificate at (i) the Corporation’s principal office, in the case of Redemption by the Corporation, or (ii) the address nominated by the Sponsor or Sponsors acquiring such Shares, in the case of Redemption by any Sponsor or Sponsors) an amount in cash in immediately available funds equal to the Liquidation Value of such Holder’s Shares (plus all accrued and unpaid dividends thereon, whether or not declared), in connection with the Redemption.

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4.3. Notice of Redemption. Except as otherwise provided herein, the Corporation or Sponsor, as the case may be, shall give written notice of a Redemption of Shares to each Holder at least thirty (30) days prior to the date on which such Redemption is to be made.

Section 5. Voting.

5.1. Voting Generally. Except as set forth herein or to the extent required by the DGCL, the Holders shall not have any voting rights. In any case in which the Holders shall be entitled to vote, each Holder shall be entitled to one vote for each Share held on the record date for determining the stockholders of the Corporation eligible to vote thereon.

5.2. Election of Director. For so long as there remain outstanding no less than twenty percent (20%) of the Shares that were issued on the Initial Issue Date, the Holders shall have the right to elect one director of the Corporation (the “Preferred Director”). The initial Preferred Director, who will serve as the Preferred Director prior to the first annual meeting of stockholders (or special meeting held in place thereof), shall be elected following the Initial Issuance Date by the Holders of at least a majority of the issued and outstanding Shares acting by written consent without a meeting. Thereafter, the Preferred Director shall be elected by plurality vote of the Shares, voting separately as a single class with one vote per Share, at each annual meeting of stockholders or special meeting held in place thereof. The Corporation shall take all necessary action under its organizational documents, including its bylaws, to effectuate such rights hereunder. The Preferred Director shall have all voting and other rights (including for purposes of determining the existence of a quorum) as the other individuals serving on the Board of Directors and shall serve on the Board of Directors. Once less than twenty percent (20%) of the Shares that were issued on the Initial Issue Date remain outstanding, (i) the voting rights of the Holders shall, without further action, terminate, (ii) the term of office of the Preferred Director shall, without further action, terminate unless otherwise required by law, and (iii) the number of directors constituting the Board of Directors shall be reduced by one unless otherwise required by law. The Preferred Director may be removed by, and shall not be removed except by, the vote of the Holders of a majority of the issued and outstanding Shares, voting separately as a single class, at a meeting of the Corporation’s stockholders, or of the Holders called for such purpose. So long as not less than twenty percent (20%) of the Shares that were issued on the Initial Issue Date remain outstanding, any vacancy in the office of the Preferred Director may be filled, including in the case of the removal of such Preferred Director, by the vote of the Holders, voting separately as a single class. The Preferred Director so elected shall continue to serve as such director for a term of one year; except that upon any termination of the right of all such Holders to vote as a class to elect the Preferred Director, the term of office of such director shall terminate. If, within ten (10) days of the election of a Preferred Director who has not previously served as a director of the Corporation, Persons representing a majority of the shares of Common Stock then outstanding certify in writing that, in their good faith determination, acting reasonably, the Preferred Director is not suitable to serve as the Preferred Director, the Holders shall promptly remove and replace the Preferred Director; provided, however, that, if the Holders act in good faith in electing such replacement Preferred Director, such certification may not be delivered on more than three (3) occasions.

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5.3. Consent Rights. So long as any Shares remain outstanding, without the prior written consent of the Holders of at least a majority of the issued and outstanding Shares, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law:

(i) The Corporation shall not create, authorize the creation of, issue, sell, or obligate itself to issue or sell, any Senior Securities or Parity Securities, other than issuances of Series B Preferred Stock under the terms of the Management Incentive Plan of the Corporation.

(ii) The Corporation shall not permit Chinos Intermediate, Inc. (“IntermediateCo”) to create, authorize the creation of, issue, sell, or obligate itself to issue or sell, any class or series of IntermediateCo capital stock that will rank senior to, or on a parity with, the Series A Preferred Stock of IntermediateCo (“IntermediateCo Preferred Stock”) as to dividend distributions and distributions upon liquidation, winding-up and dissolution of IntermediateCo.

(iii) The Corporation shall not permit any of its Subsidiaries (other than Chinos Intermediate Holdings A, Inc. (“Chinos A”), IntermediateCo, or J. Crew Brand Intermediate, LLC and its Subsidiaries) to take any action that any such Person would be prohibited from taking in its capacity as Holdings, the Borrower or a Restricted Subsidiary (as such terms are defined in the Term Loan Agreement), as applicable, pursuant to Article VII of the Term Loan Agreement as in effect as of the Initial Issue Date; provided that, for purposes of this Section 5.3(iii), such prohibitions shall remain in effect without regard to whether or not any Lender shall have any Commitment or any Loan or other Obligation (as such terms are defined in the Term Loan Agreement) that remains unpaid or unsatisfied and whether or not the Term Loan Agreement is amended, modified or terminated subsequent to the Initial Issue Date.

(iv) None of the Corporation, Chinos A or IntermediateCo shall (a) incur, assume, guarantee or otherwise become liable for any Indebtedness or other obligations other than, solely in the case of Chinos A, the PIK Toggle Notes and New Notes outstanding as of the Initial Issue Date, (b) permit or allow the creation or imposition of, or suffer to exist, any lien, encumbrance, mortgage, pledge, security interest or other similar interest on any of their assets or properties, (c) sell or otherwise dispose of any equity interests of any of its direct Subsidiaries, (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person, (e) enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, in each case, whether or not treated as a “sale-leaseback” under GAAP, (f) engage in any transaction with any of its affiliates or any direct or indirect holder of ten percent (10%) or more of any class of its capital stock unless

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such transaction is otherwise permitted hereunder or (g) amend, modify, grant any waiver or release under or terminate in any manner, its applicable articles or certificate of incorporation, bylaws, limited liability company operating agreement, partnership agreement or other organizational documents, except, with respect to clauses (e) through (g), to the extent such action would not reasonably be expected to be adverse to the Holders in any material respect.

5.4. Rights Relating to the IntermediateCo Preferred Shares. For so long as any Shares remain outstanding:

(i) The Corporation will not, without the prior written consent of the Holders of at least sixty-six percent (66%) of the issued and outstanding Shares, (a) directly or indirectly transfer, assign, sell or otherwise dispose of the shares of IntermediateCo Preferred Stock that are held by the Corporation (the “IntermediateCo Preferred Shares”), (b) permit or allow the creation or imposition of, or suffer to exist, any lien, encumbrance, mortgage, pledge, security interest or other similar interest on, the IntermediateCo Preferred Shares or (c) waive any of its or its subsidiaries’ rights as a holder of IntermediateCo Preferred Shares under, or consent to any amendment or modification of, the Certificate of Designation relating to the IntermediateCo Preferred Shares, in each case for so long as the Corporation directly or indirectly holds any IntermediateCo Preferred Shares.

(ii) Upon the redemption of the IntermediateCo Preferred Shares, or any actual liquidation, deemed liquidation, dissolution or winding up of IntermediateCo that results in a payment to the holders of the IntermediateCo Preferred Shares, the Corporation shall effect a Redemption of the Shares in accordance with Section 4.

Section 6. Conversion. The Shares shall not be convertible into any other security and do not otherwise have any conversion rights.

Section 7. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any Certificate at such place, the Corporation shall, at the request of the record Holder of such Certificate, execute and deliver (at the Corporation’s expense) a new Certificate in exchange therefor representing in the aggregate the number of Shares represented by the surrendered Certificate. Each such new Certificate shall be registered in such name and shall represent such number of Shares as is requested by the Holder of the surrendered Certificate and shall be substantially identical in form to the surrendered Certificate. The Shares represented by such new Certificate shall be identical to the Shares represented by the surrendered Certificate, including with respect to the Liquidation Value of such Shares and any accrued and unpaid dividends thereon (whether or not declared), and Preferred Dividends shall accrue on the Shares represented by such new Certificate from the date on which Preferred Dividends have been fully paid on the Shares represented by the surrendered Certificate. The Corporation may place such legend on any Certificate and/or provide such notices as may be required by applicable law or the Fourth Amended and Restated Certificate of Incorporation.

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Section 8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any Certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such Certificate, the Corporation shall (at its expense) execute and deliver in lieu of such Certificate a new Certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated Certificate and dated the date of such lost, stolen, destroyed or mutilated Certificate. The Shares represented by such new Certificate shall be identical to the Shares represented by such lost, stolen, destroyed or mutilated Certificate, including with respect to the Liquidation Value of such Shares and any accrued and unpaid dividends thereon (whether or not declared), and Preferred Dividends shall accrue on the Shares represented by such new Certificate from the date to which Preferred Dividends have been fully paid on the Shares represented by such lost, stolen, destroyed or mutilated Certificate.

Section 9. Definitions.

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, U.S.A. are open for the general transaction of business.

“Certificate” means, with respect to any Share, a certificate representing such Share.

“Common Stock” means the Class A Common Stock, par value $0.00001 per share, of the Corporation.

“GAAP” means generally accepted accounting principles in the United States of America.

“Holder” means a holder of shares of Series A Preferred Stock as reflected in the stock books of the Corporation.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, indenture, debenture or similar contract or agreement, (c) all reimbursement obligations with respect to (i) letters of credit, bank guarantee or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than, in the case of this clause (ii), those entered into in the ordinary course of business consistent with past practice and (d) all guarantees for obligations of any other Person constituting Indebtedness of such other Person.

“Initial Issue Date” means July 13, 2017, the original date of issuance of the Series A Preferred Stock.

“Junior Securities” means (i) the Common Stock and (ii) each other class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

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“Liquidation Value” of any Share shall be $1,000 on the date such Share is issued, which amount shall increase automatically on each Dividend Payment Date by an amount equal to a nominal rate of two percent (2%) per annum accruing on a daily basis on the sum of (x) the Liquidation Value of the applicable Share at such time plus (y) all accrued and unpaid dividends thereon (whether or not declared).

“New Notes” means the 13% Senior Secured Notes due 2021 to be issued on the Initial Issue Date by J.Crew Brand, LLC and J.Crew Brand Corp., as co-issuers, and U.S. Bank National Association, as trustee.

“Parity Securities” means (i) the Series A Preferred Stock, (ii) the Series B Preferred Stock and (iii) each other class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“PIK Toggle Notes” means the 7.75%/8.50% Senior PIK Toggle Notes due 2019 issued pursuant to that certain Indenture, dated November 4, 2013, between Chinos A, as Issuer, and U.S. Bank National Association, as trustee.

“Preferred Dividend Rate” means a nominal rate of five percent (5%) per annum, which shall accrue on the sum of (x) the Liquidation Value of the applicable Shares at such time plus (y) all accrued and unpaid dividends thereon, whether or not declared.

“Redemption Date” means the date specified in any notice of Redemption at the Corporation’s option.

“Senior Securities” means any class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

“Series B Preferred Stock” means the Series B Preferred Stock, no par value per share, of the Corporation.

“Sponsor” means each of TPG Capital, LP, TPG Chinos Co-Invest, L.P., Leonard Green & Partners, L.P., Green Equity Investors V, L.P., Green Equity Investors Side V, L.P.., and LGP Chino Co-Invest LLC, for so long as such Person holds shares of Common Stock.

“Subsidiary” means, with respect to a Person, each other Person in which such Person owns, directly or indirectly, capital stock or other equity interests representing more than fifty percent (50%) of the outstanding capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

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“Term Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 5, 2014, by and among J. Crew Group, Inc., Chinos Intermediate Holdings B, Inc., the Lenders party thereto, and Wilmington Savings Fund Society, FSB, as successor administrative agent, as amended on July 13, 2017.

Section 10. Amendment and Waiver.

10.1. Subject to Section 10.2, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and approved by the Holders of not less than a majority of the Series A Preferred Stock outstanding at the time such action is taken, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Holders of the applicable percentage of the Series A Preferred Stock then outstanding, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law.

10.2. Notwithstanding any other provision herein to the contrary, any amendment that would have any of the following effects shall require the approval of the Holders of not less than sixty-six percent (66%) of the Series A Preferred Stock outstanding at the time such action is taken:

(i) amend, modify or waive any provision relating to the Redemption of the Series A Preferred Stock;

(ii) reduce the Preferred Dividend Rate, amend the definition of Liquidation Value, or change the Dividend Payment Date;

(iii) reduce the percentage of outstanding Series A Preferred Stock necessary to amend the terms thereof or to grant waivers; or

(iv) amend, modify or waive any provision of this Section 10.2.

Section 11. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, to (i) the Corporation, at its principal executive offices, and (ii) any Holder,

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at such Holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such Holder). Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the second Business Day following the date of mailing in accordance with this Section 11, or (ii) upon actual receipt by the party to whom such notice is required to be given.

Section 12. Fractional Shares. Series A Preferred Stock may be issued in fractions of a Share which shall entitle the Holder, in proportion to such Holder’s fractional Shares, to exercise voting rights, receive Preferred Dividends and to have the benefit of all other rights of the Holders.

Section 13. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 14. Headings. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15. SPV and Separation Transaction. Notwithstanding anything to the contrary herein, without the need for any further approval of or consent by the Holders, the Corporation and its Subsidiaries may authorize, enter into and consummate the transactions contemplated by that certain Separation and Distribution Agreement, dated as of [●], by and between the Corporation and [J.Crew NewCo] (the “Separation Agreement”), including, but not limited to, (A) those transactions set forth in the Plan of Separation (attached as Annex A to the Separation Agreement), (B) distributing to each holder of record of Common Stock, by means of a pro rata dividend, one (1) share of common stock of [J.Crew NewCo], and (C) converting each Share into [one] [Series C Unit] in accordance with that certain Agreement and Plan of Merger, dated as of [●], by and among the Corporation, [J.Crew NewCo], [Chinos SPV, LLC], [Merger Sub 1] and [Merger Sub 2] (the “Conversion Merger”). Each Holder expressly waives any and all valuation, dissenters, appraisal or similar rights it may have under applicable law with respect to such Holder’s Shares in connection with the Conversion Merger, whether individually or as part of any class or group of Holders.

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IN WITNESS WHEREOF, Chinos Holdings, Inc. has caused this Certificate of Designation of the Series A Preferred Stock to be signed by Maria Di Lorenzo, its authorized officer, this [___] day of [___].

CHINOS HOLDINGS, INC.

By:
Name: Maria Di Lorenzo
Title: Senior Vice President, General Counsel & Secretary

Exhibit I-2

Amended Series B Certificate of Designation

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

CHINOS HOLDINGS, INC.

Chinos Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

On June 12, 2017, the Board of Directors of the Corporation, in accordance with the Amended and Restated Certificate of Incorporation of the Corporation and applicable law, approved and adopted a resolution creating a series of 130,000 shares, no par value per share, of the Corporation designated as “Series B Preferred Stock”;

On July 12, 2017, the Corporation filed the Fourth Amended and Restated Certificate of Incorporation of the Corporation with the Delaware Secretary of State, which included as an exhibit the Certificate of Designation of Series B Preferred Stock of the Corporation. The Certificate of Designation of Series B Preferred Stock of the Corporation set forth the designations, powers, preferences and rights of the Series B Preferred Stock;

On [______], 2020, the Board of Directors approved and adopted the following resolution (this “Certificate of Designation” or this “Certificate”) for purposes of amending certain provisions of the original Certificate of Designation for the Series B Preferred Stock; and

On [______], 2020, the holders of more than 66% of the shares of Series B Preferred Stock then outstanding (the “Requisite Series B Holders”), voting separately as a class, approved this Certificate of Designation.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority expressly vested in the Board of Directors and in accordance with the provisions of the Fourth Amended and Restated Certificate of Incorporation and the Delaware General Corporation Law (the “DGCL”), the original Certificate of Designation for the Series B Preferred Stock shall, subject to approval of the Requisite Series B Holders, be amended and restated in its entirety, and the designation, powers, preferences and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation; Rank.

1.1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock, no par value per share, of the Corporation a series of preferred stock designated as “Series B Preferred Stock”. The number of shares constituting such series shall be 130,000 and such shares are referred to herein as the “Series B Preferred Stock.”

1.2. Rank. The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior (to the extent set forth herein) to all Junior Securities, (ii) on a parity with all Parity Securities, and (iii) junior to all Senior Securities.

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1.3. Certificates. The Holders shall be entitled to receive physical delivery of a Certificate for their Shares, which shall be issued in fully registered form and shall be substantially in the form attached hereto as Exhibit A. Record ownership of the Shares represented by such Certificates shall be shown on, and the transfer of that ownership shall be effected only through, records maintained by the Corporation.

Section 2. Dividends.

2.1. General Obligation. The Corporation shall pay preferential dividends to the Holders (the “Preferred Dividends”), as provided in this Section 2. The Preferred Dividends shall be paid if and when declared by the Board of Directors, shall accrue at the Preferred Dividend Rate and shall be paid to the Holders by delivery of shares of Series B Preferred Stock having an aggregate Liquidation Value equal to the amount of such dividend. The Preferred Dividends shall accrue on each share of the Series B Preferred Stock (a “Share”) on a daily basis and compound on a semi-annual basis for the period from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon, whether or not declared) is paid to the Holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such Share is redeemed pursuant to Section 4 or (iii) the date on which such Share is otherwise acquired by the Corporation. The Preferred Dividends shall accrue regardless of whether or not (a) such dividends have been declared, (b) there are profits or surplus (as defined in the DGCL) available for payment or (c) the Corporation is prohibited from paying dividends under applicable law. So long as any Shares remain outstanding, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire for value any Junior Securities, nor shall the Corporation nor any of its Subsidiaries directly or indirectly pay or declare any dividend, to or make any distribution upon, any Junior Securities. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of Certificates that may be issued to evidence such Share.

2.2. Dividend Payment Dates. The Preferred Dividends shall be payable semi-annually in arrears on March 15 and September 15 of each year, or, in the event such date falls on a day other than a Business Day, on the first Business Day preceding such date (the “Dividend Payment Dates”). To the extent not paid on any Dividend Payment Date, the Preferred Dividends which have accrued on each Share outstanding during the six-month period (or other period in the case of the initial Dividend Payment Date) ending upon each such Dividend Payment Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the Holder thereof.

2.3. Distribution of Partial Dividends. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Preferred Dividends then accrued with respect to the Series B Preferred Stock, such payment shall be distributed pro rata among the Holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such Holder.

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Section 3. Liquidation.

3.1. Normal Liquidation. Upon any liquidation (including a Deemed Liquidation (as defined below)), dissolution or winding up of the Corporation (whether voluntary or involuntary), each Holder shall be entitled to be paid, pari passu with any distribution or payment made upon Parity Securities and before any distribution or payment is made upon any Junior Securities, an amount in cash, per Share equal to the aggregate Liquidation Value of all Shares held by such Holder (plus all accrued and unpaid dividends thereon, whether or not declared). If upon any such liquidation (including a Deemed Liquidation), dissolution or winding up of the Corporation the assets of the Corporation to be distributed among the Holders are insufficient to permit payment to such Holders of the aggregate amount which they are entitled to be paid under this Section 3, then all assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such Holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends, whether or not declared) of the Series B Preferred Stock held by each Holder. If upon any such liquidation (including a Deemed Liquidation), dissolution or winding up of the Corporation, the assets of the Corporation to be distributed amongst the Holders exceed the aggregate Liquidation Value of all Shares held by the Holders (plus all accrued and unpaid dividends thereon, whether or not declared), then a portion equal to 2.67% of such excess shall be distributed to the Holders, as a single and separate class, which portion shall be shared ratably among the Holders based on the number of Shares held by such Holders. Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation (including a Deemed Liquidation), dissolution or winding up to each record Holder, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share in connection with such liquidation, dissolution or winding up.

3.2. Any (i) consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity (the Corporation, such surviving entity or the acquirer(s) of assets contemplated by clause (ii), as applicable, the “Surviving Entity”)), (ii) sale or transfer by the Corporation of all or substantially all of its assets (determined for the Corporation together with its Subsidiaries on a consolidated basis), or (iii) sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or the holders thereof, in any case of (i), (ii) or (iii), as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or issuance cease to own the Surviving Entity’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Surviving Entity’s Board of Directors shall be deemed to be a liquidation, dissolution and winding up of the Corporation (a “Deemed Liquidation”) for purposes of this Section 3.

Section 4. Redemption.

4.1. Optional Redemption. The Corporation or any Sponsor or Sponsors may at any time following the effective date of this Certificate of Designation, redeem or purchase, as applicable, without penalty, not less than all of the Shares then outstanding and pay to each Holder thereof an amount in cash in immediately available funds equal to the Liquidation Value of such Holder’s Shares (plus all accrued and unpaid dividends thereon, whether or not declared) as of the Redemption Date (the “Redemption”).

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4.2. Redemption Payments. For each Share which is to be redeemed or purchased hereunder, the Corporation or the applicable Sponsor or Sponsors, as the case may be, shall be obligated, on the applicable Redemption Date, to pay to the relevant Holder (upon surrender by such Holder of the Certificate at (i) the Corporation’s principal office, in the case of Redemption by the Corporation, or (ii) the address nominated by the Sponsor or Sponsors acquiring such Shares, in the case of Redemption by any Sponsor or Sponsors) an amount in cash in immediately available funds equal to the Liquidation Value of such Holder’s Shares (plus all accrued and unpaid dividends thereon, whether or not declared), in connection with the Redemption.

4.3. Notice of Redemption. Except as otherwise provided herein, the Corporation or Sponsor, as the case may be, shall give written notice of a Redemption of Shares to each Holder at least thirty (30) days prior to the date on which such Redemption is to be made.

Section 5. Voting.

5.1. Voting Generally. Except as set forth herein or to the extent required by the DGCL, the Holders shall not have any voting rights. In any case in which the Holders shall be entitled to vote, each Holder shall be entitled to one vote for each Share held on the record date for determining the stockholders of the Corporation eligible to vote thereon.

5.2. Consent Rights. So long as any Shares remain outstanding, without the prior written consent of the Holders of at least a majority of the issued and outstanding Shares, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law:

(i) The Corporation shall not create, authorize the creation of, issue, sell, or obligate itself to issue or sell, any Senior Securities or Parity Securities, other than issuances of Series A Preferred Stock under the terms of the Management Incentive Plan of the Corporation.

(ii) The Corporation shall not permit Chinos Intermediate, Inc. (“IntermediateCo”) to create, authorize the creation of, issue, sell, or obligate itself to issue or sell, any class or series of IntermediateCo capital stock that will rank senior to, or on a parity with, the Series A Preferred Stock of IntermediateCo (“IntermediateCo Preferred Stock”) as to dividend distributions and distributions upon liquidation, winding-up and dissolution of IntermediateCo.

(iii) The Corporation shall not permit any of its Subsidiaries (other than Chinos Intermediate Holdings A, Inc., IntermediateCo, or J. Crew Brand Intermediate, LLC and its Subsidiaries) to take any action that any such Person would be prohibited from taking in its capacity as Holdings, the Borrower or a Restricted Subsidiary (as such terms are defined in the Term Loan Agreement), as applicable, pursuant to Article VII of the Term Loan Agreement as

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in effect as of the Initial Issue Date; provided that, for purposes of this Section 5.2(iii), such prohibitions shall remain in effect without regard to whether or not any Lender shall have any Commitment or any Loan or other Obligation (as such terms are defined in the Term Loan Agreement) that remains unpaid or unsatisfied and whether or not the Term Loan Agreement is amended, modified or terminated subsequent to the Initial Issue Date.

5.3. Rights Relating to the IntermediateCo Preferred Shares. For so long as any Shares remain outstanding:

(i) The Corporation will not, without the prior written consent of the Holders of at least sixty-six percent (66%) of the issued and outstanding Shares, (a) directly or indirectly transfer, assign, sell or otherwise dispose of the shares of IntermediateCo Preferred Stock that are held by the Corporation (the “IntermediateCo Preferred Shares”), (b) permit or allow the creation or imposition of, or suffer to exist, any lien, encumbrance, mortgage, pledge, security interest or other similar interest on, the IntermediateCo Preferred Shares or (c) waive any of its or its subsidiaries’ rights as a holder of IntermediateCo Preferred Shares under, or consent to any amendment or modification of, the Certificate of Designation relating to the IntermediateCo Preferred Shares, in each case for so long as the Corporation directly or indirectly holds any IntermediateCo Preferred Shares.

(ii) Upon the redemption of the IntermediateCo Preferred Shares, or any actual liquidation, deemed liquidation, dissolution or winding up of IntermediateCo that results in a payment to the holders of the IntermediateCo Preferred Shares, the Corporation shall effect a Redemption of the Shares in accordance with Section 4.

Section 6. Conversion. The Shares shall not be convertible into any other security and do not otherwise have any conversion rights.

Section 7. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series B Preferred Stock. Upon the surrender of any Certificate at such place, the Corporation shall, at the request of the record Holder of such Certificate, execute and deliver (at the Corporation’s expense) a new Certificate in exchange therefor representing in the aggregate the number of Shares represented by the surrendered Certificate. Each such new Certificate shall be registered in such name and shall represent such number of Shares as is requested by the Holder of the surrendered Certificate and shall be substantially identical in form to the surrendered Certificate. The Shares represented by such new Certificate shall be identical to the Shares represented by the surrendered Certificate, including with respect to the Liquidation Value of such Shares and any accrued and unpaid dividends thereon (whether or not declared), and Preferred Dividends shall accrue on the Shares represented by such new Certificate from the date on which Preferred Dividends have been fully paid on the Shares represented by the surrendered Certificate. The Corporation may place such legend on any Certificate and/or provide such notices as may be required by applicable law or the Fourth Amended and Restated Certificate of Incorporation.

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Section 8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any Certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such Certificate, the Corporation shall (at its expense) execute and deliver in lieu of such Certificate a new Certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated Certificate and dated the date of such lost, stolen, destroyed or mutilated Certificate. The Shares represented by such new Certificate shall be identical to the Shares represented by such lost, stolen, destroyed or mutilated Certificate, including with respect to the Liquidation Value of such Shares and any accrued and unpaid dividends thereon (whether or not declared), and Preferred Dividends shall accrue on the Shares represented by such new Certificate from the date to which Preferred Dividends have been fully paid on the Shares represented by such lost, stolen, destroyed or mutilated Certificate.

Section 9. Definitions.

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, U.S.A. are open for the general transaction of business.

“Certificate” means, with respect to any Share, a certificate representing such Share.

“Common Stock” means the Class A Common Stock, par value $0.00001 per share, of the Corporation.

“GAAP” means generally accepted accounting principles in the United States of America.

“Holder” means a holder of shares of Series B Preferred Stock as reflected in the stock books of the Corporation.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, indenture, debenture or similar contract or agreement, (c) all reimbursement obligations with respect to (i) letters of credit, bank guarantee or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than, in the case of this clause (ii), those entered into in the ordinary course of business consistent with past practice and (d) all guarantees for obligations of any other Person constituting Indebtedness of such other Person.

“Initial Issue Date” means July 13, 2017, the original date of issuance of the Series B Preferred Stock.

“Junior Securities” means (i) the Common Stock and (ii) each other class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

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“Liquidation Value” of any Share shall be $1,000.

“Parity Securities” means (i) the Series A Preferred Stock, (ii) the Series B Preferred Stock and (iii) each other class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“PIK Toggle Notes” means the 7.75%/8.50% Senior PIK Toggle Notes due 2019 issued pursuant to that certain Indenture, dated November 4, 2013, between Chinos Intermediate Holdings A, Inc., as Issuer, and U.S. Bank National Association, as trustee.

“Preferred Dividend Rate” means a nominal rate of seven percent (7%) per annum, which shall accrue on the sum of (x) the Liquidation Value of the applicable Shares plus (y) all accrued and unpaid dividends thereon, whether or not declared.

“Redemption Date” means the date specified in any notice of Redemption at the Corporation’s option.

“Senior Securities” means any class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

“Series A Preferred Stock” means the Series A Preferred Stock, no par value per share, of the Corporation.

“Sponsor” means each of TPG Capital, LP, TPG Chinos Co-Invest, L.P., Leonard Green & Partners, L.P., Green Equity Investors V, L.P., Green Equity Investors Side V, L.P.., and LGP Chino Co-Invest LLC, for so long as such Person holds shares of Common Stock.

“Subsidiary” means, with respect to a Person, each other Person in which such Person owns, directly or indirectly, capital stock or other equity interests representing more than fifty percent (50%) of the outstanding capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Term Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 5, 2014, by and among J. Crew Group, Inc., Chinos Intermediate Holdings B, Inc., the Lenders party thereto, and Wilmington Savings Fund Society, FSB, as successor administrative agent, as amended on July 13, 2017.

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Section 10. Amendment and Waiver.

10.1. Subject to Section 10.2, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and approved by the Holders of not less than a majority of the Series B Preferred Stock outstanding at the time such action is taken, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series B Preferred Stock; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series B Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Holders of the applicable percentage of the Series B Preferred Stock then outstanding, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law.

10.2. Notwithstanding any other provision herein to the contrary, any amendment that would have any of the following effects shall require the approval of the Holders of not less than sixty-six percent (66%) of the Series B Preferred Stock outstanding at the time such action is taken:

(i) amend, modify or waive any provision relating to the Redemption of the Series B Preferred Stock;

(ii) reduce the Preferred Dividend Rate, amend the definition of Liquidation Value, or change the Dividend Payment Date;

(iii) reduce the percentage of outstanding Series B Preferred Stock necessary to amend the terms thereof or to grant waivers; or

(iv) amend, modify or waive any provision of this Section 10.2.

Section 11. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, to (i) the Corporation, at its principal executive offices, and (ii) any Holder, at such Holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such Holder). Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the second Business Day following the date of mailing in accordance with this Section 11, or (ii) upon actual receipt by the party to whom such notice is required to be given.

Section 12. Fractional Shares. Series B Preferred Stock may be issued in fractions of a Share which shall entitle the Holder, in proportion to such Holder’s fractional Shares, to exercise voting rights, receive Preferred Dividends and to have the benefit of all other rights of the Holders.

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Section 13. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 14. Headings. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15. SPV and Separation Transaction. Notwithstanding anything to the contrary herein, without the need for any further approval of or consent by the Holders, the Corporation and its Subsidiaries may authorize, enter into and consummate the transactions contemplated by that certain Separation and Distribution Agreement, dated as of [●], by and between the Corporation and [J.Crew NewCo] (the “Separation Agreement”), including, but not limited to, (A) those transactions set forth in the Plan of Separation (attached as Annex A to the Separation Agreement), (B) distributing to each holder of record of Common Stock, by means of a pro rata dividend, one (1) share of common stock of [J.Crew NewCo], and (C) converting each Share into [one] [Series C Unit] in accordance with that certain Agreement and Plan of Merger, dated as of [●], by and among the Corporation, [J.Crew NewCo], [Chinos SPV, LLC], [Merger Sub 1] and [Merger Sub 2] (the “Conversion Merger”). Each Holder expressly waives any and all valuation, dissenters, appraisal or similar rights it may have under applicable law with respect to such Holder’s Shares in connection with the Conversion Merger, whether individually or as part of any class or group of Holders.

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IN WITNESS WHEREOF, Chinos Holdings, Inc. has caused this Certificate of Designation of the Series B Preferred Stock to be signed by Maria Di Lorenzo, its authorized officer, this [___] day of [___].

CHINOS HOLDINGS, INC.

By:

Name: Maria Di Lorenzo
Title: Senior Vice President, General Counsel & Secretary

Exhibit J

SPV Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

MADEWELL GROUP, INC.

AND

[CHINOS SPV LLC]

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SECTION 3.08.	Third Parties	26

SECTION 3.09.	Governing Law; Jurisdiction; Waiver of Jury Trial	26

SECTION 3.10.	Severability	27

SECTION 3.11.	Counterparts	27

SECTION 3.12.	Headings	27

Exhibit A Joinder to the Registration Rights Agreement

ii

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (the “Agreement”), dated as of [●], 2019, by and between Chinos Holdings, Inc. (to be renamed Madewell Group, Inc., in connection with the IPO (as defined below)), a Delaware corporation (the “Issuer”) and [Chinos SPV LLC], a Delaware limited liability company (“[Chinos SPV]”).

WITNESSETH:

WHEREAS, the Issuer and certain holders of membership interests are parties to that certain Restructuring Support Agreement dated as of [●], 2019, pursuant to which Chinos SPV will acquire shares of common stock of the Issuer as part of a restructuring of the Issuer (the “Restructuring”);

WHEREAS, the Issuer is currently contemplating an underwritten initial public offering (“IPO”) of shares of common stock, par value $0.00001, of the Issuer (the “Common Stock”);

WHEREAS, following the completion of the IPO, Chinos SPV will own [a majority][[●]%] of the outstanding shares of Common Stock; and

WHEREAS, in connection with the Restructuring and the IPO, the Issuer has agreed to provide Chinos SPV [and any future Holders (as defined herein)] certain registration rights as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means public disclosure of material non-public information that, in the Board’s good faith judgment, after consultation with independent outside counsel to the Issuer, (i) would be required to be made in any Registration Statement or report filed with the SEC by the Issuer so that such Registration Statement or report would not be materially misleading; (ii) would not be required to be made at such time but for the filing of such Registration Statement; and (iii) the Issuer has a bona fide business purpose for not disclosing publicly.

“Affiliate” has the meaning specified in Rule 12b-2 under the Exchange Act; provided, that no Holder shall be deemed an Affiliate of the Issuer or any of its subsidiaries for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

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“Automatic Shelf Registration Statement” has the meaning set forth in Section 2.02.

“Block Trade” means an offering and/or sale of Registrable Securities off of an effective Shelf Registration Statement by one or more of the Holders on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including a same day trade, overnight trade or similar transaction.

“Board” means the board of directors of the Issuer.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in New York, New York are required or authorized by law to be closed.

“Common Stock” has the meaning set forth in the recitals.

“Demand Notice” has the meaning set forth in Section 2.01(e).

“Demand Period” has the meaning set forth in Section 2.01(d).

“Demand Registration” has the meaning set forth in Section 2.01(a)(i).

“Demand Registration Statement” has the meaning set forth in Section 2.01(a)(ii).

“Demand Suspension” has the meaning set forth in Section 2.01(f).

“Demanding Holder” has the meaning set forth in Section 2.01(a)(1).

“Eligible Holder” has the meaning set forth in Section 2.01(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Holder” means any holder, including Chinos SPV, of Registrable Securities who is a party hereto or who succeeds to rights hereunder pursuant to Section 3.08.

“IPO” has the meaning set forth in the recitals.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Issuer Public Sale” has the meaning set forth in Section 2.03(a).

“LLC Agreement” means the limited liability company agreement of [Chinos SPV].

“Lock-Up Securities” has the meaning set forth in Section 2.04(a).

“Long-Form Registration Statement” has the meaning set forth in Section 2.01(a)(i).

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“Loss” or “Losses” has the meaning set forth in Section 2.09(a).

“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities by the SEC on any national securities exchange or in the over-the-counter market in the United States; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war or a change in national or international financial, political or economic conditions; and (iv) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Issuer and its subsidiaries taken as a whole.

“Participating Holder” means, with respect to any Registration, any Holder of Registrable Securities covered by the applicable Registration Statement.

“Permitted Transferees” has the meaning set forth in Section 8.

“Person” means an individual, corporation, association, limited liability company, partnership, estate, trust, joint venture, unincorporated organization or a government or any agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 2.03(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

“Registrable Securities” means any shares of Common Stock held by any Holder and any securities held by any Holder that may be issued or distributed or be issuable in respect of any such shares of Common Stock by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction; provided, that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been disposed of pursuant to such Registration Statement, (ii) such Registrable Securities have been sold pursuant to Rule 144 under the Securities Act (or any similar or analogous rule promulgated under the Securities Act); (iii) such Registrable Securities shall have been otherwise transferred and are represented by certificates or book-entries not bearing a legend restricting transfer under the Securities Act and such securities may be publicly resold without Registration under the Securities Act; or (iv) with respect to Registrable Securities held by any Holder, such Holder and its Affiliates are able to dispose of all of their Registrable Securities without volume or manner of sale restrictions pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act).

“Registration” means a registration with the SEC of the Issuer’s securities for offer and sale to the public under a Registration Statement. The terms “Register” and “Registered” shall have a correlative meaning.

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“Registration Expenses” has the meaning set forth in Section 2.08.

“Registration Statement” means any registration statement of the Issuer filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shares” means shares of the Issuer’s common stock, par value $0.00001.

“Shelf Notice” has the meaning set forth in Section 2.02(c).

“Shelf Period” has the meaning set forth in Section 2.02(b).

“Shelf Registration” means a Registration effected pursuant to Section 2.02.

“Shelf Registration Statement” means a Registration Statement of the Issuer filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) (including an Automatic Shelf Registration Statement for a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act) or (ii) if the Issuer is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 2.02(d).

“Short-Form Registration Statement” has the meaning set forth in Section 2.01(a)(i).

“Underwritten Offering” means a discrete registered offering of securities of the Issuer conducted by one or more underwriters pursuant to the terms of an underwriting agreement, including, for the avoidance of doubt, any Block Trade undertaken on an underwritten basis.

“WKSI” has the meaning set forth in Section 2.02(a).

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SECTION 1.02. Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms thereof.

(a) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Exhibit, Schedule and Annex references are to this Agreement unless otherwise specified.

(b) The term “including” is not limiting and means “including without limitation.”

(c) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

Article II

REGISTRATION RIGHTS

SECTION 2.01. Demand Registration.

(a) Demand by Eligible Holders.

(i) If, at any time there is no currently effective Shelf Registration Statement on file with the SEC then, except as provided in Section 2.02(a), (x) any Holder holding, directly or indirectly, together with their respective Affiliates in the aggregate, not less than [●] percent ([●]%) of the Registrable Securities then outstanding (each an “Eligible Holder” and together the “Eligible Holders”) may make a written request to the Issuer for Registration of all or part of the Registrable Securities held by such Holder on Form S-1 or any similar long-form Registration Statement (a “Long Form Registration Statement”), or (y) any Eligible Holder may make a written request to the Issuer for Registration of all or part of the Registrable Securities held by such Eligible Holder on Form S-3 or any similar short-form Registration Statement (a “Short-Form Registration Statement”) if the Issuer is then qualified to use such short form. Any such requested Registration shall hereinafter be referred to as a “Demand Registration” and any Eligible Holder requesting such Demand Registration shall hereinafter be referred to as a “Demanding Holder.” Each request for a Demand Registration shall specify the kind and aggregate amount of Registrable Securities to be Registered and the intended methods of disposition thereof.

(ii) Within (i) seventy-five (75) days in the case of a request for a Long-Form Registration or (ii) twenty (20) days in the case of a request for a Short-Form Registration, the Issuer shall file a Registration Statement relating to such Demand Registration (a “Demand Registration Statement”), and shall use its reasonable best efforts to cause such Demand Registration Statement to become effective under the Securities Act.

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(b) Limitation on Demand Registrations. The aggregate number of Demand Registrations using a Long-Form Registration Statement that may be requested by the Eligible Holders shall not exceed three (3), provided, that the Company shall have no obligations under this Agreement with respect to any request for a Demand Registration using a Long-Form Registration Statement if a Long-Form Registration Statement relating to a Demand Request has been declared effective by the SEC within the prior ninety (90) days or, in the case of any Short-Form Registration Statements filed within the prior ninety (90) days, such shorter period specified in any applicable lock-up agreement entered into with underwriters. If the Issuer has not been subject to the requirements of Section 12 or 15(d) of the Exchange Act or has not filed all the material required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act in the twelve calendar months following the IPO and is therefore not eligible to use Form S-3, the Eligible Holders may request one (1) additional Long-Form Registration Statement, subject to the timing restrictions set forth in this clause (b). The Eligible Holders may request an unlimited number of Demand Registrations using a Short-Form Registration Statement, provided, that the Company shall have no obligations under this Agreement with respect to any request for a Demand Registration using a Short-Form Registration Statement if a Short-Form Registration Statement relating to a Demand Request relating to an Underwritten Offering (other than a Block Trade) has been declared effective by the SEC within the prior ninety (90) days. The Demanding Holders will be entitled to a demand a Long Form Registration Statement only if the total offering price of the Registrable Securities to be sold in such offering (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $50 million.

(c) Demand Withdrawal. A Demanding Holder and any other Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 2.01(e) may withdraw all or any portion of its Registrable Securities included in a Demand Registration from a Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of a notice to such effect from the Demanding Holder with respect to all of the Registrable Securities included by such Holder in such Demand Registration, the Issuer shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement and such Registration nonetheless shall be deemed a Demand Registration with respect to the Demanding Holder for purposes of Section 2.01(b) unless (i) withdrawn at any time prior to effectiveness, and in such case, only if the withdrawing Demanding Holder shall have paid or reimbursed the Issuer for its pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Issuer in connection with the Registration of such Demanding Holder’s withdrawn Registrable Securities (based on the number of securities the Demanding Holder sought to Register, as compared to the total number of securities included on such Demand Registration Statement) or (ii) the withdrawal is made following the occurrence of a Material Adverse Change or because the Registration would require the Issuer to make an Adverse Disclosure.

(d) Effective Registration. The Issuer shall be deemed to have effected a Demand Registration if the Demand Registration Statement has become effective and remains effective for not less than one hundred eighty (180) days (or such shorter period as shall terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a Prospectus is required by law, to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration

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shall be deemed to have been effected if (i) during the Demand Period such Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by the Demanding Holder.

(e) Demand Notice. Promptly upon receipt of any request for a Demand Registration pursuant to Section 2.01(a)(i) (but in no event more than two (2) Business Days thereafter), the Issuer shall deliver a written notice (a “Demand Notice”) of any such Registration request to all other Holders, and subject to Sections 2.01(f) and 2.01(h) and the transfer restrictions set forth in Part 2 of Schedule A, the Issuer shall include in such Demand Registration all such Registrable Securities with respect to which the Issuer has received written requests for inclusion therein within three (3) Business Days after the date that the Demand Notice has been delivered. All requests made pursuant to this Section 2.01(e) shall specify the intended aggregate amount of Registrable Securities of the requesting Holder to be Registered and the intended method of distribution of such securities.

(f) Delay in Filing; Suspension of Registration. If the Issuer determines in good faith that the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Issuer to make an Adverse Disclosure, the Issuer may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, that the Issuer shall not be permitted to exercise a Demand Suspension or Shelf Suspension (as defined in Section 2.02(d)) (i) more than once during any twelve (12)-month period, or (ii) for a period exceeding thirty (30) days on any one occasion. In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus and any Issuer Free Writing Prospectuses in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Issuer shall immediately notify the Holders upon the termination of any Demand Suspension, amend or supplement the Prospectus or any Issuer Free Writing Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented or any Issuer Free Writing Prospectus as the Holders may reasonably request. The Issuer shall, if necessary, supplement or make amendments to the Demand Registration Statement, if required by the registration form used by the Issuer for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Demanding Holder.

(g) Underwritten Offering. If the expected aggregate gross proceeds of an offering of Registrable Securities are at least $25 million, the Demanding Holder may request that such offering be in the form of an Underwritten Offering, and such Demanding Holder shall have the right to select the managing underwriter or underwriters to administer the offering; provided, that such managing underwriter or underwriters shall be reasonably acceptable to the Issuer. Notwithstanding the foregoing, in no event shall the Issuer be required to effect more than one (1) Underwritten Offering (regardless of whether such Underwritten Offering is requested pursuant to this Section 2.01(g), pursuant to Section 2.02(e) or pursuant to Section 2.02(f)) in any ninety (90)-day period (or such shorter period specified in any applicable lock-up agreement entered into with underwriters).

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(h) Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities included in a Demand Registration (or, in the case of a Demand Registration not being underwritten, the Demanding Holders), advise the Board in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the securities to be included in such Demand Registration shall be allocated, (i) first, if applicable, pro rata among the Holders eligible to participate such offering based on the relative number of Registrable Securities then held by each such Holder; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner, and (ii) next, and only if all of the securities referred to in clause (i) have been included, the number of securities that the Issuer proposes to include in such Registration that, in the opinion of the managing underwriter or underwriters (or the Holders, as the case may be) can be sold without having such adverse effect.

(i) Distribution of Registrable Securities to Partners or Members. In the event any Holder requests to participate in a Registration pursuant to this Section 2.01 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by the Holder.

SECTION 2.02. Shelf Registration.

(a) Filing. As promptly as practicable following either (A) the date on which the Issuer first becomes eligible to use a Short Form Registration Statement as a Shelf Registration Statement upon a request by an Eligible Holder, or (B) the date upon which the Issuer becomes a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”), the Issuer shall file with the SEC a Shelf Registration Statement, which, for the avoidance of doubt, in the case of clause (B) would be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”) for a WKSI, relating to the offer and sale of all Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by such Holders and set forth in the Shelf Registration Statement and, as promptly as practicable thereafter, shall use its reasonable best effort to cause such Shelf Registration Statement to become effective under the Securities Act; provided that prior to filing an Automatic Shelf Registration Statement, the Issuer shall consult with the Holders regarding the timing of such filing.

(b) Continued Effectiveness. The Issuer shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which each of the Holders no longer holds its Registrable Securities (such period of effectiveness, the “Shelf Period”). Subject to Section 2.02(d), the Issuer shall not be

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deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Issuer voluntarily takes any action or omits to take any action that would result in Holders of Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law. The Issuer shall use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which an Automatic Shelf Registration Statement is required to remain effective. If the Issuer does not pay the filing fee covering the Registrable Securities at the time the Automatic Shelf Registration Statement is filed, the Issuer agrees to pay such fee at such time or times as the Registrable Securities are to be sold. If the Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year the Issuer shall refile an Automatic Shelf Registration Statement covering the Registrable Securities; provided that prior to filing an Automatic Shelf Registration Statement, the Issuer shall consult with the Holders regarding the timing of such filing. If at any time when the Issuer is required to re-evaluate its WKSI status the Issuer determines that it is not a WKSI, the Issuer shall use its reasonable best efforts to refile the Shelf Registration Statement as a Short Form Registration Statement or, if the Issuer is not eligible to use a Short Form Registration Statement, as a Long Form Registration Statement, and keep such Registration Statement effective during the Shelf Period.

(c) Shelf Notice. Promptly upon receipt of any request to file a Shelf Registration Statement pursuant to clause (A) of Section 2.02(a) (but in no event more than two (2) Business Days thereafter), the Issuer shall deliver a written notice (a “Shelf Notice”) of any such request to all other Holders specifying the amount of Registrable Securities to be Registered.

(d) Suspension of Registration. If the Issuer determines in good faith that the continued use of such Shelf Registration Statement at any time would require the Issuer to make an Adverse Disclosure, the Issuer may, upon giving at least ten (10) days’ prior written notice of such action to the Holders (or, in the case of a Block Trade, upon receipt of notice of such Block Trade pursuant to Section 2.02(f)), suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, that the Issuer shall not be permitted to exercise a Shelf Suspension or Demand Suspension (i) more than once during any twelve (12)-month period, or (ii) for a period exceeding thirty (30) days on any one occasion. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus and any Issuer Free Writing Prospectuses in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Issuer shall immediately notify the Holders upon the termination of any Shelf Suspension, amend or supplement the Prospectus or any Issuer Free Writing Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented or any Issuer Free Writing Prospectus as the Holders may reasonably request. The Issuer shall, if necessary, supplement or make amendment to the Shelf Registration Statement, if required by the registration form used by the Issuer for the Shelf Registration or by the instruction applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders.

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(e) Underwritten Offering. If the expected aggregate gross proceeds of an offering of Registrable Securities are at least $25 million, and an Eligible Holder or Eligible Holders so elect, such offering shall be in the form of an Underwritten Offering, the Issuer shall amend or supplement the Shelf Registration Statement for such purpose and such Eligible Holder or Eligible Holders shall have the right to select the managing underwriter or underwriters to administer such offering; provided, that such managing underwriter or underwriters shall be reasonably acceptable to the Issuer. Notwithstanding the foregoing, in no event shall the Issuer be required to effect more than one (1) Underwritten Offering (regardless of whether such Underwritten Offering is requested pursuant to this Section 2.02(e), pursuant to Section 2.02(f) or pursuant to Section 2.01(g)) in any ninety (90)-day period (or such shorter period specified in any applicable lock-up agreement entered into with underwriters). The provisions of Section 2.01(h) shall apply to any Underwritten Offering pursuant to this Section 2.02(e).

(f) Block Trades. If an Eligible Holder wishes to engage in a Block Trade, such [Holder] shall notify the Issuer of the Block Trade, including the day on which such Block Trade is to commence no later than 10:00 a.m. New York City time on the day such Block Trade is to commence. The Eligible Holder shall notify the other Holders of the expected Block Trade. The other Holders must elect whether or not to participate in such Block Trade on the day such offering is to commence, and the Issuer shall as expeditiously as possible use its reasonable best efforts (including co-operating with the Holders with respect to the provision of necessary information) to facilitate such Block Trade, provided, that the Holder requesting such Block Trade shall use its reasonable best efforts to work with the Issuer and the underwriters prior to making such request in order to facilitate preparation of the Prospectus and other offering documentation related to the Block Trade.

SECTION 2.03. Piggyback Registration.

(a) Participation. If the Issuer at any time proposes to file a Registration Statement under the Securities Act with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Section 2.01 or Section 2.02, (ii) a Registration on Form S-4 or S-8 or any successor form to such Forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Issuer pursuant to any employee stock plan or other employee benefit plan arrangement) (an “Issuer Public Sale”), then, as soon as practicable (but in no event less than five (5) Business Days prior to the proposed date of public filing of such Registration Statement, provided that the Issuer shall not be required to deliver such notice prior to a confidential submission or non-public filing of any registration statement with the SEC), the Issuer shall give written notice of such proposed filing to the Holders, and such notice shall offer the Holders the opportunity to Register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 2.03(b), the Issuer shall include in such Registration Statement all such Registrable Securities that are requested to be included therein within five (5) Business Days after the receipt by such Holders of any such notice; provided, that if at any time after giving written notice of its intention to Register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Issuer shall determine for any reason not to Register or to delay Registration of such securities, the Issuer shall give written notice of such determination to each Holder and, thereupon, (i) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration (but not from its obligation to pay the Registration Expenses in

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connection therewith), without prejudice, however, to the rights of the Holders to request that such Registration be effected as a Demand Registration under Section 2.01, and (ii) in the case of a determination to delay Registering, in the absence of a request for a Demand Registration, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering such other securities. If the offering pursuant to such Registration Statement is to be underwritten, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.03(a) and the Issuer shall make such arrangements with the managing underwriter or underwriters so that each such Holder may participate in such Underwritten Offering. If the offering pursuant to such Registration Statement is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.03(a) and the Issuer shall make such arrangements so that each such Holder may, participate in such offering on such basis.

(b) Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of Registrable Securities included in a Piggyback Registration informs the Issuer and the Holders in writing that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, 100% of the securities proposed to be sold in such Registration by the Issuer or (subject to Section 2.07(a)) any Person (other than a Holder) exercising a contractual right to demand Registration, as the case may be, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Registration based on the relative number of Registrable Securities then held by each such Holder; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

(c) Withdrawal. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Issuer of its request to withdraw; provided, that (i) such request must be made in writing prior to the effectiveness of such Registration Statement and (ii) such withdrawal shall be irrevocable and, after making such withdrawal, a Holder shall no longer have any right to include Registrable Securities in the Piggyback Registration as to which such withdrawal was made.

(d) No Effect on Demand Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 2.03 shall be deemed to have been effected pursuant to Section 2.01 or Section 2.02 or shall relieve the Issuer of its obligations under Section 2.01 or Section 2.02.

SECTION 2.04. Lock-Up Periods.

(a) Lock-Up Periods for Holders. In the event of an Issuer Public Sale of the Issuer’s equity securities in an Underwritten Offering, the Holders agree, if requested by the managing underwriter or underwriters in such Underwritten Offering,

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not to effect any public sale or distribution of any Registrable Securities (except, in each case, as part of the applicable Registration, if permitted) that are the same as or similar to those being Registered in connection with such Issuer Public Sale, or any securities convertible into or exchangeable or exercisable for Registrable Securities (collectively, “Lock-Up Securities”), during the period beginning [seven (7)] days before and ending [ninety (90) days] (or such lesser period as may be permitted for all Holders by the Issuer or such managing underwriter or underwriters) after the effective date of the Registration Statement filed in connection with such Registration to the extent timely notified in writing by the Issuer or the managing underwriter or underwriters; provided, that such restrictions shall not apply to (i) securities acquired in the public market subsequent to the IPO, (ii) distributions to a Holder’s partners, shareholders, stockholders, other equityholders, members, participants or beneficiaries, (iii) transfers as a bona fide gift or gifts, (iv) distributions to any trust or other legal entity in which the Holder such Holder’s spouse serves as a trustee or investment advisor, (v) transfers to Affiliates, (vi) transfers not involving a disposition for value to any trust or other legal entity for the direct or indirect benefit of the Holder or the Holder’s immediate family, (vii) transfers by will or intestacy, (viii) the exercise of options or other rights to acquire Lock-Up Securities or settlement of other equity-based awards granted under a stock incentive plan or a stock purchase plan of the Issuer, (ix) transfers to the Issuer for the purpose of satisfying tax withholding obligations upon the vesting or settlement of equity-based awards granted under a stock incentive plan or stock purchase plan of the Issuer, (x) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Lock-Up Securities, provided that such plan does not provide for a transfer of Lock-Up Securities during the lock-up period, (xi) transfers or sales of Lock-Up Securities pursuant to contracts, instructions or plans to transfer pursuant to Rule 10b5-1 under the Exchange Act existing on the date of execution of the applicable lock-up agreement or the amendment or replacement of any such contract, instruction or plan or (xii) transfers of Lock-Up Securities in connection with the direct or indirect acquisition of 100% of the Common Stock by a single person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), but in the case of clauses (ii) through (vi) only if the donee, transferee or distribuee agree to be bound by the restrictions herein.

(b) Lock-Up Period for the Issuer and Others. In the case of a Registration of Registrable Securities pursuant to Section 2.01 or Section 2.02 in an Underwritten Offering, the Issuer agrees, if requested by the Holders or the managing underwriter or underwriters with respect to such Registration, not to effect any public sale or distribution of any Lock-Up Securities, during the period beginning [seven (7)] days before and ending ninety (90) days (or such lesser period as may be permitted for the Issuer by the Holders or such managing underwriter or underwriters) after the effective date of the Registration Statement filed in connection with such Registration (or, in the case of an offering under a Shelf Registration Statement, the date of the applicable prospectus supplement in connection therewith), to the extent timely notified in writing by the Holders or the managing underwriter or underwriters. Notwithstanding the foregoing, the Issuer may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to Registrations on Form S-4 or S-8 or any successor form to such

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Forms or as part of any Registration of securities for offering and sale to employees or directors of the Issuer pursuant to any employee stock plan, employee stock purchase plan or other employee benefit plan arrangement. The Issuer agrees to use its reasonable best efforts to obtain from each holder of Lock-Up Securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such Registration, if permitted. Without limiting the foregoing (but subject to Section 2.07(a)), if after the date hereof the Issuer grants any Person (other than a Holder) any rights to demand or participate in a Registration, the Issuer agrees that the agreement with respect thereto shall include such Person’s agreement to comply with any black-out period required by this Section as if it were a Holder hereunder.

SECTION 2.05. Registration Procedures.

(a) In connection with the Issuer’s Registration obligations under Section 2.01, Section 2.02 and Section 2.03, the Issuer shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Issuer shall:

(i) prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement, Prospectus or any Issuer Free Writing Prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to Participating Holders, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel and (y) except in the case of a Registration under Section 2.03, not file any Registration Statement, Prospectus or any Issuer Free Writing Prospectus or amendments or supplements thereto to which the Holders or the underwriters, if any, shall reasonably object;

(ii) as soon as reasonably practicable (but in no event later than the time period required under Section 2.01(a)(ii) or 2.02(a), as applicable) file with the SEC a Registration Statement relating to the Registrable Securities, including all exhibits and financial statements required by the SEC to be filed therewith, and use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as soon as practicable;

(iii) prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement, supplements or amendments to the Prospectus or any Issuer Free Writing Prospectus as may be (x) reasonably requested by any other Participating Holder (to the extent such request relates to information relating to such Holder) or (y) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(iv) notify the Participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Issuer (a) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus, any amendment or supplement to such Prospectus (except for any amendment as a result of

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the filing of a periodic report, current report or any other document required to be filed by the Issuer under the Exchange Act and which is incorporated by reference into such Registration Statement), any Issuer Free Writing Prospectus or any amendment or supplement to such Issuer Free Writing Prospectus has been filed, (b) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement, such Prospectus, such Issuer Free Writing Prospectus or for additional information, (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Issuer in any applicable underwriting agreement cease to be true and correct in all material respects, and (e) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v) promptly notify the Participating Holders and the managing underwriter or underwriters, if any, when the Issuer becomes aware of the happening of any event as a result of which the applicable Registration Statement, Prospectus (as then in effect) or any Issuer Free Writing Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus, any preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or Issuer Free Writing Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Participating Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, Prospectus or Issuer Free Writing Prospectus which shall correct such misstatement or omission or effect such compliance;

(vi) use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus or any Issuer Free Writing Prospectus;

(vii) promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the Participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

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(viii) furnish to each Participating Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference), except that the Issuer shall not be required to provide documents that are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System;

(ix) deliver to each Participating Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto, each Issuer Free Writing Prospectus and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter, it being understood that the Issuer consents, subject to the other provisions of this Agreement, to the use of such Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement thereto by such Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto or Issuer Free Writing Prospectus;

(x) on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to Register or qualify, and cooperate with the Participating Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any Participating Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 2.01(d) or Section 2.02(b), whichever is applicable; provided, that the Issuer shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(xi) cooperate with the Participating Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two business days prior to any sale of Registrable Securities to the underwriters;

(xii) use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

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(xiii) make such representations and warranties to the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings;

(xiv) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the Participating Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(xv) obtain for delivery to the underwriter or underwriters, if any, with copies to the Participating Holders, an opinion or opinions from counsel for the Issuer dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such underwriters, as the case may be, and their respective counsel;

(xvi) in the case of an Underwritten Offering, obtain for delivery to the Issuer and the managing underwriter or underwriters, with copies to the Participating Holders, a cold comfort letter from the Issuer’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and the date of closing under the underwriting agreement;

(xvii) cooperate with each Participating Holder and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xviii) use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder (including, at the option of the Issuer, Rule 158 under the Securities Act);

(xix) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xx) use its best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on the New York Stock Exchange or any other securities exchange on which any of the Issuer’s securities are then listed;

(xxi) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by the Participating Holders, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by the Participating Holders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Issuer, and cause all of the its officers, directors and employees and

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the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Issuer and to supply all information reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided, that any such Person gaining access to information regarding the Issuer pursuant to this Section 2.05(a)(xxi) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Issuer that it determines in good faith to be confidential, and of which determination such Person is notified, unless (v) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (w) disclosure of such information, in the opinion of counsel to such Person, is otherwise required by law, (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Issuer or (z) such information is independently developed by such Person; and

(xxii) in the case of an Underwritten Offering, cause the senior executive officers of the Issuer to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(xxiii) take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(xxiv) take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration covered by Section 2.01, Section 2.02 or Section 2.03 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(xxv) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

(b) lf the Issuer files any Shelf Registration Statement, the Issuer agrees that it shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

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(c) The Issuer may require each Participating Holder to furnish to the Issuer such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Issuer may from time to time reasonably request in writing and the Issuer may exclude from such Registration the Registrable Securities of any Participating Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Participating Holder agrees to furnish such information to the Issuer and to cooperate with the Issuer as reasonably necessary to enable the Issuer to comply with the provisions of this Agreement.

(d) Each Participating Holder agrees that, upon receipt of any notice from the Issuer of the happening of any event of the kind described in Section 2.05(a)(v), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus, as the case may be, contemplated by Section 2.05(a)(v), or until such Holder is advised in writing by the Issuer that the use of the Prospectus or Issuer Free Writing Prospectus, as the case may be, may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus or such Issuer Free Writing Prospectus or any amendments or supplements thereto and if so directed by the Issuer, such Holder shall deliver to the Issuer (at the Issuer’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus or any Issuer Free Writing Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Issuer shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus or any Issuer Free Writing Prospectus contemplated by Section 2.05(a)(v) or is advised in writing by the Issuer that the use of the Prospectus may be resumed.

(e) If any Registration Statement or comparable statement under the “Blue Sky” laws refers to any Holder by name or otherwise as the Holder of any securities of the Issuer, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder and the Issuer, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Issuer’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Issuer, or (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Issuer, as advised by counsel, required by the Securities Act or any similar federal statute or any “Blue Sky” or securities law then in force, the deletion of the reference to such Holder.

(f) Holders may seek to Register different types of Registrable Securities simultaneously, and the Issuer shall use its reasonable best efforts to effect such Registration and sale in accordance with the intended method or methods of disposition specified by such Holders.

SECTION 2.06. Underwritten Offerings.

(a) Demand and Shelf Registrations. If requested by the underwriters for any Underwritten Offering requested by the Holders pursuant to a Registration under Section 2.01 or Section 2.02, the Issuer shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory

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in substance and form to the Issuer, the Participating Holders and the underwriters, and to contain such representations and warranties by the Issuer and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 2.09. The Participating Holders shall cooperate with the Issuer in the negotiation of such underwriting agreement and shall give consideration to the reasonable suggestions of the Issuer regarding the form thereof. Such Holders shall not be required to make any representations or warranties to or agreements with the Issuer or the underwriters other than representations, warranties or agreements regarding such Holders, such Holder’s title to, and power and authority to transfer, the Registrable Securities, such Holder’s intended method of distribution, such matters pertaining to such Holder’s compliance with securities laws as reasonably may be requested and any other representations required to be made by such Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering.

(b) Piggyback Registrations. If the Issuer proposes to Register any of its securities under the Securities Act as contemplated by Section 2.03 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Issuer shall, if requested by any Holder pursuant to Section 2.03 and subject to the provisions of Section 2.03(b), use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all the Registrable Securities to be offered and sold by such Holder among the securities of the Issuer to be distributed by such underwriters in such Registration. Any such Holder shall not be required to make any representations or warranties to, or agreements with the Issuer or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to, and power and authority to transfer, the Registrable Securities, such Holder’s intended method of distribution, such matters pertaining to such Holder’s compliance with securities laws as reasonably may be requested and any other representations required to be made by such Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering.

(c) Participation in Underwritten Registrations. Subject to provisions of Section 2.06(a) and Section 2.06(b) above, no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

(d) Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 2.01 or Section 2.02, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by the Demanding Holder(s) (or, in the case of a Shelf Registration, the Holder(s) selling Registrable Securities under the Shelf Registration Statement). In addition, in the case of any Underwritten Offering under Section 2.01, Section 2.02 or Section 2.03, each of the Holders may, subject to any limitations on withdrawal contained in Section 2.01, Section 2.02 or Section 2.03, withdraw all or part of their request to participate in such Registration after being advised of such price, discount and other terms and shall not be required to enter into any agreements or documentation that would require otherwise.

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SECTION 2.07. No Inconsistent Agreements. The Issuer shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders under this Agreement. Without the prior written consent of [Chinos SPV], none of the Issuer or any of its subsidiaries shall enter into any agreement granting registration or similar rights to any Person that are equivalent to or more favorable than the registration rights granted to Holders hereunder.

SECTION 2.08. Registration Expenses. Except as expressly provided herein, all expenses incident to the Issuer’s performance of or compliance with this Agreement shall be paid by the Issuer, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities, if any, in a form eligible for deposit with The Depository Trust Company and of printing prospectuses and Issuer Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Issuer and of all independent certified public accountants of the Issuer (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vi) all applicable rating agency fees with respect to the Registrable Securities, (vii) all reasonable and documented fees and disbursements of one legal counsel selected by the Demanding Holder, in the case of a Demand Registration or an Underwritten Offering related thereto, or by Participating Holders holding a majority of the Registrable Securities in the case of a Shelf Registration Statement or an Underwritten Offering related thereto, participating in the sale, (viii) any reasonable fees and disbursements of underwriters customarily paid by issuers of securities, (ix) all fees and expenses of any special experts or other Persons retained by the Issuer in connection with any Registration, (x) all of the Issuer’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xi) all expenses of the Issuer related to the “road-show” for any Underwritten Offering, including all travel, meals and lodging. All such expenses are referred to herein as “Registration Expenses.” The Issuer shall not be required to pay underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

SECTION 2.09. Indemnification.

(a) Indemnification by the Issuer. The Issuer agrees to indemnify and hold harmless, to the full extent permitted by law, each Holder, each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims. damages, liabilities and expenses joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) insofar as such Losses arise out of or based upon (i) any untrue or alleged untrue

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statement of a material fact contained in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Issuer or any of its subsidiaries including reports and other documents filed under the Exchange Act or any Issuer Free Writing Prospectus or amendment thereof or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus, or any Issuer Free Writing Prospectus in light of the circumstances under which they were made) not misleading or (iii) any violation by the Issuer of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Issuer and relating to action or inaction required of the Issuer in connection with any Registration pursuant to this Agreement; provided, that the Issuer shall not be liable to any particular indemnified party (A) to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement or other document in reliance upon and in conformity with written information furnished to the Issuer by such indemnified party expressly for use in the preparation thereof (which, in the case of the Holders, shall mean the written information furnished to the Issuer by such Holder expressly for use therein; it being understood and agreed that, unless otherwise agreed in writing with respect to a Registration, the only such information furnished by any Holder consists of the Holder’s legal name, address, and any other information relating to the Holder set forth under the caption “Other Information Related to This Offering—Principal Stockholders” (or similarly titled sections) in the applicable Registration Statement or Prospectus) or (B) to the extent that any such Loss arises out of or is based upon an untrue statement or omission in a preliminary Prospectus relating to Registrable Securities, if a Prospectus (as then amended or supplemented) that would have cured the defect was furnished to the indemnified party from whom the Person asserting the claim giving rise to such Loss purchased Registrable Securities prior to the written confirmation of the sale of the Registrable Securities to such Person and a copy of such Prospectus (as amended and supplemented) was not sent or given by or on behalf of such indemnified party to such Person at or prior to the written confirmation of the sale of the Registrable Securities to such Person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder. The Issuer shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.

(b) Indemnification by the Participating Holders. Each Participating Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Issuer, its directors and officers, employees, agents and each Person who controls the Issuer (within the meaning of the Securities Act or the Exchange Act) from and against any Losses insofar as such Losses arise out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or

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any documents incorporated by reference therein or any other disclosure document produced by or on behalf of the Issuer or any of its subsidiaries including reports and other documents filed under the Exchange Act or any Issuer Free Writing Prospectus or amendment thereof or supplement thereto), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus, or any Issuer Free Writing Prospectus in light of the circumstances under which they were made) not misleading, in each case, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such Holder to the Issuer specifically for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the confirmation of the sale of the Registrable Securities to the Person asserting the claim (which, in the case of the Holders, shall mean the written information furnished to the Issuer by such Holder expressly for use therein; it being understood and agreed that, unless otherwise agreed in writing with respect to a Registration, the only such information furnished by any Holder consists of the Holder’s legal name, address, and any other information relating to the Holder set forth under the caption “Other Information Related to This Offering—Principal Stockholders” (or similarly titled sections) in the applicable Registration Statement or Prospectus). In no event shall the liability of such Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation less any amounts paid by such Holder pursuant to Section 2.09(d). The Issuer shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification).

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure and (ii) the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, assume the defense thereof, with counsel reasonably satisfactory to the indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party). After notice from the indemnifying party to the indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party under paragraphs (a) or (b) of this Section 2.09, as applicable, for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the indemnified party, in connection with the defense thereof other than reasonable costs of investigation. It is understood that the indemnifying party shall not, in connection with any one action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified parties except to the extent that local counsel or counsel with specialized expertise (in addition to any regular counsel) is required to effectively defend against any such action or proceeding. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

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(d) Contribution. If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 2.09 is unavailable to an indemnified party (other than as a result of exceptions contained in paragraphs (a) and (b) of this Section 2.09) or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Issuer, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 2.09(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.09(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 2.09(a) and Section 2.09(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.09(d), in connection with any Registration Statement filed by the Issuer, a Participating Holder shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such contribution obligation less any amounts paid by such Holder pursuant to Section 2.09(b). The remedies provided for in this Section 2.09 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

SECTION 2.10. Rules 144 and 144A and Regulation S. The Issuer shall use its reasonable best efforts to file in a timely fashion the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, or, if the Issuer is not required to file such reports, the Issuer shall make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act, and it will take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders, following the IPO, to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon reasonable request of a Holder, the Issuer will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof in reasonable detail.

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SECTION 2.11. Trading Windows. The Issuer shall, at the request of [Chinos SPV][any Eligible Holder], confirm whether a trading window is “open” under the trading windows established by the Issuer’s insider trading policy with respect to any possible Registration Statement.

SECTION 2.12. In-Kind Distributions. If any Holder seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders, the Issuer will, subject to applicable lock-ups pursuant to Section 2.04, reasonably cooperate with and assist such Holder, such equityholders and the Issuer’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder (including the delivery of instruction letters by the Issuer or its counsel to the Issuer’s transfer agent and the delivery of Registrable Securities without restrictive legends, to the extent no longer applicable).

Article III

MISCELLANEOUS

SECTION 3.01. Term. This Agreement shall terminate upon the earlier of (i) the fifth (5th) anniversary of the IPO and (ii) the date upon which there are no Registrable Securities, except for the provisions of Section 2.09 and all of this Article III, which shall survive any such termination.

SECTION 3.02. Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Issuer may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided, that such previously filed Registration Statement may be amended to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements by or at a specified time and the Issuer has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement.

SECTION 3.03. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

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SECTION 3.04. Notices. Unless otherwise specified herein, all notices, consents, approvals, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, sent to the Person at the address given for such Person below or such other address as such Person may specify by notice to the Issuer:

if to the Issuer, to:

Chinos Holdings, Inc.

[●]

Attention: [Michael Wu, Chief Legal Officer]

Facsimile: [●]

Email: [Michael.Wu@Madewell.com]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Alexander D. Lynch

Facsimile: (212) 310-8007

Email: alex.lynch@weil.com

if to Chinos SPV, to:

[●]

Attention: [●]

Facsimile: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Alexander D. Lynch

Facsimile: (212) 310-8007

Email: alex.lynch@weil.com

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If to any Holder who becomes party to this agreement after the date hereof, to the address on the counterpart signature page to this Agreement executed by such Holder.

SECTION 3.05. Amendment. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by each of the Issuer and [Chinos SPV]; provided, that (a) any amendment that would have a disproportionate material adverse effect on a Holder relative to the other Holders shall require the written consent of that Holder and (b) this Section 3.06 may not be amended without the prior written consent of the Issuer and all of the Holders.

SECTION 3.06. Transfer of Registration Rights. Each Holder may assign all or a portion of its rights hereunder to (a) [a Permitted Transferee (as such term is defined in the [LLC Agreement])] or (b) any transferee of Registrable Securities constituting not less than [●] percent ([●]%) of the outstanding shares of Common Stock, effective upon the receipt by the Issuer of [(i)] written notice from the transferring Holder stating the name and address of the transferee and identifying the amount of Registrable Securities with respect to which rights under this Agreement are being transferred [and (ii) an executed joinder to this Agreement, substantially in the form of Exhibit A hereto.]

SECTION 3.07. Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors.

SECTION 3.08. Third Parties. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto (other than each other Person entitled to indemnity or contribution under Section 2.09) any right, remedy or claim under or by virtue of this Agreement.

SECTION 3.09. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and performed entirely within such State.

(b) Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in the United States District Court located in the Borough of Manhattan in the City of New York or, if such court does not accept jurisdiction over the applicable action or proceeding, the state courts of the State of New York located in the Borough of Manhattan in the City of New York, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

(c) Subject to applicable law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in Section 3.05 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to

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serve legal process in any other manner permitted by law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

SECTION 3.10. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

SECTION 3.12. Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[REMAINDER INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

CHINOS HOLDINGS, INC.

By:
Name:
Title:

[CHINOS SPV LLC]

By:
Name:
Title:

Exhibit K-1

Madewell NewCo Investors’ Rights Agreement

MADEWELL GROUP, INC.

INVESTOR RIGHTS AGREEMENT

Dated as of [●], 2019

i

Exhibit A:	Form of Director & Officer Indemnification Agreement

Exhibit B:	Form of Registration Rights Agreement

Schedule A:	Chinos SPV Ownership Percentage

ii

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT is made as of [●], 2019, among Madewell Group, Inc., a Delaware corporation (together with its successors and assigns, the “Company”) and [Chinos SPV LLC], a Delaware limited liability company ( “Chinos SPV”).

WHEREAS, in connection with an initial public offering (the “IPO”) of shares of common stock, par value $0.00001 per share, of the Company (the “Shares”), the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to Chinos SPV’s ownership of Shares after consummation of the IPO;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, controls, is controlled by or is under common control with such Person; provided, however, that, with respect to Chinos SPV, portfolio companies of a private equity fund shall not be considered Affiliates of such private equity fund or Chinos SPV. The term “control” (including the terms “controlled by” and “under common control with”) as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act. “Controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” means this Investor Rights Agreement, as the same may be amended, supplemented, restated or modified.

“Beneficial Ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.

“[Chinos SPV]” has the meaning set forth in the Preamble.

“Chinos SPV Director Designee” has the meaning set forth in Section 3.1(a).

“Chinos SPV Ownership Percentage” means, as of any determination date with respect to Chinos SPV, a fraction (expressed as a percentage), with the numerator being the aggregate number of Shares beneficially owned by Chinos SPV [and its Affiliates], and the denominator of which is the aggregate number of Shares beneficially owned by Chinos SPV [and its Affiliates] immediately following the consummation of the IPO (including any additional closing(s) pursuant to the underwriters’ of the IPO option to purchase additional shares) as reflected on Schedule A.

“Chosen Courts” has the meaning set forth in Section 6.3(b).

“Company” has the meaning set forth in the Preamble.

“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, lien or other encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“Indemnification Agreements” has the meaning set forth in Section 3.1(e).

“IPO” has the meaning set forth in the Recitals.

“Law” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and (b) all judgments, injunctions, orders and decrees of any Governmental Authority in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by Law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Permitted Transferee” means with any Affiliate of Chinos SPV.

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“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or any other entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity or organization.

“Registration Rights Agreement” has the meaning set forth in Section 4.1.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds shares, stock or other ownership interests representing (a) more than fifty percent (50%) of the voting power of all outstanding shares, stock or ownership interests of such entity, (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding shares, stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.

“Transaction Agreements” has the meaning set forth in Section 4.1.

“Transfer” means, with respect to any Shares, a direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other Encumbrance or other disposition of such Shares, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law.

“Transferred,” “Transferring” and “Transferee” shall each have a correlative meaning to the term “Transfer.”

Section 1.2. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. References to this Agreement shall include all Exhibits, Schedules and Annexes to this Agreement. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section. References to any Governmental Authority include any successor to such Governmental Authority. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The terms “dollars” and “$” shall mean United States dollars. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of Chinos SPV. Chinos SPV hereby represents and warrants to the Company that as of the date hereof and as of the date of the consummation of the IPO:

(a) This Agreement has been duly authorized, executed and delivered by Chinos SPV, and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a valid and binding obligation of Chinos SPV, enforceable against Chinos SPV in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by Chinos SPV of this Agreement and the agreements contemplated hereby and the consummation by Chinos SPV of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law applicable to Chinos SPV or its properties or assets or (ii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which Chinos SPV is a party or by which Chinos SPV or its properties or assets are bound.

Section 2.2. Entitlement of the Company to Rely on Representations and Warranties. The representations and warranties contained in Section 2.1 may be relied upon by the Company in connection with the entering into of this Agreement.

ARTICLE III

MANAGEMENT

Section 3.1. [Composition of the Board of Directors.

(a) Concurrently with the effectiveness of this Agreement, Chinos SPV shall have the right to designate the number of directors specified in the table below to the Board based on the Chinos SPV Ownership Percentage (any individual designated by Chinos SPV, a “Chinos SPV Director Designee”). The Company and Chinos SPV shall take all Necessary Action to cause the Chinos SPV Director Designees to be elected and/or appointed to the Board.

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Chinos SPV Ownership Percentage	Number of Chinos SPV Director Designees
[50]% or greater	[●]
Less than [50]% but greater than or equal to [25]%	[●]
Less than [25]% but greater than or equal to [15]%	[●]
Less than [10]%	[●]

(b) As of the date hereof, the directors designated for appointment to the Board by Chinos SPV shall be [●], designated as a Class III Director, [●], designated as a Class II Director, and [●], designated as a Class I Director.

(c) If the number of individuals that Chinos SPV has the right to designate to the Board is decreased pursuant to Section 3.1(a), then the corresponding number of directors designated of Chinos SPV shall immediately offer to resign from the Board. In the event that any Chinos SPV Director Designee offers to tender his or her resignation, the Board shall promptly determine whether to accept such resignation and, if the Board chooses to accept such resignation, the Company and Chinos SPV shall be immediately required to take any and all actions necessary or appropriate to cooperate in ensuring the removal of such individual. Except as provided above, Chinos SPV shall have the sole and exclusive right to immediately remove the Chinos SPV Director Designees from the Board, as well as the exclusive right to designate the person to fill vacancies (serving in the same class as the predecessor) that remain open by not designating a director initially or that are created by reason of death, removal or resignation of such designees.

(d) The Company and its Subsidiaries shall reimburse the Chinos SPV Director Designees for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the board of directors of any of the Company’s Subsidiaries, and any committees thereof, including without limitation travel, lodging and meal expenses, in accordance with the Company’s reimbursement policies.

(e) The Company and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of each of the Company’s Subsidiaries. The Company and its Subsidiaries shall enter into director and officer indemnification agreements (the “Indemnification Agreements”) substantially in the form attached as Exhibit A hereto, with each of the Chinos SPV Director Designees.

(f) At no point shall the size of the Board exceed [●]1 members.]2

Section 3.2. [Board Committees. Upon the consummation of the IPO, the Board shall have established the following committees:

(a) [●]]3

[1]	Note to Draft: Subject to further revision.
[2]	Note to Draft: Subject to further revision.
[3]	Note to Draft: Subject to further revision.

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ARTICLE IV

REGISTRATION RIGHTS

Section 4.1. Registration Rights. Effective as of the consummation of the IPO, the Company shall grant to Chinos SPV and certain other stockholders of the Company, registration rights in substantially the same form as set forth in the form of Registration Rights Agreement attached as Exhibit B hereto (the Registration Rights Agreement”, and together with this Agreement and the Indemnification Agreements, the “Transaction Agreements”).

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1. No Promotion. The Company agrees that it will not, without the prior written consent of Chinos SPV, (a) use in advertising, publicity, or otherwise the name of [Leonard Green & Partners], TPG Global, LLC or any of their respective Affiliates, or any partner or employee of any such Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by [Leonard Green & Partners], TPG Global, LLC, or any of their respective Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by [Leonard Green & Partners], TPG Global, LLC, or any of their respective Affiliates.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Effective Time. The operative provisions of this Agreement shall become effective upon the consummation of the IPO.

Section 6.2. Entire Agreement. This Agreement, together with the Indemnification Agreements, the Registration Rights Agreement, and all of the other Exhibits, Annexes and Schedules hereto and thereto constitute the entire understanding and agreement between the parties as to the matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto between the parties as to the matters covered herein and therein. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, the by-laws of any company, this Agreement shall govern as among the parties hereto. In the event of any inconsistency between the Transaction Agreements and the policies of the Company (including the policies of the Board of Directors of the Company), the Transaction Agreements shall govern.

Section 6.3. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and the rights and duties of the parties shall be governed by, the law of the State of Delaware, without regard to principles of conflicts of laws.

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(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, another federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 6.9.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.3(C).

Section 6.4. Obligations; Remedies. The Company and Chinos SPV shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement without the necessity of proving the inadequacy of monetary damages as a remedy, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

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Section 6.5. Amendment and Waiver.

(a) The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written consent of the Company and Chinos SPV. If reasonably requested by Chinos SPV, the Company agrees to execute and deliver any amendments to this Agreement which the Company in its reasonable discretion concludes are not adverse to Company or its public stockholders to the extent so requested by Chinos SPV; provided that such amendments are in compliance with the provisos set forth in the immediately preceding sentence. Any amendment, modification or waiver effected in accordance with the foregoing shall be effective and binding on the Company and Chinos SPV.

(b) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 6.6. Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors.

Section 6.7. Termination. This Agreement shall terminate automatically (without any action by any party hereto) when such Chinos SPV ceases to hold any Shares. In the event of any termination of this Agreement as provided in this Section 6.7, this Agreement shall forthwith become wholly void and of no further force or effect (except for this Article VI, which shall survive) and there shall be no liability on the part of any parties hereto or their respective Affiliates, except as provided in this Article VI. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

Section 6.8. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company and Chinos SPV covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of Chinos SPV or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Chinos SPV or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of any of the foregoing, as such, for any obligation of Chinos SPV under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

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Section 6.9. Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be deemed duly given (a) when delivered personally by hand, (b) when sent by facsimile or email upon confirmation of receipt or (c) one Business Day following the day sent by overnight courier:

if to the Company, to:

Madewell Group, Inc.

[●]

Attention: [Michael Wu, Chief Legal Officer]

Facsimile: [●]

Email: [Michael.Wu@Madewell.com]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

         Sachin Kohli

Facsimile: (212) 310-8007

Email: michael.aiello@weil.com

           sachin.kohli@weil.com

if to Chinos SPV, to:

[●]

Attention: [●]

Facsimile: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

Sachin Kohli

Facsimile: (212) 310-8007

Email: michael.aiello@weil.com

  sachin.kohli@weil.com

Section 6.10. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

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Section 6.11. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement

Section 6.12. Recapitalizations; Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 6.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.13.

Section 6.14. Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

MADEWELL GROUP, INC.

By:
Name:
Title:

[CHINOS SPV LLC]

By:
Name:
Title:

Exhibit K-2

J.Crew NewCo Investors’ Rights Agreement

[J. CREW NEWCO, INC.]

INVESTOR RIGHTS AGREEMENT

Dated as of [●], 2020

Exhibit A: Form of Director & Officer Indemnification Agreement

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INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT is made as of [●], 2020, by and between [J. Crew Newco, Inc.], a Delaware corporation (together with its successors and assigns, the “Company”), [Chinos SPV LLC], a Delaware limited liability company (“Chinos SPV”), and U.S. Bank National Association, as trustee and collateral agent under the IPCo Notes Indentures (as defined below) (the “IPCo Notes Trustee”).

WHEREAS, pursuant to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of [●], 2020, by and among the Company, Chinos SPV, Chinos Holdings, Inc., a Delaware corporation (“Madewell”), [Merger Sub 1], a Delaware limited liability company, and [Merger Sub 2], a Delaware limited liability company (the “Merger Agreement”), the Company became a wholly-owned subsidiary of Chinos SPV;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the lenders party (the “Term Lenders”) to that certain Amended and Restated Credit Agreement, dated March 5, 2014 (as amended, the “Term Loan Agreement”), by and among J.Crew Group, Inc., Chinos Intermediate Holdings B, Inc., the Term Lenders and Wilmington Savings Fund Society, FSB as successor administrative agent, have entered into a master assumption and assignment agreement and a subscription agreement, both dated as of the date hereof, pursuant to which certain Term Lenders exchanged a portion of the term loans under the Term Loan Agreement for (a) Series A-1 Loans, and (b) Common Units, respectively;

WHEREAS, the holders (the “IPCo Noteholders”) of the 13.00% Senior Secured Notes due 2021 (the “IPCo Exchange Notes”) and of the 13.00% Senior Secured New Money Notes due 2021 (the “IPCo Private Placement Notes”, and together with the IPCo Exchange Notes, the “IPCo Notes”) issued by J.Crew Brand Corp., an indirect wholly-owned subsidiary of the Company, and J. Crew Brand LLC, an indirect wholly-owned subsidiary of the Company, under the two Indentures dated July 13, 2017 (the “IPCo Notes Indentures”), have entered into supplemental indentures to effectuate certain transactions in connection with the Merger Agreement;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to IPCo Noteholders, Term Lenders and certain other equity holders of Chinos SPV.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, controls, is controlled by or is under common control with such Person; provided, however, that, with respect to Chinos SPV, portfolio companies of a private equity fund shall not be considered Affiliates of such private equity fund or Chinos SPV. The term “control” (including the terms “controlled by” and “under common control with”) as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act. “Controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” means this Investor Rights Agreement, as the same may be amended, supplemented, restated or modified.

“Beneficially Owned” has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.

“Capital Account” has the meaning set forth in the Chinos SPV LLC Agreement.

“Chinos SPV” has the meaning set forth in the Preamble.

“Chinos SPV Holders” means the lenders of Series A-2 Loans and the holders of Series C Units and Common Units.

“Chinos SPV LLC Agreement” means that certain Limited Liability Company Agreement of Chinos SPV, dated as of the date hereof, by and among Chinos SPV and the other parties named therein.

“Common Units” means the issued and outstanding common units of Chinos SPV, governed by the Chinos SPV LLC Agreement.

“Company” has the meaning set forth in the Preamble.

“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, lien or other encumbrance.

“Equity Securities” shall mean the Shares and all other forms of equity securities in the Company, its Subsidiaries or their successors, all equity or debt securities convertible into or exchangeable for equity securities in the Company, its Subsidiaries or their successors, and all options, warrants, and other rights to purchase or otherwise acquire equity securities, or securities convertible into or exchangeable for equity securities, from the Company, its Subsidiaries or their successors.

“Excess Securities” has the meaning set forth in Section 4.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

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“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“Indemnification Agreements” has the meaning set forth in Section 3.1(f).

“Independent Manager” has the meaning set forth in the Chinos SPV LLC Agreement.

“IPCo Entities” has the meaning set forth in Section 3.1(d).

“IPCo Exchange Notes” has the meaning set forth in the Recitals.

“IPCo Noteholders” has the meaning set forth in the Recitals.

“IPCo Notes” has the meaning set forth in the Recitals.

“IPCo Notes Indentures” has the meaning set forth in the Recitals.

“IPCo Notes Trustee” has the meaning set forth in the Preamble.

“IPCo Private Placement Notes” has the meaning set forth in the Recitals.

“IPO” means an initial public offering.

“Law” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and (b) all judgments, injunctions, orders and decrees of any Governmental Authority in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“License Agreement” means, collectively, (a) that certain Amended and Restated Intellectual Property License Agreement, dated as of July 13, 2017, by and among J.Crew Domestic Brand, LLC, J.Crew International, Inc., and J.Crew Operating Corp., and (b) that certain 2017 Intellectual Property License Agreement, dated as of July 13, 2017, by and among J.Crew Domestic Brand, LLC, J.Crew International, Inc., and J.Crew Operating Corp.

“Major Series C Holders” has the meaning set forth in the Chinos SPV LLC Agreement.

“Member” or “Members” has the meaning set forth in the Chinos SPV LLC Agreement.

“Merger Agreement” has the meaning set forth in the Recitals.

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“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by Law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“New Securities” has the meaning set forth in Section 4.1.

“Percentage Interest” means, as of any determination date with respect to (a) a Series A-1 Holder, a fraction (expressed as a percentage), with the numerator being the aggregate principal amount of Series A-1 Loans Beneficially Owned by such Series A-1 Lender, plus accrued and unpaid interest thereon, as of such determination date, and the denominator being the aggregate principal amount of Series A-1 Loans outstanding, plus accrued and unpaid interest thereon, as of such determination date, and (b) a Chinos SPV Holder, a fraction (expressed as a percentage), with the numerator being the sum of (i) the aggregate principal amount of Series A-2 Loans Beneficially Owned by such Chinos SPV Holder, plus accrued and unpaid interest thereon, as of such determination date, and (ii) the Capital Account of such Chinos SPV Holder on account of its Series C Units and Common Units, calculated in accordance with the Chinos SPV LLC Agreement, as of such determination date, and the denominator being the sum of (iii) the aggregate principal amount of Series A-2 Loans outstanding, plus accrued and unpaid interest thereon, as of such determination date, and (iv) the aggregate of the Capital Accounts of all Members of Chinos SPV on account of all Series C Units and Common Units outstanding, calculated in accordance with the Chinos SPV LLC Agreement, as of the such determination date.

“Permitted Transferee” means, with respect to a Person, any Affiliate of such Person.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or any other entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity or organization.

“Preemptive Rights Notice” has the meaning set forth in Section 4.3.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Series A-1 Lenders” means the lenders of Series A-1 Loans.

“Series A-1 Loans” has the meaning set forth in the Chinos SPV LLC Agreement.

“Series A-2 Loans” has the meaning set forth in the Chinos SPV LLC Agreement.

“Series C Designee” has the meaning set forth in Section 3.1(a).

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“Series C Preference” has the meaning set forth in the Chinos SPV LLC Agreement.

“Series C Units” means the issued and outstanding Series C Units of Chinos SPV, governed by the Chinos SPV LLC Agreement.

“Shares” means the shares of common stock, par value $[●] per share, of the Company.

“Sponsor Members” has the meaning set forth in the Chinos SPV LLC Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds shares, stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding shares, stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding shares, stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.

“Term Lenders” has the meaning set forth in the Recitals.

“Term Loan Agreement” has the meaning set forth in the Recitals.

“Transaction Agreements” has the meaning set forth in Section 5.1.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, by and between the Company and Madewell.

Section 1.2. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. References to this Agreement shall include all Exhibits, Schedules and Annexes to this Agreement. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section. References to any Governmental Authority include any successor to such Governmental Authority. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The terms “dollars” and “$” shall mean United States dollars. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of Chinos SPV. Chinos SPV hereby represents and warrants to the Company that as of the date hereof:

(a) This Agreement has been duly authorized, executed and delivered by Chinos SPV, and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a valid and binding obligation of Chinos SPV, enforceable against Chinos SPV in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by Chinos SPV of this Agreement and the agreements contemplated hereby and the consummation by Chinos SPV of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law applicable to Chinos SPV or its properties or assets or (ii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which Chinos SPV is a party or by which Chinos SPV or its properties or assets are bound.

Section 2.2. Entitlement of the Company to Rely on Representations and Warranties. The representations and warranties contained in Section 2.1 may be relied upon by the Company in connection with the entering into of this Agreement.

ARTICLE III

MANAGEMENT

Section 3.1. Composition of the Board of Directors.

(a) From and after the date hereof, and for so long as any of the Series C Preferences with respect to any of the Series C Units is greater than zero, the Major Series C Holders shall have the right, in their sole discretion, to designate one director to the Board (the “Series C Designee”). The Company and Chinos SPV shall take all Necessary Action to cause the Series C Designee to be elected and/or appointed to the Board. Upon the Series C Designee’s appointment to the Board, such Series C Designee shall enter into an insider trading policy in respect of the Company and Madewell in form and substance reasonably acceptable to the Board.

(b) The initial Series C Designee shall be [●].

(c) The Major Series C Holders shall have the sole and exclusive right to immediately remove the Series C Designee from the Board, as well as the exclusive right to designate the person to fill any vacancy that remains open by not designating a director initially or that is created by reason of death, removal or resignation of such designee.

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(d) The Series C Designee shall serve on the board of directors or any equivalent governing bodies of each of J.Crew Intermediate, LLC, J.Crew Brand, LLC, J.Crew Brand Corp., J.Crew International Brand, LLC, and J.Crew Domestic Brand, LLC (collectively, the “IPCo Entities”). The Company and Chinos SPV shall take all Necessary Action to cause the Series C Designee to be elected and/or appointed to each such board of directors or any equivalent governing bodies of the IPCo Entities.

(e) The Company and its Subsidiaries shall reimburse the Series C Designee for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at meetings of the Board or the board of directors of any of the Company’s Subsidiaries, and any committees thereof, including, without limitation, travel, lodging and meal expenses, in accordance with the Company’s reimbursement policies.

(f) The Company and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms, which insurance shall cover each member of the Board and the members of each board of directors of each of the Company’s Subsidiaries. The Company and its Subsidiaries shall enter into director and officer indemnification agreements (the “Indemnification Agreements”) substantially in the form attached as Exhibit A hereto, with the Series C Designee.

Section 3.2. Chinos SPV Consent Right. The Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Independent Manager, create, incur or assume any indebtedness for borrowed money if, following such creation, incurrence or assumption, the ratio of indebtedness to equity ratio of the Company and its Subsidiaries on a consolidated basis would be greater than [●]:1.

Section 3.3. Amendments to the License Agreement or the Transition Services Agreement. Any amendment, modification, or alteration of or supplement to (i) the License Agreement that adversely and disproportionately affects the IPCo Noteholders relative to the Sponsor Members, or (ii) the Transition Services Agreement that adversely and disproportionately affects the IPCo Noteholders relative to the Sponsor Members (including, for the avoidance of doubt, any such amendment, modification or alteration which adversely and disproportionately affects the economic position of the IPCo Noteholders relative to the Sponsor Members), shall be approved in writing, or caused to be approved in writing, as applicable, by the Board; provided, that, no such amendment, modification, alteration or supplement shall be approved by the Board, or caused to be approved by the Board, as applicable, or be effective without the prior written consent of the Independent Manager, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE IV

PREEMPTIVE RIGHTS

Section 4.1. Definition of New Securities. For purposes of this Article IV, “New Securities” shall mean (1) any Equity Securities of the Company, whether or not now authorized, and (2) any rights, options warrants or other similar rights to purchase Equity Securities; provided, however, that, the term “New Securities” does not include:

(a) Equity Securities of the Company issued as a distribution to all stockholders of the Company pro rata to give effect to any dividend or distribution, split, reverse split, subdivision or combination or other similar pro rata recapitalization event;

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(b) Equity Securities of the Company, or any other employer incentives, issued to employees, consultants, officers or directors of the Company or any of its Subsidiaries, as applicable, as approved by the Board or the compensation committee thereof;

(c) Equity Securities of the Company issued in exchange for the cancellation or retirement of any debt securities of the Company or in connection with any restructuring or other financial workout of the Company;

(d) Equity Securities of the Company issued for or in connection with the acquisition of another Person or the assets of another Person by the Company or any of its Subsidiaries;

(e) Equity Securities of the Company issued in connection with a joint venture, strategic alliance or strategic commercial arrangement with another Person;

(f) Equity Securities of the Company issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction;

(g) Equity Securities of the Company issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships, provided that such transactions are not primarily for equity financing purposes;

(h) Equity Securities of the Company issued upon the exercise or conversion of any rights, options or warrants to purchase Equity Securities;

(i) any issuance of indebtedness which is not convertible into Equity Securities of the Company;

(j) Equity Securities of the Company issued in connection with any IPO or other issuance to the public registered under the Securities Act or any other applicable securities Laws; or

(k) Equity Securities of the Company issued on the date hereof, including pursuant to the transactions contemplated by the Transaction Agreements.

Section 4.2. Pro Rata Share. The pro rata share of a Series A-1 Holder or Chinos SPV Holder, as applicable, of New Securities for purposes of this Article IV is equal to (i) the Percentage Interest of such Series A-1 Holder or Chinos SPV Holder, as applicable, multiplied by (ii) the total number of New Securities which the Company proposes to sell or issue. Any Series A-1 Holder or Chinos SPV Holder, as applicable, may assign all or a portion of its rights and obligations under this Article IV to any Person who is a Permitted Transferee of such Series A-1 Holder or Chinos SPV Holder, as applicable.

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Section 4.3. Notice from the Company. If the Company proposes to issue New Securities to the Sponsor Members or any of their Affiliates, in whole or in part, the Company shall give written notice of such proposal no later than 15 Business Days prior to the anticipated issuance date to Chinos SPV and Chinos SPV shall, in turn, provide reasonably prompt written notice of such proposal to, (a) for so long as the Series A-1 Loans remain outstanding, each Series A-1 Holder, and (b) upon repayment in full of the Series A-1 Loans, each Chinos SPV Holder holding at least [●]% of the ownership of Chinos SPV (in each case, the “Preemptive Rights Notice”), describing the type of New Securities, the price and the principal terms upon which the Company proposes to issue the same. For a period commencing on the delivery of the Preemptive Rights Notice to Chinos SPV and ending on the date that is five Business Days prior to the anticipated issuance date, the Company shall be deemed to have offered to sell to each Series A-1 Holder or Chinos SPV Holder, as applicable, the number of New Securities calculated in accordance with Section 4.2 for the price and upon the terms specified in the Preemptive Rights Notice. Each Series A-1 Holder or Chinos SPV Holder, as applicable, may, no later than five Business Days prior to the anticipated issuance date, exercise its preemptive right hereunder by giving written notice to Chinos SPV and the Company of its election to purchase New Securities and stating therein the quantity of New Securities to be purchased. A delivery of such written notice by such Series A-1 Holder or Chinos SPV Holder, as applicable, shall constitute a binding agreement of such Series A-1 Holder or Chinos SPV Holder, as applicable, to purchase, at the price and on the terms and conditions specified in the Preemptive Rights Notice, the number of New Securities specified in the notice of such Series A-1 Holder or Chinos SPV Holder, as applicable. If, by the date that is five Business Days prior to the anticipated issuance date, any Series A-1 Holder or Chinos SPV Holder, as applicable, has not exercised its right to purchase any of its pro rata share of such New Securities to be issued by the Company, such Series A-1 Holder or Chinos SPV Holder, as applicable, shall be deemed to have waived all of its rights under this Section 4.3 with respect to, and only with respect to, the purchase of such New Securities specified in the Preemptive Rights Notice. If at the end of the 135th day after the delivery of a Preemptive Rights Notice (as such period may be extended to obtain any required regulatory approvals), the Company has not completed the issuance, each Series A-1 Holder or Chinos SPV Holder, as applicable, that has elected to participate in accordance with this Section 4.3 shall be released from the obligations of such Series A-1 Holder or Chinos SPV Holder, as applicable, under the written commitment, the Preemptive Rights Notice shall be null and void, and it shall be necessary for a separate Preemptive Rights Notice to be furnished, and the terms and provisions of this Article IV separately complied with, in order to consummate such issuance.

Section 4.4. Sale by the Company. Upon the Company’s decision to raise additional capital under this Article IV under circumstances in which the Series A-1 Holders or the Chinos SPV Holders, as applicable, have a preemptive right under this Article IV, if any Series A-1 Holder or Chinos SPV Holder, as applicable, elects not to provide all of such capital under Section 4.3 (the difference between the total number of New Securities to be purchased by such Series A-1 Holder or Chinos SPV Holder, as applicable, and the number of New Securities for which Series A-1 Holders or Chinos SPV Holders, as applicable, exercised their preemptive rights under this Article IV, the “Excess Securities”), the other Series A-1 Holders or Chinos SPV Holders, as applicable, shall have the right to purchase a number of Excess Securities in proportion to their respective Percentage Interests.

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Section 4.5. Closing. The Closing for any issuance contemplated by this Article IV shall take place at the time and in the manner provided in the Preemptive Rights Notice. Notwithstanding anything to the contrary herein, the Company shall be under no obligation to consummate any proposed issuance of New Securities, nor shall there be any liability or obligation on the part of the Company to any Series A-1 Holder or Chinos SPV Holder, as applicable, if the Company does not consummate any proposed issuance of New Securities for whatever reason, regardless of whether it shall have delivered a written notice in respect of such proposed issuance.

Section 4.6. Immediate Purchase. Notwithstanding the foregoing, in the event the Board determines that there is a need for capital and that there is insufficient time to apply the processes in Section 4.3 and Section 4.4, the Company may proceed with any issuance of New Securities without having complied with the provisions of this Article IV (other than this Section 4.6); provided, however, that the Company shall, promptly following such issuance of such New Securities, but in any event within two Business Days thereof, offer to issue to each Series A-1 Holder or Chinos SPV Holder, as applicable, by way of notice to Chinos SPV, which shall, in turn, provide notice of such offer to issue to each Series A-1 Holder or Chinos SPV Holder, as applicable, such number of New Securities of the type issued in such issuance as may be requested by such Series A-1 Holder or Chinos SPV Holder, as applicable (not to exceed the number of New Securities that is sufficient to give such Series A-1 Holder or Chinos SPV Holder, as applicable, the same Percentage Interest, after taking into account such issuance and any further issuances pursuant to this Section 4.6, as it would have had if the Company had given notice pursuant to, and such Series A-1 Holder or Chinos SPV Holder, as applicable, had exercised its rights in full under, this Article IV (other than this Section 4.6) prior to the issuance) on substantially the same terms and conditions with respect to such New Securities as the subscribers in the issuance received. The Company shall keep such offer open for a period of 15 Business Days, during which period, each such Series A-1 Holder or Chinos SPV Holder, as applicable, may accept such offer by sending a written acceptance to the Company committing to purchase an amount of such New Securities (not to exceed the amount specified in the offer made pursuant to this Section 4.6).

Section 4.7. Compliance with Law. Notwithstanding the foregoing, in the event that the participation by any Series A-1 Holder or Chinos SPV Holder, as applicable, in a sale by the Company of New Securities would require, under applicable law, the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such New Securities, such Series A-1 Holder or Chinos SPV Holder, as applicable, shall not have the right to purchase New Securities pursuant hereto and shall not be considered for purposes of determining the number of New Securities the other Series A-1 Holders or Chinos SPV Holders, as applicable, are entitled to purchase pursuant to Section 4.2, unless otherwise authorized by the Board. Without limiting the foregoing, it is understood and agreed that the Company shall not be under any obligation under this Article IV to effect a registration of such securities under the Securities Act or any other applicable securities Laws.

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ARTICLE V

MISCELLANEOUS

Section 5.1. Entire Agreement. This Agreement, together with the Indemnification Agreements and all of the other Exhibits, Annexes and Schedules hereto and thereto (the “Transaction Agreements”) constitute the entire understanding and agreement between the parties as to the matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto between the parties as to the matters covered herein and therein. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, the by-laws of any company, this Agreement shall govern as among the parties hereto. In the event of any inconsistency between the Transaction Agreements and the policies of the Company (including the policies of the Board ), the Transaction Agreements shall govern.

Section 5.2. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and the rights and duties of the parties shall be governed by, the law of the State of Delaware, without regard to principles of conflicts of laws.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, another federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.8.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.3(C).

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Section 5.3. Obligations; Remedies. The Company and Chinos SPV shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement without the necessity of proving the inadequacy of monetary damages as a remedy, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 5.4. Amendment and Waiver.

(a) The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written consent of the Company, Chinos SPV and the Major Series C Holders.

(b) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 5.5. Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors.

Section 5.6. Termination. This Agreement shall terminate automatically (without any action by any party hereto) when such Chinos SPV ceases to hold any Shares. In the event of any termination of this Agreement as provided in this Section 5.6, this Agreement shall forthwith become wholly void and of no further force or effect (except for this Article V, which shall survive) and there shall be no liability on the part of any parties hereto or their respective Affiliates, except as provided in this Article V. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

Section 5.7. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company and Chinos SPV covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of Chinos SPV or of any Affiliate or assignee

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thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Chinos SPV or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of any of the foregoing, as such, for any obligation of Chinos SPV under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 5.8. Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be deemed duly given (a) when delivered personally by hand, (b) when sent by facsimile or email upon confirmation of receipt or (c) one Business Day following the day sent by overnight courier:

if to the Company, to:

[J. CREW NEWCO, Inc.]

[●]

Attention: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:   Michael J. Aiello

Sachin Kohli

Email:         michael.aiello@weil.com

sachin.kohli@weil.com

if to Chinos SPV, to:

TPG Capital, L.P.

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attention:    Jack Weingart

Adam Fliss

Email:         JWeingart@tpg.com

AFliss@tpg.com

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with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:   Michael J. Aiello

Sachin Kohli

Email:         michael.aiello@weil.com

sachin.kohli@weil.com

Section 5.9. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 5.10. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that, the Major Series C Holders are express third-party beneficiaries of Section 3.1 and Section 5.4 and shall be entitled to specific performance pursuant to Section 5.3 to the fullest extent necessary or beneficial to give full effect to such holders’ rights as set forth herein.

Section 5.11. Recapitalizations; Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 5.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 5.12.

Section 5.13. Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

[J. CREW NEWCO, INC.]

By:
Name:
Title:

[CHINOS SPV LLC]

By:
Name:
Title:

[IPCO NOTES TRUSTEE]

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

EXHIBIT A

Form of Director & Officer Indemnification Agreement

(See attached.)

Exhibit L

Release Agreement

MUTUAL RELEASE AGREEMENT

This MUTUAL RELEASE AGREEMENT (this “Agreement”), is made and entered into as of [●], 2019, by and among:

(a)

[Chinos SPV LLC (“Chinos SPV”)], [●], Chinos Holdings, Inc. (“Holdings”) and each of its undersigned direct and indirect subsidiaries (each, a “Company Entity” and collectively, the “Company Entities”);

(b)	the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders (collectively, the “Initial Consenting Crossholders”), of:

i.

term loans (the “Term Loans”) under the Amended and Restated Credit Agreement, dated March 5, 2014 (as amended, the “Term Loan Agreement”), among J. Crew Group, Inc. (“Group”), Chinos Intermediate Holdings B, Inc. (“Chinos B”), the lenders party thereto (the “Term Lenders”), and Wilmington Savings Fund Society, FSB as successor administrative agent;

ii.

13.00% Senior Secured Notes due 2021 and 13.00% Senior Secured New Money Notes due 2021 (together, the “IPCo Notes”) issued by J. Crew Brand Corp. and J. Crew Brand, LLC under the two Indentures dated July 13, 2017 (the “IPCo Indentures”);

iii.	Series A Preferred Stock issued by Holdings (the “Series A Preferred Stock”); and/or

iv.	common stock issued by Holdings (the “Common Stock”);

(c)

the beneficial holders, or investment advisors or managers for the account of beneficial holders that execute a joinder agreement substantially in the form attached hereto as Exhibit A (a “Joinder Agreement”), of Term Loans, IPCo Notes, Series A Preferred Stock and/or Common Stock (collectively, the “Subsequent Consenting Crossholders” and, together with the Initial Consenting Crossholders, the “Consenting Crossholders”); and

(d)

TPG Chinos, L.P. and TPG Chinos Co-Invest, L.P. (together “TPG”); and Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., LGP Chino Coinvest LLC (collectively, “LGP” and together with TPG, the “Sponsors”), in their respective capacities as Term Lenders, holders of Series B Preferred Stock issued by Holdings (the “Series B Preferred Stock”), and/or holders of Common Stock, as applicable.

Each Company Entity, each Consenting Crossholder, and each Sponsor are collectively referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I.

RECITALS

WHEREAS, the Parties have agreed to the Transaction pursuant to the Transaction Support Agreement dated as of [●], 2019, among the Parties (as may be further amended, restated, supplemented, or otherwise modified from time to time, the “TSA”); and

WHEREAS, the consummation of the Transaction is conditioned on, among other things, the execution and delivery of this Agreement by all of the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS, RULES OF CONSTRUCTION

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Article I:

“Affiliate” (and its derivatives) when used with respect to a specified Person, means another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, or is managed fund or account of, the Person specified. For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as investment manager or advisor, or as trustee or executor.

“Chinos Claims” means solely those Claims that are connected with, arise out of, relate to or are otherwise based as a whole or in part on any acts, omissions, facts, matters, transactions or occurrences prior to the Closing, directly or indirectly relating to any or all of (i)(x) any applicable fiduciary duties and (y) any Claims arising under any theory of fraudulent conveyance or transfer (under applicable state law and/or the Bankruptcy Code), in each case, in connection with the ownership, management, financing, assets, properties, affairs or any other aspect of any of the Company Entities; (ii) the Term Loan Agreement or any related document or instrument; (iii) claims asserted or assertable in the litigation captioned Eaton Vance Management, et al, v. Wilmington Savings Fund Society, FSB, et al, Index No. 654397/17 and any related appeals; (iv) any aspect of the consummation of the Transaction between or among any or all of the Consenting Crossholder Releasees, Company Releasees, and Sponsor Releasees (but solely with respect to matters relating to any of the Company Entities), on the one hand, and any or all of the Consenting Crossholder Releasees, Company Releasees, and Sponsor Releasees (but solely with respect to matters relating to any of the Company Entities), on the other hand; (v) Claims arising from the Separation Transactions taken in furtherance of the Transactions, including, without limitation, any (x) Claims for appraisal as a result of any merger of any Company Entities, and (y) Specified Madewell Claims, but, in each case, not including any

Claims with respect to amendments or extensions of any Separation Transaction documentation absent the requisite consent of [the Series C Directors], and (vi) any aspect of the negotiations or discussions (occurring prior to the Closing) relating to any of the Definitive Documents or any aspect of the structuring or consummation of any of the transactions contemplated therein including, without limitation, the Separation Transactions. Notwithstanding the foregoing, nothing in this definition of “Chinos Claims” shall be construed to include (a) any claims or rights to which the Parties are entitled under, or any Claims for any breach arising out of or in connection with, this Agreement, the TSA and/or any of the other Definitive Documents, (b) any Claims, other than Specified Madewell Claims or Claims arising from the Separation Transactions, between or among the Company Entities (including, for the avoidance of doubt, with respect to any intercompany indebtedness or the IP License Agreement (as such term is defined under the IPCo Indentures)), (c) any Claims arising under the IPCo Indentures or any rights, title or interests of or in favor of the trustee or any holders of IPCo Notes from time to time under any of the IPCo Indentures, or (d) any rights, terms, obligations or remedies arising under the Amended and Restated Management Services Agreement, dated July 13, 2017, by and among Holdings, Group, Chinos Intermediate, Inc., and Chinos B and the Management Services Agreement, dated July 13, 2017, by and among Group, Chinos Intermediate, Inc., Chinos B, and the Sponsors.

“Claim(s)” means, individually or collectively, as applicable, any and all actions, causes of action, cross-claims, interests, obligations, licenses, liens, guaranties, franchises, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, rights, claims, demands, liabilities, setoffs, recoupments, losses, and rights to reimbursement, subrogation, contribution, indemnification or other payment, costs or expenses (including attorneys’ fees), in each case whether arising under contract, in law (whether state, federal, local or foreign laws, including securities and fraudulent transfer laws), tort or in equity or by operation of law, of any nature whatsoever, known or unknown (including, without limitation, a waiver of any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the released party), matured or unmatured, concealed, suspected or unsuspected, fixed or contingent, secured or unsecured, disputed or undisputed, assertable directly or derivatively by class representative or individual, foreseen or unforeseen and whether representing a past, present or future obligation; provided that any claim that a court of competent jurisdiction determines by a final order no longer subject to appeal to have constituted actual fraud (not including constructive fraud) or willful misconduct shall not constitute a “Claim” hereunder.

“Closing” has the meaning ascribed to it in the TSA.

“Company Releasee(s)” and “Company Releasors” means, individually or collectively, as applicable, subject to Section 1.2(i), and each in their capacity as such: (i) each Company Entity, (ii) the Affiliates, Subsidiaries and controlling Persons of any Company Entity, (iii) all Representatives of any Persons referenced in clause (i) and (ii), and (iv) the respective predecessors, successors, successors-in-interest, assigns, heirs and Representatives of any Persons referenced in any of clauses (i) through (iii).

“Consenting Crossholder Releasee(s)” and “Consenting Crossholder Releasors” means, individually or collectively, as applicable, subject to Section 1.2(i), and each in their capacity as such: (i) each Consenting Crossholder, (ii) the respective Affiliates, Subsidiaries and controlling Persons of any Consenting Crossholder, (iii) all Representatives of any Persons referenced in any of clauses (i) through (ii), and (iv) the respective predecessors, successors, successors-in-interest, assigns, heirs and Representatives of any Persons referenced in any of clauses (i) through (iii).

“Definitive Documents” has the meaning ascribed to it in the TSA.

“Governmental Body” means any foreign, federal, state, municipal or other government, or other department, commission, board, bureau, agency, public authority or instrumentality thereof or any other court or arbitrator.

“Person” means any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, any Governmental Body or any other entity, whether acting in an individual, fiduciary or other capacity.

“Related Parties” means (i) with respect to any Consenting Crossholder, or Company Entity, its respective Affiliates and Representatives, each in their capacity as such, and (ii) with respect to any Sponsor, its respective Subsidiaries (other than any portfolio companies) and Representatives (other than any of its Representatives that are its Affiliates), each in their capacity as such.

“Released Claim(s)” means, with respect to any Releasor, any Claim which is released by such Releasor pursuant to any of the provisions of Article II hereof.

“Releasee(s)” means the Company Releasees, the Consenting Crossholder Releasees, and the Sponsor Releasees.

“Releasor(s)” means the Company Releasors, the Consenting Crossholder Releasors, and the Sponsor Releasors.

“Representatives” means, with respect to any Person, and each in their capacity as such, all present and former officers, directors, stockholders, general or limited partners, managers, managing directors, managing members, members, principals, employees, attorneys, agents, trustees, financial advisors, restructuring advisors, accountants, investment bankers, consultants, managed accounts, managed funds and other representatives and agents of such Person.

“Requisite Consenting Support Parties” has the meaning ascribed to it in the TSA.

“Separation Transactions” has the meaning ascribed to it in the TSA.

“Specified Madewell Claims” means, collectively, any Claims based on the dividend or distribution of the Company Entities’ “Madewell” business or assets in accordance with the terms of the Definitive Documents.

“Sponsor Releasee(s)” means, individually or collectively, as applicable, subject to Section 1.2(i), and each in their capacity as such: (i) each of the Sponsors, (ii) the Affiliates, Subsidiaries (other than any portfolio companies) and controlling Persons of any Sponsor, (iii) all Representatives (other than any Representatives that are Affiliates of any Sponsor) of any Persons referenced in clause (i) and (ii), and (iv) the respective predecessors, successors, successors-in-interest, assigns, heirs and Representatives (other than any Representatives that are Affiliates of any Sponsor) of any Persons referenced in any of clauses (i) through (iii).

“Sponsor Releasor(s)” means, individually or collectively, as applicable, subject to Section 1.2(i), solely in their respective capacities as Term Lenders and holders of IPCo Notes, Series A Preferred Stock, Series B Preferred Stock and/or Common Stock, as applicable, (i) each of the Sponsors, (ii) the Affiliates, Subsidiaries (other than any portfolio companies) and controlling Persons of any Sponsor, (iii) all Representatives (other than any Representatives that are Affiliates of any Sponsor) of any Persons referenced in clause (i) and (ii), and (iv) the respective predecessors, successors, successors-in-interest, assigns, heirs and Representatives (other than any Representatives that are Affiliates of any Sponsor) of any Persons referenced in any of clauses (i) through (iii).

“Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities, or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly beneficially owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and one or more of its subsidiaries.

“Transaction” has the meaning ascribed to it in the TSA.

Section 1.2. The following provisions shall be applied wherever appropriate herein:

(a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(d) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Party as the principal draftsperson hereof or thereof;

(e) the descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement;

(f) any references herein to a particular Article or Section means an Article or Section of this Agreement unless another agreement is specified;

(g) whenever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; and

(h) notwithstanding anything to the contrary herein, for purposes of this Agreement, (1) none of the Company Entities shall be deemed to be an Affiliate, Subsidiary, controlling Person or Representative of any of the Consenting Crossholders or the Sponsors, (2) none of the Consenting Crossholders shall be deemed to be an Affiliate, Subsidiary, controlling Person or Representative of any of the Company Entities or the Sponsors and (3) none of the Sponsors shall be deemed to be an Affiliate, Subsidiary, controlling Person or Representative of any of the Consenting Crossholders or the Company Entities.

ARTICLE II.

RELEASES

Section 2.1 Releases By Company Releasors. Except as expressly set forth in the immediately following sentence and Section 2.4 hereof, effective as of the Closing (assuming all conditions to Closing have occurred in accordance with the TSA), each of the Company Releasors hereby forever and irrevocably releases, remises and discharges each of the Consenting Crossholder Releasees, the Sponsor Releasees, and the Company Releasees from any and all Chinos Claims that each such Company Releasor ever had, may have or hereafter can, may or shall have against or with respect to such Person, and hereby agrees and covenants not to assert or prosecute, or assist or otherwise aid any other Person in the assertion or prosecution, against any or all of the Consenting Crossholder Releasees, the Sponsor Releasees, and the Representatives of the Company Entities any such Chinos Claims. Notwithstanding the foregoing, nothing in this Section 2.1 shall be construed to constitute a release of, or a covenant not to sue in respect of, any Claims for any breach first occurring at or after the Closing of any provision, representation, warranty, covenant or agreement contained in this Agreement, the TSA and/or any of the other Definitive Documents. It is understood and agreed that, for purposes of this Section 2.1, each Company Entity is acting on behalf of each other related Person that is a Company Releasor by virtue of its respective relationship to or with such Company Entity to the maximum extent permitted by law.

Section 2.2 Releases By Consenting Crossholder Releasors. Except as expressly set forth in the immediately following sentences and Section 2.4 hereof, effective as of the Closing (assuming all conditions to Closing have occurred in accordance with the TSA), each of the Consenting Crossholder Releasors hereby forever and irrevocably releases, remises and discharges each of the Company Releasees, the Sponsor Releasees, and the Consenting Crossholder Releasees from any and all Chinos Claims that such Consenting Crossholder Releasor ever had, may have or hereafter can, may or shall have against or with respect to such Person, and hereby agrees and covenants not to assert or prosecute, or assist or otherwise aid any other Person in the assertion or prosecution, against any or all of the Company Releasees, the Sponsor Releasees, and the Consenting Crossholder Releasees any Chinos Claims. It is understood and agreed that the Consenting Crossholders are acting solely in their respective capacities as Term Lenders, holders of IPCo Notes (but solely for the limited releases contemplated hereby and not in respect of any obligations, covenants or undertakings under the IPCo Notes), holders of Series A Preferred Stock and/or holders of Common Stock, as applicable, and that nothing in this Section 2.2 shall be construed to constitute a release of, or a covenant not to sue in respect of (a) any Chinos Claim that any Consenting Crossholder has in any other capacity or in any transaction or agreement unrelated to the Transaction (it being understood that the Term Loan Agreement is related to the Transaction) or (b) any Claims for any breach first occurring at or after the Closing of any provision, representation, warranty, covenant or agreement contained in this Agreement, the TSA and/or any of the other Definitive Documents. Notwithstanding anything to the contrary, nothing in Section 2.2 constitutes a waiver, release, remise, discharge or waiver (including a waiver of any default or event of default) by the Consenting Crossholders of (x) any rights or interests of the Consenting Crossholders, or (y) any obligations, covenants or other undertakings of the Company Releasees or the Sponsor Releasees that are party to the IPCo Indentures, TSA or any of the Definitive Documentation or any other related document, in each case of clause (x) and clause (y), arising under the IPCo Indentures, TSA, any Definitive Document or any other document executed or delivered in connection with any of the foregoing.

Section 2.3 Releases By Sponsor Releasors. Except as expressly set forth in the immediately following sentences and Section 2.4, and subject to Section 1.2(i), effective as of the Closing (assuming all conditions to Closing have occurred in accordance with the TSA), each Sponsor Releasor, does hereby forever and irrevocably release, remise and discharge each of the Company Releasees, the Consenting Crossholder Releasees, and the Sponsor Releasees from any and all Chinos Claims that such Sponsor Releasor ever had, may have or hereafter can, may or shall have against or with respect to such Person, and hereby agrees and covenants not to assert or prosecute, or assist or otherwise aid any other Person in the assertion or prosecution, against any or all of the Company Releasees, the Consenting Crossholder Releasees, and the Sponsor Releasees any and all Chinos Claims. It is understood and agreed that the Sponsors are acting solely in their respective capacities as Term Lenders, holders of IPCo Notes (but solely for the limited releases contemplated hereby and not in respect of any obligations, covenants or undertakings under the IPCo Notes), holders of Series A Preferred Stock, holders of Series B Preferred Stock and/or holders of Common Stock, as applicable, and that nothing in this Section 2.2 shall be construed to constitute a release of, or a covenant not to sue in respect of, (a) any Chinos Claim that any Sponsor has in any other capacity or in any transaction or agreement unrelated to the Transaction (it being understood that the Term Loan Agreement is related to the Transaction) or (b) any Claims for any breach first occurring at or after the Closing of any provision, representation, warranty, covenant or agreement contained in this Agreement, the TSA and/or any of the other Definitive Documents. Notwithstanding anything to the contrary, nothing in Section 2.3 constitutes a waiver, release, remise, discharge or waiver (including a waiver of any default or event of default) by the Sponsors of (x) any rights or interests of the Sponsors, or (y) any obligations, covenants or other undertakings of the Company Releasees or the Consenting Crossholder Releasees that are party to the IPCo Indentures, TSA or any of the Definitive Documentation or any other related document, in each case of clause (x) and clause (y), arising under the IPCo Indentures, TSA, any Definitive Document or any other document executed or delivered in connection with any of the foregoing.

Section 2.4 Limitation Of Releases. Notwithstanding anything herein, nothing in this Agreement shall release, waive, modify, discharge, limit or impair (i) any rights, terms, obligations or remedies arising under the Definitive Documents, (ii) any post-Closing rights or obligations of any Person, (iii) any right of any Releasor or Related Party to indemnification or exculpation existing under applicable law (whether now existing or existing under prior applicable law) or the organizational documents of any Company Entity, or (iv) the right, if any, of any Consenting Crossholder to receive any recovery on account of any Chinos Claims obtained by any Person that is not a party to this Agreement, including any recovery on account of any Chinos Claims obtained in a derivative action on behalf of a Person that is a party to this Agreement.

Section 2.5 No Reliance And No Duty To Disclose. Each of the Parties, on behalf of itself and its Related Parties, in any capacity, agrees and acknowledges that (a) except as expressly provided in this Agreement, no other Party or any other Releasee, in any capacity, has warranted or otherwise made any representations to it or any of its Related Parties concerning any Released Claim (including any representation concerning the existence, nonexistence, validity or invalidity of any Released Claim) and no Releasor has relied on any Releasee in providing the releases and covenants not to sue in this Article II, (b) the validity and effectiveness of the foregoing releases and covenants not to sue in this Article II do not depend in any way on any such representations or warranties or the accuracy, completeness or validity thereof, (c) no other Party or any other Releasee, in any capacity, has any duty to disclose or provide any facts or documents (whether material or immaterial, known or unknown, suspected or unsuspected) to it or any other Releasor, including any facts or documents which, if known by any Releasor, might have caused such Releasor or any Party to which such Releasor is Affiliated not to execute and deliver this Agreement and/or any Definitive Document, and (d) each such release and covenant not to sue shall remain in full force and effect even if any facts or documents (whether material or immaterial, known or unknown, suspected or unsuspected, foreseen or unforeseen) were not disclosed or provided (whether intentionally, unintentionally or otherwise) by any Releasee to any Releasor, which facts or documents, if known by such Releasor, might have caused such Releasor or any Party to which such Releasor is Affiliated not to execute and deliver this Agreement and/or any Definitive Document. Nothing contained herein is intended to impair or otherwise derogate from any of the representations, warranties or covenants expressly set forth in this Agreement or any Definitive Document.

Section 2.6 Release Of Unknown Claims.

(a) Except as expressly set forth in this Section 2.6, each of the Parties agrees and acknowledges, on behalf of itself and its Related Parties, that the Released Claims which it is releasing and covenanting not to sue on behalf of itself and its Related Parties pursuant to the provisions hereof include any Released Claim which does not yet exist or which such Releasor does not know or suspect to exist in its or its Related Parties’ favor at the time of the giving of the foregoing releases and covenants not to sue which, if known by it, might affect its decision regarding the releases and covenants not to sue set forth herein. Except as expressly set forth in this Section 2.6, each of the Parties, on behalf of itself and its Related Parties, agrees and acknowledges that it might hereafter discover facts or documents in addition to or different from those which it now knows or believes to be true or exist with respect to the subject matter of any of the Released Claims, but no Party or any other Releasee in any capacity shall have any duty to disclose or provide any such facts or documents (whether material or immaterial, known or unknown, suspected or unsuspected, foreseen or unforeseen) to any Releasor, and each of the Releasors shall be deemed to have fully, finally and forever settled and released any and all Released Claims, whether known or unknown, concealed, suspected or unsuspected, contingent or non-contingent, assertable directly or derivatively by class representative or individual, which now exist or heretofore have existed upon any theory of law (whether state, federal, local or foreign laws, including securities laws), contract, tort or equity now existing or coming into existence in the future. Notwithstanding the foregoing, nothing contained herein is intended to impair or otherwise derogate from any of the representations, warranties or covenants expressly set forth in this Agreement or any Definitive Document.

(b) To the extent applicable, each Party warrants, represents, and agrees that it is fully aware of California Civil Code section 1542, which provides as follows:

SECTION 1542. GENERAL RELEASE. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Party hereby knowingly and voluntarily waives and relinquishes the provisions, rights, and benefits of the California Civil Code section 1542 and all similar federal or state laws, rights, rules, or legal principles of any other jurisdiction that may be applicable herein, and any rights they may have to invoke the provisions of any such law now or in the future with respect to the claims being released pursuant to this Article II, and each Party hereby agrees and acknowledges that this is an essential term of the releases set forth in this Article II. In connection with such releases, each Party acknowledges that it is aware that it or its attorneys or others may hereafter discover claims or facts presently unknown or unsuspected in addition to or different from those which they now know or believe to be true with respect to the subject matter of the claims being released under this Agreement. Nevertheless, it is the intention of the Parties in executing this Agreement to fully, finally, and forever settle and release all matters and all claims relating thereto, which exist, hereafter may exist, or might have existed (whether or not previously or currently asserted in any action) constituting claims released pursuant to this Agreement.

Section 2.7 No Admission. Nothing in this Agreement shall be construed as an admission by any Releasor or Releasee of the existence of any Released Claim or of any liability with respect to any or all of such Released Claims or any other past or future act, omission, fact, matter, transaction or occurrence.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

To induce the other Parties to enter into this Agreement and the Definitive Documents, each Party, severally and not jointly, represents and warrants (with respect to itself only) to the other Parties as follows:

Section 3.1 Existence. Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.

Section 3.2 Powers; Authorization; Enforceable Obligations. Such Party has the corporate, partnership, limited liability company or trust power and authority to execute, deliver and perform this Agreement and has taken all necessary corporate, partnership, trust or other action to authorize the execution, delivery and performance of this Agreement. This Agreement, constitutes the legal, valid and binding obligations of it, enforceable against it and its Related Parties in accordance with the respective terms of such agreements and documents, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally.

ARTICLE IV.

MISCELLANEOUS.

Section 4.1 Effectiveness. This Agreement and the Parties’ respective obligations hereunder shall become effective when (a) each of the Company Entities, the Consenting Crossholders, and the Sponsors shall have executed and delivered to the other Parties a counterpart of this Agreement and (b) the Closing shall have occurred. The releases and other covenants set forth herein shall be null and void and of no force and effect if such Closing does not occur.

Section 4.2 Amendments; Waivers. No term or provision of this Agreement may be amended, modified or waived except in a writing signed by the Company, the Requisite Consenting Support Parties, and the Sponsors; provided that no waiver, modification, or amendment to this Agreement that is (a) disproportionately adverse to any Party as compared to similarly situated Parties shall be binding upon such Party unless such Party has consented in writing to such waiver, modification or amendment and (b) adverse to any Releasee(s) shall be binding unless such Releasee has consented in writing to such waiver, modification or amendment. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver. The failure of any Party to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

Section 4.3 Successors And Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party, without the prior written consent of the other Parties, and then only to a person who has agreed to be bound by the provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties, the Releasees and their respective successors and permitted assigns. Any Releasee who is not named as a Party shall have the rights of an intended third-party beneficiary with respect to the provisions of this Agreement. Except as set forth in this Section, no other Person not a Party shall be deemed a third-party beneficiary of any provision of this Agreement or shall otherwise be entitled to enforce any provision hereof.

Section 4.4 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. The Parties agree that this Agreement will be considered signed when the signature of a Party is delivered by facsimile or electronic mail transmission in portable document format (pdf). Such facsimile or electronic mail signature shall be treated in all respects as having the same effect as an original signature.

Section 4.5 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

Section 4.6 Notices. All notices, requests and other communications hereunder must be in writing and shall be deemed effective upon actual receipt if delivered personally; on the date receipt is acknowledged or refused if mailed by certified mail, postage prepaid, return receipt requested; on the next business day if by overnight delivery by a nationally recognized, reputable, overnight courier; and in any case shall be addressed to the parties at the following addresses or facsimile numbers:

If to the Company Entities:

Chinos Intermediate Holdings A, Inc

225 Liberty Street

New York, New York 10281

Attn: Maria Di Lorenzo, Esq. (Maria.DiLorenzo@JCrew.com)

with copies to (which will not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Michael Aiello (Michael.Aiello@weil.com)

Ray C. Schrock, P.C. (Ray.Schrock@weil.com)

Alexander Lynch, Esq. (Alexander.Lynch@weil.com)

Ryan Preston Dahl, Esq. (Ryan.Dahl@weil.com)

If to the Consenting Crossholders, the addresses listed on the signature pages of the Consenting Crossholders hereto, with copies to (which will not constitute notice):

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attn: Dennis F. Dunne, Esq. (ddunne@milbank.com)

Samuel A. Khalil, Esq. (skhalil@milbank.com)

If to the Sponsors:

TPG Capital, L.P.

301 Commerce Street

Suite 3300

Fort Worth, Texas 76102

Attn: Adam Fliss (afliss@tpg.com)

-and-

Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, California 90025

Attn: Todd Purdy (purdy@leonardgreen.com)

Any notice given by facsimile or by e-mail shall be effective upon oral, machine, or reply confirmation of transmission.

Section 4.7 Entire Agreement. This Agreement and the other Definitive Documents contain the entire understanding of the Parties with respect to the transactions set forth herein and supersede all prior agreements, covenants, arrangements, communications, representations or warranties made, whether oral or written, by the Parties or by any officer, employee or representative of any Party.

Section 4.8 Further Assurances. At all times before, on or after the Closing, each Party will, and will cause its Related Parties to, cooperate in good faith with the other Parties and will, and will cause its Related Parties to, promptly take all appropriate action and execute any and all documents, instruments or conveyances of any kind which any other Party may reasonably request to consummate or implement any of the transactions contemplated hereby or thereby or to evidence such events or matters.

Section 4.9 Parties’ Use Of Legal Counsel And Construction Of Agreement. Each of the Parties represents to each other Party that it has discussed this Agreement with its counsel. This Agreement has been prepared through the joint efforts of all of the Parties. Neither the provisions of this Agreement nor any alleged ambiguity shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement, or based on any other rule of strict construction. Each of the Parties represents and declares that such Party has carefully read this Agreement, and that such Party knows the contents hereof and signs the same freely and voluntarily. The Parties hereby acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

Section 4.10 Severability. If any portion of this Agreement shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement so far as they may practicably be performed shall remain in full force and effect and binding on the Parties.

Section 4.11 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that there is no adequate remedy at law with respect to any such breach. Accordingly, each of the Parties and their respective successors and permitted assigns agrees that the other Parties or their respective successors and permitted assigns shall, in addition to any other remedy to which they may be entitled, at law or in equity, be entitled to injunctive or other relief to prevent breaches or alleged or threatened breaches of the provisions of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any action instituted in any court of competent jurisdiction.

Section 4.12 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the courts of the State of New York located in the City of New York, New York, or the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding and agrees that it shall bring any action, suit or proceeding relating to this Agreement in such courts.

Section 4.13 WAIVER OF RIGHT TO JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their respective duly authorized officers, all as of the date and year first above written.

CHINOS SPV LLC

By:
Name: [●]
Title: [●]

CHINOS HOLDINGS, INC.[1]

By:
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

[1]	To insert signature blocks for final Company Entities, including each direct and indirect subsidiaries of Holdings.

[Signature Page to Mutual Release Agreement]

TPG CHINOS, L.P.

By: TPG Advisors VI, Inc., its General Partner

By:
Name: Michael LaGatta Title: Vice President

TPG CHINOS CO-INVEST, L.P.

By: TPG Advisors VI, Inc., its General Partner

By:
Name: Michael LaGatta
Title: Vice President

[Signature Page to Mutual Release Agreement]

GREEN EQUITY INVESTORS V, L.P.
By: GEI CAPITAL V, LLC, its General Partner

By:
Name: Andrew Goldberg Title: General Counsel

GREEN EQUITY INVESTORS SIDE V, L.P.
By: GEI CAPITAL V, LLC, its General Partner

By:
Name: Andrew Goldberg Title: General Counsel

LGP CHINO COINVEST LLC
By: Leonard Green & Partners, L.P., its Manager By: LGP Management, Inc., its general partner

By:
Name: Andrew Goldberg Title: General Counsel

[Signature Page to Mutual Release Agreement]

[CONSENTING CROSSHOLDER]

By:

Name:

Title:

Notice Address:

Fax:

Attention:
Email:

[Signature Page to Mutual Release Agreement]

Exhibit A

Form of Joinder Agreement

FORM OF JOINDER AGREEMENT FOR CONSENTING SUPPORT PARTIES

This Joinder Agreement to the Mutual Release Agreement, dated as of [            ], 2019 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Company Entities, the Consenting Crossholders, and the Sponsors, each as defined in the Agreement, is executed and delivered by                                           (the “Joining Party”) as of                     , 20    . Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Crossholder” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of Claims and Interests set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Crossholders, as set forth in Article III of the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

Notice Address:

Fax:
Attention:
Email:

Acknowledged:

CHINOS HOLDINGS, INC. (on behalf of the Company Entities)

By:
Name:
Title:

Exhibit M-1

Separation Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

CHINOS HOLDINGS, INC.

and

[J.CREW NEWCO]

Dated as of [—]

i

ii

EXHIBITS

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreement

ANNEXES

Annex A	Plan of Separation

iii

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT dated as of [—] (as the same may be amended from time to time in accordance with its terms and together with the schedules and exhibits hereto, this “Agreement”) between Chinos Holdings, Inc., a Delaware corporation (“Madewell”), and [J.Crew Newco], a Delaware corporation (“J.Crew”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of Madewell and J.Crew have determined that it is in the best interests of their respective stockholders to (i) separate the Madewell Business from the J.Crew Business (the “Separation”); and (ii)(x) contribute the J.Crew Business to J.Crew and (y) distribute to the holders of the issued and outstanding shares of Madewell common stock (“Madewell Common Stock”), as of the Record Date, a pro rata dividend, of 100% of the issued and outstanding shares of voting common stock, without par value, of J.Crew (the “J.Crew Common Stock”), on the basis of one (1) share of J.Crew Common Stock for every one (1) then issued and outstanding share of Madewell Common Stock (the “Distribution”); and

WHEREAS, the parties hereto have determined to set forth the principal actions required to effect the Separation and to set forth certain agreements that will govern the relationship between those parties following the Separation.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the Madewell Group, on the one hand, and no member of the J.Crew Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreement” means each of the Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement and any other agreements, instruments, or certificates related thereto or to the transactions contemplated by this Agreement (in each case, together with the schedules, exhibits, annexes and other attachments thereto).

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations.

“Balance Sheet” means the consolidated carve out balance sheet of Madewell, including the notes thereto, as of February 2, 2019, that is included or incorporated by reference in the IPO Registration Statement.

“Business” means, with respect to the Madewell Group, the Madewell Business and, with respect to the J.Crew Group, the J.Crew Business.

“Business Day” means any day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash and Cash Equivalents” means cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form or maturity.

“Confidential Information” means, with respect to a Group, all information confidential or proprietary in nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, which relates to such Person or their respective business relations and its respective business activities, including but not limited to (i) internal business information, information that is competitively sensitive, material or otherwise of value to the members of such Group, including product planning information, marketing strategies, budgets, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer profiles, training, promotional and sales plans, practices and estimates, accounting methods, strategic and staffing plans and practices, cost, rate and pricing structures, business plans and internal performance results relating to the past, present or future business activities of the members of such Group and the consumers, customers, clients and suppliers of the members of such Group, (ii) identities and individual requirements of, and specific contractual arrangements with, such Group’s customers, clients, distributors, vendors, service providers, independent contractors, joint venture partners and other business relations and their confidential information; (iii) Trade Secrets; (iv) other non-public Intellectual Property and similar proprietary rights; and all related specifications and documentation, in each of clauses (i)–(v) of this definition, that are related primarily to such Group’s Business; provided that to the extent both the Madewell Business and the J.Crew Business use or rely upon any of the information described in any of the foregoing clauses (i)–(v), subject to Section 4.07, such information shall be deemed the Confidential Information of both the Madewell Group and the J.Crew Group.

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“Contract” means any written or oral commitment, contract, subcontract, agreement, lease, sublease, license, understanding, sales order, purchase order, instrument, indenture, note or any other legally binding commitment or undertaking.

“Copyright” has the meaning set forth in the definition of Intellectual Property.

“Customer Data” shall mean all data (including personal data and personally identifiable information) owned or controlled (meaning any data the J.Crew Group would have the ability to share with the Madewell Business prior to the Distribution Time in compliance with Applicable Law) by or on behalf of either Group related to the customers (actual or perspective), consumers or end users of either Business, including (i) customer, consumer and end user files and lists and contact information, (ii) purchasing and transaction histories, (iii) customer, consumer and end-user complaints and returns, (iv) customer, consumer or end user opt-outs, unsubscribe or opt-ins requests in relation to the use or processing of their information, (v) all analytics relating to any of the foregoing and other customer-based analyses or reports and (vi) all loyalty program data and participation information.

“Distribution Date” means [—], 2020, the date on which the Distribution shall be effected.

[“Distribution Time” means the time at which the Distribution is effective on the Distribution Date, which shall be deemed to be 11:59 p.m., Eastern Time, on the Distribution Date].

“Employee Matters Agreement” means the Employee Matters Agreement dated as of the date hereof between Madewell and J.Crew substantially in the form of Exhibit A, as such agreement may be amended from time to time in accordance with its terms.

“Environmental Law” means any Applicable Law relating to (A) human or occupational health and safety; (B) pollution or protection of the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface or subsurface strata, biota and other natural resources); or (C) Hazardous Materials including any Applicable Law relating to exposure to, or use, generation, manufacture, processing, management, treatment, recycling, storage, disposal, emission, discharge, transport, distribution, labeling, presence, possession, handling, Release or threatened Release of, any Hazardous Material and any Applicable Law relating to recordkeeping, notification, disclosure, registration and reporting requirements respecting Hazardous Materials.

“Environmental Liabilities” means all Liabilities (including all removal, remediation, reclamation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (a) (i) Environmental Law, (ii) actual

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or alleged generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal, or arrangement for the transportation or disposal, of any Hazardous Material, or (iii) actual or alleged presence, Release or threatened Release of, or exposure to, any Hazardous Material (including to the extent relating to the actual or alleged exposure to Hazardous Material, any claims that arise under, or are covered by, workers’ compensation laws and/or workers’ compensation, disability or other insurance providing medical care and/or compensation to injured workers) or (b) Contract or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing, and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Escheat Payment” means any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Exchange Act” means the Securities Exchange Act of 1934.

“Experian Customer Data” has the meaning set forth in the definition of Madewell Assets.

“Existing Litigation Matters” means the Actions set forth on Schedule 4.02(c).

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or any of their Affiliates).

“Group” means, as the context requires, the J.Crew Group, the Madewell Group or either or both of them.

“Hazardous Material” means (a) any petroleum or petroleum products, radioactive materials, toxic mold, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation, Per- and Polyfluoroalkyl Substances (PFAs) or polychlorinated biphenyls (PCBs); and (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, living or genetically modified materials, pollutants, contaminants or wastes that are now or hereafter become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import, under any Applicable Law pertaining to the environment.

“Indemnitees” means, as the context requires, the Madewell Indemnitees or the J.Crew Indemnitees.

“Initial Public Offering” means the initial public offering of Madewell Common Stock pursuant to the IPO Registration Statement.

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“Intellectual Property” means any and all intellectual property throughout the world, including any and all U.S. and foreign (i) patents, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), and all applications and registrations therefor (collectively, “Patents”), (ii) trademarks, service marks, names, corporate names, trade names, logos, slogans, trade dress, design rights, and source identifiers, commercial indicia of source or origin and all applications and registrations therefor, together with the goodwill connected with the use of and symbolized by any of the foregoing (collectively, “Trademarks”), (iii) copyrights, works of authorship and copyrightable subject matter and all applications and registrations therefor (collectively, “Copyrights”), (iv) all domain names, URLs and IP addresses, (v) any social media accounts, identifiers and handles, (vi) trade secrets, know-how, confidential data and information, technical information, including practices, techniques, methods, processes, inventions, developments, specifications, formulations, manufacturing processes, structures, analytical and quality control information and procedures, studies and procedures and regulatory information (collectively, “Trade Secrets”), (vii) computer software (including source code, object code, firmware, operating systems and specifications, computerized databases and other computerized compilations and collections of data or information), (viiii) databases and data collections and (ix) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, misappropriation or other violation of any of the foregoing.

“IPO Closing Time” means the first time at which the proceeds of any sale of Madewell Common Stock to the Underwriters are received, or such other time as is determined by J.Crew Group.

“IPO Registration Statement” means the registration statement on Form S-1 (File No. 333-[●]) filed under the Securities Act pursuant to which the offering of Madewell Common Stock in the Initial Public Offering will be registered, together with all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act).

“IPO Prospectus” means the prospectus included in the IPO Registration Statement, including any prospectus subject to completion, final prospectus, or any supplement to or amendment of any of the foregoing.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets or other equipment storing or processing information, including all associated documentation related to any of the foregoing.

“J.Crew Assets” means all assets, of whatever sort, nature or description, of any member of the Madewell Group and the J.Crew Group, in each case that are not Madewell Assets, including, for the avoidance of doubt, any Trademarks that use, contain or include “J.Crew”, either alone or in combination with other words, phrases or logos.

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“J.Crew Business” means all of the businesses conducted by the Madewell Group prior to the Distribution Time, and the J.Crew Group, from time to time, whether before, on or after the Distribution Time, in each case other than the Madewell Business. For the avoidance of doubt, the Madewell Assets (and all assets and properties owned, directly or indirectly, by entities forming all or part of such assets) will not be considered part of the J.Crew Business.

“J.Crew Group” means J.Crew and its Subsidiaries as set forth on Schedule 1.01(a), including all predecessors and successors to such Persons.

“J.Crew Liabilities” means, without duplication, any and all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or accrue, in each case before, at or after the Distribution Time) of any member of the Madewell Group and the J.Crew Group, in each case that are not Madewell Liabilities.

“J.Crew Licensed IP” means all Trade Secrets and unregistered Copyrights owned by any member of the J.Crew Group and currently used in the Madewell Business.

“J.Crew Names and Marks” means any and all Trademarks of any member of the J.Crew Group (other than any Trademark included in the Madewell Assets), including, for the avoidance of doubt, any that use, contain or include “J.Crew”, in each case either alone or in combination with other words, phrases or logos, and any and all Trademarks derived therefrom or confusingly similar thereto.

“J.Crew Plan” has the meaning set forth in the Employee Matters Agreement.

“Liabilities” means any and all Claims, debts, liabilities, damages and/or obligations (including, but not limited to, any Escheat Payment) of any kind, character or description, whether absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses (including attorneys’ fees and expenses and associated investigation costs) relating thereto, and including those Claims, debts, liabilities, damages and/or obligations arising under this Agreement, any Applicable Law, any Action or threatened Action, any order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking, including in connection with the enforcement of rights hereunder or thereunder.

“Madewell Assets” means, except as expressly otherwise contemplated in the Agreement or any Ancillary Agreement:

(a) all of the assets included on the Balance Sheet to the extent such assets would have been included as assets on a consolidated balance sheet of Madewell, and the notes thereto, as of the Distribution Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of assets included on the Balance Sheet;

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(b) all other assets that are of a nature or type that would have resulted in such assets being included as assets on a consolidated balance sheet of Madewell, and the notes thereto, as of the Distribution Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of assets included on the Balance Sheet; and

(c) the following assets:

(i) (x) all Confidential Information, (y) all cost information, sales and pricing data, supplier records, supplier lists, vendor data, correspondence and lists, and (z) all product data and literature, brochures, marketing and sales literature, advertising catalogues, photographs, display materials, media materials, packaging materials, artwork, designs, formulations and specifications, quality records and reports (other than any Intellectual Property in any of the foregoing and excluding any Customer Data), in each case solely to the extent primarily related to or primarily used or primarily held for use in connection with the Madewell Business;

(ii) a copy of all Customer Data existing immediately prior to the Distribution Time which is related to either Business and which is held on either Group’s behalf on a database operated by Experian (the “Experian Customer Data”); provided that J.Crew Group shall not be restricted in any way from maintaining and using its own copy of such data;

(iii) all Customer Data other than Experian Data which is exclusively related to the Madewell Business and is stored separately from the Customer Data of the J.Crew Group as of the Distribution Time;

(iv) all data, other than Customer Data, which is exclusively related to the Madewell Business and (x) owned or controlled (meaning, with respect to J.Crew Group, any data the J.Crew Group would have the ability to share with the Madewell Business prior to the Distribution Time in compliance with Applicable Law) by any member of either Group and contained in either Group’s IT Systems, data centers or databases stored by third parties on behalf of either Group or (y) otherwise collected, accessed, acquired, stored, protected, used, re-used or otherwise processed by or on behalf of either Group to the extent the sharing of such data with the Madewell Business prior to the Distribution Time is not in contravention with Applicable Law or any of any either Group’s applicable privacy policies or contractual restrictions, and for each of (x) and (y) any necessary decryption tools and keys to read data to the extent it is encrypted;

(v) (x) all registrations and applications for Trademarks and Copyrights and (y) all other Intellectual Property owned by Madewell or any of its Subsidiaries solely to the extent exclusively used or exclusively held for use in connection with the Madewell Business (which shall not include the J.Crew Names and Marks); and

any other assets, of whatever sort, nature or description, that are exclusively related to or exclusively used or exclusively held for use in connection with the Madewell Business.

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“Madewell Business” means the business and operations of the Madewell Group, including the design, contract for manufacture, marketing and sale of women’s and men’s apparel, shoes and accessories under the Madewell brand name, through retail stores, website and e-commerce platform and through select partners.

“Madewell Common Stock” has the meaning set forth in the Recitals.

“Madewell Employees” has the meaning set forth in the Employee Matters Agreement.

“Madewell Group” means Madewell and its Subsidiaries (other than any member of the J.Crew Group), including all predecessors and successors to such Persons.

“Madewell Liabilities” means, without duplication:

(a) all outstanding Liabilities included on the Balance Sheet, to the extent such Liabilities would have been included on a consolidated balance sheet of Madewell, and the notes thereto, as of the Distribution Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;

(b) all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of Madewell, and the notes thereto, as of the Distribution Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet; and

(c) the following Liabilities:

(i) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or accrue, in each case before, at or after the Distribution Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Madewell Business, the Madewell Liabilities, the Madewell Assets (including product returns and other product Liability, litigation matters that have been commenced on or before the Distribution Time);

(ii) any and all Liabilities that are expressly provided by the Agreement or any Ancillary Agreement as Liabilities to be assumed by Madewell or any member of the Madewell Group and all agreements and obligations of any member of the Madewell Group under the Agreement or any of the Ancillary Agreements; provided that, notwithstanding the foregoing, the Madewell Liabilities shall not include (A) any Liabilities for taxes, which shall be governed by the Tax Matters Agreement or (B) any Liabilities relating to the Madewell Employees with respect to employment, compensation or employee benefits, other than as set forth in the express provisions of the Employee Matters Agreement;

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(iii) all Liabilities for claims made by any Third Party (but including directors, officers, employees or agents of the Madewell Group or the J.Crew Group acting in their individual capacities and not in their official capacities) against any Madewell Group or the J.Crew Group to the extent relating to, arising out of or resulting from the Madewell Business, the Madewell Liabilities or the Madewell Assets; provided, in the case of Madewell Liabilities relating to the employment, compensation or employee benefits of Madewell Employees following the Distribution Time, the foregoing shall be subject to the express provisions of the Employee Matters Agreement; and

(iv) all Liabilities set forth on Schedule 1.01(b);

Notwithstanding the foregoing, the Liabilities relating to, arising out of or resulting from the actions set forth on Schedule 1.01(b) shall in no event be Madewell Liabilities but instead shall be J.Crew Liabilities.

“Madewell Licensed IP” means all Trade Secrets and unregistered Copyrights owned by Madewell Group and currently used in the J.Crew Business or the businesses conducted by any member of the J.Crew Group.

“Madewell Names and Marks” means any and all Trademarks of any member of the J.Crew Group (other than any Trademark included in the J.Crew Assets), including, for the avoidance of doubt, any that use, contain or include “Madewell”, in each case either alone or in combination with other words, phrases or logos, and any and all Trademarks derived therefrom or confusingly similar thereto.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permit” means any license, permit, approval, consent, certification, franchise, registration or authorization, including marketing authorizations for any products requiring such to be sold, which have been issued by or obtained from any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Plan of Separation” means that certain Project Monet Plan of Separation, dated as of [•], attached hereto as Annex A.

“Privileges” has the meaning set forth in Section 4.07.

“Privileged Information” has the meaning set forth in Section 4.07.

“Record Date” means the close of business on [—], the date determined by the Board of Directors of Madewell as the record date for the Distribution.

“Release” means any release, spill, emission, leaking, dumping, pumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into, onto, within or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata, soil and sediments) or into, through, or within any property, building, structure, fixture or equipment.

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“Securities Act” means the Securities Act of 1933.

“Separation” has the meaning set forth in the Recitals.

“Separation Date” means the date upon which the consummation of the Separation occurs.

“Separation Documents” means this Agreement, the Ancillary Agreements and the Separation Transaction Documents.

“Separation Transactions” means the reorganization of certain businesses, assets and liabilities of the Madewell Group and the J.Crew Group to be completed before the Distribution Time in accordance with the Plan of Separation.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Support Transactions” means, collectively, the transactions contemplated by the Transaction Support Agreement.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Benefit” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement dated as of the date hereof between Madewell and J.Crew substantially in the form of Exhibit B, as such agreement may be amended from time to time in accordance with its terms.

“Third Party” means any Person that is not a member or an Affiliate of the Madewell Group or the J.Crew Group.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of December [__], 2019, by and among Madewell, Chinos Intermediate Holdings A, Inc., Chinos Intermediate Holdings B, Inc. (“Chinos B”), J. Crew Group, Inc. (“Group, Inc.”), J. Crew Operating Corp., and J. Crew Inc., (ii) certain holders of (A) terms loans under the Amended and Restated Credit Agreement, dated March 5, 2014, among Group, Inc., Chinos B, the lenders party thereto, and Wilmington Savings Fund Society, FSB, (B) 13.00% Senior Secured Notes due 2021 and 13.00% Senior Secured New Money Notes due 2021 issued by J.Crew Brand Corp. and J.Crew Brand, LLC under the two Indentures dated July 13, 2017, to which U.S. Bank National Association acts as collateral agents and indenture trustees for holders of IPCo Notes, (C) Series A Preferred Stock of Chinos, no par value per share and (D) common stock, par value $0.00001 per share, of Chinos, and (iii) TPG Chinos, L.P. and TPG Chinos Co-Invest, L.P.; and Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., LGP Chino Coinvest LLC.

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“Transition Services Agreement” means the Transition Services Agreement dated as of the date hereof between Madewell and J.Crew substantially in the form of Exhibit C, as such agreement may be amended from time to time in accordance with its terms.

“Underwriters” means the managing underwriters for the Initial Public Offering.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA Commercial Arbitration Rules	6.03(a)
Action	1.01(a)
Affiliate	1.01(a)
Agreement	Preamble
Amended and Restated Bylaws	2.01(b)
Amended and Restated Certificate of Incorporation	2.01(b)
Ancillary Agreement	1.01(a)
Applicable Law	1.01(a)
Balance Sheet	1.01(a)
Business	1.01(a)
Business Day	1.01(a)
Cash and Cash Equivalents	1.01(a)
Claim	5.04(a)
Confidential Information	1.01(a)
Contract	1.01(a)
Copyrights	1.01(a)
Customer Data	1.01(a)
Disposing Party	4.05
Dispute Meeting	6.02(b)
Dispute Notice	6.02(b)
Dispute Resolution Committee	6.02(a)
Disputes	6.01
Distribution	Recital
Distribution Date	1.01(a)
Distribution Time	1.01(a)
Employee Matters Agreement	1.01(a)
Environmental Law	1.01(a)
Escheat Payment	1.01(a)
Exchange Act	1.01(a)
Experian Customer Data	1.01(a)
Financing Transactions	1.01(a)
Governmental Authority	1.01(a)
Group	1.01(a)
Guarantee	2.07

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Term	Section
Hazardous Material	1.01(a)
Indemnified Party	5.04(a)
Indemnifying Party	5.04(a)
Indemnitees	1.01(a)
Intellectual Property	1.01(a)
Intercompany Accounts	2.04
IPO Registration Statement	Section 1.01
IRS	1.01(a)
IT Assets	1.01(a)
J.Crew	Preamble
J.Crew Assets	1.01(a)
J.Crew Assumed Actions	4.02(a)
J.Crew Business	1.01(a)
J.Crew Common Stock	Recital
J.Crew Designee	2.02(a)
J.Crew Group	1.01(a)
J.Crew Indemnitees	5.03(a)
J.Crew Liabilities	1.01(a)
J.Crew Licensed IP	1.01(a)
J.Crew Names and Marks	1.01(a)
Liabilities	1.01(a)
Madewell	Preamble
Madewell Assets	1.01(a)
Madewell Assumed Actions	4.02(b)
Madewell Business	1.01(a)
Madewell Designee	2.02(a)
Madewell Group	1.01(a)
Madewell Group Privileged Materials	4.07(e)
Madewell Indemnitees	5.02(a)
Madewell Liabilities	1.01(a)
Madewell Licensed IP	1.01(a)
Madewell Names and Marks	1.01(a)
Madewell Participants	1.01(a)
Patents	1.01(a)
Permit	1.01(a)
Person	1.01(a)
Plan of Separation	1.01(a)
Pre-Distribution Time Communications	4.07(e)
Prior Company Counsel	4.07(d)
Privileged Information	4.07(a)
Privileges	4.07(a)
Receiving Party	4.05
Record Date	1.01(a)
Release	1.01(a)

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Term	Section
Released Parties	5.01(a)
Representatives	4.06
Resolution Failure Date	6.02(b)
Securities Act	1.01(a)
Separation	Preamble
Separation Date	1.01(a)
Separation Documents	1.01(a)
Separation Transaction Documents	2.01(a)
Separation Transactions	1.01(a)
Subsidiary	1.01(a)
Tax	1.01(a)
Tax Benefit	1.01(a)
Tax Matters Agreement	1.01(a)
Third Party	1.01(a)
Third Party Claim	5.04(b)
Trademarks	1.01(a)
Trade Secrets	1.01(a)
Transaction Support Agreement	1.01(a)
Transition Services Agreement	1.01(a)
Underwriters	1.01(a)
Unresolved Disputes	6.02(b)

Section 1.02. Interpretation. (a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) except as otherwise clearly indicated, reference to any gender includes the other gender;

(iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

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(vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix) the word “or” when used in this Agreement is not exclusive;

(x) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(xi) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xii) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(xiii) any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

ARTICLE 2

THE SEPARATION

Section 2.01. Separation and Other Actions prior to the Distribution Time. On or prior to the Distribution Time, the transactions shall occur:

(a) Separation Transactions. The Separation Transactions pursuant to the Plan of Separation will be effected in accordance with the terms of the applicable merger agreements, transfer agreements, certificates and other agreements and instruments (the “Separation Transaction Documents”).

(b) Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. (i) Madewell and J.Crew shall each take (or shall have taken) all necessary action that may be required to provide for the adoption by J.Crew of an amended and restated certificate of incorporation of J.Crew (the “Amended and Restated Certificate of Incorporation”), and amended and restated bylaws of J.Crew (the “Amended and Restated Bylaws”), in each case, in a form to be mutually agreeable to the parties and (ii) J.Crew shall file (or shall have filed) the Amended and Restated Certificate of Incorporation of J.Crew with the Secretary of State of the State of Delaware.

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(c) Satisfying Conditions to the Distribution. Madewell and J.Crew shall cooperate (or shall have cooperated) to cause the conditions to the Distribution set forth in Section 3.01 to be satisfied (or waived by Madewell) and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver by Madewell).

Section 2.02. Transfers of Certain Other Assets and Liabilities. Unless otherwise provided in this Agreement or in any Ancillary Agreement and to the extent not previously effected in accordance with Section 2.01(a), effective as of the Distribution Time:

(a) (i) Madewell hereby agrees, and hereby causes the relevant member of the Madewell Group, to assign, contribute, convey, transfer and deliver (or shall have assigned, contributed, conveyed, transferred and delivered) to J.Crew or any member of the J.Crew Group as of the Distribution Time designated by J.Crew (a “J.Crew Designee”) all of the right, title and interest of Madewell or such member of the Madewell Group in and to all of the J.Crew Assets, if any, held by any member of the Madewell Group, and (ii) Madewell and J.Crew hereby agree, and hereby cause the relevant member of the J.Crew Group, to assign, contribute, convey, transfer and deliver to Madewell or any member of the Madewell Group as of the Distribution Time designated by Madewell (a “Madewell Designee”) all of the right, title and interest of J.Crew or such member of the J.Crew Group in and to all of the Madewell Assets, if any, held by any member of the J.Crew Group; and

(b) (i) Madewell hereby agrees, and hereby causes the relevant member of the Madewell Group, to assign, contribute, convey, transfer and deliver (or shall have assigned, contributed, conveyed, transferred and delivered) to J.Crew, and J.Crew, on behalf of itself or such J.Crew Designee, hereby accepts, assumes and agrees to perform, discharge and fulfill, all of the J.Crew Liabilities, if any, to the extent such J.Crew Liabilities would otherwise remain obligations of any member of the Madewell Group following the Distribution Time, and (ii) Madewell and J.Crew hereby agree, and hereby cause the relevant member of the J.Crew Group, to assign, contribute, convey, transfer and deliver (or shall have assigned, contributed, conveyed, transferred and delivered) to Madewell, and Madewell, on behalf of itself or such Madewell Designee, hereby accepts, assumes and agrees to perform, discharge and fulfill, all of the Madewell Liabilities, if any, to the extent such Madewell Liabilities would otherwise remain obligations of any member of the J.Crew Group following the Distribution Time.

(c) To the extent any assignment, contribution, conveyance, transfer, delivery or assumption of any asset or Liability of either Group as of the Distribution Time is not assigned, contributed, conveyed, transferred, delivered or assumed in accordance with this Section 2.02 as of the Distribution Time for any reason (including as a result of the failure of the parties to identify it as being required to be transferred pursuant to this Section 2.02), then the relevant party shall promptly (i) assign, contribute, convey, transfer, deliver or assume such asset or Liability in accordance with this Section 2.02 or (ii) cause its Affiliates to assign, contribute, convey, transfer, deliver or assume such asset or Liability in accordance with this Section 2.02.

Section 2.03. Agreement Relating to Consents Necessary to Transfer Assets and Liabilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset (including any Contract) or any claim or right or any benefit arising thereunder or resulting therefrom, or to assume any Liability, if such transfer, assignment, or assumption without the consent of a Third Party or a Governmental Authority, would result in a breach, or constitute a default (or an event which,

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with the giving of notice or lapse of time, or both, would become a default), under any Contract or would otherwise adversely affect the rights of a member of the Madewell Group or the J.Crew Group thereunder. Madewell and J.Crew will use their respective commercially reasonable efforts to obtain the consent of any Third Party (including any Governmental Authority), if any, required in connection with the transfer, assignment or assumption pursuant to Section 2.02 of any such asset or any such claim or right or benefit arising thereunder or to the assumption of any Liability; provided that in no event shall any member of a Group have any Liability whatsoever to any member of the other Group for any failure to obtain any such consent. If and when such consent is obtained, such transfer, assignment and/or assumption shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement. During the period in which any transfer, assignment or assumption is delayed pursuant to this Section 2.03 as a result of the absence of a required consent, the party (or relevant member in its Group) retaining such asset, claim or right shall thereafter hold (or shall cause such member in its Group to hold) such asset, claim or right for the use and benefit of the party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and the party intended to assume any such Liability shall, or shall cause the applicable member of its Group to, pay, hold harmless or reimburse the party (or the relevant member of its Group) retaining such Liability for all amounts paid, incurred in connection with or arising out of the retention of such Liability. In addition, the party retaining such asset, claim or right, or such Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by Applicable Law, such asset, claim or right, or such Liability, in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the party to which such asset, claim or right, or such Liability, is to be transferred or assumed in order to place such party in the same position as if such asset, claim or right, or such Liability, had been transferred or assumed on or prior to the Distribution Time as contemplated hereby and so that all the benefits and burdens relating to such asset, claim or right, or such Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, claim or right, or such Liability, are to inure from and after the Distribution Time to the relevant member of the Madewell Group or the J.Crew Group, as the case may be, entitled to the receipt of such asset, claim or right, or required to assume such Liability.

Section 2.04. Intercompany Accounts. The parties shall use commercially reasonable efforts to settle on or prior to the Distribution Date (to the extent practicable), all intercompany receivables, payables and other balances, in each case, that arise prior to the Distribution Time between members of the Madewell Group, on the one hand, and members of the J.Crew Group, on the other hand (“Intercompany Accounts”), by way of capitalization and/or one or more Cash payments (whether or not on a net basis) in satisfaction of such amounts. From and after the Distribution Time, the parties shall use commercially reasonable efforts to settle any Intercompany Accounts that are not settled as of the Distribution Time within 90 days of the Distribution Date and in the manner set forth in the first sentence of this Section 2.04; provided that any claim by any member of either Group with respect to an Intercompany Account must be made in writing (which writing shall be provided in accordance with Section 7.01 and be reasonably specific as to the applicable Intercompany Account and the amount thereof) to the applicable member of the other Group within 90 days of the Distribution Date.

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Section 2.05. Intercompany Agreements. Immediately following the Distribution Time, the only Contracts between members of the Madewell Group, on the one hand, and members of the J.Crew Group, on the other hand, in effect immediately prior to the Distribution are hereby agreed by Madewell (on behalf of itself and each member of the Madewell Group) and by J.Crew (on behalf of itself and each member of the J.Crew Group) shall be: (i) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement (A) to be entered into by any of the parties hereto or any of the members of their respective Groups or (B) to survive the Separation Date); (ii) any Contract to which any Person, other than solely the parties hereto and the members of their respective Groups, is a party; and (iii) any Intercompany Accounts to the extent such Intercompany Accounts were not satisfied and/or settled in accordance with the first sentence of Section 2.04 (it being understood that such Intercompany Accounts shall be satisfied or settled in accordance with the second sentence of Section 2.04).

Section 2.06. Bank Accounts; Cash Balances.

(a) Madewell and J.Crew shall, and shall cause the members of their respective Group to, use commercially reasonable efforts such that, on or prior to the Distribution Time, the Madewell Group and the J.Crew Group maintain separate bank accounts and separate Cash management processes. Without limiting the generality of the foregoing, Madewell and J.Crew shall use commercially reasonable efforts to, and shall cause the members of their respective Groups to use commercially reasonable efforts to, effective prior to the Distribution Time, (x) remove and replace the signatories of any bank or brokerage account owned by J.Crew or any other member of the J.Crew Group as of the Distribution Time with individuals designated by J.Crew and (y) if requested by Madewell, remove and replace the signatories of any bank or brokerage account owned by Madewell or any other member of the Madewell Group as of the Distribution Time with individuals designated by Madewell.

(b) With respect to any outstanding payments initiated by Madewell, J.Crew, or any of their respective Subsidiaries prior to the Distribution Time, such outstanding payments shall be honored following the Distribution by the Person or Group owning the account from which the payment was initiated.

(c) As between Madewell and J.Crew (and the members of their respective Groups) all payments received after the Distribution Date by either party (or member of its Group) that relate to a business, asset or Liability of the other party (or member of its Group), shall be held by such party for the use and benefit and at the expense of the party entitled thereto. Each party shall maintain an accounting of any such payments, and the parties shall have a weekly reconciliation, whereby all such payments received by each party are calculated and the net amount owed to Madewell or J.Crew, as applicable, shall be paid over with a mutual right of set-off. Notwithstanding the foregoing, neither Madewell nor J.Crew shall act as collection agent for the other party, nor shall either party act as surety or endorser with respect to non-sufficient funds checks or funds to be returned in a bankruptcy or fraudulent conveyance action.

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Section 2.07. Replacement of Guarantees.

(a) Madewell and J.Crew shall each use commercially reasonable efforts to, and shall cause the members of their respective Groups to use commercially reasonable efforts to, effective as of the Distribution Time:

(i) terminate or cause a member of the J.Crew Group to be substituted in all respects for a member of the Madewell Group with respect to, and for the members of the Madewell Group, as applicable, to be otherwise removed or released from, all obligations of any member of the J.Crew Group under any guarantee, surety bond, letter of credit, letter of comfort or similar credit or performance support arrangement (each, a “Guarantee”), given or obtained by any member of the Madewell Group for the benefit of any member of the J.Crew Group or the J.Crew Business, and each member of the Madewell Group shall be unconditionally released and forever discharged from any and all liability therefrom; and

(ii) terminate or cause a member of the Madewell Group to be substituted in all respects for a member of the J.Crew Group with respect to, and for the members of the J.Crew Group, as applicable, to be otherwise removed or released from, all obligations of any member of the Madewell Group under any Guarantee, given or obtained by any member of the J.Crew Group for the benefit of any member of the Madewell Group or the Madewell Business, and each member of the J.Crew Group shall be unconditionally released and forever discharged from any and all liability therefrom.

(b) If Madewell and J.Crew have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee as of the Distribution Time, then, following the Distribution Time, (i) the parties shall cooperate to effect such substitution, removal, release and termination as soon as reasonably practicable after the Distribution Time, (ii) each party and the members of such party’s Group shall, from and after the Distribution Time, indemnify against, hold harmless and promptly reimburse the members of the other Group for any payments made by members of such other Group and for any and all Liabilities of the members of such other Group arising out of, or in performing, in whole or in part, any obligation under any such Guarantee, and (iii) without the prior written consent of the other party, no member of a Group may renew, extend the term of, increase any obligations under, or transfer to a third Person, any Liability for which any member of the other Group is or might be liable pursuant to an applicable Guarantee unless such Guarantee, and all applicable obligations of the members of such other Group with respect thereto, are thereupon terminated pursuant to documentation reasonably acceptable to such other party.

Section 2.08. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under Applicable Laws and agreements or otherwise to consummate and make effective, and record with Governmental Authorities, as applicable, any transfers of assets, assignments and assumptions of Liabilities and any other transactions contemplated hereby. Each of the parties hereto shall, upon the other party’s request, use commercially reasonable efforts to assist such requesting party in obtaining, maintaining, enforcing and defending any rights specified to be owned by or assigned to such requesting party, including by testifying in any legal proceedings, executing all lawful papers and making all rightful oaths required or necessary to aid such requesting party or its successors or assigns in obtaining and enforcing its right, title and interest in, to and under the Madewell Assets.

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ARTICLE 3

DISTRIBUTION

Section 3.01. Conditions Precedent to Distribution. (a) In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by Madewell in its sole discretion):

(i) the Separation Transactions shall have been completed;

(ii) the Initial Public Offering shall be ready to be consummated;

(iii) the Support Transactions shall have been effectuated concurrently with the Separation or ready to be consummated concurrently with the Distribution;

(iv) the Board of Directors of Madewell shall have approved the Separation and the Distribution and shall not have abandoned the Separation and the Distribution or terminated this Agreement at any time prior to the Distribution;

(v) the Board of Directors of J.Crew shall have approved the Separation and the Distribution and shall not have abandoned the Separation and the Distribution;

(vi) the Board of Directors of Madewell shall have received an opinion from an outside valuation advisory firm concerning confirming the solvency and capital adequacy of Madewell before the Distribution and of each of Madewell and J.Crew after giving effect to the Distribution, in each case, that is in form and substance acceptable to the Board of Directors of Madewell in its sole and absolute discretion;

(vii) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(viii) no Applicable Law shall have been adopted, promulgated or issued, and be in effect, that prohibits the consummation of the Distribution or any of the other transactions contemplated hereby;

(ix) any material governmental approvals and consents and any material Permits, registrations and consents from third parties, in each case, necessary to effect the Separation and to permit the operation of the J.Crew Business after the Distribution Time substantially as it is conducted at the date hereof shall have been obtained; and

(x) no event or development shall have occurred or exist that, in the judgment of the Board of Directors of Madewell, in its sole discretion, makes it inadvisable to effect the Separation or the other transactions contemplated hereby.

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(b) Each of the conditions set forth in Section 3.01(a) is for the sole benefit of Madewell and shall not give rise to or create any duty on the part of Madewell or the Board of Directors of Madewell to waive or not to waive any such condition or to effect the Distribution, or in any way limit Madewell’s rights of termination as set forth in Section 7.09 or alter the consequences of any termination from those specified in Section 7.09. Any determination made by Madewell on or prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.01 shall be conclusive and binding on the parties and all other affected Persons.

Section 3.02. The Distribution.

(a) Madewell shall, in its sole discretion, determine the Distribution Date and all terms of the Distribution, including the timing of the consummation of all or part of the Distribution. Madewell may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution including by accelerating or delaying the timing of the consummation of all or part of the Distribution. For the avoidance of doubt, nothing in this Agreement shall in any way limit Madewell’s right to terminate this Agreement or the Distribution as set forth in Section 7.09 or alter the consequences of any such termination from those specified in Section 7.09.

(b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, Madewell shall take such steps as are reasonably necessary or appropriate to permit the Distribution of validly issued, fully paid and non-assessable shares of J.Crew Common Stock, registered in book-entry form on the books and records of J.Crew, (ii) the Distribution shall be effective at the Distribution Time, and (iii) Madewell shall distribute, on or as soon as practicable after the Distribution Date, to each holder of record of Madewell Common Stock as of the Record Date, by means of a pro rata dividend, one (1) share of J.Crew Common Stock for every one (1) share of Madewell Common Stock so held.

Section 3.03. NO REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER SEPARATION DOCUMENT, NO MEMBER OF EITHER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF THE OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS OR MATTERS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE BUSINESS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED OR LICENSED TO THE APPLICABLE GROUP, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH RESPECT TO THE SEPARATION OR THE DISTRIBUTION). EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER SEPARATION DOCUMENT, EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED OR LICENSED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY SEPARATION DOCUMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

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ARTICLE 4

COVENANTS

Section 4.01. Books and Records; Access to Information. (a) To the extent not previously transferred in accordance with Section 2.01(a) or Section 2.02, from and after the Distribution Date, Madewell shall, and shall cause the members of the Madewell Group to, promptly deliver to J.Crew or any J.Crew Designee any books and records (other than Experian Customer Data) that are J.Crew Assets (or copies of relevant portions thereof if such books and records contain information not related to the J.Crew Business) found to be in the possession of Madewell or any member of the Madewell Group; provided that without limiting any express delivery requirements under this Section 4.01(a), neither Madewell nor any member of the Madewell Group shall be required to conduct any general search or investigation of its files for such books and records.

(b) Without limiting the express delivery requirements of Section 4.01(a) or any Ancillary Agreement, for a period of seven (7) years after the Distribution Date, each Group shall afford promptly the other Group and its authorized Representatives and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access (which shall include, to the extent reasonably requested, the right to make copies) during normal business hours upon reasonable advance notice and to the extent permitted by Applicable Law to its books of account, financial and other records (including accountant’s work papers, to the extent any required consents have been obtained), files, information (excluding any Customer Data) and employees to the extent necessary or useful for such other Group in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement or any Ancillary Agreement, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access; provided that (i) any such access shall not unreasonably interfere with the conduct of the business of the Group providing such access and (ii) if any party reasonably determines that affording any such access to the other party would be commercially detrimental in any material respect or violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any legal privilege applicable to such party or any member of its Group, the parties shall use commercially reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.

(c) Without limiting the express delivery requirements of Section 4.01(a) or any Ancillary Agreement, following the Separation each party shall use its commercially reasonable efforts to cooperate with the other party’s information requests (other than with respect to any Customer Data) to enable (i) the other party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) other than services provided in connection with the Transition Services Agreement, the other party’s auditors timely to complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other Applicable Laws.

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Section 4.02. Litigation Cooperation. (a) Subject to Section 4.02(c), effective as of the Distribution Time, the applicable member of the J.Crew Group shall assume and thereafter be responsible for all Liabilities of either Group that may result from the J.Crew Assumed Actions and, subject to Section 5.04(c), all Liabilities and fees and costs relating to the defense of the J.Crew Assumed Actions, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Distribution Time and are unpaid as of the Distribution Time, or, that are incurred on or after the Distribution Time. “J.Crew Assumed Actions” means (x) those Actions commenced by a third party primarily relating to the J.Crew Business, including those in which any member of the Madewell Group or any Affiliate of a member of the Madewell Group is a defendant or a party against whom the claim or investigation is directed that are primarily related to the J.Crew Business and (y) all Actions commenced by a third party that J.Crew has elected to control the defense of as the Indemnifying Party pursuant to Section 5.04(b). If any member of the Madewell Group has any rights or claims against a Third Party insurer or other Third Party in connection with or relating to any J.Crew Assumed Action, such member shall, subject to Section 2.03, transfer and assign to the applicable member of the J.Crew Group all such rights or claims and cooperate with the J.Crew Group in connection with the enforcement and collection thereof. For the avoidance of doubt, effective as of the Distribution Time, (i) J.Crew shall be entitled to all recovery, rights, claims, credits, causes of action, payments, awards and rights of set-off, in each case, with respect to the J.Crew Assumed Actions and (ii) each member of the Madewell Group shall be unconditionally and forever discharged and released from any and all Liabilities of or relating to the J.Crew Assumed Actions. Madewell hereby agrees to transfer or pay, and to cause any applicable member of the Madewell Group to transfer or pay, to J.Crew any such recovery, rights, claims, credits, causes of action, payments, awards and rights of set-off as promptly as possible.

(b) Subject to Section 4.02(c), effective as of the Distribution Time, the applicable member of the Madewell Group shall assume and thereafter be responsible for all Liabilities of either Group that may result from the Madewell Assumed Actions and, subject to Section 5.04(c), all Liabilities and fees and costs relating to the defense of the Madewell Assumed Actions, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Distribution Time and are unpaid as of or after the Distribution Time, or, that are incurred on or after the Distribution Time. “Madewell Assumed Actions” means (x) those Actions commenced by a third party primarily related to the Madewell Business, including those in which any member of the J.Crew Group or any Affiliate of a member of the J.Crew Group is a defendant or the party against whom the claim or investigation is directed that are primarily related to the Madewell Business and (y) all Actions commenced by a third party that Madewell has elected to control the defense of as the Indemnifying Party pursuant to Section 5.04(b). If any member of the J.Crew Group has any rights or claims against a Third Party insurer or other Third Party in connection with or relating to any Madewell Assumed Action, such member shall, subject to Section 2.03, transfer and assign to the

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applicable member of the Madewell Group all such rights or claims and cooperate with the Madewell Group in connection with the enforcement and collection thereof. For the avoidance of doubt, effective as of the Distribution Time, (i) Madewell shall be entitled to all recovery, rights, claims, credits, causes of action, payments, awards and rights of set-off, in each case, with respect to the Madewell Assumed Actions and (ii) each member of the Madewell Group shall be unconditionally and forever discharged and released from any and all Liabilities of or relating to the J.Crew Assumed Actions. J.Crew hereby agrees to transfer or pay, and to cause any applicable member of the J.Crew Group to transfer or pay, to Madewell any such recovery, rights, claims, credits, causes of action, payments, awards and rights of set-off as promptly as possible.

(c) Effective as of the Distribution Time, Madewell and J.Crew shall jointly control any Existing Litigation Matter and shall cooperate in defending against such Action; provided, however, that no member of either Group may settle an Existing Litigation Matter without the prior written consent of the other Group named or involved in such Existing Litigation Matter, which consent shall not be unreasonably withheld or delayed; provided further that all fees and costs relating to the defense of the Existing Litigation Matters, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Distribution Time and are unpaid as of or after the Distribution Time, or, that are incurred on or after the Distribution Time shall be allocated in accordance with the amounts set forth on Schedule 4.02(c).

(d) Each party agrees that, at all times from and after the Distribution Time, if an Action relating primarily to its Business is commenced by a Third Party naming a member of each Group as defendants thereto, such action shall be deemed to be a J.Crew Assumed Action (in the case of an Action primarily related to the J.Crew Business) or a Madewell Assumed Action (in the case of an Action primarily related to the Madewell Business) and the party as to which the Action primarily relates shall use its commercially reasonable efforts to cause the other party or member of its Group to be removed from such Action.

(e) The parties agree, that at all times from and after the Distribution Time, if any Action is commenced by a Third Party naming a member of each Group as a defendant thereto and the parties are not able to reasonably determine whether such Action primarily relates to the J.Crew Business or the Madewell Business, then the parties shall cooperate in good faith to determine which party and the members of its Group shall control and be responsible for such Action in accordance with the terms of this Section 4.02, and the parties will consult to the extent necessary or advisable with respect to such Action.

(f) Each Group shall use commercially reasonable efforts to make available to the other Group and its attorneys, accountants, consultants and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably requested in connection with any Action arising out of either Group’s Business prior to the Distribution Time in which the requesting Group may from time to time be involved.

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(g) Notwithstanding the foregoing, this Section 4.02 shall not require the party to whom any request pursuant to Section 4.02(f) has been made to make available Persons or information if such party determines that doing so would, in the reasonable good faith judgment of such party, reasonably be expected to result in any violation of any Applicable Law or agreement or adversely affect its ability to successfully assert a claim of Privilege under Applicable Law; provided, that the parties shall use commercially reasonable efforts to cooperate in seeking to find a way to permit compliance with such obligations to the extent and in a manner that avoids such consequence.

Section 4.03. Reimbursement. Each Group providing information or witnesses to the other Group or otherwise incurring any out-of-pocket expense in connection with transferring books and records or otherwise cooperating under Section 4.01 or Section 4.02 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all reasonable and documented out-of-pocket costs and expenses (including attorney’s fees but excluding reimbursement for general overhead, salary and employee benefits) actually incurred in providing such access, information, witnesses or cooperation.

Section 4.04. Ownership of Information. All information (other than Experian Customer Data) owned by one party (or a member of its Group) that is provided to the other party (or a member of its Group) under Section 4.01 or Section 4.02 shall be deemed to remain the property of the providing party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed to grant or confer any right, title, interest in or license to any such information.

Section 4.05. Retention of Records. Except as otherwise required by Applicable Law or agreed to in writing, for a period of seven (7) years following the Separation Date, each party shall, and shall cause the members of its Group to, retain any and all information in its possession or control relating to the other Group’s Business in accordance with the document retention practices of the Madewell Group. Neither party shall destroy, or permit the destruction, or otherwise dispose, or permit the disposal, of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the party proposing (or whose Group member is proposing) such destruction or disposal (the “Disposing Party”) provides not less than thirty (30) days’ prior written notice to the other party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal. If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that, if the Disposing Party reasonably determines that any such provision of information would violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any legal privilege applicable to such party or any member of its Group, the parties shall use commercially reasonable efforts to permit the prompt compliance with such request in a manner that avoids any such harm or consequence. Any records or documents that were subject to a litigation hold prior to the Distribution Date must be retained by the applicable party until such party or member of its Group is notified by the other party that the litigation hold is no longer in effect. Notwithstanding the foregoing, neither party shall be required to destroy or deliver any Experian Customer Data.

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Section 4.06. Confidentiality.

(a) Each party acknowledges that it or a member of its Group may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, Confidential Information of the other party or any member of its Group. Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors (“Representatives”) and the members of its Group and their Representatives to hold in strict confidence and not to use or disclose, except as permitted by this Agreement, or any Ancillary Agreement all such Confidential Information concerning the other Group unless (a) such party or any of the members of its Group or its or their Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law or (b) such Confidential Information can be shown to have been (i) in the public domain through no fault of such party or any of the members of its Group or its or their Representatives, (ii) lawfully acquired after the Distribution Date on a non-confidential basis from other sources not known by such party to be under any legal obligation to keep such information confidential or (iii) developed by such party or any of the members of its Group or its or their Representatives without the use of any Confidential Information of the other Group. Notwithstanding the foregoing, such party or member of its Group or its or their Representatives may disclose such Confidential Information to the members of its Group and its or their Representatives so long as (x) such Persons are informed by such party of the confidential nature of such Confidential Information, (y) such Persons are directed by and obligated to treat such information confidentially and (z) such Persons have a reasonable business purpose for receiving such Confidential Information. The obligation of each party and the members of its Group and its and their Representatives to hold any such Confidential Information in confidence shall be satisfied if they exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information and in no case less than a commercially reasonable standard of care relative to the type of Confidential Information. If such party or any of a member of its Group or any of its or their Representatives becomes legally compelled to disclose any documents or information subject to this Section 4.06, such party will promptly notify the other party and, upon request, use commercially reasonable efforts to cooperate with the other party’s efforts to seek a protective order or other remedy. If no such protective order or other remedy is obtained or if the other party waives in writing such party’s compliance with this Section 4.06, such party or the member of its Group or its or their Representatives may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Each party agrees to be responsible for any breach of this Section 4.06 by it, the members of its Group and its and their Representatives. This provision shall survive the termination or expiration of this Agreement.

(b) With respect to Customer Data, (i) Madewell shall implement and maintain appropriate technical and organization measures and security procedures and practices with respect to the Customer Data to prevent unauthorized or unlawful access, disclosure, use or processing of the Customer Data and (ii) Madewell and J.Crew shall comply with the consumer-facing privacy policy in effect at the time the Customer Data was collected.

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(c) Madewell shall, and shall cause its Subsidiaries to, adopt its own privacy policy substantially in the form of the J.Crew Business’ consumer-facing privacy policy prior to the Distribution Time.

Section 4.07. Privileged Information. (a) The parties acknowledge that members of the Madewell Group, on the one hand, and members of the J.Crew Group, on the other hand, may engage in communications and possess documents or other information regarding the other Group that are or may be subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such communications, documents and other information collectively, the “Privileged Information”). Each party agrees to use commercially reasonable efforts to (i) protect and maintain, and to cause their respective Affiliates to protect and maintain, any applicable claim to Privilege and (ii) prevent, and to cause their respective Affiliates to prevent, any of the other Group’s Privileged Information from being disclosed or used in a manner inconsistent with such Privilege without the other party’s consent. Without limiting the generality of the foregoing, a party and its Affiliates shall not, without the other party’s prior written consent, (i) waive any Privilege with respect to any of the other party’s or any member of its Group’s Privileged Information, (ii) fail to defend any Privilege with respect to any such Privileged Information, or (iii) fail to take any other actions reasonably necessary to preserve any Privilege with respect to any such Privileged Information.

(b) Upon receipt by a party or any member of such party’s Group of any subpoena, discovery or other request that calls for the production or disclosure of Privileged Information of the other party or a member of its Group, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it or a member of its Group may have under this Section 4.07 or otherwise to prevent the production or disclosure of such Privileged Information. Each party agrees that neither it nor any member of its Group will produce or disclose any information that may be covered by a Privilege of the party or a member of its Group under this Section 4.07 unless (i) the other party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered an order finding that the information is not entitled to protection under any applicable Privilege or otherwise requires disclosure of such information.

(c) In the event that any member of the Madewell Group and any member of the J.Crew Group cooperate in the mutual defense of any Third Party Claim, such cooperation shall not constitute a waiver or qualification of such party’s right to assert and defend any applicable claim to Privilege. In such event, the parties shall use commercially reasonable efforts to enter into a joint defense agreement and any other agreements necessary to preserve Privilege pursuant to such Third Party Claim.

(d) Each of the Madewell Group and the J.Crew Group covenants and agrees that, following the Distribution Time, Weil, Gotshal & Manges LLP or any other internal or external legal counsel currently representing a member of the J.Crew Group (each a “Prior Company Counsel”) may serve as counsel to the Madewell Group and its Affiliates in connection with any matters arising under or related to this Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, including with respect to any litigation, Claim or obligation arising out of or related to this Agreement or any Ancillary Agreement or the

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transactions contemplated by this Agreement or any Ancillary Agreement, notwithstanding any representation by the Prior Company Counsel prior to the Distribution Time. The Madewell Group and the J.Crew Group hereby irrevocably (i) waive any Claim they have or may have that a Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) covenant and agree that, in the event that a dispute arises after the Distribution Time between the J.Crew Group and the Madewell Group (together with its Affiliates), Prior Company Counsel may represent any member of the Madewell Group and any Affiliates thereof in such dispute even though the interests of such Person(s) may be directly adverse to the Madewell Group or the J.Crew Group and even though Prior Company Counsel may have represented the J.Crew Group in a matter substantially related to such dispute.

(e) All communications between members of the Madewell Group, on the one hand, and Prior Company Counsel, on the other hand, related to the transactions contemplated by this Agreement or any Ancillary Agreement shall be deemed to be attorney-client confidences that belong solely to such members of the Madewell Group or the Prior Company Counsel (the “Pre-Distribution Time Communications”). Accordingly, the J.Crew Group shall not have access to any such Pre-Distribution Time Communications or to the files of Prior Company Counsel relating to such engagement related to the transactions contemplated hereby from and after the Distribution Time, and all books, records and other materials of the J.Crew Group in any medium (including electronic copies) containing or reflecting any of the Pre-Distribution Time Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby assigned and transferred to the Madewell Group effective as of the Distribution Time (collectively, the “Madewell Group Privileged Materials”). The Madewell Group may cause all of the Madewell Group Privileged Materials to be distributed to the Madewell Group immediately prior to the Distribution Time with no copies thereof retained by the J.Crew Group or its respective representatives, and all such distributed Madewell Group Privileged Materials shall be excluded from the transactions contemplated by this Agreement and each Ancillary Agreement. From and after the Distribution Time, in the event that any member of the J.Crew Group shall possess any Madewell Group Privileged Materials, such member of the J.Crew Group shall promptly cause such Madewell Group Privileged Materials to be distributed to the Madewell Group in accordance with this Section 4.07(e) or destroyed, at the election of Madewell. In addition, from and after the Distribution Time, (i) the J.Crew Group and its representatives shall maintain the confidentiality of the Madewell Group Privileged Materials and (ii) none of the members of the J.Crew Group or their respective representatives shall access or in any way, directly or indirectly, use or rely upon any Madewell Group Privileged Materials (whether or not distributed to the Madewell Group prior to the Distribution Time in accordance with this Section 4.07(e)). To the extent that any Madewell Group Privileged Materials are not delivered to the Madewell Group, the J.Crew Group agrees not to assert a waiver of any applicable privilege or protection with respect to such materials. Without limiting the generality of the foregoing, from and after the Distribution Time, (a) the Madewell Group shall be the sole holders of the Privileges with respect to the Madewell Group Privileged Materials, and no member of the J.Crew Group shall be a holder thereof, (b) to the extent that files of Prior Company Counsel in respect of Madewell Group Privileged Materials constitute property of the client, only the Madewell Group shall hold such property rights, (c) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any Madewell Group Privileged Materials to

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the J.Crew Group by reason of any attorney-client relationship between Prior Company Counsel and the J.Crew Group and (d) after the Distribution Date, all communications between members of the J.Crew Group, on the one hand, and any attorneys retained by any member of the J.Crew Group, on the other hand, shall be deemed to be attorney-client confidences that belong solely to such members of the J.Crew Group or such attorneys. Each of the J.Crew Group and the Madewell Group hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 4.07(e), including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 4.07(e) is for the benefit of the Madewell Group and Prior Company Counsel, and the Madewell Group and Prior Company Counsel are intended third party beneficiaries of this Section 4.07(e). This Section 4.07(e) shall be irrevocable, and no term of this Section 4.07(e) may be amended, waived or modified, without the prior written consent of the Madewell Group and Prior Company Counsel. The covenants and obligations set forth in this Section 4.07(e) shall survive for ten (10) years following the Distribution Time.

(f) In furtherance of this Section 4.07, the parties may enter into a Common Interest Agreement.

Section 4.08. Limitation of Liability.

(a) Except as otherwise provided in this Agreement, no party shall have any liability to any other party in the event that any information, books or records exchanged or provided pursuant to this Agreement is found to be inaccurate or the requested information, books or records is not provided, in the absence of willful misconduct by the party requested to provide such information, books or records. No party shall have any liability to any other party if any information, books or records is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 4.05.

(b) IN NO EVENT SHALL ANY MEMBER OF THE MADEWELL GROUP OR THE J.CREW GROUP BE LIABLE TO ANY MEMBER OF THE J.CREW GROUP OR MADEWELL GROUP, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT AN INDEMNIFYING PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER WITH RESPECT TO ANY LIABILITY ANY INDEMNIFIED PARTY MAY HAVE TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, EXCEPT AS OTHERWISE PROVIDED IN THE ANCILLARY AGREEMENTS.

Section 4.09. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this ARTICLE 4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of Information set forth in any Ancillary Agreement or schedule thereto.

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Notwithstanding anything in this Agreement to the contrary, (i) the Tax Matters Agreement shall govern the retention of Tax related records and the exchange of Tax related information and (ii) the Employee Matters Agreement shall govern the retention of employment and benefits related records.

Section 4.10. Corporate Names; Trademarks.

(a) Except as expressly provided in the Transition Services Agreement, as soon as reasonably practicable, but in any event within one hundred eighty (180) days, following the Distribution Time, (i) J.Crew shall, and shall cause its Subsidiaries to, cease and discontinue any and all use of the Madewell Names and Marks and remove, conceal, cover, redact and/or replace the Madewell Names and Marks from any and all J.Crew Assets and any other assets and materials under their possession or control bearing such Madewell Names and Marks and (ii) Madewell shall, and shall cause its Subsidiaries to, cease and discontinue any and all use of the J.Crew Names and Marks and remove, conceal, cover, redact and/or replace the J.Crew Names and Marks from any and all Madewell Assets and any other assets and materials under their possession or control bearing such J.Crew Names and Marks. J.Crew, on behalf of itself and its Subsidiaries and Affiliates, acknowledges and agrees that it shall not have any rights in the Madewell Names and Marks. Madewell, on behalf of itself and its Subsidiaries and Affiliates, acknowledges and agrees that it shall not have any rights in the J.Crew Names and Marks. Notwithstanding the foregoing or anything in the Ancillary Agreements to the contrary, no member of one Group shall be required to take any action to remove any reference to the J.Crew Names and Marks or the Madewell Names and Marks, as applicable, of a member of the other Group from materials already in the rightful possession of customers or other Third Parties as of the Distribution Time.

(b) Subject to Section 4.10(a), J.Crew Group hereby grants, and shall cause its Affiliates to grant, to Madewell Group a limited, non-exclusive, non-transferable, non-sublicensable right to, continue temporarily to use the J.Crew Names and Marks as used in the Madewell Business by Madewell Group as of the Distribution Time for one hundred eighty (180) days following the Distribution Time strictly in accordance with this Section 4.01; provided, that Madewell Group shall, and shall cause its Affiliates (i) not to hold itself out as having any affiliation with J.Crew Group or any of its or their Affiliates and (ii) to use commercially reasonable efforts to minimize and eliminate use of the J.Crew Names and Marks.

(c) Subject to Section 4.10(a), Madewell Group hereby grants, and shall cause its Affiliates to grant, to J.Crew Group a limited, non-exclusive, non-transferable, non-sublicensable right to, continue temporarily to use the Madewell Names and Marks as used in the J.Crew Business by J.Crew Group as of the Distribution Time for one hundred eighty (180) days following the Distribution Time strictly in accordance with this Section 4.10; provided, that J.Crew Group shall, and shall cause its Affiliates (i) not to hold itself out as having any affiliation with Madewell Group or any of its or their Affiliates and (ii) to use commercially reasonable efforts to minimize and eliminate use of the Madewell Names and Marks.

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Section 4.11. Unregistered Copyrights; Trade Secrets.

(a) Effective as of the Distribution Date, J.Crew grants, and shall cause its Subsidiaries and Affiliates to grant, to the Madewell Group, a royalty-free, fully paid-up, perpetual, irrevocable, worldwide, non-sublicensable (except to the Madewell Group’s Affiliates and, through multiple tiers, the Madewell Group and its Affiliates’ customers, end users and contractors, in each case, to the extent sublicensed in connection with products provided by the Madewell Group or its Affiliates), non-exclusive license to continue to use the J.Crew Licensed IP in the Madewell Business, including any reasonable expansion of the Madewell Business. The license described in the immediately preceding sentence is non-transferable, except to an Affiliate of the Madewell Group or to any Person in connection with a sale of all or substantially all of that portion of the Madewell Business or the businesses conducted by the Madewell Group’s Affiliates to which the J.Crew Licensed IP relates, and, following any such assignment, the assignee will be deemed to be “Madewell Group” for the purposes of the license granted herein. Madewell acknowledges and agrees, and shall cause its Subsidiaries and Affiliates to acknowledge and agree, that the J.Crew Group and its Affiliates shall retain the right to use the J.Crew Licensed IP in the J.Crew Business and the businesses conducted by its Affiliates, and shall retain all other rights not licensed hereunder.

(b) Effective as of the Distribution Date, Madewell grants, and shall cause its Subsidiaries and Affiliates to grant, to the J.Crew Group, a royalty-free, fully paid-up, perpetual, irrevocable, worldwide, non-sublicensable (except to the J.Crew Group’s Affiliates and, through multiple tiers, the J.Crew Group and its Affiliates’ customers, end users and contractors, in each case, to the extent sublicensed in connection with products provided by J.Crew Group or its Affiliates), non-exclusive license to continue to use the Madewell Licensed IP in the J.Crew Business or the businesses conducted by the J.Crew Group’s Affiliates, including any reasonable expansion such businesses. The license described in the immediately preceding sentence is non-transferable, except to an Affiliate of the J.Crew Group or to any Person in connection with a sale of all or substantially all of that portion of the J.Crew Business or the businesses conducted by the J.Crew Group’s Affiliates to which the Madewell Licensed IP relates, and, following any such assignment, the assignee will be deemed to be “J.Crew Group” for the purposes of the license granted herein. J.Crew acknowledges and agrees, and shall cause its Subsidiaries and Affiliates to acknowledge and agree, that the Madewell Group and its Affiliates shall retain the right to use the Madewell Licensed IP in the Madewell Business and the businesses conducted by its Affiliates, and shall retain all other rights not licensed hereunder

ARTICLE 5

RELEASE; INDEMNIFICATION

Section 5.01. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 5.01(b), Section 5.02 and Section 5.03, and (ii) as otherwise expressly provided in this Agreement or any Ancillary Agreement, each party does hereby, on behalf of itself and each member of its Group, and each of their successors and assigns, release and forever discharge the other party and the other members of such party’s Group, and their respective successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, employees or attorneys serving as independent contractors of such other party or any member of its Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns

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(collectively, the “Released Parties”), from any and all demands, Claims, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution or any right pursuant to any Environmental Law whether now or hereinafter in effect), whether arising under any Contract, by operation of law or otherwise (and including for the avoidance of doubt, those arising as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or any violation of law by any Released Party), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date. In furtherance of the foregoing, each party shall cause each of the members of its respective Group to, effective as of the Distribution Time, release and forever discharge each of the Released Parties of the other Group as and to the same extent as the release and discharge provided by such party pursuant to the foregoing provisions of this Section 5.01(a).

(b) Nothing contained in Section 5.01(a) shall impair any right of any Person identified in Section 5.01(a) to enforce this Agreement or any Ancillary Agreement. Nothing contained in Section 5.01(a) shall release or discharge any Person from:

(i) any Liability assumed, transferred, assigned, retained or allocated to that Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Ancillary Agreements;

(ii) any Liability that is expressly specified in this Agreement (including Section 2.04 and Section 2.05) or any Ancillary Agreement to continue after the Distribution Time, but subject to any limitation set forth in this Agreement (including Section 2.04 and Section 2.05) or any Ancillary Agreement relating specifically to such Liability;

(iii) any Liability that the parties may have with respect to claims for indemnification, recovery or contribution brought pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this ARTICLE 5, or, if applicable, the appropriate provisions of the Ancillary Agreements; or

(iv) any Liability the release of which would result in the release of any Person, other than a member of a Group or any related Released Party; provided, however, that the parties hereto agree not to bring or allow their respective Subsidiaries to bring suit against the other party or any related Released Party with respect to any such Liability.

In addition, nothing contained in Section 5.01(a) shall release any party or any member of its Group from honoring its existing obligations to indemnify, or advance expenses to, any Person who was a director, officer or employee of such party or any member of its Group, at or prior to the Distribution Time, to the extent such Person was entitled to such indemnification or advancement of expenses pursuant to then-existing obligations; provided, however, that to the extent applicable, Section 5.02 hereof shall determine whether any party shall be required to indemnify the other or a member of its Group in respect of such Liability.

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(c) No party hereto shall make, nor permit any member of its Group to make, any Claim or demand, or commence any Action asserting any Claim or demand, including any Claim of contribution or indemnification, against the other party, or any related Released Party, with respect to any Liability released pursuant to Section 5.01(a).

(d) It is the intent of each of the parties by virtue of the provisions of this Section 5.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date between members of the Madewell Group, on the one hand, and members of the J.Crew Group, on the other hand, (including any Contract existing or alleged to exist between the parties on or before the Distribution Date), except as expressly set forth in Section 5.01(b) or as expressly provided in this Agreement or any Ancillary Agreement. At any time, at the reasonable request of either Madewell or J.Crew, the other party hereto shall execute and deliver (and cause its respective Subsidiaries to execute and deliver) releases reflecting the provisions hereof.

Section 5.02. J.Crew Indemnification of the Madewell Group. (a) Effective as of and after the Distribution Time, J.Crew shall indemnify, defend and hold harmless each member of the Madewell Group, each Affiliate thereof and each of their respective past, present and future directors, officers, employees and agents and the respective heirs, executors, administrators, successors and assigns of any of the foregoing (the “Madewell Indemnitees”) from and against any and all Liabilities incurred or suffered by any of the Madewell Indemnitees arising out of, resulting from or in connection with (i) any of the J.Crew Liabilities, or the failure of any member of the J.Crew Group to pay, perform or otherwise discharge any of the J.Crew Liabilities, (ii) the ownership or operation of the J.Crew Business or the J.Crew Assets, whether prior to, on or after the Distribution Date, or (iii) any breach or inaccuracy by J.Crew or any member of the J.Crew Group of this Agreement or any Ancillary Agreement.

(b) Except to the extent set forth in Section 5.03(b), effective as of and after the Distribution Time, J.Crew shall indemnify, defend and hold harmless each of the Madewell Indemnitees and each Person, if any, who controls any Madewell Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities arising out of or relating to (i) any untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the information contained in the IPO Registration Statement provided by J.Crew Group (whether in writing or orally) specifically for inclusion therein regarding the J.Crew Group, (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in (A) any IPO Prospectus or (B) any public filings made by J.Crew Group with the SEC following the Distribution Time, in each case with respect to all information provided by J.Crew Group (whether in writing or orally) specifically for inclusion therein regarding J.Crew Group, or (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to all information provided by J.Crew Group (whether in writing or orally) specifically for inclusion in Madewell’s public SEC filings following the Distribution Time regarding the J.Crew Group.

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Section 5.03. Madewell Indemnification of the J.Crew Group. (a) Effective as of and after the Distribution Time, Madewell shall indemnify, defend and hold harmless each member of the J.Crew Group, each Affiliate thereof and each of their respective past, present and future directors, officers, employees and agents and the respective heirs, executors, administrators, successors and assigns of any of the foregoing (the “J.Crew Indemnitees”) from and against any and all Liabilities incurred or suffered by any of the J.Crew Indemnitees and arising out of, resulting from or in connection with (i) any of the Madewell Liabilities, or the failure of any member of the Madewell Group to pay, perform or otherwise discharge any of the Madewell Liabilities, (ii) the ownership or operation of the Madewell Business or the Madewell Assets, whether prior to, on or after the Distribution Date, or (iii) any breach or inaccuracy by Madewell or any member of the Madewell Group of this Agreement or any Ancillary Agreement.

(b) Effective as of and after the Distribution Time, Madewell shall indemnify, defend and hold harmless each of the J.Crew Indemnitees and each Person, if any, who controls any J.Crew Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities arising out of or relating to (i) any untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information in the IPO Registration Statement other than with respect to the information provided by J.Crew Group for inclusion therein as referenced in Section 5.02(b) above or (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to all information contained in the any IPO Prospectus other than with respect to the information provided by J.Crew Group for inclusion therein as referenced in Section 5.02(b) above or (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to any information provided by Madewell (whether in writing or orally) with respect to Madewell specifically for inclusion in J.Crew Group’s public SEC filings following the Distribution Time.

Section 5.04. Procedures. (a) The party seeking indemnification under Section 5.02 or Section 5.03 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, a “Claim”) in respect of which indemnity may be sought hereunder and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

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(b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any Third Party (“Third Party Claim”) and, subject to the limitations set forth in this Section 5.04, if it so notifies the Indemnified Party no later than 30 days after receipt of the notice described in Section 5.04(a), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense. If the Indemnifying Party does not so notify the Indemnified Party, the Indemnified Party shall have the right to defend or contest such Third Party Claim through counsel chosen by the Indemnified Party that is reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 5.04. The Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific).

(c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 5.04(b), (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its related Indemnitees or is otherwise materially prejudicial to any such Person and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third Party Claim and, at its own expense, to employ separate counsel of its choice for such purpose; provided that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnified Party, the reasonable and documented fees and expenses of such separate counsel shall be at the Indemnifying Party’s expense.

(d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Liabilities payable under Section 5.02 or Section 5.03 and the reasonable expenses incurred in connection therewith will be treated as Liabilities subject to indemnification hereunder.

(f) If any Third Party Claim shall be brought against a member of each Group, then such Action shall be deemed to be a J.Crew Assumed Action or a Madewell Assumed Action in accordance with Sections 4.02(a) or 4.02(b), to the extent applicable, and J.Crew, in the case of any J.Crew Assumed Action, or Madewell, in the case of any Madewell Assumed Action, shall be deemed to be the Indemnifying Party for the purposes of this ARTICLE 5. In the event of any Action in which the Indemnifying Party is not also named defendant, at the request of either the Indemnified Party or the Indemnifying Party, the parties will use commercially reasonable efforts to substitute the Indemnifying Party or its applicable Affiliate for the named defendant in the Action.

Section 5.05. Calculation of Indemnification Amount. Any indemnification amount pursuant to Section 5.02 or Section 5.03 shall be paid net of any amounts actually recovered by the Indemnified Party under applicable Third Party insurance policies or from any other Third Party alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable Third Party insurance policies, or from any other Third Party alleged to be responsible

34

for any Liabilities, subsequent to an indemnification payment by the Indemnifying Party in respect thereof, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in respect thereof up to the amount received by the Indemnified Party from such Third Party insurance policy or Third Party, as applicable.

Section 5.06. Contribution. If for any reason the indemnification provided for in Section 5.02 or Section 5.03 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Madewell Group, on the one hand, and the J.Crew Group, on the other hand, in connection with the conduct, statement or omission that resulted in such Liabilities. In case of any Liabilities arising out of or related to information contained in the IPO Registration Statement (as amended or supplemented if J.Crew shall have furnished any amendments or supplements thereto), the relative fault of the Madewell Group, on the one hand, and the J.Crew Group, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by J.Crew or any member of its Group, on the one hand, or Madewell or any member of its Group, on the other hand.

Section 5.07. Non-Exclusivity of Remedies. Subject to Section 5.01, the remedies provided for in this ARTICLE 5 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity; provided that the procedures set forth in this ARTICLE 5 shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 5.08. Survival of Indemnities. The rights and obligations of any Indemnified Party or Indemnifying Party under this ARTICLE 5 shall survive the sale or other transfer of any party of any of its assets, business or liabilities.

Section 5.09. Ancillary Agreements. If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

ARTICLE 6

DISPUTE RESOLUTION

Section 6.01. Disputes. Except as otherwise specifically provided in any Ancillary Agreement (the terms of which, to the extent so provided therein, shall govern the resolution of “Disputes” as that term is defined in the applicable Ancillary Agreement), the procedures for discussion, negotiation and arbitration set forth in this ARTICLE 6 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including, all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Distribution Time), between or among the Madewell Group and the J.Crew Group (collectively, “Disputes”).

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Section 6.02. Dispute Resolution.

(a) Effective as of the Separation Date, Madewell and J.Crew shall form a committee (the “Dispute Resolution Committee”) that will attempt to resolve all Disputes. The Dispute Resolution Committee shall initially consist of four (4) representatives, two (2) of which shall be designated by each party hereto. Subject to the foregoing sentence, each party hereto may replace one or more of its representatives at any time upon written notice to the other party hereto. A reasonable number of additional representatives of each party who have been involved with matters surrounding the Dispute may also participate in Dispute Resolution Committee meetings, subject to prior written notice being provided to the other party.

(b) If a Dispute arises, no party hereto may take any formal legal action (such as seeking to terminate this Agreement, seeking arbitration in accordance with Section 6.03, or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless such party has first (i) delivered a notice of dispute (the “Dispute Notice”) to all of the members of the Dispute Resolution Committee and (ii) complied with the terms of this ARTICLE 6; provided, however, that the foregoing shall not apply to any Disputes with respect to compliance with obligations with respect to confidentiality or preservation of privilege. The Dispute Resolution Committee shall meet no later than the tenth (10th) Business Day following delivery of the Dispute Notice (the “Dispute Meeting”) and shall attempt to resolve each Dispute that is listed on the Dispute Notice. Each party hereto shall cause its designees on the Dispute Resolution Committee to negotiate in good faith to resolve all Disputes in a timely manner. If by the end of the twentieth (20th) Business Day following the Dispute Meeting the Dispute Resolution Committee has not resolved all of the Disputes (the “Resolution Failure Date”), the parties shall proceed to arbitrate the unresolved Disputes (“Unresolved Disputes”) in accordance with Section 6.03.

Section 6.03. Arbitration of Unresolved Disputes.

(a) In the event any Dispute is not finally resolved pursuant to Section 6.02(a), and unless the parties have mutually agreed to mediate or use some other form of alternative dispute resolution in an attempt to resolve the Dispute, then such Dispute may be submitted to be finally resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association as then in effect (the “AAA Commercial Arbitration Rules”).

(b) Without waiving its rights to any remedy under this Agreement and without first complying with the provisions of Section 6.02(a), either party may seek any interim or provisional relief that is necessary to protect the rights or property of that party either (i) before any federal or state court located in the state of New York, (ii) before a special arbitrator, as provided for under the AAA Commercial Arbitration Rules, or (iii) before the arbitral tribunal established hereunder.

(c) Unless otherwise agreed by the parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $3 million; or (ii) by an arbitral tribunal of three (3) arbitrators if (A) the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $3 million or (B) either party elects in writing to have

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such dispute decided by three (3) arbitrators when one of the parties believes, in its sole judgment, the issue could have significant precedential value; provided, however, that the party that makes a request referred to the in foregoing clause (B) shall solely bear the increased costs and expenses associated with a panel of three (3) arbitrators (i.e., the additional costs and expenses associated with the two (2) additional arbitrators).

(d) If the arbitration shall be before an arbitral tribunal of three (3) arbitrators, the panel of three (3) arbitrators shall be chosen as follows: (i) upon the written demand of either party and within ten (10) Business Days from the date of receipt of such demand, each party shall name an arbitrator selected by such party in its sole and absolute discretion; and (ii) the two (2) party-appointed arbitrators shall thereafter, within twenty (20) Business Days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either party fails to name an arbitrator within ten (10) Business Days from the date of receipt of a written demand to do so, then upon written application by either party, that arbitrator shall be appointed pursuant to the AAA Commercial Arbitration Rules. In the event that the two (2) party-appointed arbitrators fail to appoint the third, independent arbitrator within twenty (20) Business Days from the date on which the second of the two (2) arbitrators was named, then upon written application by either party, the third, independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the parties within fifteen (15) Business Days from the date of receipt of written demand of either party. If the parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules. If the parties have agreed upon a single arbitrator, then each party hereto shall have a one-time right during such arbitration to remove such arbitrator for any reason (in which case the parties shall then re-select their arbitrator(s) as provided above).

(e) All arbitrators selected pursuant to this Section shall be practicing attorneys with at least five (5) years’ experience with the technology and/or law applicable to the technology, services or transactions relevant to the Dispute.

(f) The place of arbitration shall be New York, New York. Along with the arbitrator(s) appointed, the parties shall agree to a mutually convenient date and time to conduct the arbitration, but in no event shall the final hearing(s) be scheduled more than nine (9) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing.

(g) The arbitral tribunal shall have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and only to the extent expressly permitted by Section 6.02(a), attorneys’ fees and costs; provided that the arbitral tribunal shall not award any relief not specifically requested by the parties. Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Section 6.03(b), the tribunal may affirm or disaffirm that relief, and the parties shall seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.

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(h) Neither party shall be bound by Rule 13 of the Federal Rules of Civil Procedure or any analogous Law or provision in the AAA Commercial Arbitration Rules governing deadlines for compulsory counterclaims; rather, each party may only bring a counterclaim within sixty (60) days after the initial submission of the Dispute to arbitration (subject to any applicable statutes of limitation).

(i) So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 6.03 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(j) The interim or final award in an arbitration pursuant to this Section 6.03 shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.

(k) It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 6.03 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(l) The parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with the laws of the State of New York, and, except as otherwise provided in this ARTICLE 6 or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 6.03.

(m) Subject to Section 6.03(c)(ii)(B), each party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the three (3) arbitrators; provided that the arbitral tribunal may award the prevailing party its reasonable fees and expenses (including attorneys’ fees), if it finds that there was no good-faith basis for the position taken by the other party in the arbitration.

Section 6.04. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties hereto shall continue to provide undisputed services and honor all other undisputed commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this ARTICLE 6.

ARTICLE 7

MISCELLANEOUS1

Section 7.01. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, mail, or e-mail transmission to the following addresses:

If to Madewell to:

[Madewell Group, Inc.]

30-30 47th Avenue

Long Island City, New York 11101

Attn: General Counsel

Email: [—]

[1]	Note to Draft: Miscellaneous provisions to be conformed across all ancillary agreements once finalized.

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If to J.Crew to:

[J.Crew Newco]

225 Liberty Street

New York, New York 10281

Attn: General Counsel

Email: [—]

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 7.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Madewell and J.Crew, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 7.03. Expenses. Madewell and J.Crew shall each bear the costs and expenses incurred or paid in connection with the Separation, the Distribution and any other related transaction, as applicable, set forth below their respective names on Section 7.03. All other third-party fees, costs and expenses paid or incurred in connection with the foregoing (except as specifically allocated pursuant to the terms of this Agreement or any Ancillary Agreement) will be paid by the party incurring such fees or expenses, whether or not the Distribution occurs, or as otherwise agreed by the parties in writing.

Section 7.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into

39

any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Separation Documents.

Section 7.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 7.06. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 4.07 and the indemnification and release provisions of ARTICLE 5, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 7.07. Entire Agreement. This Agreement and the other Separation Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Separation Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Separation Documents. Without limiting Section 5.09 and subject to Section 7.08, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters.

Section 7.08. Tax Matters. Except as otherwise expressly provided herein, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement. For the avoidance of doubt, to the extent of any inconsistency between this Agreement and either of the Tax Matters Agreement or Employee Matters Agreement, the terms of the Tax Matters Agreement or Employee Matters Agreement, as the case may be, shall govern.

Section 7.09. Termination. Notwithstanding any provision of this Agreement to the contrary, the Board of Directors of Madewell may, in its sole discretion and without the approval of J.Crew or any other Person, at any time prior to the Distribution terminate this Agreement and/or abandon the Distribution, whether or not it has theretofore approved this Agreement and/or the Distribution. In the event this Agreement is terminated pursuant to the preceding sentence, this Agreement shall forthwith become void and neither party nor any of its directors or officers shall have any liability or further obligation to the other party or any other Person by reason of this Agreement.

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Section 7.10. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 7.11. Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Separation Date and remain in full force and effect, unless a specific survival or other applicable period is expressly set forth herein.

Section 7.12. Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.13. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of its authorship of any of the provisions of this Agreement.

Section 7.14. Specific Performance. Notwithstanding any provision of this Agreement to the contrary, each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 7.15. Performance. Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

[MADEWELL]

By:
Name: Title:

[J.CREW]

By:
Name: Title:

Exhibit M-2

Transition Services Agreement

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of [●] (the “Effective Date”)2 is made and entered into by and between [J.Crew Newco], a Delaware corporation (“Service Provider” or “J.Crew”) and Chinos Holdings, Inc., a Delaware corporation (“Service Recipient” or “Madewell”). Service Provider and Service Recipient are individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Service Provider and Service Recipient entered into that certain Separation and Distribution Agreement dated as of [●] (as amended, modified or supplemented from time to time in accordance with its terms, the “S&D Agreement”);

WHEREAS, in furtherance of the transactions contemplated by the S&D Agreement, and in order to ensure an orderly separation of the J.Crew Business and the Madewell Business (each as defined in the S&D Agreement), the Parties desire that (i) J.Crew shall provide or cause to be provided to Madewell and/or its Subsidiaries on the date hereof immediately after giving effect to the Distribution (collectively hereinafter referred to as the “Madewell Recipient Entities”) and (ii) Madewell shall provide or cause to be provided to J.Crew and/or its Subsidiaries on the date hereof immediately after giving effect to the Distribution (collectively hereinafter referred to as the “J.Crew Recipient Entities”), certain services and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, this Agreement is being executed and delivered pursuant to the S&D Agreement; and

WHEREAS, in connection with the provision of certain legal services which are part of the Services, [●] and [●] will simultaneously enter into a common interest agreement (the “Common Interest Agreement”).

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

[2]	Note to Draft: The Effective Date of this Agreement will be the Distribution Date under the S&D Agreement.

1. DEFINITIONS

1.1

Definitions. The following capitalized terms shall have the meanings specified in this Section 1.1. Capitalized terms used in this Agreement but not defined in this Section 1.1 or elsewhere in this Agreement shall have the respective meanings for such terms set forth in the S&D Agreement.[3]

(a)	“Agreement” shall have the meaning set forth in the preamble.

(b)	“Chairman” shall have the meaning set forth in Section 3.1.

(c)	“Data Protection Laws” shall have the meaning set forth in Section 6.2.

(d)	“Disclosing Party” shall have the meaning set forth in Section 10.1.

(e)	“Dispute Meeting” shall have the meaning set forth in Section 14.2(c).

(f)	“Dispute Notice” shall have the meaning set forth in Section 14.2(c).

(g)	“Disputes” shall have the meaning set forth in Section 14.2(b).

(h)	“Effective Date” shall have the meaning set forth in the preamble.

(i)	“Facilities” shall have the meaning set forth in Section 6.4.

(j)	“First Quarter of Year 2” means the first three (3) fiscal months of Year 2.

(k)	“Fixed Service Fee” shall have the meaning set forth in Section 4.1.

(l)	“Force Majeure Event” shall have the meaning set forth in Section 14.5.

(m)	“Indemnified Party” means, as the context requires, the Provider Indemnified Party or the Recipient Indemnified Party.

(n)	“Invoice” shall have the meaning set forth in Section 4.2.

(o)	“J.Crew Recipient Entities” shall have the meaning set forth in the Recitals.

(p)	“Madewell Recipient Entities” shall have the meaning set forth in the Recitals.

(q)	“Out-of-Pocket Expenses” shall have the meaning set forth in Section 4.2(c).

(r)	“Party” shall have the meaning set forth in the preamble.

[3]

Note to Draft: The following defined terms used in this Agreement are currently not defined, as we expect they will be defined in the S&D Agreement: Affiliates, Applicable Law, Business, Business Day, Confidential Information, Distribution, Code, Governmental Authority, Intellectual Property, J.Crew Group, Losses, Madewell Group, Person, Separation Documents, Subsidiaries and Tax.

2

(s)

“Personnel” means the officers, managers, directors, employees, agents, suppliers, licensors, licensees, contractors, subcontractors, advisors (including attorneys, accountants, technical consultants or investment bankers) and other representatives, from time to time, of a Party and its Affiliates; provided that the Personnel of any Recipient Entity shall not be deemed Personnel of any Service Provider and the Personnel of any Service Provider shall not be deemed Personnel of any Recipient Entity.

(t)	“Protected Data” shall have the meaning set forth in Section 6.2.

(u)

“Protocols” shall mean any and all procedures, policies or practices mutually agreed upon in writing by the Parties regarding the provision or receipt of the Services and the sharing of information pursuant to this Agreement.

(v)	“Provider Services” shall have the meaning set forth in Section 2.1(a).

(w)	“Provider Indemnified Party” shall have the meaning set forth in Section 12.1.

(x)	“Receiving Party” shall have the meaning set forth in Section 10.1.

(y)	“Recipient Indemnified Party” shall have the meaning set forth in Section 12.2.

(z)	“Recipient Services” shall have the meaning set forth in Section 2.2.

(aa)	“Recipient Sub-Services” shall have the meaning set forth in Section 2.2.

(bb)	“Representative” of a Person means any director, officer, employee, agent, consultant, or advisor of such Person.

(cc)	“Required Technology” shall have the meaning set forth in Section 6.1.

(dd)	“Resolution Failure Date” shall have the meaning set forth in Section 14.2(c).

(ee)	“S&D Agreement” shall have the meaning set forth in the Recitals.

(ff)	“Sales and Services Taxes” shall have the meaning set forth in Section 4.4(a).

(gg)	“Second Quarter of Year 2” means the three (3) fiscal months of Year 2 immediately following the First Quarter of Year 2.

(hh)	“Different or Additional Service” shall have the meaning set forth in Section 2.3.

(ii)	“Service End Date” shall have the meaning set forth in Section 2.4.

(jj)	“Service Extension” shall have the meaning set forth in Section 2.4.

(kk)	“Service Fee” shall have the meaning set forth in Section 4.1.

(ll)	“Service Provider” shall have the meaning set forth in the preamble.

(mm)	“Service Recipient” shall have the meaning set forth in the preamble.

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(nn)	“Services” shall have the meaning set forth in Section 2.1(a).

(oo)	“Steering Committee” shall have the meaning set forth in Section 3.1.

(pp)	“Sub-Services” shall have the meaning set forth in Section 2.1(a).

(qq)	“Suspension Notice” shall have the meaning set forth in Section 8.3(a).

(rr)	“Systems” means systems, networks, software, e-mail, databases, other computer-based resources, or similar technology.

(ss)	“Tax Authority” means any Governmental Authority responsible for the administration of any Tax.

(tt)

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, by and between Madewell and J.Crew (as amended, modified or supplemented from time to time in accordance with its terms).

(uu)	“Term” shall have the meaning set forth in Section 8.1.

(vv)	“Third Party Service Provider” shall have the meaning set forth in Section 2.6.

(ww)	“Transition” shall have the meaning set forth in Section 2.1(c).

(xx)	“Unresolved Disputes” shall have the meaning set forth in Section 14.2(c).

(yy)	“Variable Service Fee” shall have the meaning set forth in Section 4.1.

(zz)	“Working Capital Expenses” shall have the meaning set forth in Section 4.1

(aaa)	“Year 1” shall mean the twelve (12) fiscal month period beginning the first full fiscal month immediately following the Effective Date.

(bbb)	“Year 2” shall mean the twelve (12) fiscal month period immediately following Year 1.

(ccc)	“Year 3” shall mean the twelve (12) fiscal month period immediately following Year 2.

2. SERVICES.

2.1	Services.

(a)

Provider Services. Upon the terms and subject to the conditions of this Agreement, Service Provider shall provide or cause to be provided to the Madewell Recipient Entities the services listed in Schedule 2.1(a) as a Sub-Service (as such schedule may be updated or amended from time to time by mutual agreement of the Parties) and Sub-Services (the “Provider Services”, and collectively with any Different or

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Additional Service, the “Services”). Within a given Provider Service, Service Provider agrees to perform the specific and discreet functions or services listed in Schedule 2.1(a) (as such schedule may be updated or amended from time to time by mutual agreement of the Parties) (the “Sub-Services”).

(b)

All the Services shall be for the sole use and benefit of the Madewell Recipient Entities. None of the Services listed on any Schedule shall require the Service Provider to provide to the Service Recipient or any of its Affiliates or any of their respective Representatives, in connection with the Services or otherwise, any Services to the extent provision is prohibited or restricted by Applicable Law or puts the Service Provider’s existing plans or benefits at risk.

(c)

Within thirty (30) days following the Effective Date, the Parties shall negotiate in good faith and agree upon a plan to transition from Service Recipient receiving and using the Services provided by Service Provider under this Agreement to Service Recipient receiving and using services provided by its, its Affiliates’ or its Subsidiaries’ own internal organization or by alternate service providers under other arrangements (the “Transition”); provided, however, that the Parties may mutually agree to continue to negotiate in good faith and agree upon the Transition beyond such thirty (30) day period. The Parties shall use reasonable efforts to cooperate with each other to effect the Transition for each Service on or prior to the applicable Service End Date, but not prior to the end of Year 1. In furtherance of the foregoing, each Party shall use reasonable efforts to obtain any applicable approvals, permits, consents and licenses and implement any Systems as may be reasonably necessary for it to effect the Transition as soon as reasonably practicable.

2.2

Recipient Services. Upon the terms and subject to the conditions of this Section 2.2, Madewell shall provide or cause to be provided to J.Crew and/or its Subsidiaries on the date hereof immediately after giving effect to the Distribution the services and Sub-Services listed in Schedule 2.2 collectively with the Recipient Sub-Services and any Different or Additional Services (the “Recipient Services”). Within a given Recipient Service, Madewell agrees to perform the specific and discreet functions listed in Schedule 2.2 (as such schedule may be updated or amended from time to time by mutual agreement of the Parties) (the “Recipient Sub-Services”). The following provisions of this Agreement are hereby incorporated into this Section; provided that all references in such provisions to the term “Service Provider” shall mean Madewell, to the term “Service Recipient” shall mean J.Crew, to the term “Madewell Recipient Entities” shall mean J.Crew Recipient Entities, to the term “J.Crew Group” shall mean Madewell Group, to the term “J.Crew Business” shall mean Business, to the term “Provider Services” shall mean the Recipient Services, to the term “Services” shall mean the Recipient Services collectively with any Different or Additional Service, to the term “Sub-Services” shall mean Recipient Sub-Services, “Provider Indemnified Parties” shall mean Recipient Indemnified Parties, “Recipient Indemnified Parties” shall mean Provider Indemnified Parties, and all references to Schedule 2.1(a) shall be deemed to be references to Schedule 2.2: Article 1 (except terms specifically defined in this Section 2.2, which shall have the meaning

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described in this Section for purposes of this Section), Section 2.1(b), Section 2.3, Section 2.4, Section 2.5, Section 2.7, Section 2.8, Section 2.9, Article 3 (except Section 3.5) (provided that the Steering Committee shall be the same Steering Committee otherwise designated under this Agreement), Article 4 (except Section 4.2(b) and provided that Article 4 shall be read without references to the Variable Service Fee or the Working Capital Expenses), Article 6, Article 7, Section 8.1, Section 8.2(b), Section 8.3 (except Section 8.3(a) and 8.3(b)), Section 8.4(a), Section 8.5, Article 9, Article 10, Article 11, Article 12, Article 13, and Article 14. Except as set forth below in this Section 2.2, no provisions of this Agreement aside from those listed in the immediately preceding sentence shall apply to Madewell’s provision of the Recipient Services to J.Crew.

(a)

Set-Off. J.Crew shall be entitled to set-off the Service Fees payable to Madewell pursuant to each Invoice against the amount payable to J.Crew pursuant to the invoice described in Section 4.2(c) for the same time period.

(b)	Termination by J.Crew. With respect to any Recipient Sub-Service, including any Recipient Sub-Service which is a Different or Additional Service:

(i)

J.Crew may terminate such Recipient Sub-Service, in whole but not in part with respect to such Recipient Sub-Service, at any time upon prior written notice to Madewell if Madewell has failed to perform any of its material obligations under this Agreement with respect to such Recipient Sub-Service, and such failure remains uncured thirty (30) days after J.Crew delivers written notice of such failure to Madewell; or

(ii)	upon ninety (90) days’ prior written notice to Madewell.

(c)

Survival. Upon termination of all Recipient Services pursuant to Article 8 (as incorporated into this Section 2.2), all rights and obligations of the Parties described in this Section 2.2 shall terminate (other than Article 1, Section 2.9, Article 4 (provided that Article 4 shall be read without references to the Variable Service Fee or the Working Capital Expenses), the first sentence of Section 7.1, Section 8.4(a), Section 10.1, Article 11, Article 12, Article 13, Article 14, and this Section 2.2(c), in each case as and to the extent incorporated into this Section 2.2, each of which shall survive such termination indefinitely).

2.3	Different or Additional Services. Service Recipient and Service Provider jointly agreed to the list of Provider Services set forth in Schedule 2.1(a).

(a)

If Service Recipient desires to make changes in this Agreement for different or additional services (each, a “Different or Additional Service”) to be provided hereunder, the Parties shall comply with the following process:

(i)

Service Recipient shall prepare a written proposal for the Different or Additional Service, including a description of the applicable services, deliverables, schedule and term, in such detail as would be needed by an unaffiliated third party contractor to develop a competent proposal as to the cost to provide similar services, and a proposed fee.

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(ii)

Upon receipt of a written proposal for a Different or Additional Service, Service Provider shall promptly send to Service Recipient a written, good faith response in compliance with this Section 2.3 indicating whether Service Provider agrees to provide the different or additional services and, if so, (a) any proposed changes to the requested services, deliverables, schedule and term or (b) the proposed fees for the different or additional services.

(iii)

All Different or Additional Service proposals and responses must be delivered to both the Service Provider and the Steering Committee by a Representative of the Party requesting a Different or Additional Service. Service Provider shall consider in good faith Service Recipient’s written request. If Service Provider agrees to provide any different or additional services as contemplated by this Section 2.3, the Parties shall amend Schedule 2.1(a) hereto to document the relevant Different or Additional Service and shall obtain all necessary internal approvals prior to the execution of such amendment and any such different or additional services shall be deemed part of the Services.

(b)

Subject to Section 2.5, Service Provider may modify a Service or Sub-Service (including with respect to manner, scope, timing and quality) (i) to the extent the same modification is made with respect to Service Provider’s provision of such Service or Sub-Service, as applicable, to a member of the J.Crew Group or other Persons to whom Service Provider provides such Service or Sub-Service, as applicable; (ii) if provision of such Service or Sub-Service, as applicable, is prohibited or restricted by Applicable Law, violates Service Provider’s existing contractual arrangements, puts Service Provider’s or its Affiliates’ existing plans or benefits at risk, or would otherwise have a material adverse effect on a member of the J.Crew Group; or (iii) to the extent such modification is in connection with the relocation, transfer, termination, retirement or resignation of Service Provider’s employees; provided, however, that in each case, (i)–(iii): (x) Service Provider will provide written notice of the need for modification and the details of such modification to Service Recipient as soon as reasonably practicable; (y) Service Provider will use commercially reasonable efforts to limit the disruption to the operation of the Service Recipient’s business caused by such modification; and (z) if such modification is to be made following the end of Year 1, Service Recipient may terminate such Service or Sub-Service, as applicable, immediately upon notice to Service Provider, provided that Service Recipient shall be liable for, and shall pay to Service Provider, all fees accrued in respect of such Service or Sub-Service, as applicable, through the date of termination of the Service or Sub-Service, as applicable.

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2.4

Duration of Services. Beginning on the Effective Date (unless otherwise set forth in Schedule 2.1(a)), upon the terms and subject to the conditions of this Agreement, Service Provider shall provide or cause to be provided to Service Recipient each Sub-Service until the earliest to occur, with respect to each such Sub-Service, of (a) the expiration of the period of duration for such Sub-Service as set forth in Schedule 2.1(a) (the “Service End Date”) or (b) the date on which this Agreement is terminated under Article 8; provided, however, to the extent that Service Provider’s ability to provide a Sub-Service is dependent on the continuation of any other Sub-Service and such dependence has been made known to Service Recipient in writing, Service Provider’s obligation to provide such dependent Sub-Service shall terminate automatically with the termination of such supporting Sub-Service. Notwithstanding the foregoing, and except for the Services set forth on Schedule 2.1(a)(●)[4] and Schedule 2.1(a)(●)[5] for which no extension shall be allowed, Service Recipient shall have the right to request that Service Provider provide a Service or Sub-Service for an additional period of time, such additional period terminating no later than the end of Year 3 (“Service Extension”). Any request for a Service Extension by Service Recipient shall be pursuant to the following process: (i) Service Recipient shall submit a written request to Service Provider and the Steering Committee specifying the Service or Sub-Service to be extended and the proposed time period of extension no less than ninety (90) days prior to the end of the duration of such Service or Sub-Service, as applicable, as set forth in Schedule 2.1(a), (ii) upon receipt of a written proposal for a Service Extension, Service Provider shall consider such request in good faith and promptly send to Service Recipient a written, good faith response indicating whether Service Provider agrees to provide the Service Extension and any proposed changes to the Service Extension request and (iii) if Service Provider agrees to provide the Service Extension as contemplated by this Section 2.4, the Parties shall amend Schedule 2.1(a) hereto to document the relevant Service Extension and shall obtain all necessary internal approvals prior to the execution of such amendment and any such Service Extension shall be deemed part of the Services. For any Service Extension that occurs during Year 2, Service Recipient shall pay the applicable Service Fees set forth in Schedule 2.1(a), including any Out-of-Pocket Expenses, in accordance with Section 4.2. For any Service Extension that occurs during Year 3, Service Recipient shall pay Service Provider (i) one hundred and fifty percent (150%) of the sum of the applicable Fixed Service Fees and Variable Service Fees and (ii) any Out-of-Pocket Expenses and Working Capital Expenses in accordance with Section 4.2. All costs to Service Provider arising from any adverse or detrimental tax implication or consequence arising from any Service Extension shall be fully paid by Service Recipient to Service Provider within fifteen (15) days of a determination of such adverse or detrimental tax implication or consequence.

2.5

Standards of Service. Except as otherwise expressly provided in this Agreement or as set forth in Schedule 2.4 which contains service level criteria with respect to certain Services, Service Provider shall perform the Services to be provided under this Agreement in a manner reasonably equivalent to the manner in which, and at the overall standards of

[4]	Note to Draft: To be populated with a reference to the benefits Services.
[5]	Note to Draft: To be populated with a reference to the wholesale Services.

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quality and availability at which, such Services were provided by or on behalf of the J.Crew Business during the twelve (12) months prior to the Effective Date. If a Service was provided during the twelve (12) months prior to the Effective Date by a third party, and such Service will continue to be provided by such third party on behalf of Service Provider, Service Provider shall use its reasonable efforts so that the quality and availability of such Service is provided to Service Recipient in a manner reasonably consistent with the applicable agreement pursuant to which such third party provided the Service to the Business during the twelve (12) months prior to the Effective Date. No Service Provider shall be required to perform any obligation under this Agreement to the extent that due to a change in Applicable Law after the date of this Agreement provision would materially increase or change such Service Provider’s burden or the burden of any applicable Affiliate of the Service Provider with respect to compliance with Applicable Laws, unless the Service Recipient agrees to bear all incremental costs resulting from the increased compliance burden associated with providing such Services or that would result in the breach or violation of any Applicable Law or third party contract or agreement.

2.6

Third Party Service Providers. Service Provider shall have the right to designate an Affiliate or a qualified Third Party Service Provider (“Third Party Service Provider”) to provide the applicable Services or Sub-Services; provided that Service Provider shall take reasonable measures to ensure that each such Third Party Service Provider complies with the terms of this Agreement in relation to the provision of Services or Sub-Services including, if applicable, Section 6.6.

2.7

Third Parties. Without limiting Section 6.1, in the event any third party consent, waiver or approval is required for a Service Provider or its designees to provide any Services or Sub-Services and such consent, waiver or approval is not obtained, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to such Services or Sub-Services, if available, including by referring the matter to the Steering Committee. Except as set forth in Section 6.1, neither a Service Provider nor its Affiliates shall be required to obtain any consent, waiver or approval of any third party in order to provide any Services.

2.8

Information. If Service Provider requires information within the control of Service Recipient to perform any Services, Service Recipient shall promptly provide such information, or cause such information to be provided, to Service Provider. Such information shall be subject to Section 10.1. The Parties shall follow mutually agreed upon procedures for the collection and transmission of the information to be processed pursuant to the Services. Without limiting the generality of Section 14.14 and subject to Article 6, if either Party or its Affiliates, Subsidiaries or Personnel, reasonably require information or materials within the control of the other Party to perform or receive the Services, such Party shall promptly provide, or cause to be provided, such information or materials to the other Party. The transmission, storage and use of such information and materials shall be subject to Section 10.1 and all applicable Protocols. During the term of this Agreement, subject to Section 10.1 and all applicable Protocols, Service Provider shall, and shall cause its Affiliates and Subsidiaries to, use reasonable best efforts to make its and their Personnel reasonably available to the Madewell Recipient Entities upon the Madewell Recipient Entities’ reasonable request to provide knowledge transfer and answer questions, including in connection with the [Separation Transactions, Initial Public Offering, Financing Transactions and Distribution].

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2.9

Ownership. Except as otherwise set forth in the Separation Documents, each Party shall retain all right, title and interest in and to its tangible property (both real and personal). Nothing in this Agreement is intended to transfer any right, title, or interest in or to any such property (including materials, products, tools, equipment, facilities, and other resources) owned by Service Provider or its Affiliates and used by them in connection with the provision of Services.

3. STEERING COMMITTEE.

3.1

Steering Committee. The Parties will establish a steering committee for the Services (the “Steering Committee”), which will be made up of two (2) Representatives appointed by Service Provider and two (2) Representatives appointed by Service Recipient. One (1) Representative of each Party must have decision-making authority. Service Provider shall appoint one (1) of the Representatives of Service Provider as the chairman of the Steering Committee (the “Chairman”) at or prior to the first meeting of the Steering Committee. The Steering Committee shall:

(a)	use commercially reasonable efforts to achieve the overall intent of this Agreement with respect to the Services;

(b)	supervise the activities of each Party’s employees with respect to the Services; and

(c)	serve as an initial point of contact for the other Party with respect to questions and issues that may arise in connection with the Services;

(d)	monitor and manage any issues arising from, and the performance under, this Agreement;

(e)	facilitate the resolution of disputes arising out of this Agreement; and

(f)	pursuant to Section 3.5, approve certain Persons selected by Service Provider to perform certain Services.

The Steering Committee does not have the authority to amend this Agreement.

3.2	Initial Representatives. Each Party will appoint its initial Representatives to the Steering Committee within ten (10) days after the Effective Date.

3.3

Replacement of a Steering Committee Member. If (a) a Party wishes to replace its Representative on the Steering Committee, (b) a Party’s Representative on the Steering Committee is unable to perform its duties for any prolonged period or (c) a Party’s Representative is no longer employed by that Party, then that Party will replace that Representative with another suitably qualified and experienced Representative as soon as practicable and give notice of the details of the replacement Representative to the other Party within five (5) days after that appointment.

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3.4

Meetings of the Steering Committee. Meetings of the Steering Committee shall be conducted in person or through telephone conference and shall take place at least once every thirty (30) days, as otherwise mutually agreed by the Parties or as required by Section 14.2. The first meeting of the Steering Committee shall take place no later than thirty (30) days after the Effective Date. There will be a standing agenda for each Steering Committee meeting, which may be updated from time to time and which shall be circulated by the Chairman at least one (1) day prior to any meeting. Any meeting at which at least one (1) of the Service Provider’s Representatives and one (1) of the Service Recipient’s Representatives are present shall constitute a meeting of the Steering Committee for purposes of satisfying the meeting requirements of the Steering Committee set forth herein; provided that for any Dispute Meeting, all four (4) Representatives must be present.

3.5

Employees Carrying out Services. The Steering Committee shall promptly either approve or reject any employee of Service Provider selected by Service Provider pursuant to Section 6.6 who is carrying out Services (a) involving information about Service Recipient’s employee compensation or benefits or (b) included on Schedule 2.1(a)[●][6].

4. FEES.

4.1

Service Fee. In consideration for the provision by Service Provider of the Services, Service Provider shall charge Service Recipient, and Service Recipient shall pay Service Provider a monthly fee in accordance with the payment details set forth in Section 4.2 (the “Service Fee”), which shall equal the sum of: (a) the total of all Sub-Service fees set forth on each subpart of Schedule 2.1(a) (the “Fixed Service Fee”), (b) the variable costs incurred by Service Provider as set forth on Schedule 4.1[7] (the “Variable Service Fee”), (c) the Out-of-Pocket Expenses incurred by Service Provider as described in Section 4.2(c), and (d) the cost to Service Provider of maintaining daily operations as set forth on Schedule 4.1[8] (the “Working Capital Expenses”).

[6]	Note to Draft: To be populated with a reference to the HR Services Schedule.
[7]	Note to Draft: To be populated with the costs associated with the contact center, domestic trucking, UPS/delivery, operation of two specific buildings.
[8]	Note to Draft: To be populated with costs incurred in maintaining daily operations such as medical claims, benefits claims, and 401(k) payments.

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4.2	Payment Details.

(a)	Service Provider shall invoice Service Recipient and Service Recipient shall pay Service Provider as follows:

Service Provider shall invoice Service Recipient:	Service Recipient shall pay Service Provider:

the Fixed Service Fee monthly in advance on the third Tuesday of the preceding month for each month during the Term, beginning the first full fiscal month after the Effective Date	the Fixed Service Fee amounts set forth on any invoice within ten (10) days of Service Recipient’s receipt of such invoice

the Variable Service Fee monthly in arrears on the third Tuesday of each fiscal month during the Term, beginning the first full fiscal month after the Effective Date	the Variable Service Fee amounts set forth on any invoice within five (5) days of Service Recipient’s receipt of such invoice

the Out-of-Pocket Expenses monthly in arrears on the first Tuesday of each fiscal month during the Term, beginning the first full fiscal month after the Effective Date	the Out-of-Pocket Expenses amounts set forth on any invoice within five (5) days of Service Recipient’s receipt of such invoice

the Working Capital Expenses weekly every Tuesday during the Term, beginning the first full fiscal week after the Effective Date	the Working Capital Expenses amounts set forth on any invoice within five (5) days of Service Recipient’s receipt of such invoice

amounts due in connection with Sales and Services Taxes pursuant to Section 4.4	the amounts due in connection with Sales and Services Taxes set forth on any invoice pursuant to Section 4.4

Each invoice (“Invoice”) shall be accompanied by reasonable documentation supporting each of the invoiced amounts. The Service Fees will be prorated for any partial month as appropriate to take into account the number of days that Services were provided. All undisputed amounts remaining unpaid for more than fifteen (15) days after their respective due date(s) shall accrue one-and-a-half percent (1.5%) interest per month until paid in full.

(b)

Except as mutually agreed to in writing by the Parties and as set forth in Section 2.2(a) of this Agreement, no Party or any of its Affiliates shall have any right of set-off or other similar rights with respect to (i) any amounts received pursuant to this Agreement or (ii) any other amounts claimed to be owed to the other Party or any of its Affiliates arising out of this Agreement.

(c)

If the provision of Services requires an out-of-pocket expense attributable solely to Service Recipient to be paid by Service Provider which is not included in the Fixed Service Fee, the Variable Service Fee or the Working Capital Expenses (an “Out-of-Pocket Expense”), the Service Provider may invoice the Service Recipient for reimbursement in accordance with the procedures set forth in this Section 4.2, which amount shall be included in the subsequent Invoice. Notwithstanding the

12

foregoing, if provision of any Service or Sub-Service requires an out-of-pocket expense to be paid by Service Provider, at Service Provider’s sole discretion, Service Provider may invoice Service Recipient in advance for such expense, and Service Recipient shall promptly pay such invoiced amount in advance of Service Provider’s performance of such Service or Sub-Service.

4.3

Reduction of Fees. If Service Provider ceases to perform any particular Service or Sub-Service pursuant to a request made by Service Recipient under Section 8.3 and Service Provider is no longer incurring a cost for such Services or Sub-Services, thereafter the applicable monthly Service Fee shall be reduced to an amount equal to the fees for those Services or Sub-Services which are still being provided. If the Parties are unable to agree upon the applicable reduction in fees for the applicable reduced Services or Sub-Services, then such failure to agree shall be considered a dispute between the Parties subject to Section 3.5 and Section 14.2 and Service Provider shall, upon the written request of Service Recipient, furnish to Service Recipient reasonable documentation required to substantiate the proposed reduction.

4.4	Taxes.

(a)

All charges and fees to be paid to Service Provider under this Agreement are exclusive of any and all sales, use, transfer, value-added, goods or services taxes or similar gross-receipts-based taxes (“Sales and Services Taxes”) required by Applicable Law to be collected from Service Recipient or which may be assessed on the provision of the Services hereunder. If any Sales and Services Taxes are assessed on the provision of any of the Services under this Agreement, (i) Service Provider will deliver to Service Recipient an invoice (or other valid and customary documentation) reflecting such Sales and Services Taxes in accordance with Applicable Law, (ii) Service Recipient will pay to Service Provider the amount shown as due on such invoice in accordance with Section 4.2, and (iii) Service Provider will remit such amount to the applicable Tax Authority in accordance with Applicable Law. Service Provider shall be responsible for any Sales and Services Taxes (including any deficiency, interest and penalties) imposed as a result of a failure to timely remit any Sales and Services Taxes to the applicable Tax Authority to the extent Service Recipient timely remits such Sales and Services Taxes to Service Provider or Service Recipient’s failure to do so results from Service Provider’s failure to timely charge or provide notice of such Sales and Services Taxes to Service Recipient.

(b)

Service Recipient shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as Service Recipient is required to deduct and withhold with respect to the making of any such payment under the U.S. Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, Service Recipient shall (i) gross up the amount payable such that Service Provider receives an amount equal to the amount of the Service Fee in respect of that Service it would have received in the absence of such withholding, and (ii) submit to Service Provider evidence of payment of any such withholding Tax to the Tax Authorities.

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(c)

The Parties will cooperate with each other in determining the extent to which any Tax described in this Section 4.4 is due and owing under the circumstances and in minimizing any such Tax, including by making available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party. Each Party agrees to provide the other Party such information and data as reasonably requested from time to time, and to fully cooperate with the other Party, in connection with (i) the reporting of any Sales and Services Taxes, (ii) any audit relating to any Sales and Services Taxes, or (iii) any assessment, refund, claim or legal proceeding relating to any Sales and Services Taxes. Each Party shall promptly notify the other Party of any deficiency claim or similar notice by a Tax Authority with respect to any Sales and Services Taxes.

4.5

Audit Rights. Service Recipient will have the right, at its sole expense, to cause to be conducted at the end of the Term through one (1) independent third party a reasonable audit of the data, records or other pertinent information of Service Provider related to the basis for calculation of the Variable Service Fee. Out-of-Pocket Expenses and Working Capital Expenses. Service Recipient shall provide at least thirty (30) Business Days’ prior written notice of any such audit, and shall conduct such audit during normal business hours and in such a manner so as to minimize disruptions to Service Provider.

4.6

Accounting and Authority. The Parties acknowledge and agree that with respect to Services, including those relating to bookkeeping support, finance/audit clerical (non-decision making) services, technology support and telephone services, regarding each, Service Provider’s role is to provide Services on behalf of Service Recipient and therefore, Service Recipient shall retain the economic benefits and risks associated with such activities. The Parties acknowledge and agree that Service Recipient retains authority for all decisions relating to its bookkeeping support, finance/audit clerical (non-decision making) services, technology support, and telephone services and in Service Provider’s provision of all Services, Service Provider is not making any decisions or commitments on behalf of Service Recipient. Service Provider shall not be responsible for any losses or mistakes in the provision of Services which result from any inaccurate or insufficient information given to Service Provider. Notwithstanding this Section 4.6, to the extent any Services involve the preparation of a tax return, the economic benefits and risks associated with such Services and authority for all decisions or commitments relating to such Services shall be governed by the Tax Matters Agreement.

5. MAINTENANCE.

5.1

Maintenance. Service Provider shall have the right to temporarily shut down the operation of any Systems or facilities providing any Service or Sub-Service whenever, in Service Provider’s judgment, reasonably exercised, such action is necessary or advisable for general maintenance or emergency purposes. With respect to Services or Sub-Services

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dependent on the operation of such Systems and facilities, Service Provider shall be relieved of its obligations hereunder to provide such Services or Sub-Services during the period that such Systems or facilities are so shut down in compliance with this Agreement but shall use commercially reasonable efforts to minimize the duration of any such shutdown.

6. ACCESS, RECORDS AND SECURITY.

6.1

Required Technology. If either Party, its Affiliates or its Personnel require access to the Systems of the other Party or its Affiliates (collectively, the “Required Technology”) in order to receive or perform the Services, then the Party controlling such access shall reasonably allow the other Party, its Affiliates or their respective Personnel such access in accordance with Section 6.3 and this Section 6.1, as applicable. If either Party grants the other Party access to any Required Technology, or if either Party is otherwise granted access to any of the other Party’s Systems in connection with provision or receipt of the Services, the accessing Party shall comply with all applicable system security policies, procedures and requirements as communicated to the accessing Party in advance. Notwithstanding the foregoing, neither Party shall be required to pay any fees or other payments or incur any obligations to enable the other Party to obtain any license to use Required Technology; provided, however, if and to the extent requested by a Party, the other Party shall use commercially reasonable efforts to assist the first Party in its efforts to obtain licenses (or other appropriate rights) to use, duplicate or distribute, as necessary, any Systems necessary for such Party to provide or receive the applicable Services.

6.2

Protection of Data. In this Section 6.2, the terms “personal information” and “maintain” shall have the meanings ascribed to them under applicable data protection, privacy or similar Applicable Laws (including all statutes, enacting instruments, common law, regulations and directives, concerning the protection or maintenance of computerized data that includes personal information) (the “Data Protection Laws”). Each Party shall, and shall cause its Affiliates or Personnel to, comply with all applicable Data Protection Laws in relation to all personal information that it maintains in the course of performing its obligations under this Agreement (the “Protected Data”). If in connection with this Agreement, either Party acquires or obtains access to any Protected Data, such Party shall, and shall cause each of its relevant Affiliates to, (a) implement and maintain appropriate technical and organization measures and security procedures and practices in respect of the Protected Data to prevent unauthorized or unlawful acquisition, access, disclosure, use or maintenance of the Protected Data that are no less protective than those used by such Party in the ordinary course of business, (b) keep reasonably accurate records relating to maintenance of Protected Data in accordance with its applicable procedures and practices and, upon reasonable advanced written notice, permit the other Party to examine or audit such records with respect to compliance with Data Protection Laws, (c) reasonably cooperate with the other Party in connection with any complaints or investigations related to unauthorized or unlawful acquisition, access, disclosure, use, or maintenance of the Protected Data, (d) use Protected Data solely for the purposes of this Agreement or as otherwise required by Applicable Law (subject to providing to the other Party prior notice of any use other than for the purpose(s) of this Agreement), (e) comply with all reasonable

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restrictions on the acquisition of, access to, use, maintenance and disclosure of Protected Data imposed by the other Party or by Applicable Law, (f) notify the other Party in writing as soon as reasonably practicable, but in any event within forty-eight (48) hours after becoming aware of any unauthorized or unlawful acquisition, access, disclosure, use or maintenance of Protected Data (to the extent not prohibited under Applicable Law or recommendation of a Governmental Authority) and take reasonable actions to prevent further unauthorized or unlawful acquisition, access, disclosure, use or maintenance and (g) use and disclose the Protected Data in a manner that is consistent with the other Party’s practices and policies, upon reasonable advanced written notice of such practices and policies. To the extent required by applicable Data Protection Laws or as deemed necessary by the Parties, the Parties (or their respective Affiliates) will enter into additional agreements with respect to the processing of Protected Data.

6.3

Access to Systems. Each Party shall take reasonable steps to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party or its Third Party Service Provider gain such access, and shall prevent unauthorized access, use, destruction, alteration, or loss of information contained therein, and shall notify its personnel regarding the restrictions set forth in this Agreement. At all times when a Party is accessing the Systems owned or controlled by the other Party pursuant to this Agreement, such Party shall, and shall cause its Affiliates, Representatives and/or Third Party Service Provider, as the case may be, to, use commercially reasonable efforts to comply with the policies and procedures of the other Party concerning health, safety and security, to the extent such policies and procedures are communicated to such Party in advance.

6.4

Access to Facilities. If either Party, its Affiliates or its Personnel require access to the facilities of the other Party or its Affiliates (collectively, the “Facilities”) in order to receive or perform Services, then the Party controlling such access shall reasonably allow the other Party, its Affiliates or their respective Personnel such access in accordance with this Section 6.4 and Section 6.1, as applicable. The Party to whom such access is given shall (a) limit such access to those of its and its Affiliates’ Personnel who reasonably require such access in connection with this Agreement, (b) advise the other Party in writing in advance of such access of the name of each such Personnel who shall require such access, (c) follow, and cause its Affiliates and their respective Personnel to follow, all rules and procedures for use of such Facilities, provided such rules and procedures are communicated to such Party in writing in advance, (d) not attempt to obtain access to, use or interfere with any systems or resources of the other Party, except to the extent permitted by the other Party and required to do so to provide or receive the Services and (e) not intentionally damage, disrupt or impair the normal operation of the Facilities. Any evidenced damage caused by a Party, its Affiliates or their respective Personnel or agents in the Facilities of the other Party shall be repaired to the condition prior to such damage by or on behalf of such Party, in each case, at the damaging Party’s sole cost and expense.

6.5

Records. During the term of this Agreement and for five (5) years thereafter (or such longer period as may be required by Applicable Law), Service Provider and Service Recipient shall each use commercially reasonable efforts to maintain complete and accurate records related to any Service provided, Fees invoiced and payments made hereunder (the “Service

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Records”); provided, that if Service Provider at any time offers in writing to transfer the Service Records in Service Provider’s possession to Service Recipient, Service Recipient shall have sixty (60) days thereafter to take possession of the Service Records, after which Service Provider shall no longer have an obligation to retain, and may thereafter delete or destroy, such Service Records. Upon reasonable advance notice, and subject to Article 10, each Party in possession of Service Records shall use commercially reasonable efforts to permit the other Party or its Representatives, as applicable, reasonable access to or, at the requesting Party’s expense, copies of, such Service Records during regular business hours; provided, that (a) such access shall not disrupt the normal operations of such first Party’s business and (b) nothing herein shall require any Party to provide to the other Party, its Affiliates or its Representatives with access to or copies of any information to the extent that such access to or the provision of such information would violate any Applicable Law or contractual obligation (including any Applicable Law or contractual obligation relating to the collection, transfer, storage, disposal, use, processing and disclosure of personally identifiable information); provided, that such first Party and its Affiliates shall use commercially reasonable efforts to provide such information in a manner that does not violate such Applicable Law or is in accordance with such agreement.

6.6

Employees and Contractors. Service Provider shall be responsible for the appointment of appropriate Personnel to carry out and perform the Services. Any Person who will be carrying out the provision of Services (a) involving information about Service Recipient’s employee compensation or benefits or (b) included on Schedule 2.1(a)[●][9] shall be approved by the Steering Committee pursuant to Section 3.5. All such Persons shall be required to execute a non-disclosure agreement substantially in the form of Exhibit A. As between Service Provider and Service Recipient, at all times during the provision of Services, Service Provider Personnel providing Services shall continue to be solely an employee, agent or contractor, as applicable, of Service Provider and shall not, unless otherwise agreed in writing by Service Provider and Service Recipient, become an employee, agent or contractor of Service Recipient, and such Personnel shall not be entitled to receive any compensation, benefits, perquisites or privileges from Service Recipient provided, that, the foregoing shall not prevent such Personnel from leaving the employment of Service Provider, either at the discretion of such individual Personnel or at Service Provider’s discretion. Service Provider or one or more of its Affiliates, as applicable, shall be responsible for paying all necessary employment taxes, salary and incidental appointment and employment costs, if any, as may be required by Applicable Law with respect to any such Personnel.

7. INTELLECTUAL PROPERTY.

7.1

Ownership and License. Except as otherwise set forth in the Separation Documents, each Party shall retain all right, title and interest in and to its Intellectual Property used in connection with the Services, including any Intellectual Property created by such Party in providing or receiving the Services. Any Intellectual Property created by Service Provider

[9]	Note to Draft: To be populated with a reference to the HR Services Schedule.

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in providing the Services on behalf of, for the exclusive (other than by Service Provider in providing the Services) use of, and at the sole expense of Service Recipient shall be the sole property of Service Recipient and is hereby assigned to Service Recipient. Each Party hereby grants on behalf of itself and its Affiliates to the other Party and its Affiliates, a limited, royalty-free, fully paid-up, worldwide, non-sublicensable, non-exclusive, non-transferable (except as set forth in Section 14.4) license solely during the Term in, to and under all Intellectual Property (including the Intellectual Property described in the immediately preceding sentence), software, technology and data owned or controlled by such Party or any of its Affiliates, solely to the extent necessary for, as applicable, the Service Provider to provide the Services and the Service Recipient to receive and use the Services.

8. TERM AND TERMINATION.

8.1

Term. The term of this Agreement shall commence immediately upon the Effective Date and terminate upon the earlier of (a) the last date on which Service Provider is obligated to provide any Service to Service Recipient in accordance with the terms hereof or (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety, in each case, unless earlier terminated under Section 8.2 (the “Term”).

8.2	Termination. Upon written notice to the other Party, this Agreement may be terminated:

(a)

by Service Provider (i) if Service Recipient is in material breach of the terms of this Agreement and Service Recipient fails to cure such breach within thirty (30) days after Service Provider delivers written notice of such breach to Service Recipient, or (ii) if Service Recipient has failed to make payments as required under Article 4 and Service Recipient fails to cure such breach within five (5) days after Service Provider delivers written notice of such breach to Service Recipient;

(b)	by either Party:

(i)

if the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors or takes any corporate action to authorize any of the foregoing. Service Provider waives all rights to, and shall not assert in any legal proceeding, that this Agreement is executory in nature and can be rejected in a bankruptcy or insolvency proceeding; or

(ii)	upon the mutual agreement of the Parties;

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(c)	by Service Recipient:

(i)

following the end of Year 1, if Service Provider is in material breach of the terms of this Agreement and Service Provider fails to cure such breach within thirty (30) days after Service Recipient delivers written notice of such breach to Service Provider;

(ii)

during Year 2, upon ninety (90) days’ prior written notice to Service Provider; provided, that for the First Quarter of Year 2 and the Second Quarter of Year 2, such termination will result in an additional payment equal to the Termination Fee described below, which shall be paid monthly in accordance with the payment details set forth in Section 4.2 for a Fixed Service Fee; or

Termination Date	Termination Fee
The First Quarter of Year 2	Fifty percent (50%) of the total amount of the Fixed Service Fee for the First Quarter of Year 2

The Second Quarter of Year 2	Twenty-five percent (25%) of the total amount of the Fixed Service Fee for the Second Quarter of Year 2

(iii)	following the end of Year 2, upon ninety (90) days’ prior written notice to Service Provider.

Notwithstanding the foregoing, a Party’s failure to terminate this Agreement in the event of a material breach of this Agreement by the other Party under Section 8.2(a) or Section 8.2(c) will not constitute a waiver by such Party of such breach or affect in any way any other rights or remedies such Party might otherwise have given such breach. Such Party’s remedies for any such breach are cumulative.

8.3	Partial Termination of Services. With respect to any Sub-Service:

(a)

During Year 1, Service Recipient may suspend payment of the Service Fee for such Sub-Service if (i) Service Provider has either (x) ceased to perform such Sub-Service or (y) failed to perform any of its material obligations under this Agreement with respect to such Sub-Service and such failure results in a material business disruption to the Madewell Business, (ii) Service Recipient delivers written notice to Service Provider stating with reasonable specificity the cessation or basis for such failure (the “Suspension Notice”), and (iii) such cessation or failure remains uncured fifteen (15) days after Service Provider receives such Suspension Notice; provided, that, Service Recipient must pay to Service Provider all Service Fee amounts which accrued prior to the suspension of payment for such Sub-Service in accordance with Section 4.2. If (i) such cessation or failure remains uncured for fifteen (15) days following the proper suspension of payment of the Service Fee for

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a Sub-Service, (ii) Service Recipient delivers written notice to Service Provider reaffirming the continuation of the cessation or basis for failure described in the Suspension Notice, and (iii) such cessation or failure remains uncured for an additional fifteen (15) days after Service Provider receives written notice reaffirming such cessation or failure to Service Provider, Service Recipient may terminate such Sub-Service.

(b)

Following the end of Year 1, Service Recipient may terminate such Sub-Service, in whole but not in part with respect to such Sub-Service, at any time upon prior written notice to Service Provider if Service Provider has failed to perform any of its material obligations under this Agreement with respect to such Sub-Service, and such failure remains uncured thirty (30) days after Service Recipient delivers written notice of such failure to Service Provider; or

(c)

Service Provider may terminate such Sub-Service, in whole but not in part with respect to such Sub-Service, at any time upon prior written notice to Service Recipient (i) if Service Recipient has failed to perform any of its material obligations under this Agreement with respect to such Sub-Service, and such failure remains uncured thirty (30) days after Service Provider delivers written notice of such failure to Service Recipient or (ii) if Service Recipient has failed to make payments as required under Article 4 and such failure remains uncured five (5) days after Service Provider delivers written notice of such failure to Service Recipient

(d)	Either Party may terminate such Sub-Service:

(i)

upon thirty (30) days’ prior written notice, if (i) a Third Party Service Provider is unwilling or unable to provide the Sub-Service, (ii) Service Provider is unable to retain a replacement Third Party Service Provider to provide the Sub-Service on terms that are reasonably comparable to the terms of this Agreement, after using commercially reasonable efforts to find such replacement, and (iii) neither Service Provider nor any of its Affiliates are able to provide the Sub-Service using commercially reasonable efforts. Such termination of the affected Sub-Service shall have no effect upon the provision of the other Services to Service Recipient unless other Services are dependent on that terminated Sub-Service, in which case the Parties will cooperate and use commercially reasonable efforts to promptly determine and implement a reasonable alternative arrangement for the affected Services; or

(ii)	upon the mutual agreement of the Parties.

If any Sub-Service is terminated pursuant to this Section 8.3, or upon the completion of the duration of any Service, Schedule 2.1(a) shall automatically be deemed to be updated to reflect such termination in Sub-Service.

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8.4	Effect of Termination.

(a)

Upon termination of any Service or Sub-Service in accordance with this Agreement, Service Provider will have no further obligation to provide such terminated Service or Sub-Service and Service Recipient shall have no obligation to pay any Service Fee relating to any such terminated Service or Sub-Service; provided that Service Recipient shall remain obligated to Service Provider for (i) any Service Fee or other required amounts owed and payable in respect of such terminated Service or Sub-Service that was provided prior to the effective date of termination and (ii) any other fees or expenses of Service Provider or its Affiliates in connection with terminating and otherwise winding down the terminated Services or Sub-Services, including any fees payable to a Third Party Service Provider or under any third party contract associated with the provision of the terminated Services. In connection with the termination of any Service or Sub-Service, the provisions of this Agreement not relating solely to such terminated Service or Sub-Service shall survive any such termination.

(b)

Upon termination of this Agreement pursuant to this Article 8, all rights and obligations of the Parties hereunder shall terminate (other than Article 1, Section 2.2(c), Section 2.9, Article 4, the first sentence of Section 7.1, Section 8.4, Section 10.1, Article 11, Article 12, Article 13, and Article 14 which shall survive such termination indefinitely).

8.5

Extension; Waiver. Either Service Provider, with respect to Service Recipient, or Service Recipient, with respect to Service Provider, may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Neither the waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

9. INSURANCE.

9.1

Insurance. During the Term, Service Provider shall carry commercially appropriate and customary levels of insurance with a reputable insurance Service Recipient covering business interruptions and general liability insurance (including errors & omissions and contractual liability) to protect its own business and property interests.

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10. CONFIDENTIALITY.

10.1

Confidential Information. Service Recipient and Service Provider acknowledge that, by reason of their relationship, they may have access to Confidential Information. Each Party agrees that it shall not, and shall cause its Affiliates and its and its Affiliates’ officers, directors, members, managers, partners, employees, agents and other Representatives not to, use in any way, for their own account or the account of any third party, or disclose to any third party, any such Confidential Information without prior written authorization from the other Party, except as otherwise required by Applicable Law, a court of competent jurisdiction, or the rules of a national securities exchange and then only after notifying the other Party, to the extent reasonably practicable or permissible, in advance. Each Party will take reasonable precautions to protect the confidentiality of such Confidential Information consistent with the efforts exercised by it with respect to its own Confidential Information. Notwithstanding anything to the contrary set forth herein, a Party who receives Confidential Information (the “Receiving Party”) from the other Party (the “Disclosing Party”) shall not be required to hold in confidence information that (a) is or becomes generally available to the public other than as a result of a breach of these provisions by the Receiving Party, (b) becomes available to the Receiving Party after the Effective Date on a non-confidential basis from a source other than the Disclosing Party or in connection with the provision of the Services, provided that the source of such information was not bound by a confidentiality agreement with, or bound by any other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party with respect to such information or (c) is independently developed by the Receiving Party or its affiliates without reference to or use of the Confidential Information of the Disclosing Party. This provision shall survive the termination or expiration of this Agreement.

11. REPRESENTATIONS AND WARRANTIES.

11.1

Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that the Services are provided as-is, that the Service Recipient assumes all risks and liability arising from or relating to its use of and reliance upon the Services and Service Provider makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SERVICE PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE AND SERVICE RECIPIENT HEREBY ACKNOWLEDGES SUCH DISCLAIMER AND SERVICE RECIPIENT HEREBY ACCEPTS SUCH DISCLAIMER.

11.2

Service Provider Representations and Warranties. Service Provider represents and warrants that it has the authority to enter into and perform its covenants and agreements set forth in this Agreement, and that the execution, delivery and performance of this Agreement does not materially conflict with or constitute a material breach or default under the terms and conditions of its organizational documents. Except as expressly set forth in this Agreement, Service Provider specifically disclaims all warranties of any kind arising out of or related to this Agreement.

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11.3

Service Recipient Representations and Warranties. Service Recipient represents and warrants that it has the authority to enter into and perform its covenants and agreements set forth in this Agreement, and that the execution, delivery and performance of this Agreement does not materially conflict with or constitute a material breach or default under the terms and conditions of its organizational documents. Except as expressly set forth in this Agreement, Service Recipient specifically disclaims all warranties of any kind arising out of or related to this Agreement.

12. INDEMNIFICATION.

12.1

Indemnification of Service Provider by Service Recipient. Service Recipient shall indemnify and hold harmless Service Provider, its Affiliates and its and their Representatives (each, a “Provider Indemnified Party”) from and against any Losses (including reasonable attorneys’ fees) incurred to the extent caused by or resulting from (a) Service Recipient’s material breach of this Agreement, (b) gross negligence or willful misconduct by Service Recipient in using any Services rendered pursuant to this Agreement, (c) third party claims arising from or relating to the provision of the Services rendered under this Agreement, or (d) negligence or misconduct by employees or consultants of Service Recipient in connection with the performance or receipt of the Services; provided that in no event shall Service Recipient be responsible for any Losses of such Provider Indemnified Party to the extent that such Loss is caused by or results from the applicable Service Provider’s material breach of this Agreement, gross negligence or willful misconduct in providing any of the Services provided or to be provided by or on behalf of Service Provider pursuant to this Agreement. Notwithstanding anything herein to the contrary, in no event shall Service Recipient’s liability pursuant to this Section 12.1 exceed thirty million dollars ($30,000,000).

12.2

Indemnification of Service Recipient by Service Provider. Service Provider shall indemnify and hold harmless Service Recipient, its Affiliates and its and their Representatives (each, a “Recipient Indemnified Party”) from and against any Losses (including reasonable attorneys’ fees) incurred to the extent caused by or resulting from third party claims (a) intentionally and exclusively caused by the misconduct of Service Provider in the provision of Services rendered under this Agreement, and (b) exclusively caused by the gross negligence of Service Provider in the provision of Services rendered under this Agreement; provided that in no event shall Service Provider be responsible for any Losses of such Recipient Indemnified Party to the extent that such Loss is caused by or results from the applicable Service Recipient’s material breach of this Agreement, gross negligence or willful misconduct in receiving any of the Services received or to be received by Service Recipient pursuant to this Agreement. Notwithstanding anything herein to the contrary, in no event shall Service Provider’s liability pursuant to clause (a) in the first sentence of this Section 12.2 exceed thirty million dollars ($30,000,000) and clause (b) in the first sentence of this Section 12.2 exceed fifteen million dollars ($15,000,000).

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12.3

Indemnification Procedures. The Indemnified Party shall give the Service Recipient prompt written notice of any claim subject to indemnification under Section 12.1; provided that the Indemnified Party’s failure to promptly notify the Service Recipient will not affect Service Recipient’s indemnification obligations except to the extent that any such delay prejudices Service Recipient’s ability to defend such claim. Service Recipient will defend any claim with counsel of its own choosing and subject to the acceptance of the Indemnified Party and settle it as Service Recipient deems appropriate; provided that Service Recipient will not enter into any settlement without the Indemnified Party’s prior written consent. At the expense of Service Recipient, the Indemnified Party will reasonably cooperate with Service Recipient in the defense and settlement of any claim subject to indemnification hereunder. At its discretion and expense, the Indemnified Party may participate in the defense, any appeals, and settlement with counsel of its own choosing, and such counsel shall have full access to all information, documents and other materials related to the claim.

12.4

Exclusive Remedy. The provisions of this Article 12 and Article 13 shall be the sole and exclusive remedies of the Service Provider, Service Recipient or any of their Affiliates and all of their respective directors, officers, employees, agents, successors and assigns, as applicable, for any Losses or other damages, whether arising from statute, principle of strict liability, tort, contract or any other theory of liability at law or in equity under this Agreement; provided, that, this Section 12.4 shall not be construed to prohibit either Party from bringing a claim for breach of contract against the other Party.

13. LIMITATION OF LIABILITY.

13.1

EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 12.1 AND 12.2, AND EXCEPT WITH RESPECT TO LIABILITY FOR PAYMENTS IN ACCORDANCE WITH ARTICLE 4 AND A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10, (A) IN NO EVENT SHALL EITHER PARTY BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY LOSSES ARISING FROM OR RELATED TO THIS AGREEMENT THAT ARE IN THE NATURE OF LOST PROFITS OR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INCIDENTAL DAMAGES, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (B) IN NO EVENT SHALL A PARTY’S LIABILITY HEREUNDER EXCEED THE AGGREGATE OF ALL SERVICE FEES PAID TO SERVICE PROVIDER(S) DURING THE TERM OF THIS AGREEMENT.

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14. MISCELLANEOUS.10

14.1

Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, mail, or e-mail transmission to the following addresses:

If to Madewell to:

[Madewell Group, Inc.]

30-30 47th Avenue

Long Island City, New York 11101

Attn: General Counsel

Email: [●]

If to J.Crew to:

[J.Crew Newco]

225 Liberty Street

New York, New York 10281

Attn: General Counsel

Email: [●]

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

14.2	Governing Law; Submission to Jurisdiction:

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)

The procedures for discussion, negotiation and arbitration set forth in this Section 14.2 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arise under or in connection with, this Agreement between or among the Parties (collectively, “Disputes”).

(c)

If a Dispute arises, neither Party may take any formal legal action (such as seeking to terminate this Agreement, seeking arbitration in accordance with Section 6.0314.2(d), or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless such Party has first (i) delivered a notice of dispute (the “Dispute Notice”) to all of the members of

[10]	Note to Draft: Miscellaneous provisions will be aligned with applicable S&D Agreement provisions, excluding Sections 14.5, 14.6 and 14.10.

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the Steering Committee and (ii) complied with the terms of this Section 14.2; provided, however, that the foregoing shall not apply to any Disputes with respect to compliance with obligations with respect to confidentiality or preservation of privilege. The Steering Committee shall meet no later than the tenth (10th) Business Day following delivery of the Dispute Notice (the “Dispute Meeting”) and shall attempt to resolve each Dispute that is listed on the Dispute Notice. Each Party shall cause its designees on the Steering Committee to negotiate in good faith to resolve all Disputes in a timely manner. A reasonable number of additional representatives of each Party who have been involved with matters surrounding the Dispute may also participate in the Dispute Meeting, subject to prior written notice being provided to the other Party. If by the end of the twentieth (20th) Business Day following the Dispute Meeting the Steering Committee has not resolved all of the Disputes (the “Resolution Failure Date”), the Parties shall proceed to arbitrate the unresolved Disputes (“Unresolved Disputes”) in accordance with Section 14.2(e).

(d)

In the event any Dispute is not finally resolved pursuant to Section 14.2(c), and unless the Parties have mutually agreed to mediate or use some other form of alternative dispute resolution in an attempt to resolve the Dispute, then such Dispute may be submitted to be finally resolved by binding arbitration pursuant to the AAA Commercial Arbitration Rules and in accordance with Section 7.03 of the Separation and Distribution Agreement.

(e)

Unless otherwise agreed in writing, the Parties shall continue to provide undisputed services and honor all other undisputed commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 14.2.

14.3

No Third Party Beneficiaries. Except for the indemnification provisions in Article 12, this Agreement is for the sole benefit of the Parties specifically named in the preamble to this Agreement and their permitted successors and assigns, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns.

14.4

Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder, without the prior written consent of the other Party, except that Service Provider may assign any or all of its rights and obligations under this Agreement (a) to an Affiliate, so long as Service Provider will remain liable to Service Recipient for the performance of Service Provider’s obligations hereunder or (b) in connection with a sale or disposition of any assets or lines of business of Service Provider or its Affiliates; provided that in the case of (b), the transferee of such assets shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto. No assignment hereunder shall be deemed effective until the assignee shall have executed and delivered an instrument in writing reasonably satisfactory in form and substance to the non-assigning Party, pursuant to which the assignee assumes all of the obligations of the applicable assigning Party hereunder. Any purported assignment in violation of this Section shall be void. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party shall be deemed to include the names of its successors and permitted assigns.

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14.5

Force Majeure. Continued performance of any Service or Sub-Service may be suspended immediately by Service Provider to the extent made impossible by any event or condition beyond the reasonable control of Service Provider, including acts of God, fire, flood, labor or trade disturbance, war, riots, civil commotion, compliance in good faith with the requirements of any Applicable Law or order of any Governmental Authority (whether or not it later proves to be invalid), unavailability of materials, or other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”). Notwithstanding the foregoing or anything else in this Agreement to the contrary, Service Provider may, and without any required prior written notice, suspend the performance of any or all of the Services or Sub-Services it provides as to which a Force Majeure Event relates. Service Provider shall give prompt notice to Service Recipient of the occurrence of a Force Majeure Event giving rise to any suspension of a Service or Sub-Service and of the nature and anticipated duration of such Force Majeure Event. Upon the occurrence of a Force Majeure Event, the Parties shall cooperate with each other to find reasonable alternative commercial means and methods for the provision of the suspended Service or Sub-Service, if reasonably necessary.

14.6

Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

14.7

Amendment; No Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Service Provider and Service Recipient, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

14.8

Entire Agreement. Except as otherwise specifically provided in the Separation Documents, the Separation Documents constitute the entire understanding of the Parties with respect to the subject matter of the Separation Documents and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of the Separation Documents.

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14.9

Independent Parties. This Agreement shall not be deemed to create any partnership, joint venture, amalgamation, or agency relationship between the Parties. Each Party shall act hereunder as an independent contractor and not as the agent of the other Party in performing the Services, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign. No employee of Service Provider providing Services shall be considered an employee of Service Recipient or any of its Affiliates.

14.10

Interpretation. In this Agreement, unless the context clearly indicates otherwise, (a) words used in the singular include the plural and words used in the plural include the singular, (b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, (c) except as otherwise clearly indicated, reference to any gender includes the other gender, (d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” and (e) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition.

14.11	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

14.12

Counterparts; Facsimile and Electronic Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

14.13

Precedence of Agreements. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement by reference; provided that the terms contained in such Schedule shall only apply with respect to the Service(s) provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the individual Schedule shall take precedence with respect to the Service(s) under such Schedule.

14.14

Mutual Cooperation. Each Party shall use commercially reasonable efforts to cooperate with the other Party in connection with the performance of the Services hereunder and to cause each of their respective employees and contractors to reasonably cooperate to the extent required for effective delivery of the Services; provided that such cooperation shall not unreasonably disrupt the normal operations of such Party; and provided that this Section 14.14 shall not require such Party to incur any out-of-pocket expense, unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed as of the Effective Date.

[SERVICE PROVIDER]

Name:
Title:

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed as of the Effective Date.

[SERVICE RECIPIENT]

Name:
Title:

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

Exhibit M-3

Employee Matters Agreement

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Employee Matters Agreement”) is executed effective as of [•], 2019, by and among Chinos Holdings, Inc., a [●] (“Madewell”) and [J.Crew Newco], a [●] (“J.Crew”).

Statement of Background Information

WHEREAS, Madewell and J.Crew have entered into a Separation and Distribution Agreement, dated [●], 2019 (the “Separation Agreement”) pursuant to which the Madewell Business and the J.Crew Business (each as defined in the Separation Agreement) will separate (the “Separation”);

WHEREAS, in furtherance of the transaction and obligations set forth in the Separation Agreement, the parties desire to set forth in writing the terms and conditions pursuant to which this Employee Matters Agreement will operate and thereby supplement the provisions of the Separation Agreement; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of the principal employment, compensation, equity plan and other benefit plan arrangements of each of the parties and their respective affiliates arising prior to, as a result of, and subsequent to the Separation Date, and to provide for and agree upon other matters relating to such matters.

Agreement

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in the Separation Agreement and herein, and other good and valuable consideration, and contingent upon the Closing, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

All capitalized terms used but not defined in this Employee Matters Agreement shall have the meanings ascribed to such terms in the Separation Agreement. For purposes of this Employee Matters Agreement, the following capitalized terms shall have the meanings set forth below:

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Benefits Transition Date” shall mean December 31, 2020, or such earlier date as mutually agreed by Madewell and J.Crew.

“COBRA” shall mean the continuation coverage requirements under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto and all applicable regulations thereunder.

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“J.Crew Group” shall have the meaning set forth in the Separation Agreement.

“J.Crew Plans” shall mean all “employee benefit plans” as defined in Section 3(3) of ERISA and all other benefit, welfare, incentive, severance or compensation plans, programs, policies, and arrangements, sponsored by J.Crew or its Affiliates (other than a member of the Madewell Group), including, without limitation, the plans listed on Schedule I attached hereto, but shall not include any Madewell Plan.

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“Madewell Employee” shall mean (i) any employee who provides services primarily with respect to the Madewell Business as of the Separation Date (including those employees on an approved leave of absence, including but not limited to medical leave, maternity leave, family leave, military leave or personal leave under the policies of J.Crew or Madewell or any of their Affiliates, as applicable) (ii) any person listed on Schedule II and (iii) any individual hired by Madewell after the Separation Date.

“Madewell Group” shall have the meaning set forth in the Separation Agreement.

“Madewell Plans” shall mean the benefit, welfare, incentive, severance or compensation plans, programs, policies, and arrangements, sponsored by a member of the Madewell Group and set forth on Schedule III attached hereto.

“Madewell Service Provider” shall mean any Madewell Employee and any individual consultant or individual independent contractor who provides services primarily with respect to the Madewell Business (including individuals engaged by Madewell after the Separation Date).

“Separation Date” shall mean the date upon which the consummation of the Separation occurs.

“Term” shall mean the period commencing on the Separation Date and ending on the Benefits Transition Date, or as otherwise mutually agreed between the parties.

“Transferring Employee” shall mean an individual whose employment is transferred to a member of the Madewell Group on or prior to the Separation Date.

“Transition Services Agreement” shall mean that certain Transition Services Agreement dated as of the date hereof between J.Crew and Madewell.

ARTICLE II

ASSUMPTION OF CERTAIN OBLIGATIONS AND LIABILITIES

Effective as of the Separation Date, Madewell shall, or shall cause one of its Affiliates to, assume or retain, as the case may be, any and all Liabilities (contingent or otherwise) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of any Person who is a Madewell Service Provider, whether arising before, on or after the Separation Date, excluding any obligations of J.Crew pursuant to the Transition Services

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Agreement, and except as otherwise set forth in this Employee Matters Agreement. Notwithstanding the foregoing sentence, any and all Liabilities relating to, arising out of, or resulting from the employment or services, or termination of employment or service prior to the Separation Date applicable to Madewell Service Providers who, prior to the Separation Date, were employed by the J.Crew Group and who’s personnel area and cost center was a member of the J.Crew Group (including the individuals set forth on Schedule IV), shall be Liabilities of the J.Crew Group at all times following the Separation Date. To the extent that this Employee Matters Agreement does not address particular Liabilities and the Parties later determine that such Liabilities should be allocated in connection with the Separation, the Parties will agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

ARTICLE III

EMPLOYMENT/Service

Section 3.01. Continuation of Service. As of the Separation Date, Madewell shall, or shall cause its applicable Affiliates to, employ or engage, as the case may be, all of the Madewell Service Providers, including all such employees who have rights of employment on return from any leave or other absence.

Section 3.02. Transferring Employees. On or prior to the Separation Date (such date, the “Transfer Date”), any Transferring Employee shall be transferred to a member of the Madewell Group.

Section 3.03. Status. Effective as of the Separation Date, Madewell shall have the sole authority to hire any individuals to become Madewell Service Providers and to terminate the employment or service of any Madewell Service Providers. Neither Madewell nor any of its Affiliates shall be obligated to continue to employ or engage any individual for any specific period of time, subject to applicable Law. In addition, nothing in this Employee Matters Agreement, the Separation Agreement or the Transition Services Agreement should be construed to change the at-will status of any of the employees of the J.Crew Group or the Madewell Group.

Section 3.04. No Acceleration of Entitlements; No Severance. No provision of this Employee Matters Agreement or the Separation Agreement shall be construed to create any right to, or accelerate entitlement to, any compensation or benefit whatsoever on the part of any Madewell Service Provider or present or former employee of J.Crew under any J.Crew Plan or Madewell Plan, applicable Law or otherwise.

Section 3.05. Termination of Service Liability. J.Crew shall retain and be solely responsible for the payment and administration of severance, indemnity or other termination pay or other similar benefits for any individual whose service was terminated prior to the Separation Date.

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Section 3.06. Assumption of Employment Agreements; Certain Other Terms of Employment. As of the applicable Transfer Date, Madewell or another member of the Madewell Group shall have used reasonable efforts to assume, and J.Crew or another member of the J.Crew Group shall have assigned, all existing employment agreements, offer letters, restrictive covenant agreements and other individual agreements entered into between a member of the J.Crew Group and a Madewell Service Provider listed on Schedule V, and Madewell shall indemnify and hold harmless J.Crew and each member of the J.Crew Group against any Liabilities pursuant to any such agreement.

ARTICLE IV

Benefit plans

Section 4.01. J.Crew Plans. During the Term, those Madewell Employees who are eligible to participate in the J.Crew Plans immediately prior to the Separation Date (or who would become eligible upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans), shall continue to be eligible to participate in such J.Crew Plans and any comparable arrangements (but excluding, with respect to new awards, any J.Crew Plan providing for cash or other bonus awards, or equity or equity-based awards and excluding any severance plan sponsored by a member of the J.Crew Group) and Madewell shall be a participating employer in the J.Crew Plans in which Madewell Employees participate. Those Madewell Employees who are hired after the Separation Date by the Madewell Group shall also be eligible to participate in the applicable J.Crew Plans during the Term upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans. J.Crew or its Affiliate, as the case may be, shall continue to be responsible for operating and administering the provisions of the J.Crew Plans and shall retain all liabilities with respect to or arising under the J.Crew Plans, subject to any payment or reimbursement obligations of the Madewell Group in accordance with the Transition Services Agreement, including, for the avoidance of doubt all claims incurred but not yet paid as of the Separation Date under any welfare benefit plans. Nothing in this Agreement shall preclude J.Crew, at any time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any J.Crew Plan or any benefit under any J.Crew Plan, including but not limited to, any trust, insurance policy, funding vehicle or contract for services related to any J.Crew Plan; provided that any such action impacts the Madewell Employees and employees of J.Crew or an Affiliate in the same manner. Effective as of the applicable Benefits Transition Date, all Madewell Employees shall cease participating in any J.Crew Plans and shall cease accruing benefits in respect of such plans.

Section 4.02. Madewell Plans. During the Term, those Madewell Employees who are eligible to participate in the Madewell Plans immediately prior to the Separation Date (or who would become eligible upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans), shall continue to be eligible to participate in such Madewell Plans. Those Madewell Employees who are hired after the Separation Date by the Madewell Group shall also be eligible to participate in the applicable Madewell Plans during the Term upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans.

Section 4.03. Establishment of Post-Separation Madewell Plans. Effective as of the Benefits Transition Date, Madewell will (or will cause another member of the Madewell Group to) adopt or maintain, as applicable, employee benefit plans, programs, policies or arrangements, including, without limitation, a defined contribution 401(k) plan (collectively, the “Post-Separation Madewell Plans”).

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(a) Coverage. On and after the Benefits Transition Date, with respect to all Post-Separation Madewell Plans, Madewell shall cause all waiting periods, pre-existing condition exclusions and actively-at-work requirements to be waived with respect to the Madewell Employees who were not subject to any such waiting periods, exclusions or requirements under a J.Crew Plan in which such employees participate immediately prior to the Benefits Transition Date, as applicable.

(b) Service Credit. The Madewell Group shall credit Madewell Employees for service earned on and prior to the Separation Date with the J.Crew Group, or any of their respective predecessors, in addition to service earned with the Madewell Group on or after the Separation Date for purposes of eligibility and vesting under all Post-Separation Madewell Plans; provided that nothing herein shall result in a duplication of benefits with respect to the Madewell Employees.

(c) Paid Time Off. Effective as of the Benefits Transition Date, Madewell shall, or shall cause one of its Affiliates to, assume or retain all obligations of J.Crew and its Affiliates for the accrued, unused paid time off (i.e., personal illness and personal business leave) of all Madewell Employees.

Section 4.04. COBRA. J.Crew Group shall continue to be responsible for compliance with the heath continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to any Madewell Employees who incur a qualifying event under COBRA prior to the Benefits Transition Date. Following the Benefits Transition Date, Madewell shall, or shall cause one of its Affiliates to, provide continuation health care coverage to all Madewell Employees and their qualified beneficiaries who incur or incurred a qualifying event in accordance with COBRA at any time with respect to claims incurred on or after the Benefits Transition Date.

Section 4.05. Leave of Absence Programs. Effective as of the Benefits Transition Date, (i) the Madewell Group shall honor all terms and conditions of leaves of absence that have been granted by J.Crew to any Madewell Employee under a leave of absence program maintained by the J.Crew Group or applicable Law regarding leave of absence before the Benefits Transition Date, including such leaves that are to commence after the Benefits Transition Date and (ii) the Madewell Group shall be solely responsible for administering any such leave of absence and complying with applicable Laws regarding leave of absence with respect to Madewell Employees.

Section 4.06. Workers Compensation Program. J.Crew shall retain all Liabilities with respect to workers’ compensation claims made, on or before the Benefits Transition Date by Madewell Employees.

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Section 4.07. Claims Assistance. Madewell shall, and shall cause each member of the Madewell Group to, cause Madewell Employees to provide such assistance to J.Crew and its Affiliates as may be required in respect of claims against J.Crew or its Affiliates, whether asserted or threatened, to the extent that, in J.Crew’s opinion, (a) a Madewell Employee has knowledge of relevant facts or issues, or (b) a Madewell Employee’s assistance is reasonably necessary in respect of any such claim. J.Crew shall, and shall cause each member of the J.Crew Group to, cause its employees to provide such assistance to Madewell and its Affiliates as may be required in respect of claims against Madewell or its Affiliates, whether asserted or threatened, to the extent that, in Madewell’s opinion, (a) a Madewell employee of J.Crew or the J.Crew Group has knowledge of relevant facts or issues, or (b) the assistance of an employee of J.Crew or the J.Crew Group is reasonably necessary in respect of any such claim.

Section 4.08. Defined Contribution Plan. From and after the Separation Date, the J.Crew Group, Inc. 401(k) Plan (or any successor plan) (the “J.Crew 401(k) Plan”) will continue to be responsible for all liabilities thereunder and no assets or liabilities of the J.Crew 401(k) Plan will be transferred to any Madewell Plan and the Madewell Group will not assume any liabilities under or with respect to the J.Crew 401(k) Plan.

ARTICLE V

PAYROLl; tax and PERSONNEL RECORDS

Section 5.01. Payroll. During the Term, Madewell Service Providers shall be paid through Madewell’s or one of its Affiliate’s payroll account, to be administered by J.Crew pursuant to the terms of the Transition Services Agreement. For those Madewell Service Providers with payroll withholding elections (such as those related to income taxes, qualified retirement plans, group health and welfare plans, etc.) in effect immediately prior to the Separation Date, such elections shall remain the same during the Term as such elections were as of the Separation Date, except to the extent a Madewell Service Provider elects (in a manner permitted to employees and plan participants generally) to change any such election. Effective as of the Benefits Transition Date, the Madewell Group shall administer its own payroll account for Madewell Service Providers.

Section 5.02. Income Reporting, Withholding. J.Crew and Madewell shall, to the extent practicable, (i) treat Madewell (or a member of the Madewell Group designated by Madewell) as a “successor employer” and J.Crew (or the appropriate J.Crew Group member) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferring Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each Transferring Employee for the year in which the Separation Date occurs. Without limiting in any manner the obligations and Liabilities of the parties under the Tax Matters Agreement, J.Crew, each J.Crew Group member, Madewell and each Madewell Group member shall each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Benefits Transition Date.

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Section 5.03. Delivery of, and Access to, Documents and Other Information. Concurrently with the Separation Date, J.Crew shall cause to be delivered to Madewell the employee information set forth on all withholding certificates executed by Transferring Employees. For such period as J.Crew and Madewell may mutually agree in writing, J.Crew shall make reasonably available to Madewell all forms, documents or information, no matter in what format stored, relating to compensation or payments made to any Transferring Employee. Such information may include, but is not limited to, information concerning employee payroll deductions, payroll adjustments, records of time worked, tax records (e.g., Forms W-2, 1099, W-4, 940 and 941 and applicable counterparts in other jurisdictions), and information concerning garnishment of wages or other payments.

Section 5.04. Consistency of Tax Positions; Duplication. J.Crew and Madewell shall individually and collectively make commercially reasonable best efforts to avoid unnecessarily duplicated federal, state or local payroll taxes, insurance or workers’ compensation contributions, or unemployment contributions arising on or after the Separation Date with respect to payroll. J.Crew and Madewell shall cooperate with a view toward taking consistent reporting and withholding positions with respect to any such taxes or contributions.

Section 5.05. Personnel Records. Notwithstanding anything to the contrary in the Separation Agreement, to the extent permitted by applicable Law, copies of all records created prior to the Separation Date (or such later date of transfer of employment, as applicable) set forth in the personnel files of the Transferring Employees (including, but not limited to, information regarding such employee’s ranking or promotions, and performance evaluations) shall be transferred to the applicable member of the Madewell Group as of the Separation Date (or such later date of transfer of employment, as applicable. The originals of all personnel records of all former Madewell Service Provider shall remain with the applicable member of the J.Crew Group; provided that J.Crew shall permit Madewell or its Affiliates or successors or their authorized representatives to have full access to all such personnel records to the extent reasonably necessary in order for the members of the Madewell Group or its successors to respond to a subpoena, court order, audit, investigation or otherwise as required by applicable Law or in connection with any pending or threatened lawsuits, actions, arbitrations, claims, complaints, investigations or other proceedings.

ARTICLE VI

INCENTIVE COMPENSATION

Section 6.01. Equity Incentive Compensation.

(a) Chinos Holdings, Inc. Equity Awards.

(i) Restricted Stock. All restricted shares of Class A Common Stock of Chinos Holdings, Inc. (“Restricted Stock”) granted pursuant to the Chinos Holdings, Inc. 2011 Equity Incentive Plan, as amended (the “Plan”) that remain outstanding and are not yet vested as of immediately prior to the Effective Time (as defined in the Merger Agreement), shall be converted into an [equivalent number of] restricted Common Units (as defined in the SPV LLC Agreement) of [Chinos SPV, LLC] (the “Conversion”), in accordance with the [Agreement and Plan of Merger dated as of [___] by and among Madewell, [J.Crew Newco], a Delaware

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corporation, [Chinos SPV LLC], a Delaware limited liability company, [Merger Sub 1], a Delaware limited liability company and [Merger Sub 2], a Delaware limited liability company (the “Merger Agreement”), and the Limited Liability Company Agreement of Chinos SPV LLC (the “SPV LLC Agreement”). The Restricted Stock awards that are subject to time-based vesting restrictions immediately prior to the Conversion, will be converted into restricted Common Units that are subject to the same time-based vesting restrictions following the Conversion, based on the holder’s continued service with Madewell or J.Crew on the applicable vesting date. The Restricted Stock awards that are subject to performance-based vesting restrictions immediately prior to the Conversion, will be converted into restricted Common Units that are subject to time-based vesting restrictions following the Conversion, which vest in four equal annual installments on each of the first four anniversaries of the Separation Date, based on the holder’s continued service with Madewell or J.Crew on each applicable vesting date. The restricted Common Units will otherwise be subject to the same terms and conditions applicable to the Restricted Stock immediately prior to the Conversion. The restricted Common Units received by a holder in connection with the Conversion, including any restricted Common Units that subsequently become vested Common Units, as well as the Common Units received in connection with the conversion of vested shares of Class A Common Stock of Chinos Holdings, Inc. (“Stock”) that were previously subject to vesting restrictions (collectively such Common Units, the “Employee Common Units”) will be subject to the same repurchase provisions that were applicable to the shares of Stock in the event of certain terminations of service under the terms of the Amended and Restated Management Stockholders’ Agreement by and among Chinos Holdings, Inc. and the other parties thereto dated as of July 13, 2017. Employee Common Units will also be subject to (i) repurchase by Chinos SPV LLC or (ii) conversion into equity interests of Madewell and/or J.Crew, at the discretion of the Board of Managers of Chinos SPV, LLC, in the event that the Board of Managers of Chinos SPV LLC determines that the holders’ continued ownership of such Common Units could result in the Chinos SPV LLC being an “investment company” under the Investment Company Act of 1940, as amended.

(ii) Stock Options. Each option to purchase shares of Stock (an “Option”) granted pursuant to the Plan that remain outstanding as of immediately prior to the Effective Time shall be cancelled and forfeited for no consideration in accordance with the Merger Agreement.

(b) Madewell 2019 Equity Incentive Plan. Effective as of the Separation Date, Madewell shall, or shall cause one of its Affiliates to, establish, adopt and maintain an omnibus incentive plan for the benefit of selected Madewell Employees providing for stock options, stock awards, restricted stock, restricted stock unit and other equity-based or cash awards.

Section 6.02. Cash Incentives.

(a) Annual Incentive Compensation. Madewell will pay all earned annual bonuses, with respect to the fiscal year in which the Separation Date occurs, to Madewell Service Providers pursuant to the terms of the applicable bonus plan or program.

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(b) Transformation Incentive Plan. Madewell will assume the obligations to make payments under the Transformation Incentive Plan to Madewell Service Providers. J.Crew will reimburse Madewell for all amounts paid to Madewell Service Providers pursuant to the Transformation Incentive Plan (if any), in accordance with the terms of the Transition Services Agreement.

(c) 2019 Special Bonus Plan Awards. Madewell will assume the obligations to make payments under the 2019 Special Bonus Plan to Madewell Service Providers. J.Crew will reimburse Madewell for all amounts paid to Madewell Service Providers pursuant to the 2019 Special Bonus Plan (if any), in accordance with the terms of the Transition Services Agreement.

ARTICLE VII

PAYMENTS

Section 7.01. Services. During the Term, in consideration for the service provided pursuant to this Employee Matters Agreement, the participation of the Madewell Employees in the J.Crew Plans, and the operation and administration of the J.Crew Plans by J.Crew and its Affiliates for the benefit of current and former Madewell Service Providers pursuant to this Employee Matters Agreement (the “J.Crew Payroll and Plan Services”), the Company shall pay J.Crew, and reimburse it for, the costs incurred by the J.Crew Group associated with such J.Crew Payroll and Plan Services in accordance with the terms of the Transition Services Agreement.

ARTICLE VIII

PERFORMANCE AND COOPERATION

Section 8.01. Level of Performance. In performing its obligations under this Employee Matters Agreement, each of J.Crew and Madewell agrees that it and its respective Affiliates, as applicable, shall in good faith exercise the same standard of care as each has used to perform such services for its own account and for its other employees, except as mutually agreed to in writing by J.Crew and Madewell.

Section 8.02. Delivery of Information; Cooperation Between the Parties. J.Crew and Madewell shall, and shall cause their respective Affiliates to, provide each other with all such information and materials reasonably necessary to effect J.Crew’s and Madewell’s prompt and complete performance of their duties and obligations under this Employee Matters Agreement and the J.Crew Plans. The parties agree that they shall cooperate with each other and shall act in such a manner as to promote the prompt and efficient completion of the obligations hereunder.

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ARTICLE IX

NON-SOLICITATION

Section 9.01. Non-Solicitation Following Separation Date. For a period of two (2) years following the Separation Date, (i) without the approval of J.Crew, no member of the Madewell Group will, directly or indirectly, induce or attempt to induce to leave the employ of any member of the J.Crew Group, any person who, in any capacity over the preceding twelve (12) months, was a corporate associate or a field associate at the level Store Director or above and (ii) without the approval of Madewell, no member of the J.Crew Group will, directly or indirectly, induce or attempt to induce to leave the employ of any member of the Madewell Group any person who, in any capacity over the preceding twelve (12) months, was a corporate associate or a field associate at the level of Store Director or above.

Section 9.02. Exceptions. Notwithstanding the limitations in Sections 9.01 hereof applicable to particular categories of J.Crew and Madewell employees (collectively, the “Restricted Employees”), such limitations will not: (i) prohibit members of the J.Crew Group or the Madewell Group from soliciting or hiring any Restricted Employee after the involuntary termination of such employee’s employment by a member of the J.Crew Group or the Madewell Group, other than as provided in Section 9.01 or (ii) prohibit members of the J.Crew Group or the Madewell Group from placing public advertisements or conducting any other form of general solicitation that is not specifically targeted towards the Restricted Employees, including, but not limited to, the use of an independent employment agency or search firm whose efforts are not specifically directed at Restricted Employees, and the hiring of any employees, including Restricted Employees, who respond to such general solicitations.

ARTICLE X

MISCELLANEOUS

Section 10.01. Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Employee Matters Agreement.

Section 10.02. Counterparts. This Employee Matters Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Employee Matters Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Employee Matters Agreement.

Section 10.03. Relationship of Parties. Nothing in this Employee Matters Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, the understanding and agreement being that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

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Section 10.04. Assignment; No Third-Party Beneficiaries. This Employee Matters Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto. This Employee Matters Agreement is for the sole benefit of the parties to this Employee Matters Agreement and their permitted successors and assigns and nothing in this Employee Matters Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Employee Matters Agreement.

Section 10.05. Amendment. No provision of this Employee Matters Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Employee Matters Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 10.06. Severability. If any term or other provision of this Employee Matters Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Employee Matters Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Employee Matters Agreement shall negotiate in good faith to modify this Employee Matters Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Employee Matters Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.07. Entire Agreement.

(a) This Employee Matters Agreement, the Separation Agreement, the Transition Services Agreement, and the Tax Matters Agreement, including, in each case, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(b) In addition to the responsibilities and obligations set forth herein the parties to the Transition Services Agreement shall have certain other employment-related responsibilities and obligations as set forth therein.

(c) In the event of any conflict between the provisions of this Employee Matters Agreement and the Separation Agreement, Transition Services Agreement, any J.Crew Plan or any Madewell Plan, the provisions of this Employee Matters Agreement shall control.

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Section 10.08. Coordination with Separation Agreement. The following articles and sections from the Separation Agreement are hereby incorporated by reference as if fully set forth herein: Section 4.06 (Confidentiality); Article 7 (Dispute Resolution); Section 8.01 (Notices); Section 8.05 (Governing Law); and 8.10 (Waiver of Jury Trial).

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IN WITNESS WHEREOF, each of the parties hereto has caused this Employee Matters Agreement to be signed as of the date first above written.

[J.Crew Newco]

By:
Name:
Title:

Chinos Holdings, Inc.

By:
Name:
Title:

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Exhibit M-4

Tax Matters Agreement

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [●] between Chinos Holdings, Inc. (following the Distribution and in its capacity as common parent of a group of corporations that includes the Madewell Group, as defined below, “Madewell”), a Delaware corporation, and [J. Crew Newco] (“J.Crew”), a Delaware corporation.

W I T N E S S E T H:

WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the Madewell Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) with certain members of the J.Crew Group;

WHEREAS, Madewell and J.Crew have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which the Separation, the Distribution and the Separation Transactions will be consummated;

WHEREAS, Madewell and J.Crew desire to set forth their agreement on the rights and obligations of Madewell, J.Crew and the members of the Madewell Group and the J.Crew Group respectively, with respect to (a) the allocation of federal, state, local and foreign Taxes incurred in Pre-Distribution Periods, (b) Taxes resulting from the Separation, the Distribution and the Separation Transactions and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

Section 1. Definitions.

a)	As used in this Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the Madewell Group, on the one hand, and no member of the J.Crew Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations.

“Business Day” has the meaning set forth in the Separation Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Straddle Period based on a closing of the books and records on the close of the Distribution Date as if the Distribution Date were the last day of the Taxable period, subject to adjustment for items accrued on the Distribution Date that are properly allocable to the portion of the Straddle Period following the Distribution under Applicable Law; provided that Taxes not based upon or measured by net or gross income shall be apportioned pro rata between each portion of the Straddle Period in accordance with the number of days in each portion of such Straddle Period.

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“Code” means the Internal Revenue Code of 1986.

“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the J.Crew Group and at least one member of the Madewell Group.

“Combined Tax Return” means a Tax Return filed in respect of federal, state, local or foreign Taxes for a Combined Group.

“Company” means J.Crew or Madewell (or the appropriate member of each of their respective Groups), as appropriate.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Time” has the meaning set forth in the Separation Agreement.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” means, as the context requires, the J.Crew Group, the Madewell Group or either or both of them.

“Indemnitee” means the party that is entitled to seek indemnification from another party pursuant to the provisions of Section 8.

“IRS” has the meaning set forth in the Separation Agreement.

“J.Crew” has the meaning ascribed thereto in the preamble.

“J.Crew Group” means J.Crew and its Subsidiaries as set forth on Schedule 1.01(a) of the Separation Agreement, including all predecessors and successors to such Persons.

“J.Crew Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, a member of the J.Crew Group that is not a Combined Tax Return.

“Madewell” has the meaning ascribed thereto in the preamble.

“Madewell Common Stock” has the meaning set forth in the Separation Agreement.

“Madewell Group” means Madewell and its Subsidiaries (other than any member of the J.Crew Group), including all predecessors and successors to such Persons.

“Madewell Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, any member of the Madewell Group that is not a Combined Tax Return.

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Plan of Separation” means that certain Project Monet Plan of Separation, dated as of [●], attached hereto as Exhibit 1.

“Post-Distribution Period” means any Taxable period, including such portion of any Straddle Period, beginning after the Distribution Date.

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“Pre-Distribution Period” means any Taxable period, including such portion of any Straddle Period, ending on or before the Distribution Date.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” has the meaning set forth in the recitals.

“Separation Documents” has the meaning set forth in the Separation Agreement.

“Separation Taxes” means any Taxes incurred solely as a result of the Separation, the Distribution, or the Separation Transactions.

“Separate Tax Return” means a Madewell Separate Tax Return or J.Crew Separate Tax Return.

“Separation Transactions” means the reorganization of certain businesses, assets and liabilities of the Madewell Group and the J.Crew Group to be completed before the Distribution Time in accordance with the Plan of Separation.

“Straddle Period” shall mean any Taxable period beginning on or prior to the Distribution Date and ending after the Distribution Date.

“Tax” means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee, assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Applicable Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Applicable Law) or otherwise.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, business interest expense carryover, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Benefit” means any refund, credit, offset or other reduction in otherwise required Tax payments.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Proceeding” means any audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual) with respect to Taxes.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or other document filed or required to be filed with any Taxing Authority, including any amendment thereof, appendix, schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including any state, municipality, political subdivision or governmental agency responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transfer Taxes” means all federal, state, local or foreign sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording, registration, excise, value added and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the J.Crew Group or any member of the Madewell Group in connection with the Separation, the Distribution or any Separation Transaction.

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“Transferred Tax Attribute” means any Tax Attribute to which a member of the Madewell Group succeeded under Section 381 of the Code (or any similar provision of state or local Applicable Law) by reason of the Separation Transactions and that was allocated under Applicable Law to the Madewell Group following the Distribution.

“Treasury Regulations” means regulations promulgated by the U.S. Department of the Treasury under the Code, including proposed and temporary regulations.

b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Actual Separation Taxes Calculation	Section 3	(d)
Due Date	Section 9	(a)
Past Practices	Section 4	(e)
Pre-Distribution Taxes	Section 3	(a)
Separation Taxes Estimate	Section 3	(d)
Segregated Account	Section 3	(d)
Tax Arbiter	Section 17
Tax Benefit Recipient	Section 7	(c)
Transferred Tax Attribute Certificate	Section 6	(c)

c)

All capitalized terms used but not defined herein shall have the same meanings as in the Separation Agreement. Any term used in this Agreement which is not defined in this Agreement or the Separation Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

Section 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Madewell Group and any member of the J.Crew Group shall be terminated as of the Distribution Date without any further action by the Parties thereto. Following the Distribution, no Company shall have any further rights or liabilities thereunder, and, except for Article 4 of the Transition Services Agreement and Article 4 of the Employee Matters Agreement, this Agreement shall be the sole Tax sharing agreement between the members of the Madewell Group and the members of the J.Crew Group.

Section 3. Allocation of Taxes. Notwithstanding anything in this Agreement to the contrary:

a) Taxes for Combined Tax Returns in Respect of Pre-Distribution Periods. All Taxes reported, or required to be reported, on any Combined Tax Return in respect of a Pre-Distribution Period, other than Separation Taxes (“Pre-Distribution Taxes”), shall be allocated between J.Crew and Madewell in accordance with the Tax Sharing Apportionment Schedule attached hereto as Appendix A.

b) Taxes for Separate Tax Returns. J.Crew shall be allocated all Taxes, other than Separation Taxes, that are reported, or required to be reported, on a J.Crew Separate Tax Return. Madewell shall be allocated all Taxes that are reported, or required to be reported, on a Madewell Separate Tax Return.

c) Taxes Not Reported on Tax Returns. J.Crew shall be allocated any Tax, other than a Separation Tax, attributable to any member of the J.Crew Group that is not required to be reported on a Tax Return. Madewell shall be allocated any Tax attributable to any member of the Madewell Group that is not required to be reported on a Tax Return.

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d) Separation Taxes. Any liability for Separation Taxes, including, for the avoidance of doubt, incremental liability for Separation Taxes as a result of any Tax Proceeding, shall be allocated one hundred percent (100%) to Madewell. Madewell shall be entitled to use any Transferred Tax Attributes to offset Separation Taxes allocated to Madewell pursuant to this Section 3(d) (without compensating J.Crew for such use of Transferred Tax Attributes). On the Distribution Date, Madewell shall make (or cause to be made) a payment of $[●], the estimate of the amount of Separation Taxes (“Separation Taxes Estimate”), to J.Crew to be retained in a segregated non-interest bearing account for Madewell’s benefit (the “Segregated Account”), until the funds therein are required to be released (i) in the case of any Separation Tax to be paid by Madewell, to Madewell to make such payment to the applicable Taxing Authority, which release shall be at least two (2) Business Days prior to the due date of any such Separation Tax or (ii) in the case of any Separation Tax to be paid by J.Crew (but economically borne by Madewell), to J.Crew when required to be paid to the applicable Taxing Authority. J.Crew shall reflect the Segregated Account on its balance sheet as a restricted cash account until such time that the funds are paid or payable. No later than thirty (30) days following the Distribution Date, J.Crew shall prepare (or cause to be prepared) and deliver to Madewell, a good faith calculation of the final amount of Separation Taxes (including copies of any supporting worksheets) (“Actual Separation Taxes Calculation”) for Madewell’s review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld). If within fifteen (15) days following delivery of the Actual Separation Taxes Calculation, Madewell notifies J.Crew in writing that Madewell disputes the amount of the Actual Separation Taxes Calculation, J.Crew and Madewell shall cooperate in good faith to resolve such dispute. In the event that the Actual Separation Taxes Calculation is greater or less than the amount of the Separation Taxes Estimate, Madewell shall make a payment of the shortfall to J.Crew (to be deposited into the Segregated Account), or J.Crew shall make a payment of the excess to Madewell (out of the funds in the Segregated Account), as applicable, in each case, promptly following the resolution of the Actual Separation Taxes Calculation. Any dispute with respect to the Separation Taxes Estimate or the Actual Separation Taxes Calculation that cannot be timely resolved between J.Crew and Madewell shall be addressed according to the procedures set forth in Section 17; provided, however, that any dispute with respect to the Actual Separation Taxes Calculation shall be resolved prior to the date on which either Party is required to submit to the other Party a draft of any Tax Return in respect of a Taxable period including the Distribution Date pursuant to Section 4.

e) Transfer Taxes for Combined Tax Returns in Respect of Pre-Distribution Periods. Notwithstanding the foregoing in Section 3(a), any liability for a Tax reported, or required to be reported, on any Combined Tax Return in respect of a Pre-Distribution Period, which Tax would qualify as a Transfer Tax but for the fact that such Tax did not arise in connection with the Separation, the Distribution or any Separation Transaction, shall be allocated between J.Crew and Madewell such that (i) J.Crew is allocated such Taxes that arose or resulted from any transaction or business to the extent engaged in by any member or members of the J.Crew Group, and (ii) Madewell is allocated such Taxes that arose or resulted from any transaction or business to the extent engaged in by any member or members of the Madewell Group. For the avoidance of doubt, any Taxes which would qualify as Transfer Taxes but for the fact that such Tax did not arise in connection with the Separation, the Distribution or any Separation Transaction (i) reported, or required to be reported, on a Separate Tax Return shall be governed by Section 3(b) and (ii) not required to be reported on a Tax Return shall be governed by Section 3(c).

f) Straddle Periods. All Taxes in respect of a Straddle Period shall be allocated in accordance with the Closing of the Books Method; provided, however, that any Combined Tax Returns in respect of the Taxable year ending January 2020 will be governed by Section 3(a).

Section 4. Preparation and Filing of Tax Returns.

a) Combined Tax Returns due after the Distribution Date. J.Crew, in consultation with Madewell, shall prepare, or cause to be prepared, any Combined Tax Return that is due after the Distribution Date; provided that J.Crew shall submit to Madewell a draft of any such Combined Tax Return for review and approval (such approval not to be unreasonably delayed, conditioned or withheld) sufficiently in advance of the due date for filing such Combined Tax Return (and in any case, no later than thirty (30) days prior to the date such Combined Tax Return is required to be filed). Madewell shall timely file any such Combined Tax Return by the due date for filing such Combined Tax Return (for the avoidance of doubt, taking into account any valid extensions). Each member of the Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise reasonably requested by J.Crew in connection with the filing of such Combined Tax Returns.

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b) Separate Tax Returns. J.Crew shall prepare and file, or cause to be prepared and filed, any J.Crew Separate Tax Return, and Madewell shall prepare and file, or cause to be prepared and filed, any Madewell Separate Tax Return. In the case of any J.Crew Separate Tax Return or Madewell Separate Tax Return in respect of a Taxable period that (i) includes the Distribution Date, or (ii) ends prior to, but such Separate Tax Return is due after, the Distribution Date: J.Crew or Madewell, as applicable, shall submit such J.Crew Separate Tax Return or Madewell Separate Tax Return, as applicable, to the other Party for review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld) sufficiently in advance of the due date for filing such Separate Tax Return (and in any case, no later than thirty (30) days prior to the date such Separate Tax Return is required to be filed).

c) Transfer Tax Returns. The Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes (other than any Transfer Taxes reported, or required to be reported, on any Combined Tax Return, which shall be governed by Section 4(a)), if any, shall prepare and timely file (or cause to be prepared and timely filed) such Tax Returns; provided that if such Company is J.Crew or any of its Subsidiaries, J.Crew shall submit to Madewell a draft of any such Separate Tax Return for review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld) sufficiently in advance of the due date for filing such Separate Tax Return (and in any case, no later than thirty (30) days prior to the date such Separate Tax Return is required to be filed).

d) Amended Returns. Except as otherwise required by Applicable Law, (i) no Party shall file any amended Combined Tax Return in respect of any Pre-Distribution Period, and (ii) J.Crew shall not file any amended J.Crew Separate Tax Return that reflects Separation Taxes, in each case, without the prior written approval (not to be unreasonably withheld, conditioned or delayed) of the other Party, and the preparation and filing of such amended Combined Tax Return shall be governed by Section 4(a).

e) Preparation in Accordance with Past Practices. Any Combined Tax Return with respect to Pre-Distribution Periods shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the Combined Group in Pre-Distribution Periods to the extent permitted by Applicable Law.

f) Payment of Taxes. Madewell shall make a timely payment (or cause a timely payment to be made) to the proper Taxing Authority of the Taxes shown as due on any Tax Return for which a member of the Madewell Group is responsible for filing under this Section 4. J.Crew shall make a timely payment (or cause a timely payment to be made) to the proper Taxing Authority of the Tax shown as due on any Tax Return for which a member of the J.Crew Group is responsible for filing under this Section 4. To the extent all or a portion of the Tax shown due is allocated to a Party under Section 3 other than the Party responsible for making the payment pursuant to this Section 4(f), the Party that bears such Tax (or portion thereof) under Section 3 shall remit such amount to the Party making the payment (for payment to the Taxing Authority) no later than five (5) calendar days prior to the due date for filing the applicable Tax Return; provided that the Party required to remit such amount has received from the Party responsible for making the payment written notice of the amount which has been allocated pursuant to Section 3; provided further that written notice shall be deemed to have been received in the case of any Tax Return requiring review and approval by the non-filing Party under Section 4, and any payments by Madewell to J.Crew in respect of Separation Taxes pursuant to clause (ii) of Section 3(d) shall be considered to satisfy the obligations under this Section 4(f) of a Party bearing a Tax to remit the amount of the Tax to the Party responsible for making the payment to a Taxing Authority.

Section 5. Apportionment of Tax Attributes and Estimated Taxes Paid.

a) Apportionment of Tax Attributes. Madewell shall in good faith, based on information reasonably available to it, provide to J. Crew in writing for approval (such approval not to be unreasonably delayed, conditioned or withheld), no later than [●] following the Distribution, an estimate of the portion of any consolidated, combined or unitary Tax Attributes which Madewell expects to be allocated to the members of the J.Crew Group under Applicable Tax Law. As soon as reasonably practicable after the Distribution occurs and in no event later than [●], Madewell shall submit to J.Crew for approval (such approval not to be unreasonably delayed, conditioned or withheld), written notice of any adjustments to the previously delivered estimates of the portion of any Tax Attributes to be allocated to the J.Crew Group. If J.Crew and Madewell cannot agree on an allocation, the Parties shall resolve their disagreement pursuant to the procedures set forth in Section 17. Each of Madewell and J. Crew agrees to prepare all Tax Returns in accordance with the finally determined allocation of such items except to the extent adjusted as a result of a Tax Proceeding.

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b) Apportionment of Estimated Taxes Paid. If and to the extent any member of the J.Crew Group or any member of the Madewell Group makes or has made a payment to a Taxing Authority of any estimated Taxes with respect to any Combined Tax Return in respect of a Pre-Distribution Period, such payment shall be allocated to the Parties in accordance with the allocation described in Section 3(a).

Section 6. Payment for Certain Tax Attributes.

a) Reduction of Taxes Payable by Madewell in Respect of Post-Distribution Periods. Madewell shall make a payment to J.Crew for the use of Transferred Tax Attributes if, as and when realized as a reduction to Taxes payable by the Madewell Group in any Post-Distribution Period, which payment shall equal fifty percent (50%) of the actual reduction in such Taxes of the Madewell Group or any member of the Madewell Group.

b) Madewell shall not be required to compensate J.Crew for the use of any Tax Attributes that are used to reduce (A) Separation Taxes that Madewell would otherwise have borne, or (B) any increase in Madewell’s Tax liability with respect to a Combined Tax Return or Madewell Separate Return, in either case, in respect of a Pre-Distribution Period, that would otherwise have been payable and arises from the filing of an amended Tax Return or is due to an adjustment pursuant to a Tax Proceeding. For the avoidance of doubt, for purposes of this Section 6, (i) any reduction in payments of Madewell’s Taxes on account of the application of Transferred Tax Attributes (or anticipated availability thereof) shall be considered an offset to Madewell’s Tax liability and governed by the applicable provisions of this Section 6, and (ii) the amount that J.Crew is entitled to receive shall be calculated after first taking into account: (a) all other applicable items of income, gain, deduction or loss (or any other Tax Attributes), (b) the application of Transferred Tax Attributes to reduce Separation Taxes, and (c) the application of Transferred Tax Attributes to reduce Madewell’s Tax liability with respect to a Combined Tax Return or Madewell Separate Return, in either case, in respect of a Pre-Distribution Period (regardless of whether such Tax liability results from an amendment or adjustment pursuant to a Tax Proceeding). For purposes of this Section 6, Madewell shall be treated as having realized the benefit of Transferred Tax Attributes as a reduction to Taxes otherwise payable by Madewell or any member of the Madewell Group on the earlier of: (A) the date that the corresponding Tax Return (if any) is filed; or (B) the date that the applicable Taxes (including estimated Taxes) are paid. Any payments required to be made pursuant to this Section 6 shall be made no later than sixty (60) days following the date that the benefit of the Transfer Tax Attributes is deemed to have been realized. To the extent Madewell makes a payment to J.Crew for the use of Transferred Tax Attributes to reduce Madewell’s estimated Taxes for a Taxable year, but the benefit of such Transferred Tax Attributes is not actually realized in that Taxable year (as reflected on Madewell’s Tax return for such Taxable year), J.Crew shall remit the excess amount of the payment to Madewell as a refund.

c) After the expiration of services to be provided by J.Crew to Madewell under the Transition Services Agreement (in respect of the calculation of Tax Attributes), Madewell shall deliver to J.Crew a certificate setting forth the calculation of the Transferred Tax Attributes utilized in respect of each Post-Distribution Period to date (including copies of any supporting worksheets) (the “Transferred Tax Attribute Certificate”) (i) if, as, and when Madewell uses Transferred Tax Attributes to realize a reduction to Taxes (including estimated Taxes) payable by the Madewell Group in respect of any Post-Distribution Period, within ten (10) calendar days of realizing such benefit, and (ii) from time to time upon the reasonable request of J.Crew. Within thirty (30) calendar days after its receipt of a Transferred Tax Attribute Certificate, J.Crew shall either inform Madewell in writing that the Transferred Tax Attribute Certificate is acceptable or object thereto in writing. To the extent J.Crew objects thereto, the Parties shall resolve such dispute in accordance with the procedures set forth in Section 17.

Section 7. Tax Benefits.

a) Madewell Tax Benefits. Subject to Section 6, Madewell shall be entitled to any Tax Benefits received by any member of the J.Crew Group or the Madewell Group with respect to any Tax allocated to a member of the Madewell Group under this Agreement. For the avoidance of doubt, any refunds attributable to Taxes in respect of a Combined Tax Return (other than Separation Taxes) will be allocated to Madewell in proportion to its percentage of liability as set forth on the Tax Sharing Apportionment Schedule.

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b) J.Crew Tax Benefits. J.Crew shall be entitled to any Tax Benefits received by any member of the J.Crew Group or the Madewell Group with respect to any Tax allocated to a member of the J.Crew Group under this Agreement. For the avoidance of doubt, any refunds attributable to Taxes in respect of a Combined Tax Return (other than Separation Taxes) will be allocated to J.Crew in proportion to its percentage of liability as set forth on the Tax Sharing Apportionment Schedule.

c) A Company receiving a Tax Benefit to which another Company is entitled under this Agreement (a “Tax Benefit Recipient”) shall pay over the amount of such Tax Benefit (including any interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Benefit and any other reasonable costs associated with the receipt of the Tax Benefit) within thirty (30) days of receipt thereof; provided, however, that upon the request of the Tax Benefit Recipient, the other Company shall repay the amount paid by the Tax Benefit Recipient (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that a Tax Benefit that gave rise to such payment is subsequently disallowed as a result of a final determination as defined in Section 1313(a) of the Code.

Section 8. Indemnities.

a) Madewell Indemnity to J.Crew. Madewell shall indemnify J.Crew against, and hold J.Crew harmless, without duplication, from any Tax liability allocated to Madewell pursuant to Section 3 (including, for the avoidance of doubt, any Separation Taxes).

b) J.Crew Indemnity to Madewell. J.Crew shall indemnify Madewell against, and hold Madewell harmless, without duplication, from any Tax liability allocated to J.Crew pursuant to Section 3.

c) Tax Benefits. If an indemnification obligation of any Indemnifying Party under this Section 8 arises in respect of an adjustment that makes any Tax Benefit allowable to an Indemnitee which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 8(c), minus (ii) the reduction in actual cash Taxes payable by the Indemnitee no later than the end of the second Taxable year after the indemnification obligation arises as a direct result of the Tax Benefit, determined on a “with and without” basis.

Section 9. Payments.

a) Timing. All payments to be made to a Party under this Agreement shall be made in immediately available funds. Except as otherwise provided, all payments will be due thirty (30) Business Days after the receipt of notice of such payment or, where no notice is required, thirty (30) Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment.

b) Treatment of Payments. Any payment made by Madewell to J.Crew for the use of Transferred Tax Attributes (or refunds made by J.Crew to Madewell for any overpayments) pursuant to Section 6 shall be treated by the Parties for all Tax purposes as an adjustment to purchase price unless otherwise required by Applicable Tax Law. To the extent permitted by Applicable Tax Law, a payment made pursuant to any Separation Document that relates to a Pre-Distribution Period and is made prior to the close of the Taxable year to which it relates (x) by any member of the J.Crew Group to any member of the Madewell Group or (y) by any member of the Madewell Group to any member of the J.Crew Group shall be treated by the Parties hereto for all Tax purposes as a contribution by Madewell to J.Crew, or a distribution by J.Crew to Madewell, as the case may be. In the event that a Taxing Authority asserts that a Party’s treatment of a payment described in this Section 9(b) should be other than as required herein, (i) such Party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 11, and (ii) no Party hereto shall be entitled to any gross-up payment for Taxes incurred in connection with the receipt of a payment for Transferred Tax Attributes.

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c) No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation Agreement or any other Separation Document, and this Agreement shall be construed accordingly.

Section 10. Communication and Cooperation.

a) Consult and Cooperate. J.Crew and Madewell shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other Party in connection with all matters subject to this Agreement. Such cooperation shall include:

i. the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Combined Group, any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

ii. the execution of any document that may be necessary (including to give effect to Section 11) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

iii. the use of the Parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

b) Provide Information. J.Crew and Madewell shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

c) Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the J.Crew Group or the Madewell Group, respectively, shall be required to provide any member of the other Group or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to matters for which Madewell or J.Crew, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the J.Crew Group or the Madewell Group be required to provide any member of the other Group or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that J.Crew or Madewell determines that the provision of any information to any member of the other Group could be commercially detrimental or violate any law or agreement to which the information providing Party is bound, such information providing Party shall not be required to comply with the foregoing terms of this Section 10(c) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence.

Section 11. Tax Proceedings.

a) Notice. Each of J.Crew or Madewell shall promptly notify the other in writing upon the receipt of any notice of a Tax Proceeding from any Taxing Authority that may affect the liability of any member of the Madewell Group or any member of the J.Crew Group for Taxes under Applicable Law or this Agreement; provided, however, that a Party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the Indemnifying Party is prejudiced by such failure.

b) Combined Tax Returns. Notwithstanding anything in this Agreement to the contrary, J.Crew and Madewell shall jointly control Tax Proceedings relating to any Combined Tax Return; provided, however, that neither Party shall settle, compromise or dispose of such Tax Proceeding without the prior written approval of the other Party (such approval not to be unreasonably delayed, conditioned or withheld). Each of J.Crew and Madewell shall have a duty to keep the other Party informed of all material developments and events relating to any such Tax Proceeding described in this Section 11(b). Madewell, on the one hand, and J.Crew, on the other hand, will each bear fifty percent (50%) of any expenses attributable to a jointly controlled Tax Proceeding described in this Section 11(b).

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c) Madewell Control; Separation Taxes. Subject to Section 11(b) with respect to any Tax Proceedings related to a Combined Tax Return, Madewell shall have the right to control any Tax Proceeding relating to Separation Taxes; provided that Madewell shall keep J.Crew fully informed of all material developments and shall permit J.Crew, at its own cost and expense, a reasonable opportunity to participate in (but not to control) the defense of the matter to the extent such Taxes are Taxes of a member of the J.Crew Group.

d) Allocation of Adjustments. Any adjustments to Tax (including any related interest and penalties) resulting from a Tax Proceeding or the filing of an amended Tax Return shall be allocated in a manner consistent with Section 3. For the avoidance of doubt, any adjustment to Separation Taxes (including any related interest and penalties) shall be allocated one hundred percent (100%) to Madewell.

Section 12. Costs and Expenses. The Party that prepares any Tax Return shall bear the costs and expenses incurred in the preparation of such Tax Return. Except as expressly set forth in this Agreement or the Separation Agreement, (i) each Party shall bear the costs and expenses incurred pursuant to this Agreement (including with respect to any Tax Proceeding) to the extent the costs and expenses are directly attributable to a liability or obligation allocated to such Party and (ii) to the extent a cost or expense is not directly attributable to a liability or obligation, it shall be borne by the Party incurring such cost or expense. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.

Section 13. Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between J.Crew and Madewell, this Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one (1) year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This agreement shall terminate without any further action at any time before the Distribution upon termination of the Separation Agreement.

Section 14. Specific Performance. Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available (i) to obligate the breaching Party to perform its obligations under this Agreement, or (ii) to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching Party to secure the performance by the breaching Party of those obligations).

Section 15. Construction. In this Agreement, unless the context clearly indicates otherwise:

a) words used in the singular include the plural and words used in the plural include the singular;

b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

c) except as otherwise clearly indicated, reference to any gender includes the other gender;

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d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

e) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

f) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

g) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

h) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

j) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

k) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

Section 16. Entire Agreement; Amendments and Waivers.

a) Entire Agreement.

i. This Agreement and the other Separation Documents constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Separation Documents has been made or relied upon by any Party hereto or any member of their Group with respect to the transactions contemplated by the Separation Documents. This Agreement shall be interpreted in accordance with the terms of the Separation Agreement in all respects, provided that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Separation Agreement, the terms of this Agreement shall control in all respects.

ii. THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER SEPARATION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NONE OF J.CREW, MADEWELL OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF J.CREW, MADEWELL OR ANY OF THEIR RESPECTIVE AFFILIATES, AS APPLICABLE, WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY IT OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER SEPARATION DOCUMENTS TO WHICH THEY ARE A PARTY.

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b) Amendments and Waivers.

i. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by J.Crew and Madewell, or in the case of a waiver, by the Party against whom the waiver is to be effective.

ii. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 17. Dispute Resolution. In the event of any dispute relating to this Agreement, the Parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a Party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by J.Crew and Madewell; provided, however, that if J.Crew and Madewell do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by the J.Crew, one member chosen by Madewell, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the Parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute.

Section 18. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 10(c) and the indemnification and release provisions of Section 8, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 19. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Separation Documents.

Section 20. Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.

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Section 21. Performance. Each Party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such Party’s Group.

Section 22. Coordination with Separation Agreement. The following articles and sections from the Separation Agreement are hereby incorporated by reference as if fully set forth herein: Section 8.01 (Notices); Section 8.05 (Governing Law); and 8.09 (Waiver of Jury Trial).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MADEWELL

By:
Name:
Title:

J.CREW

By:
Name:
Title: